As filed with the U.S. Securities and Exchange Commission on November 21, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Old Line Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Maryland	6022	20-0154352
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1525 Pointer Ridge Place
Bowie, Maryland 20716
(301) 430-2500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James W. Cornelsen
President and Chief Executive Officer
Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland 20716
(301) 430-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Frank C. Bonaventure, Jr., Esq. Baker Donelson, Bearman, Caldwell & Berkowitz, PC 100 Light Street Baltimore, Maryland 21202 (410) 685-1120	Joseph J. Thomas President and Chief Executive Officer Bay Bancorp, Inc. 7151 Columbia Gateway Drive Suite A Columbia, Maryland 21046 (410) 494-2580	Andrew D. Bulgin, Esquire Gordon Feinblatt LLC 233 East Redwood Street Baltimore, MD 21202 (410) 576-4280

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                                                                                                                     ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)                                                                                                                     ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	5,000,000(1)	N/A	$128,127,087.75(2)	$15,951.83

(1)
Represents the estimated maximum number of shares of Old Line Bancshares, Inc. common stock to be issuable upon the completion of the merger described herein. In accordance with Rule 416 under the Securities Act of 1933, this Registration Statement shall also register any additional shares of the Registrant’s common stock that may become issuable pursuant to dilution resulting from stock splits, stock dividends, and similar transactions.

(2)
Pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the product of (A) the average of the high and low prices of Bay Bancorp, Inc. common stock on November 20, 2017 ($11.75) as reported on the Nasdaq Capital Market and (B) 10,904,433, the estimated maximum number of shares of Bay Bancorp, Inc. common stock to be received by Old Line Bancshares, Inc. in the merger.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED NOVEMBER 21, 2017

OLD LINE BANCSHARES, INC.
BAY BANCORP, INC.

Joint Proxy Statement/Prospectus

Merger Proposal – Your Vote is Very Important

The boards of directors of Old Line Bancshares, Inc. (“Old Line Bancshares”) and Bay Bancorp, Inc. (“Bay Bancorp”) have agreed to a strategic combination of the two companies under the terms of an Agreement and Plan of Merger, dated as of September 27, 2017. Under the terms of the merger agreement, Bay Bancorp will be merged with and into Old Line Bancshares, with Old Line Bancshares surviving the merger.

If the merger is completed, Bay Bancorp stockholders will have the right to receive, for each share of Bay Bancorp common stock they own, between approximately 0.4047 and 0.4600 shares of Old Line Bancshares common stock, subject to adjustment as described in this joint proxy statement/prospectus. Cash will be paid in lieu of any fractional shares, and options to purchase Bay Bancorp common stock that are outstanding at the effective date of the merger will be converted into the right to receive cash.

The value of the per share and aggregate merger consideration will depend on the market price of Old Line Bancshares common stock on the closing date of the merger and the applicability and extent of any adjustments. Assuming no adjustments to the merger consideration under the terms of the merger agreement and no changes in the number of shares of common stock of Bay Bancorp outstanding, if the merger is completed Old Line Bancshares will issue between approximately 4,337,529 and 4,930,228 shares of Old Line Bancshares common stock (not including cash in lieu of fractional shares and in exchange for outstanding options). Based on anticipated adjustments as of the date of this joint proxy statement/prospectus, we expect that the value of the per share merger consideration will be increased by approximately $0.14; the impact of these adjustments on the number of Old Line Bancshares common stock issued for each share of Bay Bancorp common stock will vary based on recent trading prices of Old Line Bancshares common stock as of the effective date of the merger, but based on recent trading prices, if the merger was effective on the date of this joint proxy statement/prospectus, each share of Bay Bancorp common stock would have been exchanged for 0.4096 shares of Old Line Bancshares common stock, or an aggregate of approximately 4,390,047 shares.

After the merger, Old Line Bancshares stockholders will continue to own their existing shares of Old Line Bancshares common stock. Old Line Bancshares common stock is traded on the Nasdaq Capital Market under the symbol “OLBK.” The closing sales price of Old Line Bancshares’ common stock on the Nasdaq Capital Market on September 27, 2017, immediately prior to the public announcement of the merger, and on November 21, 2017 (the date of this joint proxy statement/prospectus), was $29.31 and $29.34 respectively.

Stockholders of Old Line Bancshares will be asked to vote on the approval of the merger at the Old Line Bancshares special meeting and stockholders of Bay Bancorp will be asked to vote on the approval of the merger at the Bay Bancorp special meeting. We cannot complete the merger unless we obtain the required approval of the stockholders of each of Old Line Bancshares and Bay Bancorp. The merger must be approved by the affirmative vote of holders of a majority of the outstanding shares of common stock of Old Line Bancshares and the holders of two-thirds of the outstanding shares of common stock of Bay Bancorp.

The boards of directors of each of Old Line Bancshares and Bay Bancorp recommend that you vote “FOR” approval of the merger.

You should read this joint proxy statement/prospectus and all annexes carefully. Before making a decision on how to vote, you should consider the “Risk Factors” discussion beginning on page 12 of this joint proxy statement/ prospectus.

This joint proxy statement/prospectus incorporates important business and financial information about Old Line Bancshares and Bay Bancorp from reports they have filed with the Securities and Exchange Commission (the “SEC”). This information is available without charge at the SEC’s Web site located at www.sec.gov. Old Line Bancshares information is also available upon written request to Old Line Bancshares, Inc., Attn: Secretary, 1525 Pointer Ridge Place, Bowie, MD 20716, or oral request at (301) 430-2500. Bay Bancorp information is available upon written request to Bay Bancorp, Inc., Attn: Corporate Secretary, 7151 Columbia Gateway Drive Suite A, Columbia, MD 21046, or oral request at (410) 312-5400. In order to ensure timely delivery, you must request Old Line Bancshares information no later than five business days prior to the date of the Old Line Bancshares special meeting, or [___________], and you must request Bay Bancorp information no later than five business days prior to the date of the Bay Bancorp special meeting, or [__________].

Neither the SEC, any bank regulatory agency nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense. The securities offered through this joint proxy statement/prospectus are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This joint proxy statement/prospectus is dated [__________] and is first being mailed to Old Line Bancshares stockholders and Bay Bancorp stockholders on or about [__________].

OLD LINE BANCSHARES, INC.
1525 Pointer Ridge Place
Bowie, Maryland 20716

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [___________] AT [______]

A Special Meeting of Stockholders of Old Line Bancshares, Inc., a Maryland corporation, will be held on [____________], at [______], local time, at Old Line Bancshares, Inc.’s office located at 1525 Pointer Ridge Place, Bowie, Maryland for the purpose of considering and voting upon the following:

1.
A proposal to approve the merger of Bay Bancorp, Inc. with and into Old Line Bancshares, Inc., with Old Line Bancshares, Inc. as the surviving entity, pursuant to the Agreement and Plan of Merger dated as of September 27, 2017, as the agreement may be amended from time to time, by and between Old Line Bancshares, Inc. and Bay Bancorp, Inc., as more fully described in the accompanying joint proxy statement/prospectus.

2.
A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of additional proxies in the event there are not sufficient votes at the time of the meeting to approve the merger, as more fully described in the accompanying joint proxy statement/prospectus.

3.
Any other matter that may properly come before the special meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on [___________] will be entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the special meeting, we urge you submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. To complete the merger, the merger must be approved by the holders of a majority of the issued and outstanding shares of common stock of Old Line Bancshares, Inc. Abstentions, the failure to vote and shares that you have not authorized your broker to vote (or “broker non-votes”) will have the same effect as votes against approval of the merger. Whether or not you intend to attend the special meeting, please vote as promptly as possible by signing, dating and mailing the proxy card, by telephone by calling 1-800-690-6903 and following the voice mail prompts or over the Internet by following the instructions at www.proxyvote.com. You will need information from your proxy card to submit your proxy by phone or over the Internet.

If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instruction card provided by such person.

You may revoke your proxy at any time prior to or at the meeting by written notice to Old Line Bancshares, Inc., by executing a proxy bearing a later date, or by attending the meeting and voting in person.

If you wish to attend the special meeting and vote in person and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

You are cordially invited to attend the meeting in person.

By Order of the Board of Directors,
/s/ Mark A Semanie
Mark A. Semanie, Secretary
Bowie, Maryland
[______________]

BAY BANCORP, INC.
7151 Columbia Gateway Drive Suite A
Columbia, Maryland 21046

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [___________] AT [______]

A special meeting of stockholders of Bay Bancorp, Inc., a Maryland corporation, will be held at its office located at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046, on [_______], at [______], prevailing local time, for the following purposes:

1.
To approve the merger of Bay Bancorp, Inc. with and into Old Line Bancshares, Inc., with Old Line Bancshares, Inc. as the surviving entity, pursuant to the Agreement and Plan of Merger dated as of September 27, 2017, as the agreement may be amended from time to time, by and between Old Line Bancshares, Inc. and Bay Bancorp, Inc., as more fully described in the accompanying joint proxy statement/prospectus.

2.
To adopt a nonbinding advisory resolutions approving “golden parachute compensation” payable under existing agreements or arrangements that certain Bay Bancorp, Inc. executive officers may receive in connection with the merger.

3.
To approve the adjournment of the meeting to a later date or dates, if necessary, to permit further solicitation of additional proxies in the event there are not sufficient votes at the time of the meeting to approve the merger, as more fully described in the accompanying joint proxy statement/prospectus.

4.
To transact such other business that may properly come before the special meeting or any adjournment or postponement thereof.

Bay Bancorp’s board of directors has fixed the close of business on [__________] as the record date for determining stockholders who are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the meeting in person, you are urged to promptly vote your shares by signing, dating and mailing the enclosed proxy card. No postage is necessary if mailed in the U.S.A. or Canada. You may also vote by telephone by calling 1-800-690-6903 and following the voice mail prompts, or over the Internet by following the instructions at www.proxyvote.com. You will need information from your proxy card to submit your proxy by phone or over the Internet.

If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instruction card provided by such person.

You may revoke your proxy at any time prior to or at the meeting by written notice to Bay Bancorp, Inc., by executing a proxy bearing a later date, or by attending the meeting and voting in person. If you wish to attend the special meeting and vote in person and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

The joint proxy statement/prospectus that accompanies this notice provides you with detailed information about the proposed merger and the other matters to be voted on at the special meeting. It also contains information about Old Line Bancshares, Inc. and Bay Bancorp, Inc. and related matters. We urge you to read the entire joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 12 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

By Order of the Board of Directors
/s/Lori J. Mueller
Lori J. Mueller
Corporate Secretary
Columbia, Maryland
[_________]

TABLE OF CONTENTS

Page

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS	1
SUMMARY	5
RISK FACTORS	12
SELECTED FINANCIAL DATA OF OLD LINE BANCSHARES	25
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA	27
COMPARATIVE PER SHARE MARKET PRICE	29
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA	29
CAUTION REGARDING FORWARD-LOOKING STATEMENTS	31
THE OLD LINE BANCSHARES SPECIAL MEETING	33
THE BAY BANCORP SPECIAL MEETING	36
OWNERSHIP OF OLD LINE BANCSHARES COMMON STOCK	38
OWNERSHIP OF BAY BANCORP COMMON STOCK	41
THE MERGER AGREEMENT AND THE MERGER	42
General	42
Background of the Merger	43
Old Line Bancshares’ Reasons for the Merger	47
Bay Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors	48
Opinion of Old Line Bancshares’ Financial Advisor	50
Opinion of RP Financial - Bay Bancorp’s Financial Advisor	60
Opinion of Hovde Group - Bay Bancorp’s Financial Advisor	67
Terms of the Merger	77
Interests of Directors and Officers in the Merger	97
Accounting Treatment	101
Certain Federal Income Tax Consequences	101
Restrictions on Sales of Shares by Certain Affiliates	101
Stock Exchange Listing	104
No Appraisal Rights	104
BAY BANCORP – INFORMATION ABOUT DIRECTORS TO BE ELECTED TO OLD LINE BANCSHARES’ BOARD OF DIRECTORS	104
COMPARISON OF STOCKHOLDER RIGHTS	104
EXPERTS	106
LEGAL MATTERS	111
OTHER MATTERS	112
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	112
2018 ANNUAL MEETINGS	114
WHERE YOU CAN FIND MORE INFORMATION	115

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS	F-1
ANNEX A AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B OPINION OF FIG PARTNERS, LLC	B-1
ANNEX C OPINION OF RP FINANCIAL, LC	C-1
ANNEX D OPINION OF HOVDE GROUP, LLC	D-1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

The following are some questions that you, as a stockholder of Old Line Bancshares or Bay Bancorp, may have regarding the merger agreement, the merger and the other matters being considered at the special meetings and the answers to those questions. Old Line Bancshares and Bay Bancorp urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?
A:
Old Line Bancshares and Bay Bancorp have agreed to the merger of Bay Bancorp with and into Old Line Bancshares, which we refer to as the “merger,” pursuant to the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. Each company will hold a special meeting of stockholders for the purpose of voting on the merger and certain related proposals. This document constitutes each company’s proxy statement, and it also constitutes a prospectus covering the shares of Old Line Bancshares common stock that will be issued to stockholders of Bay Bancorp in the merger.

In order to complete the merger, Maryland law requires that the stockholders of each of Old Line Bancshares and Bay Bancorp vote to approve the merger. In addition, the rules of the Nasdaq Stock Market LLC (“Nasdaq”) require that Old Line Bancshares stockholders approve the merger since the shares it will issue to Bay Bancorp stockholders in the merger will be in excess of 20% of its current outstanding shares of common stock and voting power.

In addition, Bay Bancorp stockholders will be asked to adopt a nonbinding advisory resolution approving certain “golden parachute compensation” that Old Line Bancshares could be required to pay to Joseph J. Thomas, Bay Bancorp’s President and Chief Executive Officer, and Larry D. Pickett, Bay Bancorp’s Executive Vice President - Chief Financial Officer, in connection with the merger. Rules of the U.S. Securities and Exchange Commission (the “SEC”), require Bay Bancorp to seek a non-binding advisory vote with respect to certain “golden parachute compensation” that Bay Bancorp’s named executive officers may receive in connection with the merger.

Finally, both Old Line Bancshares and Bay Bancorp stockholders will be asked to vote on a proposal to adjourn their special meetings to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meetings to approve the matters to be considered by the stockholders.

Old Line Bancshares and Bay Bancorp will hold separate special meetings to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the meetings of the stockholders of Old Line Bancshares and Bay Bancorp, and you should read it carefully. The enclosed voting materials allow you to vote your shares without actually attending your respective stockholder meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	When and where will the stockholder meetings be held?
A:
The Old Line Bancshares special meeting will be held at its office located at 1525 Pointer Ridge Place, Bowie, Maryland, on [__________] at [______]. The Bay Bancorp special meeting will be held at its office located at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046, on [__________] at [______].

Q:	How do I vote?
A:
Old Line Bancshares. If you are a stockholder of record of Old Line Bancshares as of the record date, you may vote in person by attending the Old Line Bancshares special meeting or by signing and returning the enclosed proxy card in the postage-paid envelope provided. You may also vote by telephone by calling 1-800-690-6903 and following the voice mail prompts or over the Internet by following the instructions at www.proxyvote.com.

Bay Bancorp. If you are a stockholder of record of Bay Bancorp as of the record date, you may vote in person by attending the special meeting or by signing and returning the enclosed proxy card in the postage-paid envelope provided. You may also vote by telephone by calling 1-800-690-6903 and following the voice mail prompts or over the Internet by following the instructions at www.proxyvote.com.

If you hold shares of common stock of Old Line Bancshares or Bay Bancorp in the name of a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented and voted at your stockholder meeting.

Q:	What vote is required to approve each proposal?
A:
Old Line Bancshares. The proposal at the Old Line Bancshares special meeting to approve the merger requires the affirmative vote of holders of a majority of the outstanding shares of Old Line Bancshares common stock entitled to vote on the proposal. Therefore, an abstention, a failure to vote and a broker non-vote will each have the effect of a vote against this proposal.

As of the record date for the Old Line Bancshares special meeting, there were [__________] shares of Old Line Bancshares common stock issued and outstanding and entitled to vote, and directors and executive officers of Old Line Bancshares and their affiliates are entitled to vote [__.__]% of those shares.

Bay Bancorp. The proposal at the Bay Bancorp special meeting to approve the merger requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Bay Bancorp common stock entitled to vote on the proposal. Therefore, an abstention, a failure to vote and a broker non-vote will each have the effect of a vote against this proposal.

Adoption of the nonbinding advisory resolution approving the “golden parachute compensation” that may be paid to Joseph J. Thomas, Bay Bancorp’s President and Chief Executive Officer, and Larry D. Pickett, Bay Bancorp’s Executive Vice President - Chief Financial Officer, in connection with the merger requires the affirmative vote of at least a majority of all votes cast on the matter at the special meeting. Abstentions, the failure to vote and broker non-votes are not included in calculating votes cast with respect to this proposal and, therefore, will have no effect on their outcome.

As of the record date for the Bay Bancorp special meeting, there were [___________] shares of Bay Bancorp common stock issued and outstanding and entitled to vote, and directors, executive officers and their affiliates were entitled to vote [____]% of such shares. Directors of Bay Bancorp and H Bancorp LLC, who have all agreed, in writing, to vote their shares of Bay Bancorp common stock in support of the merger, are entitled to vote [___]% of the shares of Bay Bancorp common stock that are issued and outstanding and entitled to vote as of the record date.

Each of the special meetings may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposal. The affirmative vote of the holders of a majority of the shares of common stock cast on the matter at these special meetings is required to adjourn such special meeting.

Q:	How do the boards of directors of each of Old Line Bancshares and Bay Bancorp recommend that I vote on the proposals?
A:
The board of directors of Old Line Bancshares recommends that you vote “FOR” approval of the merger.

The board of directors of Bay Bancorp recommends that you vote “FOR” approval of the merger and “FOR” adoption of the nonbinding advisory resolution approving the “golden parachute compensation” that may be paid to Joseph J. Thomas, Bay Bancorp’s President and Chief Executive Officer, and Larry D. Pickett, Bay Bancorp’s Executive Vice President - Chief Financial Officer, in connection with the merger.

Q:	How many votes do I have?
A:
Old Line Bancshares. You are entitled to one vote for each share of Old Line Bancshares common stock that you owned as of the record date.

Bay Bancorp. You are entitled to one vote for each share of Bay Bancorp common stock that you owned as of the record date.

Q:	What will happen if I fail to vote or I abstain from voting?
A:
A failure to vote, a failure to instruct your bank, broker or other nominee to vote, and an abstention will all have the same effect as a vote against the proposal to approve the merger.

Assuming a quorum is present, an abstention or the failure to vote will have no effect on the outcome of the proposal to approve the adjournment of the stockholder meeting, if necessary, to solicit additional proxies.

If you are a Bay Bancorp stockholder, then assuming a quorum is present, an abstention or the failure to vote will have no effect on the outcome of the proposal to adopt the nonbinding advisory resolution approving the “golden parachute compensation” that may be paid to Joseph J. Thomas, Bay Bancorp’s President and Chief Executive Officer, and Larry D. Pickett, Bay Bancorp’s Executive Vice President - Chief Financial Officer, in connection with the merger.

For these purposes, a quorum will be present at the Old Line Bancshares special meeting if holders of at least a majority of the outstanding shares of Old Line Bancshares common stock as of the record date are present, in person or by proxy, at that meeting, and a quorum will be present at the Bay Bancorp special meeting if holders of at least a majority of the outstanding shares of Bay Bancorp common stock as of the record date are present, in person or by proxy, at that meeting.

Q:	If my shares are held of record by my broker, bank or other nominee (that is, in street name), will my broker, bank or other nominee automatically vote my shares for me?
A:
Generally not. If you hold your shares in a stock brokerage account, your broker will not vote your shares of Old Line Bancshares or Bay Bancorp common stock unless you provide voting instructions to your broker. If your shares of Old Line Bancshares or Bay Bancorp common stock are held by a bank or other nominee, whether your nominee may vote your shares in the absence of instructions from you will depend on your specific arrangement with your nominee record holder, but in the absence of an arrangement granting such record holder discretionary authority to vote, your record holder nominee will not have authority to vote your shares of Old Line Bancshares or Bay Bancorp common stock on any matter at your stockholder meeting absent specific voting instructions from you. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this joint proxy statement/prospectus. Please note that you may not vote shares of Old Line Bancshares or Bay Bancorp common stock held in street name by returning a proxy card directly to Old Line Bancshares or Bay Bancorp or by voting in person at the applicable special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or nominee.

Q:	What will happen if I return my proxy card without indicating how to vote?
A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the Old Line Bancshares common stock or the Bay Bancorp common stock represented by your proxy will be voted in favor of that proposal.

Q:	What if I fail to submit my proxy card or to instruct my broker, bank or other nominee to vote?
A:
If you fail to properly submit your proxy card or fail to properly instruct your broker, bank or other nominee to vote your shares of Old Line Bancshares common stock or Bay Bancorp common stock and you do not attend the applicable special meeting and vote your shares in person, then your shares will not be voted unless your shares are held of record by a non-broker and you have granted such record holder discretionary authority to vote your shares. If your shares are not voted, this will have the same effect as a vote against the approval of the merger, but will have no effect on the proposal to adjourn the meeting if necessary to solicit additional proxies or, with respect to Bay Bancorp, on the adoption of the nonbinding advisory resolution approving the “golden parachute” compensation.

Q:	If I am a stockholder of record, can I change my vote after I have returned a proxy or voting instruction card?
A:
Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:
● you can send a signed notice of revocation;

● you can grant a new, valid proxy bearing a later date; or

● if you are a holder of record or if you hold your shares in street name and receive a valid proxy from your broker, you can attend your special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of Old Line Bancshares or the Corporate Secretary of Bay Bancorp, as appropriate, no later than the beginning of the applicable special meeting. If your shares are held in street name by your bank, broker or other nominee, you should follow the directions you receive from your bank, broker or other nominee to change your voting instructions, or contact your broker, bank or other nominee if no such instructions are provided.

Q:	What will happen if stockholders of Bay Bancorp do not approve the “golden parachute compensation” that may be paid to Messrs. Thomas and Pickett in connection with the merger?
A:
The vote with respect to the “golden parachute compensation” is an advisory vote and will not be binding on Bay Bancorp or Old Line Bancshares. Approval of this compensation is not a condition to completion of the merger. Therefore, if the merger is approved and subsequently completed, the compensation will still be paid to Joseph J. Thomas, Bay Bancorp’s President and Chief Executive Officer, and Larry D. Pickett, Bay Bancorp’s Executive Vice President - Chief Financial Officer, assuming they are eligible to receive that compensation, whether or not the stockholders of Bay Bancorp approve that compensation at their special meeting.

Q:	Am I entitled to appraisal rights or similar rights?
A:
No. Neither the stockholders of Old Line Bancshares nor the stockholders of Bay Bancorp have the right to demand the fair value of their stock or seek an appraisal of such fair value in connection with the merger.

Q:	What are the material United States federal income tax consequences of the merger to stockholders?
A:
In general, for United States federal income tax purposes, Bay Bancorp stockholders are not expected to recognize a gain or loss on the exchange of their shares of Bay Bancorp common stock for shares of Old Line Bancshares common stock. Bay Bancorp stockholders will recognize a gain in connection with cash received in lieu of fractional shares of Old Line Bancshares common stock.

Old Line Bancshares stockholders will have no tax consequences as a result of the merger.

Bay Bancorp stockholders are urged to consult their tax advisors for a full understanding of the tax consequences of the merger to them because tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See “The Merger Agreement and the Merger – Certain Federal Income Tax Consequences.”

Q:	When do you expect the merger to be completed?
A:
Old Line Bancshares and Bay Bancorp are working to complete the merger as soon as is reasonably practicable, with a target date of February 28, 2018. However, the merger is subject to various federal and state regulatory approvals and other conditions, in addition to approval by the stockholders of both companies, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective Old Line Bancshares and Bay Bancorp special meetings and the completion of the merger.

Q:	What do I need to do now?

Carefully read and consider the information contained in this joint proxy statement/prospectus, including its annexes. After you have carefully read these materials, as soon as possible either (i) indicate on the attached proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope (you may also vote by phone or via the Internet as otherwise instructed in this joint proxy statement/prospectus), or (ii) if you hold your shares in street name, follow the voting instructions provided by your bank, broker or other nominee to direct it how to vote your shares, so that your shares may be represented and voted at the Old Line Bancshares or Bay Bancorp special meeting.

Q:	What will I receive in the merger?
A:
Old Line Bancshares. You will continue to hold your shares of common stock in Old Line Bancshares after the merger.

Bay Bancorp. As more fully described in this joint proxy statement/prospectus, you will receive shares of Old Line Bancshares common stock in exchange for your shares of Bay Bancorp common stock.

Q:	Do I need to do anything with my shares of Bay Bancorp common stock now?
A:
No. Please do not send in any Bay Bancorp stock certificates with your proxy card. If the merger is approved, then you will be sent a letter of transmittal that includes instructions for sending in your Bay Bancorp stock certificates or surrendering you book-entry shares of Bay Bancorp common stock at a later date.

Each outstanding share of common stock of Old Line Bancshares will continue to remain outstanding as a share of Old Line Bancshares common stock after the merger. As a result, if you are an Old Line Bancshares stockholder, you are not required to take any action with respect to your Old Line Bancshares common stock certificates.

Q:	Whom should I call if I have any questions?
A:
Stockholders of Old Line Bancshares or Bay Bancorp who have questions about the merger or the other matters to be voted on at the special stockholder meetings or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

If you are an Old Line Bancshares stockholder:

Mark A. Semanie
Executive Vice President & Chief Operating Officer
Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland 20716
Phone: (301) 430-2500
Fax: (410) 312-5435

If you are a Bay Bancorp Stockholder:

Joseph J. Thomas
President and Chief Executive Officer
Bay Bancorp, Inc.
7151 Columbia Gateway Drive
Suite A
Columbia, Maryland 21046
Phone: (410) 737-7401
Fax: (410) 312-5435

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus, including information incorporated by reference into this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to carefully read the entire document so that you fully understand the merger and the related transactions. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail. Unless otherwise indicated in this joint proxy statement/prospectus or the context otherwise requires, all references in this joint proxy statement/ prospectus to “Old Line Bancshares” refer to Old Line Bancshares, Inc., all references to “Bay Bancorp” refer to Bay Bancorp, Inc., and all references to “Bay Bank” refer to Bay Bank, FSB.

The Companies

Old Line Bancshares, Inc.

1525 Pointer Ridge Place
Bowie, Maryland 20716
Telephone: (301) 430-2500

Old Line Bancshares was incorporated under the laws of the State of Maryland on April 11, 2003 to serve as the holding company of Old Line Bank. On May 22, 2003, the stockholders of Old Line Bank approved the reorganization of Old Line Bank into a holding company structure pursuant to which Old Line Bank became a subsidiary of Old Line Bancshares. The reorganization became effective on September 15, 2003. Old Line Bancshares is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and subject to regulation by the Board of Governors of the Federal Reserve Board (the “FRB”) and the Maryland Commissioner of Financial Regulation (the “Maryland Commissioner”).

On April 1, 2011, Old Line Bancshares acquired Maryland Bankcorp, Inc., the parent company of Maryland Bank & Trust Company, N.A, on May 10, 2013, Old Line Bancshares acquired WSB Holdings, Inc. (“WSB”), the parent company of The Washington Savings Bank, F.S.B., on December 4, 2015, Old Line Bancshares acquired Regal Bancorp, Inc., the parent company of Regal Bank & Trust, and on July 28, 2017, Old Line Bancshares acquired DCB Bancshares, Inc. (“DCB”), the parent company of Damascus Community Bank. Following our latest acquisition, we have assets of more than $2.0 billion and 28 full service branches serving nine Maryland counties.

In addition, Old Line Bank owns 100% of the interest in Pointer Ridge Office Investment, LLC (“Pointer Ridge”). Pointer Ridge owns the commercial office building in which Old Line Bancshares and Old Line Bank lease and operate their main headquarters as well as a branch of Old Line Bank.

Old Line Bank is a trust company chartered by the State of Maryland. Old Line Bank was originally chartered in 1989 as a national bank under the name “Old Line National Bank.” Old Line Bank converted to a Maryland-chartered trust company exercising the powers of a commercial bank in June 2002, and does not exercise trust powers - its regulatory structure is the same as a Maryland chartered commercial bank. Old Line Bank is regulated by the Maryland Commissioner and by the Federal Deposit Insurance Corporation (“FDIC”) and is subject to regulation, supervision and regular examination by the Maryland Commissioner and the FDIC. Old Line Bank’s deposits are insured to the maximum legal limits by the FDIC. Its current market area consists of the suburban Maryland counties of Anne Arundel, Calvert, Charles, Montgomery, Prince George’s and St. Mary’s (Washington, D.C. suburbs) and Baltimore and Carroll (Baltimore City suburbs).

At September 30, 2017, Old Line Bancshares had consolidated assets, deposits and stockholders’ equity of approximately $2.1 billion, $1.7 billion and $203.3 million, respectively.

Old Line Bancshares’ common stock is listed and traded on the Nasdaq Capital Market under the symbol “OLBK.”

Bay Bancorp, Inc.

7151 Columbia Gateway Drive, Suite A
Columbia, Maryland 21046
Telephone: 301-253-1000

Bay Bancorp, organized in 1990, is a savings and loan holding company headquartered in Columbia, Maryland, that is the parent company of Bay Bank, a federal savings bank, that is also headquartered in Columbia, Maryland. Until November 1, 2013, Bay Bancorp operated under the name Carrollton Bancorp. Effective November 1, 2013, its name was changed to Bay Bancorp, Inc.

Bay Bancorp is focused on providing superior financial and customer service to small and medium-sized commercial and retail businesses, owners of these businesses and their employees, to business professionals and to individual consumers located in the central Maryland region, through its network of 11 branch locations. Bay Bank attracts deposit customers from the general public and uses such funds, together with other borrowed funds, to make loans. Bay Bank’s mortgage division is in the business of originating residential mortgage loans. Mortgage banking products include Federal Housing Administration and Federal Veterans Administration loans, conventional and nonconforming first and second mortgages, and construction and permanent financing. Loans originated by the mortgage division are generally sold into the secondary market or retained by us as part of our balance sheet strategy.

On July 8, 2016, Bay Bancorp completed its merger with Hopkins Bancorp, Inc. (“Hopkins”), the parent company of Hopkins Federal Savings Bank (“Hopkins Bank”), in which Hopkins was merged into Bay Bancorp, with Bay Bancorp as the surviving corporation. Immediately following that merger, Hopkins Bank was merged into Bay Bank, with Bay Bank as the surviving federal savings bank.

At September 30, 2017, Bay Bancorp had consolidated assets, deposits and stockholders’ equity of approximately $651.6 million, $549.4 million and $71.8 million, respectively.

Bay Bancorp’s common stock is listed on the Nasdaq Capital Market under the symbol “BYBK.”

The Special Meetings

Date, Time and Place of Special Meetings (see pages 33 and 36)

Old Line Bancshares will hold a special meeting of stockholders on [________] at [_____], local time, at its office located at 1525 Pointer Ridge Place, Bowie, Maryland. The Old Line Bancshares board of directors has set the close of business on [________] as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting. On the record date, there were [________] shares of Old Line Bancshares common stock outstanding.

Bay Bancorp will hold a special meeting of stockholders on [__________] at [______], local time, at its office located at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046. The Bay Bancorp board of directors has set the close of business on [______________] as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting. On the record date, there were [_________] shares of Bay Bancorp common stock outstanding.

Matters to be Considered at the Special Meetings (see pages 33 and 36)

If you are a stockholder of Old Line Bancshares, you will be asked at the Old Line Bancshares special meeting to vote on (i) a proposal to approve the merger and (ii) a proposal to adjourn the special meeting to solicit additional proxies, if necessary, in the event there are not sufficient votes at the time of the meeting to approve the merger, and (iii) any other business that properly arises during the special meeting or any adjournment or postponement thereof.

If you are a stockholder of Bay Bancorp, you will be asked at the Bay Bancorp special meeting to vote (i) on a proposal to approve the merger, (ii) on a proposal to adopt a nonbinding advisory resolution approving the “golden parachute compensation” that could be paid to Joseph J. Thomas, Bay Bancorp’s President and Chief Executive Officer, and Larry D. Pickett, Bay Bancorp’s Executive Vice President - Chief Financial Officer, by Old Line Bancshares in connection with the merger, (iii) on a proposal to adjourn the special meeting to solicit additional proxies, if necessary, in the event there are not sufficient votes at the time of the meeting to approve the merger, and (iv) on any other matter that may properly come before the special meeting or any adjournment or postponement thereof.

Under the terms of the merger agreement, Old Line Bancshares will acquire Bay Bancorp by merging Bay Bancorp with and into Old Line Bancshares. Pursuant to a separate agreement, we anticipate that immediately after the merger, Bay Bank will merge with and into Old Line Bank, with Old Line Bank being the surviving bank.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

Consideration to be Received in the Merger (see page 77)

If the merger is completed, each outstanding share of common stock of Bay Bancorp will be converted into the right to receive shares of Old Line Bancshares common stock. The number of shares of Old Line Bancshares common stock for which each share of Bay Bancorp common stock will be exchanged in the merger, which we refer to as the “per share consideration,” will be calculated by dividing $11.80 by the volume-weighted average closing prices of Old Line Bancshares common stock for the 20 trading days ending five trading days before the closing date of the merger (which we refer to as the “Average Price”), subject to a minimum Average Price of $25.65 and a maximum average price of $29.16 and adjustments for the after-tax income recognized by Bay Bancorp or Bay Bank from the recent settlement of certain litigation and the resolution of certain loans. We refer to the number resulting from such calculation as the “exchange ratio.” As such, the per share consideration before such adjustments may be as low as 0.4047 shares of Old Line Bancshares common stock if the Average Price is $29.16 or more and as high as 0.4600 shares of Old Line Bancshares common stock if the Average Price is $25.65 or less. The impact of the adjustments will not be calculated until just prior to the effective time of the merger, but based on current information regarding these adjustments, if the merger had been effective on November 21, 2017, the exchange ratio would have been increased by 0.0049.

In addition, the number of shares of Old Line Bancshares common stock that will be exchanged for each outstanding share of Bay Bancorp common stock may be increased if Old Line Bancshares exercises its option to increase the merger consideration to avoid termination of the merger agreement based on recent closing prices of Old Line Bancshares common stock prior to the merger, as further described below under “– Old Line Bancshares and Bay Bancorp can Amend or Terminate the Merger Agreement.”

The exchange ratio is also subject to customary anti-dilution adjustments in the event of stock splits, stock dividends, recapitalizations and similar transactions involving Old Line Bancshares common stock.

If the exchange ratio is fixed based on the formula described above (i.e. of the Average Price is above $29.15 or below $25.66), then the value of the merger consideration will be dependent upon the value of Old Line Bancshares common stock and, therefore, will fluctuate with the market price of Old Line Bancshares common stock. Accordingly, if the exchange ratio (before adjustments) is fixed, any change in the price of Old Line Bancshares common stock prior to the merger will affect the market value of the merger consideration that stockholders of Bay Bancorp will receive as a result of the merger. For more information, see “The Merger Agreement and the Merger – Terms of the Merger – What Bay Bancorp Stockholders Will Receive in the Merger.”

Surrender of Stock Certificates (see page 82)

No more than five business days following the effective date of the merger, a letter of transmittal will be sent to Bay Bancorp stockholders containing instructions for use in surrendering their Bay Bancorp stock certificates (or delivering an “agent’s message” or other appropriate instructions with respect to shares of Bay Bancorp common stock held in book-entry form) in exchange for the merger consideration.

Do not send in your stock certificates until you receive the letter of transmittal and instructions from the exchange agent.

Treatment of Stock Options (see page 81)

Options to purchase Bay Bancorp common stock that are outstanding at the effective date of the merger, whether or not then exercisable, will be converted into the right to receive cash in the amount determined by multiplying (i) the number of shares of Bay Bancorp common stock issuable upon the exercise of such option by (ii) the difference between (a) the Average Price multiplied by the per share consideration and (b) the exercise price per share of Bay Bancorp common stock issuable upon the exercise of such option.

Each of the Old Line Bancshares Bay Bancorp Boards of Directors Recommends Stockholder Approval (see page 33 and 36)

                Each of the Old Line Bancshares and the Bay Bancorp boards of directors believes that the merger is in the best interests of Old Line Bancshares and Bay Bancorp, respectively, and their respective stockholders. Accordingly, the board of directors of Old Line Bancshares recommends that stockholders of Old Line Bancshares vote “FOR” approval of the merger, and the board of directors of Bay Bancorp recommends that stockholders of Bay Bancorp vote “FOR” approval of the merger.

Opinion of Old Line Bancshares’ Financial Advisor (see page 50)

In connection with the merger, Old Line Bancshares’ financial advisor, FIG Partners, LLC (“FIG”), delivered a written opinion, dated September 27, 2017, to the Old Line Bancshares board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Old Line Bancshares common stock of the merger consideration to be paid by Old Line Bancshares to the stockholders of Bay Bancorp in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by FIG in preparing the opinion, is attached as Annex B to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the Old Line Bancshares board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Old Line Bancshares to engage in the merger or enter into the merger agreement or constitute a recommendation to the Old Line Bancshares board in connection with the merger, and it does not constitute a recommendation to any holder of Old Line Bancshares common stock as to how to vote in connection with the merger or any other matter.

Opinions of Bay Bancorp’s Financial Advisors (see page 60 and 67)

In connection with the merger, each of Bay Bancorp’s financial advisors, RP® Financial, LC. (“RP Financial”) and Hovde Group, LLC (“Hovde Group”), delivered a written opinion, dated September 27, 2017, to the Bay Bancorp board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Bay Bancorp common stock of the merger consideration in the proposed merger. The full text of the opinions, which describe the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by RP Financial and Hovde Group in preparing their opinions, are attached as Annexes C and D, respectively, to this joint proxy statement/prospectus. The opinions were for the information of, and were directed to, the Bay Bancorp board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinions did not address the underlying business decision of Bay Bancorp to engage in the merger or enter into the merger agreement or constitute a recommendation to the Bay Bancorp board in connection with the merger, and they do not constitute a recommendation to any holder of Bay Bancorp common stock as to how to vote in connection with the merger or any other matter.

Vote Required by Old Line Bancshares Stockholders (see page 34)

The approval of the merger by stockholders of Old Line Bancshares requires the approval of the holders of a majority of the shares of Old Line Bancshares common stock that are issued and outstanding as of the record date of [_______]. Each holder of shares of Old Line Bancshares common stock outstanding on the record date will be entitled to one vote for each share held. The vote required for approval of the merger is a percentage of all outstanding shares of Old Line Bancshares common stock. Therefore, an abstention, a failure to vote and a broker non-vote will each have the same effect as a vote against the approval of the merger.

The affirmative vote by the holders of a majority of the shares of Old Line Bancshares common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve the proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are no sufficient votes at the time of the meeting to approve the merger. Therefore, an abstention, a failure to vote and a broker non-vote will each have no effect on the outcome of this proposal.

Vote Required by Bay Bancorp Stockholders (see page 37)

The approval of the merger by stockholders of Bay Bancorp requires the affirmative vote of the holders of at least two-thirds of the shares of Bay Bancorp common stock that are issued and outstanding as of the record date of [_______]. Each holder of shares of Bay Bancorp common stock outstanding on the record date will be entitled to one vote for each share held. The vote required for approval of the merger is a percentage of all outstanding shares of Bay Bancorp common stock. Therefore, an abstention, a failure to vote and a broker non-vote will each have the same effect as a vote against the approval of the merger.

The affirmative vote by the holders of a majority of the shares of Bay Bancorp common stock present in person or represented by proxy at the special meeting and entitled to vote is required to adopt the nonbinding advisory resolution approving the “golden parachute compensation” that could be paid to Joseph J. Thomas, Bay Bancorp’s President and Chief Executive Officer, and Larry D. Pickett, Bay Bancorp’s Executive Vice President - Chief Financial Officer, in connection with the merger. Therefore, an abstention, a failure to vote and a broker non-vote will each have no effect on the outcome of this proposal.

The affirmative vote by the holders of a majority of the shares of Bay Bancorp common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve the proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are no sufficient votes at the time of the meeting to approve the merger. Therefore, an abstention, a failure to vote and a broker non-vote will each have no effect on the outcome of this proposal.

Old Line Bancshares’ Directors have Approved the Merger and are Expected to Vote in Favor of the Merger (see page 34)

The directors of Old Line Bancshares have approved the merger agreement and the merger and are expected to vote for approval of the merger. Directors of Old Line Bancshares have sole or shared voting power over [_______] shares of Old Line Bancshares common stock, or approximately [____]% of the shares of Old Line Bancshares common stock outstanding as of the record date.

Bay Bancorp’s Directors have Agreed to Vote in Favor of the Merger (see pages 37 and 100)

As of the record date for the Bay Bancorp special meeting, there were [_______] shares of Bay Bancorp common stock issued and outstanding and entitled to vote. The directors and largest stockholder of Bay Bancorp have agreed, in writing, to vote all shares of Bay Bancorp common stock for which they are the record or beneficial owner “FOR” the approval of the merger. As of the record date, such directors and executive officers are entitled to vote [____]% of the issued and outstanding shares of Bay Bancorp common stock.

Bay Bancorp’s Directors and Management may have Interests in the Merger that Differ from Your Interests (see page 97)

The directors and executive officers of Bay Bancorp have interests in the merger as directors and employees that are different from your interests as a Bay Bancorp stockholder. These interests include, among others, provisions in the merger agreement regarding Old Line Bancshares and Old Line Bank board positions, payments to be made to Bay Bancorp’s President and Chief Executive Officer and Executive Vice President - Chief Financial Officer pursuant to their existing employment agreements, as well as indemnification and insurance provisions included in the merger agreement. In addition, Steven D. Hovde, a director of Bay Bancorp and Bay Bank, is also the President and Chief Financial Officer of Hovde Group, which served as a financial advisor to Bay Bancorp and will receive investment banking fees from Bay Bancorp in connection with the merger.

Bay Bancorp’s board of directors was aware of these interests and considered them in approving and recommending the merger agreement, the merger and the related transactions.

Regulatory Approval Must be Obtained and Other Conditions Must be Satisfied Before the Merger can be Completed (see pages 95 and 90)

Old Line Bancshares’ and Bay Bancorp’s obligations to complete the merger are subject to various conditions that are usual and customary for this kind of transaction, including obtaining approval from the FRB and the Maryland Commissioner for the merger, obtaining approval of the FDIC and the Maryland Commissioner for the bank merger and providing notification to the Office of the Comptroller of the Currency (the “OCC”) for the bank merger (which are included in any references to regulatory “approvals” in this joint proxy statement/prospectus). Old Line Bancshares and/or Old Line Bank filed the appropriate applications for approval with the FRB, the FDIC and the Maryland Commissioner on November 21, 2017. Bay Bank filed the appropriate notice with the OCC on November 21, 2017. In addition to the required regulatory approvals, the merger will be completed only if certain conditions, including the following, are satisfied or waived by the companies:

●
Old Line Bancshares’ and Bay Bancorp’s stockholders must approve the merger;

●
No more than 10% of the outstanding shares of Bay Bancorp common stock have been qualified for appraisal rights under Maryland law;

●
Each party must receive an opinion from its counsel that:

➢
the merger constitutes a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”); and

➢
with respect to the opinion received by Bay Bancorp, any gain realized in the merger will be recognized only to the extent of cash or other property (other than Old Line Bancshares common stock) received in the merger, including cash received in lieu of fractional share interests; and

●
Each party’s representations and warranties contained in the merger agreement must be correct except to the extent that any untrue or incorrect representation or warranty would not have a material adverse effect on the party or the party’s ability to consummate the merger (with certain exceptions), and each party must have performed all of its obligations set forth in the merger agreement.

The merger agreement attached to this joint proxy statement/prospectus as Annex A describes all of the conditions that must be met before the merger may be completed.

Old Line Bancshares and Bay Bancorp can Amend or Terminate the Merger Agreement (see page 91)

Bay Bancorp and Old Line Bancshares may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. Each company also may unilaterally terminate the merger agreement in certain circumstances, including if:

●
The merger is not completed on or prior to April 30, 2018 or, because of the failure to obtain any required regulatory approval or consent by such date, the merger is not completed by June 30, 2018, if the failure to complete the merger by that date is not due to a material breach of the merger agreement by the party seeking to terminate it.

●
There has been a definitive written denial of a required regulatory approval or consent, or the permanent withdrawal of an application for approval or consent at the request of a regulatory authority.

●
Any required regulatory approval or consent is granted but contains or would result in the imposition of a Burdensome Condition, as defined in the merger agreement, and there is no meaningful possibility that such consent or approval could be revised prior to June 30, 2018 so as not to contain or result in a Burdensome Condition.

●
The other party has materially breached any representation, warranty, covenant or other agreement in the merger agreement, and such breach either by its nature cannot be cured prior to the closing of the merger or remains uncured 30 days after receipt by such party of written notice of such breach (provided that if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days and cure is being diligently pursued, then termination can occur only after expiration of such 60-day period), if the party terminating the merger agreement is not in material breach.

●
The other party’s board of directors withdraws its recommendation to stockholders to approve the merger.

●
Old Line Bancshares’ or Bay Bancorp’s stockholders vote on but fail to approve the merger.

●
Any rule, regulation, order, etc., permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement has become final and nonappealable, provided that the party seeking to terminate the merger agreement shall have used its reasonable best efforts to contest, appeal and remove such rule, regulation, order, etc.

In addition, Bay Bancorp may terminate the merger agreement if:

●
Bay Bancorp or any Bay Bancorp subsidiary receives, at any time prior to the Bay Bancorp special meeting, an acquisition proposal from a third party, Bay Bancorp’s board of directors determines that the transaction pursuant to such proposal is more favorable to the stockholders of Bay Bancorp than the merger, which we refer to a superior Bay Bancorp transaction, and Bay Bancorp complies with certain conditions applicable to such termination right (see “Terms of the Merger – No Solicitation of Other Transactions” on page 94).

●
Old Line Bancshares or any Old Line Bancshares subsidiary enters into a definitive term sheet, letter of intent, agreement or similar agreement to merge, as a result of which Old Line Bancshares is not the surviving entity or Old Line Bancshares’ directors as of September 27, 2017 do not comprise the majority of the surviving entity’s board of directors, with any person other than Bay Bancorp, and the Bay Bancorp board of directors determines, after considering the advice of counsel and its financial advisors, that such transaction is not in the best interests of Bay Bancorp’s stockholders.

●
If at any time during the five trading days before the effective date of the merger, the volume-weighted average closing price of Old Line Bancshares common stock during the 20 prior trading days is less than 90% of $27.00, and the decrease in such price is more than 15% lower than the change in the average of Nasdaq Bank Index prices for the 20 consecutive trading days ending on the trading day prior to the determination date (the “Final Index Price”) relative to the Nasdaq Bank Index closing price as of September 27, 2017, provided, however, that Old Line Bancshares would then have the option to increase the per share consideration (by increasing the exchange ratio, making a cash payment or a combination of both) so that the per share consideration is an amount that equals the lesser of (i) the product of $27.00, 90% and the exchange ratio (which at that point would be 0.4600) or (ii) (a) the Final Index Price divided by the Nasdaq Bank Index closing price as of September 27, 2017, multiplied by (b) 85%, the exchange ratio (which at that point would be 0.4600) and the Old Line Bancshares 20 day volume-weighted average price, divided by (c) the quotient of the Old Line Bancshares 20 day volume-weighted average price divided by $27.00, in which case no termination will take place (the “Walk-Away Cure Right”).

Finally, Old Line Bancshares may terminate the merger agreement if:

●
Bay Bancorp or any subsidiary of Bay Bancorp enters into any agreement, agreement in principle, letter of intent or similar instrument with respect to any superior proposal or approves or resolves to approve any agreement, agreement in principle, letter of intent or similar instrument with respect to a superior Bay Bancorp transaction.

●
Bay Bancorp’s board of directors authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose an agreement to enter into a superior Bay Bancorp transaction.

Old Line Bancshares and Bay Bancorp can agree to amend the merger agreement in any way. Either company can waive any of the requirements of the other company in the merger agreement, except that neither company can waive the requirement that the companies receive all required regulatory approvals, the requirements for stockholder approval or the requirement that no law, order, decree or injunction preventing the transactions contemplated by the merger agreement has been enacted or issued.

Old Line Bancshares Must Pay a Termination Fee to Bay Bancorp if the Merger Agreement is Terminated Under Certain Circumstances (see page 93)

Old Line Bancshares has agreed to pay a termination fee of $5,076,000 to Bay Bancorp if Bay Bancorp terminates the merger agreement because:

●
Old Line Bancshares has materially breached the merger agreement or any representation, warranty, covenant or other agreement contained therein;

●
The merger failed to close before April 30, 2018 or, if due solely to the need to obtain a regulatory approval or consent, June 30, 2018, or the parties failed to receive all regulatory approvals and consents required for the merger, and such failure resulted from the knowing, willful and intentional actions or inactions of Old Line Bancshares or Old Line Bank (provided that Bay Bancorp is not then in material breach of any material representation, warranty, covenant or other agreement contained in the merger agreement); or

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The board of directors of Old Line Bancshares has withdrawn, changed or modified its recommendation to the stockholders of Old Line Bancshares to approve the merger in a manner adverse to Bay Bancorp (provided that Bay Bancorp is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement).

Bay Bancorp Must Pay a Termination Fee to Old Line Bancshares if the Merger Agreement is Terminated Under Certain Circumstances (see page 93)

Bay Bancorp must pay Old Line Bancshares a termination fee equal to $5,076,000 if the merger agreement is terminated because:

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Bay Bancorp has materially breached the merger agreement or any representation, warranty, covenant or other agreement contained therein, including the negative covenants with respect to soliciting, entertaining or pursuing an acquisition proposal;

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The merger failed to close before April 30, 2018 or, if due solely to the need to obtain a regulatory approval or consent, June 30, 2018, or the parties failed to receive all regulatory approvals and consents required for the merger, and such failure resulted from the knowing, willful and intentional actions or inactions of Bay Bancorp or Bay Bank (provided that Old Line Bancshares is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

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Bay Bancorp or any Bay Bancorp subsidiary has received an acquisition proposal that constitutes a superior Bay Bancorp transaction; or

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The board of directors of Bay Bancorp has withdrawn, changed or modified its recommendation to the stockholders of Bay Bancorp to approve the merger in a manner adverse to Old Line Bancshares or authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into a superior Bay Bancorp transaction (provided that Old Line Bancshares is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement).

Rights of Old Line Bancshares Stockholders Differ from those of Bay Bancorp Stockholders (see page 106)

When the merger is completed, Bay Bancorp stockholders will become Old Line Bancshares stockholders. The rights of Old Line Bancshares stockholders differ from the rights of Bay Bancorp stockholders in certain important ways. These differences have to do with provisions in Old Line Bancshares’ articles of incorporation and bylaws that differ from the provisions in Bay Bancorp’s articles of incorporation and bylaws.

Stockholders do not have Appraisal Rights in Connection with the Merger (see page 104)

The merger will not entitle a stockholder of Old Line Bancshares or of Bay Bancorp who objects to the merger to demand and receive the fair value of his or her stock or seek an appraisal to determine such fair value.

RISK FACTORS

In addition to the other information contained in this joint proxy statement/prospectus, including the matters addressed under the caption “Caution Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for approval of the merger.

Risk Factors Related to the Merger in General

Old Line Bancshares may fail to realize all of the anticipated benefits of the merger. The success of the merger will depend, in part, on Old Line Bancshares’ ability to realize the anticipated benefits and cost savings from combining the businesses of Old Line Bancshares and Bay Bancorp. To realize these anticipated benefits and cost savings, however, Old Line Bancshares must successfully combine the businesses of Old Line Bancshares and Bay Bancorp. If Old Line Bancshares is unable to successfully combine the businesses of Old Line Bancshares and Bay Bancorp, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

Old Line Bancshares and Bay Bancorp have operated, and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the loss of key depositors or other bank customers and the disruption of each company’s ongoing business, or inconsistencies in standards, controls, procedures and policies that adversely affect Old Line Bancshares’ and Bay Bancorp’s ability to maintain their relationships with their respective clients, customers, depositors and employees, which could have a negative impact on Old Line Bancshares’ ability to achieve the anticipated benefits of the merger. Integration efforts between the two companies may, to some extent, also divert management’s attention and resources. These integration matters could have an adverse effect on each of Old Line Bancshares and Bay Bancorp during such transition period.

The opinions of Old Line Bancshares’ and Bay Bancorp’s financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger. Old Line Bancshares and Bay Bancorp obtained opinions from their respective financial advisors regarding the fairness of the merger consideration from a financial point of view, but these opinions are dated as of, and speak only as of, the date of the merger agreement. Old Line Bancshares and Bay Bancorp have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of Old Line Bancshares and Bay Bancorp, general market and economic conditions and other factors that may be beyond the control of Old Line Bancshares or Bay Bancorp, and on which the opinions of Old Line Bancshares’ and Bay Bancorp’s financial advisors were based, may significantly alter the value of Bay Bancorp or the prices of the shares of Old Line Bancshares common stock or Bay Bancorp common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because Old Line Bancshares and Bay Bancorp do not currently anticipate asking their respective financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The recommendation of Old Line Bancshares’ board of directors that Old Line Bancshares stockholders vote “FOR” approval of the merger and the recommendation of Bay Bancorp’s board of directors that Bay Bancorp stockholders vote “FOR” approval of the merger, however, are made as of the date of this joint proxy statement/prospectus. For a description of the opinions that Old Line Bancshares and Bay Bancorp received from their respective financial advisors, refer to the section of this joint proxy statement/prospectus entitled “The Merger Agreement and the Merger” under the headings “Opinion of Old Line Bancshares’ Financial Advisor,” “Opinion of RP Financial - Bay Bancorp’s Financial Advisor” and “Opinion of Hovde Group - Bay Bancorp’s Financial Advisor.”

Because the market price of Old Line Bancshares common stock will fluctuate, Bay Bancorp stockholders cannot be sure of the value of the merger consideration they may receive. Upon completion of the merger, the outstanding shares of Bay Bancorp common stock will be converted into the right to receive shares of Old Line Bancshares common stock. The value of the shares of Old Line Bancshares common stock to be received in the merger approximates $11.80 per share, prior to any adjustments, as of the date of the merger agreement based on then-recent trading prices. Trading prices of Old Line Bancshares common stock may, however, vary from the trading prices of Old Line Bancshares common stock on the date of the merger agreement, the trading date following the date we announced the merger, the date this joint proxy statement/prospectus was mailed to Old Line Bancshares and Bay Bancorp stockholders and the date of the special meetings of the Old Line Bancshares and Bay Bancorp stockholders. Any change in the market price of shares of Old Line Bancshares common stock may affect the value of the merger consideration that Bay Bancorp stockholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of Old Line Bancshares common stock.

Old Line Bancshares and Bay Bancorp will be subject to business uncertainties and contractual restrictions while the merger is pending. Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Old Line Bancshares and Bay Bancorp. These uncertainties may impair Old Line Bancshares’ and Bay Bancorp’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Old Line Bancshares or Bay Bancorp to seek to change existing business relationships with Old Line Bancshares or Bay Bancorp or fail to extend an existing relationship. In addition, competitors may target each company’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

Further, the pursuit of the merger and the preparation for the integration in connection therewith may place a burden on each of Old Line Bancshares’ and Bay Bancorp’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.

In addition, the merger agreement restricts Bay Bancorp from taking certain actions without Old Line Bancshares’ consent while the merger is pending. These restrictions may, among other matters, prevent Bay Bancorp from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to Bay Bancorp’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on Bay Bancorp’s business, financial condition and results of operations. Please see “The Merger Agreement and the Merger – Terms of the Merger – Conduct of Business Pending the Merger” for a description of these restrictions.

The market price of Old Line Bancshares common stock may decline as a result of the merger. The market price of Old Line Bancshares common stock may decline as a result of the merger if Old Line Bancshares does not achieve the perceived benefits of the merger or the effect of the merger on Old Line Bancshares’ financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, Old Line Bancshares and Bay Bancorp stockholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Existing Old Line Bancshares and Bay Bancorp stockholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.

The market price of Old Line Bancshares common stock after the merger may be affected by factors different from those affecting the shares of Old Line Bancshares or Bay Bancorp currently. The businesses of Old Line Bancshares and Bay Bancorp differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Old Line Bancshares and Bay Bancorp.

If the merger is not completed, Old Line Bancshares and Bay Bancorp will have incurred substantial expenses without realizing the expected benefits. Old Line Bancshares and Bay Bancorp have incurred substantial expenses in connection with the execution of the merger agreement and the merger. The completion of the merger depends on the satisfaction of specified conditions, including the receipt of required regulatory approvals and the requisite approval of the stockholders of Old Line Bancshares and Bay Bancorp. There is no guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of Old Line Bancshares and/or Bay Bancorp because they would not have realized the expected benefits for which these expenses were incurred.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated. Before the merger may be completed, various approvals must be obtained from the FRB, the FDIC and the Maryland Commissioner; in addition, the OCC must receive notice of the bank merger. The required regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger or require changes to the terms of the merger that are not anticipated or that have a material adverse effect. Although Old Line Bancshares and Bay Bancorp do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Old Line Bancshares following the merger, any of which might have a material adverse effect on Old Line Bancshares following the merger. If the consummation of the merger is delayed, including by a delay in receipt of necessary regulatory approvals, the business, financial condition and results of operations of each of Old Line Bancshares and Bay Bancorp may also be materially adversely affected. Further, Old Line Bancshares is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or requirements that, in the reasonable opinion of its board of directors, would (i) so materially and adversely impact the economic or business benefits to Old Line Bancshares following the merger as to render consummation of the merger inadvisable, or (ii) materially impair the value of Bay Bancorp to Old Line Bancshares, although Old Line Bancshares could choose to waive this condition.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Old Line Bancshares and Bay Bancorp. If the merger is not completed, the ongoing businesses of Old Line Bancshares and Bay Bancorp may be adversely affected and Old Line Bancshares and Bay Bancorp will be subject to several risks, including the following:

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Old Line Bancshares may be required, under certain circumstances, to pay Bay Bancorp a termination fee of $5,076,000 under the merger agreement;

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Bay Bancorp may be required, under certain circumstances, to pay Old Line Bancshares a termination fee of $5,076,000 under the merger agreement;

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Old Line Bancshares and Bay Bancorp will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

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Under the merger agreement, Bay Bancorp is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies; and

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Matters relating to the merger may require substantial commitments of time and resources by Old Line Bancshares and Bay Bancorp management that could otherwise have been devoted to other opportunities that may have been beneficial to Old Line Bancshares or Bay Bancorp as independent companies, as the case may be.

In addition, if the merger is not completed, Old Line Bancshares and/or Bay Bancorp may experience negative reactions from the financial markets and from their respective stockholders, customers and employees. Old Line Bancshares and/or Bay Bancorp also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Old Line Bancshares or Bay Bancorp to perform their respective obligations under the merger agreement. If the merger is not completed, Old Line Bancshares and Bay Bancorp cannot assure their stockholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Old Line Bancshares and/or Bay Bancorp.

Old Line Bancshares and Bay Bancorp may choose not to proceed with the merger if it is not completed before April 30, 2018 or, if due to the lack of a required regulatory approval, June 30, 2018. Either Old Line Bancshares or Bay Bancorp may terminate the merger agreement if the merger has not been completed before April 30, 2018 or, if due to the lack of a required regulatory approval, June 30, 2018. See “The Merger Agreement and the Merger – Terms of the Merger – Termination.” There can be no assurance that all conditions to the merger will have been satisfied by the required date(s). See “The Merger Agreement and the Merger – Terms of the Merger – Conditions to the Merger.”

Old Line Bancshares and Bay Bancorp may waive one or more of the conditions to the merger without re-soliciting stockholder approval. Each of the conditions to the obligations of Old Line Bancshares and Bay Bancorp to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Old Line Bancshares and Bay Bancorp, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of Old Line Bancshares and Bay Bancorp may evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/prospectus and re-solicitation of proxies is necessary. Old Line Bancshares and Bay Bancorp, however, generally do not expect any such waiver to be significant enough to require re-solicitation of Old Line Bancshares’ or Bay Bancorp’s stockholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of Old Line Bancshares’ or Bay Bancorp’s stockholders, the companies will have the discretion to complete the merger without seeking further stockholder approval.

Risk Factors Relating to Old Line Bancshares’ Business and Its Common Stock

This section discusses risks relating to Old Line Bancshares’ business and includes risks it will continue to face after the merger. References to “Old Line Bancshares” include its subsidiary Old Line Bank as the context requires.

System failure or cybersecurity breaches of Old Line Bancshares’ network security could subject it to increased operating costs as well as litigation and other potential losses. Old Line Bancshares relies heavily on communications and information systems to conduct its business. The computer systems and network infrastructure it uses could be vulnerable to unforeseen hardware and cybersecurity issues. Old Line Bancshares’ operations are dependent upon its ability to protect its computer equipment against damage from fire, power loss, telecommunications failure or a similar catastrophic event. Any damage or failure that causes an interruption in Old Line Bancshares’ operations could have an adverse effect on its financial condition and results of operations. In addition, Old Line Bancshares’ operations are dependent upon its ability to protect the computer systems and network infrastructure it uses, including its Internet banking activities, against damage from physical break-ins, cybersecurity breaches and other disruptive problems caused by Internet problems, other users or unrelated third parties. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through Old Line Bancshares’ computer systems and network infrastructure, which may result in significant liability to Old Line Bancshares, subject it to additional regulatory scrutiny, damage its reputation, result in a loss of customers, and inhibit current and potential customers from using its Internet banking services, any or all of which could have a material adverse effect on Old Line Bancshares’ results of operations and financial condition. Old Line Bancshares periodically reviews its security protocols and, as necessary, adds additional security measures to its computer systems and network infrastructure to mitigate the possibility of cybersecurity breaches, including firewalls and penetration testing. These precautions may not, however, be effective in preventing such breaches, damage or failures. Old Line Bancshares continues to monitor developments in this area and consider whether additional protective measures are necessary or appropriate, and has obtained insurance protection intended to cover losses due to network security breaches; there is no guarantee, however, that such insurance would cover all costs associated with any breach, damage or failure of Old Line Bancshares’ computer systems and network infrastructure.

Old Line Bancshares relies on certain external vendors. Old Line Bancshares’ business is dependent on the use of outside service providers that support its day-to-day operations including data processing and electronic communications. Old Line Bancshares’ operations are exposed to the risk that a service provider may not perform in accordance with established performance standards required in their agreements with Old Line Bancshares for any number of reasons including equipment or network failure, a change in their senior management, their financial condition, their product line or mix and how they support existing customers, or a simple change in their strategic focus. While Old Line Bancshares has comprehensive policies and procedures in place to mitigate risk at all phases of service provider management from selection to performance monitoring and renewals, the failure of a service provider to perform in accordance with contractual agreements could be disruptive to its business, which could have a material adverse effect on its financial condition and results of its operations.

A worsening of economic conditions could adversely affect Old Line Bancshares’ results of operations and financial condition. Changes in prevailing economic conditions, including declining real estate values, changes in interest rates that may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events may adversely affect Old Line Bancshares’ financial results. Old Line Bancshares continues to operate in a challenging and uncertain economic environment. Economic growth continues to be slow and uneven. A return to recessionary conditions or prolonged stagnant or deteriorating economic conditions could significantly affect the markets in which Old Line Bancshares does business, the demand for its products and services, the value of its loans and investments, and its ongoing operations, costs and profitability. In any case, Old Line Bancshares expects that the business environment in the State of Maryland and the entire United States will continue to present challenges for the foreseeable future. Further continuing economic uncertainty, including regarding concerns about U.S. debt levels and related governmental actions, potential tariffs on imports into the United States and cuts in government spending, may negatively impact economic conditions going forward. In addition, an increase in unemployment levels may result in higher than expected loan delinquencies, increases in Old Line Bancshares’ nonperforming and criticized classified assets and a decline in demand for its products and services. These events may cause Old Line Bancshares to incur losses and may adversely affect its financial condition and results of operations.

Although the adverse economic climate during the past several years has not severely impacted Old Line Bancshares due to its strict underwriting standards, any adverse changes in the economy going forward, including decreases in current real estate values, increased unemployment or the economy moving back into a recession, could have a negative effect on the ability its borrowers to make timely repayments of their loans, which would have an adverse impact on Old Line Bancshares’ earnings.

Furthermore, the FRB, in an attempt to help the overall economy, has among other things kept interest rates low through its targeted federal funds rate and the purchase of U.S. Treasury and mortgage-backed securities. If the FRB continues to increase the federal funds rate in the near term, overall interest rates will likely rise, which may negatively impact the housing markets and the U.S. economic growth. In addition, deflationary pressures, while possibly lowering Old Line Bancshares’ operating costs, could have a negative impact on its borrowers, especially its business borrowers, and the values of collateral securing its loans, which could negatively affect its financial performance.

A worsening of credit markets and economic conditions could adversely affect Old Line Bancshares’ liquidity. Old Line Bank must maintain sufficient liquidity to ensure cash flow is available to satisfy current and future financial obligations including demand for loans and deposit withdrawals, funding of operating costs and other corporate purposes. Old Line Bancshares obtains funding through deposits and various short term and long term wholesale borrowings, including federal funds purchased, unsecured borrowings, brokered certificates of deposits and borrowings from the Federal Home Loan Bank of Atlanta (the “FHLB”) and others. Economic uncertainty and disruptions in the financial system may adversely affect Old Line Bancshares’ liquidity. Dramatic declines in the housing market and falling real estate prices coupled with increased foreclosures and unemployment, resulted in significant asset value write downs by financial institutions during and after the last U.S. recession, including government sponsored entities and investment banks. These investment write downs caused financial institutions to seek additional capital. Should Old Line Bancshares experience a substantial deterioration in its financial condition or should disruptions in the financial markets restrict its funding, it would negatively impact Old Line Bancshares’ liquidity. To mitigate this risk, Old Line Bancshares closely monitors its liquidity, maintains a line of credit with the Federal Home Loan Bank and has received approval to borrow from the Federal Reserve Bank of Richmond.

Old Line Bancshares’ concentrations of loans in various categories may also increase the risk of credit losses. Old Line Bancshares currently invests more than 25% of its capital in various loan types and industry segments, including commercial real estate loans and loans to the hospitality industry (hotels/motels). While declines in the local commercial real estate market following the last recession have not caused the collateral securing Old Line Bancshares’ loans to exceed acceptable loan to value ratios, a deterioration in the commercial real estate market could cause deterioration in the collateral securing these loans and/or a decline in its customers’ earning capacity. This could negatively impact Old Line Bancshares. Although Old Line Bancshares has made a large portion of its hospitality loans to long-term, well-established operators in strategic locations, a decline in the occupancy rate in these facilities could negatively impact their earnings. This could adversely impact the operators’ ability to repay their loans, which would adversely impact Old Line Bancshares’ net income.

Old Line Bancshares’ need to comply with extensive and complex governmental regulation could have an adverse effect on its business and growth strategy, and it may be adversely affected by changes in laws and regulations. The banking industry is subject to extensive regulation by state and federal banking authorities. Many of these regulations are intended to protect depositors, the public or the FDIC insurance funds, not stockholders. Regulatory requirements affect Old Line Bancshares’ lending practices, capital structure, investment practices, dividend policy, ability to attract and retain personnel and many other aspects of its business. These requirements may constrain Old Line Bancshares’ rate of growth and changes in regulations could adversely affect it. The cost of compliance with regulatory requirements could adversely affect Old Line Bancshares’ ability to operate profitably. Further, if Old Line Bancshares is not in compliance with such requirements, it could be subject to fines or other regulatory action that could restrict its ability to operate or otherwise have a material adverse effect on its business and financial condition. Although Old Line Bancshares believes it is in material compliance with all applicable regulations, it is possible there are violations of which it is unaware that could be discovered by its regulators in the course of an examination or otherwise, which could trigger such fines or other adverse consequences.

In addition, because regulation of financial institutions changes regularly and is the subject of constant legislative debate, Old Line Bancshares cannot forecast how federal or state regulation of financial institutions may change in the future and impact its operations. In light of the performance of and government intervention in the financial sector, there may be significant changes to the banking and financial institutions’ regulatory agencies in the future. Changes in regulation and oversight, including in the form of changes to statutes, regulations or regulatory policies or changes in interpretation or implementation of statutes, regulations or policies, could affect the services and products Old Line Bancshares offers, increase its operating expenses, increase compliance challenges and otherwise adversely impact its financial performance and condition. In addition, the burden imposed by these federal and state regulations may place banks in general, and Old Line Bank specifically, at a competitive disadvantage compared to less regulated competitors.

Non-Compliance with the USA PATRIOT Act, the Bank Secrecy Act or other laws and regulations could result in fines or sanctions. Financial institutions are required under the USA PATRIOT and Bank Secrecy Acts to develop programs to prevent financial institutions from being used for money-laundering and terrorist activities. Financial institutions are also obligated to file suspicious activity reports with the U.S. Treasury Department’s Office of Financial Crimes Enforcement Network if such activities are detected. These rules also require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure or the inability to comply with these regulations could result in fines or penalties, curtailment of expansion opportunities, intervention or sanctions by regulators and costly litigation or expensive additional controls and systems. During the last few years, several banking institutions have received large fines for non-compliance with these laws and regulations. In addition, the U.S. Government has previously imposed laws and regulations relating to residential and consumer lending activities that create significant new compliance burdens and financial risks. While Old Line Bancshares has developed policies and procedures designed to assist in compliance with these laws and regulations, no assurance can be given that these policies and procedures will be effective in preventing violations of these laws and regulations.

Requirements to hold more capital could have a material adverse impact on us. The impact of the revised capital rules on our financial condition and operations is uncertain but could be materially adverse. In July 2013, the Federal Reserve Board adopted a final rule for the Basel III capital framework. These rules substantially amended the regulatory risk-based capital rules applicable to us and increased the minimum levels of capital we are required to hold, as discussed in “Item 1. Business – Supervision and Regulation – Capital Adequacy Guidelines.” The rules apply to Old Line Bancshares as well as to Old Line Bank. These rules include a capital conservation buffer that phases in over a period of years that began in 2016 and will become fully effective in 2019. Failure to satisfy the additional capital requirements of the capital conservation buffer will result in limits on paying dividends, engaging in share repurchases and paying discretionary bonuses. The rules establish a maximum percentage of eligible retained income that may be utilized for such actions if the capital requirements of the buffer are not fully satisfied. Beginning January 1, 2017, our capital requirements with the applicable capital conservation buffer are (i) a common equity Tier 1 risk-based capital ratio of 5.75%, (ii) a Tier 1 risk-based capital (common Tier 1 capital plus Additional Tier 1 capital) ratio of 7.25% and (iii) a total risk-based capital ratio of 9.25%. The capital conservation buffer does not apply to our leverage ratio requirement, which will remain at 4.0%. Once the capital conservation buffer is fully phased in, the resulting requirements will be a common equity Tier 1 risk-based capital ratio of 7%, a Tier 1 risk-based capital ratio of 8.5%, and a total risk-based capital ratio of 10.5%. These increased capital requirements may have a material adverse impact on our liquidity and results of operations, or the failure to satisfy such requirements may result in our inability to pay dividends on or repurchase shares of our common stock, which could also negatively impact the market price for our stock, and may negatively impact our ability to retain personnel if our ability to pay retention bonuses is compromised.

Old Line Bancshares’ internal controls and procedures may fail or be circumvented. Old Line Bancshares’ management regularly reviews and updates its internal controls, disclosure controls and procedures and corporate governance policies and procedures. Any system of controls, however well-designed and operated, is based in part on certain assumptions and can provide only reasonable assurances that the objectives of the system are met. Any (i) failure or circumvention of Old Line Bancshares’ controls and procedures, (ii) failure by Old Line Bancshares to adequately address any internal control deficiencies, or (iii) failure by Old Line Bancshares to comply with regulations related to controls and procedures could have a material effect on Old Line Bancshares’ business, consolidated financial condition and results of operations.

Old Line Bancshares’ business may be adversely affected by increasing prevalence of fraud and other financial crimes. As a financial institution, Old Line Bancshares is subject to risk of loss due to fraud and other financial crimes. Nationally, reported incidents of fraud and other financial crimes have increased. Old Line Bancshares believes it has controls in place to detect and prevent such losses, but in some cases multi-party collusion or other sophisticated methods of hiding fraud may not be readily detected or detectable, and could result in losses that affect its financial condition and results of Old Line Bancshares’ operations.

Financial crime is not limited to the financial services industry. Old Line Bancshares’ customers could experience fraud in their businesses, which could materially impact their ability to repay their loans, and deposit customers in all financial institutions are constantly and unwittingly solicited by others in fraud schemes that vary from easily detectable and obvious attempts to high-level and very complex international schemes that could drain an account of millions of dollars and require detailed financial forensics to unravel. While Old Line Bancshares has controls in place, contractual agreements with its customers partitioning liability, and insurance to help mitigate the risk, none of these are guarantees that it will not experience a loss, potentially a loss that could have a material adverse effect on its financial condition, reputation and results of its operations.

The level of Old Line Bancshares’ commercial real estate loan portfolio may subject it to additional regulatory scrutiny. The FDIC, the FRB and the Office of the Comptroller of the Currency have promulgated joint guidance on sound risk management practices for financial institutions with concentrations in commercial real estate lending. Under this guidance, a financial institution that, like Old Line Bancshares, is actively involved in commercial real estate lending should perform a risk assessment to identify concentrations. A financial institution may have a concentration in commercial real estate lending if, among other factors (i) total reported loans for construction, land development and other land represent 100% or more of total capital, or (ii) total reported loans secured by multi-family and non-farm non-residential properties, loans for construction, land development and other land, and loans otherwise sensitive to the general commercial real estate market, including loans to commercial real estate related entities, represent 300% or more of total capital. The particular focus of the guidance is on exposure to commercial real estate loans that are dependent on the cash flow from the real estate held as collateral and that are likely to be at greater risk to conditions in the commercial real estate market (as opposed to real estate collateral held as a secondary source of repayment or as an abundance of caution). The purpose of the guidance is to guide banks in developing risk management practices and capital levels commensurate with the level and nature of real estate concentrations. The guidance states that management should employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing. Old Line Bancshares has concluded that it has a concentration in commercial real estate lending under the foregoing standards because its balance in commercial real estate loans at September 30, 2017 represents more than 300% of total capital. While Old Line Bancshares believes that it has implemented policies and procedures with respect to its commercial real estate loan portfolio consistent with this guidance, bank regulators could require it to implement additional policies and procedures consistent with their interpretation of the guidance that may result in additional costs to Old Line Bancshares.

Old Line Bancshares depends on the accuracy and completeness of information about its clients and counterparties and its financial condition could be adversely affected if it relies on misleading information. In deciding whether to extend credit or to enter into other transactions with clients and counterparties, Old Line Bancshares may rely on information furnished to it by or on behalf of clients and counterparties, including financial statements and other financial information, which it does not independently verify as a matter of course. Old Line Bancshares also may rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to customers, Old Line Bancshares may assume that a customer’s audited financial statements conform with accounting principles generally accepted in the United States (“GAAP”) and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Old Line Bancshares’ financial condition and results of operations could be negatively impacted to the extent it relies on financial statements that do not comply with GAAP or are materially misleading.

Old Line Bancshares may be adversely affected by the soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. Old Line Bancshares has exposure to many different industries and counterparties and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks and other institutional clients. Many of these transactions expose Old Line Bancshares to credit risk in the event of a default by a counterparty or client. In addition, Old Line Bancshares’ credit risk may be exacerbated when the collateral held by Old Line Bank cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to Old Line Bank. Any such losses could have a material adverse effect on Old Line Bancshares’ financial condition and results of operations.

Regulations pursuant to the Dodd-Frank Act may adversely impact Old Line Bancshares’ results of operations, liquidity or financial condition. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) represents a comprehensive overhaul of the U.S. financial services industry. The Dodd-Frank Act required the Consumer Financial Protection Bureau and other federal agencies to issue many new and significant rules and regulations to implement its various provisions. There are a number of regulations under the Dodd-Frank Act that have not yet been fully adopted and implemented and Old Line Bancshares will not know the full impact of the Dodd-Frank Act on its business until such regulations are fully implemented. As a result, Old Line Bancshares cannot predict the full extent to which the Dodd-Frank Act will impact its business, operations or financial condition. However, compliance with these laws and regulations may require Old Line Bancshares to make changes to its business and operations and will likely result in additional costs and a diversion of management’s time from other business activities, any of which may adversely impact its results of operations, liquidity or financial condition.

Because Old Line Bancshares serves a limited market area in Maryland, an economic downturn in its market area could more adversely affect Old Line Bancshares than it affects its larger competitors that are more geographically diverse. Old Line Bancshares’ current market area consists of the suburban Maryland counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Montgomery, Prince George’s and St. Mary’s. If the merger is consummated this market area will expand into Frederick County, Maryland, and Old Line Bancshares may expand in contiguous northern and western Counties, such as Howard County, Maryland. Broad geographic diversification, however, is not currently part of Old Line Bancshares’ community bank focus. Overall, during and following the most recent recession, the business environment has negatively impacted many businesses and households in the United States and worldwide. Although the economic decline has not impacted the suburban Maryland and Washington D.C. suburbs as adversely as other areas of the United States, it has caused an increase in unemployment and business failures and a decline in property values. As a result, if Old Line Bancshares’ market area should suffer another economic downturn, it may more severely affect its business and financial condition than it affects larger bank competitors. In particular, due to the proximity of its market area to Washington, D.C., decreases in spending by the Federal government or threatened cuts to Federal government employment could impact Old Line Bancshares to a greater degree than banking companies that serve a larger or a different geographical area. Old Line Bancshares’ larger competitors, for example, serve more geographically diverse market areas, parts of which may not be affected by the same economic conditions that may exist in Old Line Bancshares’ market area. Further, unexpected changes in the national and local economy may adversely affect Old Line Bancshares’ ability to attract deposits and to make loans. Such risks are beyond Old Line Bancshares’ control and may have a material adverse effect on its financial condition and results of operations and, in turn, the value of its common stock.

Old Line Bancshares originates and retains in its portfolio residential mortgage loans. A downturn in the local real estate market and economy could adversely affect its earnings. Old Line Bancshares’ loan portfolio includes residential mortgage loans that it originates. Although the local real estate market and economy in Old Line Bancshares’ market areas have performed better than many other markets during the past few years, a downturn could cause higher unemployment and more delinquencies, and could adversely affect the value of properties securing its loans. In addition, the real estate market may take longer to recover or not recover to previous levels. These risks increase the probability of an adverse impact on Old Line Bancshares’ financial results as fewer borrowers would be eligible to borrow and property values could be below necessary levels required for adequate coverage on the requested loan.

Old Line Bancshares depends on the services of key personnel. The loss of any of these personnel could disrupt its operations and its business could suffer. Old Line Bancshares’ success depends substantially on the skills and abilities of its executive management team, including James W. Cornelsen, its President and Chief Executive Officer, Joseph E. Burnett, its Executive Vice President and Chief Lending Officer, John Miller, its Executive Vice President and Chief Credit Officer, Mark A. Semanie, its Executive Vice President and Chief Operating Officer, and Elise M. Hubbard, its Senior Vice President and Chief Financial Officer. Although Old Line Bank has entered into employment agreements with Messrs. Cornelsen, Burnett, Miller and Semanie, the existence of such agreements does not assure that Old Line Bancshares and Old Line Bank will retain their services. Further, neither Old Line Bancshares nor Old Line Bank has entered into an employment agreement with Ms. Hubbard, and therefore she can terminate her employment at any time and for any reason. These executives provide valuable services to Old Line Bancshares and Old Line Bank and would be difficult to replace.

Also, Old Line Bancshares’ growth and success and its anticipated future growth and success, in a large part, is due and will continue to be due to the relationships maintained by its banking executives with its customers. The loss of services of one or more of these executives or of other key employees could have a material adverse effect on Old Line Bancshares’ operations and its business could suffer. The experienced commercial lenders that Old Line Bank has hired are not a party to any employment agreement with Old Line Bancshares or Old Line Bank and they could terminate their employment at any time and for any reason.

Old Line Bancshares’ growth and expansion strategy may not be successful. Old Line Bancshares’ ability to grow depends upon its ability to attract new deposits, identify loan and investment opportunities and maintain adequate capital levels. Old Line Bancshares may also grow through acquisitions of existing financial institutions or branches thereof, as it is doing through the proposed merger with Bay Bancorp. There are no guarantees that Old Line Bancshares’ expansion strategies will be successful. Also, in order to effectively manage its anticipated and/or actual loan growth Old Line Bancshares has made and may continue to make additional investments in equipment and personnel, which could increase its non-interest expense. If Old Line Bancshares grows too quickly and is not able to control costs and maintain asset quality, such growth could materially and adversely affect its financial performance.

If Old Line Bancshares’ allowance for loan losses is not sufficient to cover actual loan losses, its earnings will decrease. Old Line Bancshares maintains an allowance for loan losses that it believes is adequate for absorbing any potential losses in its loan portfolio. Old Line Bancshares’ management, through a periodic review and consideration of the loan portfolio, determines the amount of the allowance for loan losses. Although Old Line Bancshares believes that its allowance for loan losses is adequate to absorb probable losses in its loan portfolio, even under normal economic conditions it cannot predict such losses with certainty. The unprecedented volatility experienced in the financial and capital markets during the last several years makes this determination even more difficult as processes Old Line Bancshares uses to estimate the allowance for loan losses may no longer be dependable because they rely on complex judgments, including forecasts of economic conditions that may not be accurate. As a result, Old Line Bancshares cannot be sure that its allowance is or will be adequate in the future. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, Old Line Bancshares’ earnings will suffer.

As of September 30, 2017, commercial and industrial and commercial real estate mortgage loans comprise approximately 77.2% of Old Line Bancshares’ loan portfolio. These types of loans are generally viewed as having more risk of default than residential real estate or consumer loans and typically have larger balances than residential real estate loans and consumer loans. A deterioration of one or a few of these loans could cause a significant increase in Old Line Bancshares’ non-performing loans. Such an increase could result in a net loss of earnings from these loans, an increase in the provision for loan losses and an increase in loan charge-offs, all of which could have a material adverse effect on Old Line Bancshares’ financial condition and results of operations.

Old Line Bancshares’ profitability depends on interest rates and changes in monetary policy may impact it. Old Line Bancshares’ results of operations depend to a large extent on its “net interest income,” which is the difference between the interest expense incurred in connection with its interest bearing liabilities, such as interest on deposit accounts, and the interest income received from its interest earning assets, such as loans and investment securities. Interest rates, because they are influenced by, among other things, expectations about future events, including the level of economic activity, federal monetary and fiscal policy, and geopolitical stability, are not predictable or controllable. Additionally, competitive factors heavily influence the interest rates Old Line Bancshares can earn on its loan and investment portfolios and the interest rates Old Line Bank pays on its deposits. Community banks are often at a competitive disadvantage in managing their cost of funds compared to the large regional, super regional or national banks that have access to the national and international capital markets. These factors influence Old Line Bancshares’ ability to maintain a stable net interest margin.

Old Line Bancshares seeks to maintain a neutral position in terms of the volume of assets and liabilities that mature or reprice during any period so that it may reasonably predict its net interest margin. Interest rate fluctuations, loan prepayments, loan production and deposit flows, however, are constantly changing and influence Old Line Bancshares’ ability to maintain this neutral position. Generally speaking, Old Line Bancshares’ earnings are more sensitive to fluctuations in interest rates the greater the variance in the volume of assets and liabilities that mature and reprice in any period. The extent and duration of the sensitivity will depend on the cumulative variance over time, the velocity and direction of interest rates, and whether Old Line Bancshares is more asset than liability sensitive. Accordingly, Old Line Bancshares may not be successful in maintaining this neutral position and, as a result, its net interest margin may suffer.

Old Line Bancshares faces substantial competition that could adversely affect its growth and operating results. Old Line Bancshares operates in a competitive market for financial services and faces intense competition from other financial institutions both in making loans and in attracting deposits. Many of these financial institutions have been in business for many years, are significantly larger and have established customer bases and greater financial resources and lending limits than Old Line Bancshares does, and are able to offer certain services that Old Line Bancshares is not able to offer. There are also a number of smaller community-based banks that pursue operating strategies similar to Old Line Bancshares’. Competitive pressures will also likely continue to build as the financial services industry continues to consolidate and as additional non-bank investment and financial services options for consumers become available and consumers become increasingly comfortable using such alternatives. If Old Line Bancshares cannot attract deposits and make loans at a sufficient level, its operating results will suffer, as will its opportunities for growth.

Consumers may decide not to use banks to complete their financial transactions. Technology and other changes are allowing consumers to complete financial transactions through alternative methods that historically have involved banks. For example, consumers can now maintain funds that they have historically held as bank deposits in brokerage accounts, mutual funds or general-purpose reloadable prepaid cards. Consumers can also complete transactions such as paying bills and transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries, which may increase as consumers become more comfortable with these new technologies and offerings, could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost of deposits as a source of funds could have a material adverse effect on Old Line Bancshares’ financial condition and results of operations.

Old Line Bancshares continually encounters technological change. The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology driven by new or modified products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Old Line Bancshares’ future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in its operations. Many of Old Line Bancshares’ competitors have substantially greater resources to invest in technological improvements. Old Line Bancshares may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse effect on Old Line Bancshares’ business and, in turn, its financial condition and results of operations.

The market value of Old Line Bancshares’ investments could negatively impact stockholders’ equity. Old Line Bancshares has designated all of its investment securities portfolio (or 10.4% of total assets) at September 30, 2017 as available for sale. Old Line Bancshares “marks to market” temporary unrealized gains and losses in the estimated value of the available for sale portfolio and reflects this adjustment as a separate item in stockholders’ equity, net of taxes. As of September 30, 2017, Old Line Bancshares had temporary unrealized losses in its available for sale portfolio of fair value of $2.2 million (reflected as $1.3 million net of taxes). As a result of the last economic recession and the continued economic slowdown, several municipalities continue to report budget deficits. These budget deficits could cause temporary and other than temporary impairment charges in Old Line Bancshares’ investment securities portfolio and cause it to report lower net income and a decline in stockholders’ equity.

Old Line Bancshares may issue shares of common stock in the future in connection with acquisitions or otherwise, and any such issuances could be at varying prices and dilute your ownership of Old Line Bancshares. Old Line Bancshares may use its common stock to acquire other companies or to make investments in banks and other complementary businesses in the future. Old Line Bancshares may also issue common stock, or securities convertible into common stock, through public or private offerings, in order to raise additional capital in connection with future acquisitions, to satisfy regulatory capital requirements or for general corporate purposes. It should be noted that Old Line Bancshares has an effective shelf registration statement on Form S-3 on file with the SEC pursuant to which Old Line Bancshares may, from time to time, sell up to an aggregate of $100 million of its common stock, preferred stock, warrants, units and debt securities. The existence of such shelf registration statement allows Old Line Bancshares to sell securities quickly from time to time as market conditions warrant. The merger agreement does not prohibit Old Line Bancshares from selling securities, including shares of its common stock, through the shelf registration statement or otherwise or provide for any adjustment to the merger consideration if Old Line Bancshares were to do so. Further, if Old Line Bancshares were to sell shares of common stock, it could do so at a price or prices that are less than the price of Old Line Bancshares common stock that will be used to calculate the exchange ratio in the merger, which would provide the purchasers of those shares with more value than the value of the shares of Old Line Bancshares common stock that you will receive in the merger. Finally, any such common stock issuances, or issuance of other securities under which shares of common stock may be issued, could be dilutive to other stockholders of Old Line Bancshares, including current stockholders of Bay Bancorp who receive shares of Old Line Bancshares common stock in the merger.

Old Line Bancshares’ future acquisitions, if any, may cause it to become more susceptible to adverse economic events. While Old Line Bancshares currently has no agreements to acquire additional financial institutions, other than Bay Bancorp, it may do so in the future if an attractive acquisition opportunity arises that is consistent with its business plan. Any future business acquisitions could be material to Old Line Bancshares, and the degree of success achieved in acquiring and integrating these businesses into Old Line Bancshares could have a material effect on the value of its common stock. In addition, any acquisition could require Old Line Bancshares to use substantial cash or other liquid assets or to incur debt. In those events, Old Line Bancshares could become more susceptible to future economic downturns and competitive pressures.

Old Line Bank faces limits on its ability to lend. The amount of Old Line Bank’s capital limits the amount that it can loan to a single borrower. Generally, under current law, Old Line Bank may lend up to 15% of its unimpaired capital and surplus to any one borrower. As of September 30, 2017, Old Line Bank was able to lend approximately $30.7 million to any one borrower. This amount is significantly less than that of many of its larger competitors and may discourage potential borrowers who have credit needs in excess of Old Line Bank’s legal lending limit from doing business with Old Line Bank. Old Line Bank generally tries to accommodate larger loans by selling participations in those loans to other financial institutions, but this strategy is not always available. Old Line Bank may not be able to attract or maintain customers seeking larger loans and may not be able to sell participations in such loans on terms it considers favorable.

Additional capital may not be available when needed or required by regulatory authorities. Federal and state regulatory authorities require Old Line Bancshares to maintain adequate levels of capital to support its operations. In addition, Old Line Bancshares may elect to raise additional capital to support its business or to finance future acquisitions, if any, or it may otherwise elect or its regulators may require that it raise additional capital. Old Line Bancshares’ ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside its control. Conditions in the capital markets may be such that traditional sources of capital may not be available to Old Line Bancshares on reasonable terms if it needed to raise additional capital. Accordingly, Old Line Bancshares may not be able to raise additional capital if needed or on terms that are favorable or otherwise not dilutive to its existing stockholders. If Old Line Bancshares cannot raise additional capital when needed, or on desirable terms, this may have a material adverse effect on its financial condition, results of operations and prospects.

Old Line Bancshares may not have adequately assessed the fair value of acquired assets and liabilities. Current accounting guidance requires that Old Line Bancshares record assets and liabilities at their estimated fair values on the purchase date. The determination of fair value requires that Old Line Bancshares consider a number of factors including the remaining life of the acquired loans and deposits, estimated prepayments or withdrawals, estimated loss ratios, estimated value of the underlying collateral, and the net present value of expected cash flows. Actual deviations from these predicted cash flows, maturities or repayments or the underlying value of the collateral may mean that Old Line Bancshares’ present value determination is inaccurate. This may cause fluctuations in interest income, non-interest income, provision expense, interest expense and non-interest expense and negatively impact Old Line Bancshares’ results of operations.

The market price of Old Line Bancshares’ common stock can be volatile.  Stock price volatility may make it more difficult for an investor to resell our common stock when desired and at attractive prices. The market price of Old Line Bancshares’ common stock can fluctuate significantly in response to a variety of factors including, among other things:

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actual or anticipated variations in Old Line Bancshares’ operating results;

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changes in expectations as to Old Line Bancshares’ future financial performance, including financial estimates or recommendations by securities analysts or others in the industry;

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changes in the regulatory or legal environment in which Old Line Bancshares operates;

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news reports or other publicity relating to Old Line Bancshares or our competitors or relating to trends in its industry;

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perceptions in the marketplace regarding Old Line Bancshares and/or its competitors;

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future sales of Old Line Bancshares’ common stock;

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the announcement of a significant acquisition or business combination, strategic partnership, joint venture or capital commitment by or involving Old Line Bancshares or its competitors; and

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geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events in the U.S. or globally, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause Old Line Bancshares’ stock price to decrease regardless of operating results.

Shares of Old Line Bancshares common stock are equity interests and therefore subordinate to its existing and future indebtedness and preferred stock we may issue in the future. Shares of Old Line Bancshares’ common stock are equity interests in Old Line Bancshares and do not constitute indebtedness. As such, shares of Old Line Bancshares’ common stock rank junior to all indebtedness and other non-equity claims on it with respect to assets available to satisfy claims, including upon its liquidation. Holders of Old Line Bancshares’ common stock are also subject to the prior dividend and liquidation rights of any holders of its preferred stock that it may issue in the future.

In addition, Old Line Bancshares’ right to participate in any distribution of assets of any of its subsidiaries, including Old Line Bank, upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of Old Line Bancshares’ common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of Old Line Bancshares’ claims as a creditor of such subsidiary may be recognized. As a result, shares of Old Line Bancshares’ common stock are effectively subordinated to all existing and future liabilities and obligations of its subsidiaries.

Old Line Bancshares’ ability to declare and pay dividends is limited by law, and it may be unable to pay future dividends. Old Line Bancshares are a separate and distinct legal entity from Old Line Bank, and it receives substantially all of its revenue from dividends from Old Line Bank. These dividends are the principal source of funds to pay dividends on Old Line Bancshares’ common stock and interest and principal on debt. Various federal and/or state laws and regulations limit the amount of dividends that Old Line Bank may pay to Old Line Bancshares. In the event Old Line Bank is unable to pay dividends to Old Line Bancshares, Old Line Bancshares may not be able to service debt, pay obligations or pay dividends on its common stock. The inability to receive dividends from Old Line Bank could have a material adverse effect on Old Line Bancshares’ business, financial condition and results of operations.

Old Line Bancshares may need to raise additional capital in the future. If Old Line Bancshares is are unable to obtain such capital on favorable terms or at all, it may not be able to execute on its business plans and its business, financial condition and results of operations may be adversely affected. Old Line Bancshares may need to raise additional capital in the future to fund its growth and acquisition activities. Any sale of additional equity or debt securities may result in dilution to Old Line Bancshares’ stockholders. Public or private financing may not be available in amounts or on terms acceptable to Old Line Bancshares, if at all. If Old Line Bancshares is unable to obtain additional financing, it may be required to delay, reduce the scope of, or eliminate its growth and acquisition activities, which could adversely affect its business, financial condition and operating results.

Anti-takeover provisions could adversely affect our stockholders. Maryland law and provisions contained in Old Line Bancshares’ articles of incorporation and bylaws could make it difficult for a third party to acquire it, even if doing so might be beneficial to Old Line Bancshares’ stockholders. For example, Old Line Bancshares’ articles of incorporation authorizes its board of directors to determine the designation, preferences, limitations and relative rights of unissued preferred stock, without any vote or action by Old Line Bancshares’ stockholders. As a result, Old Line Bancshares’ board of directors could authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of its common stock or with other terms that could impede the completion of a merger, tender offer or other takeover attempt. In addition, certain provisions of Maryland law, including a provision that restricts certain business combinations between a Maryland corporation and certain interested stockholders, may delay, discourage or prevent an attempted acquisition or change in control of Old Line Bancshares that some or all of its stockholders might consider to be desirable. As a result, efforts by Old Line Bancshares’ stockholders to change its direction or management may be unsuccessful.

The ability of a third party to acquire Old Line Bancshares is also limited under applicable banking regulations. With certain limited exceptions, federal regulations prohibit a person, a company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of Old Line Bancshares’ voting stock or obtaining the ability to control in any manner the election of a majority of its directors or otherwise direct its management or policies without prior notice or application to and the approval of the FRB. Companies investing in banks and bank holding companies receive additional review and may be required to become bank holding companies, subject to regulatory supervision. Accordingly, prospective investors must be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of Old Line Bancshares’ common stock. These provisions effectively inhibit certain mergers or other business combinations, which, in turn, could adversely affect the market price of Old Line Bancshares’ common stock.

Additional Risk Factors Associated with Bay Bancorp

Bay Bancorp’s loan portfolio is concentrated in commercial and real estate and in certain geographic areas. Bay Bancorp’s commercial loans, including commercial real estate loans and commercial and industrial loans, totaled $312 million as of September 30, 2017, or 59% of its loan portfolio, while its residential real estate loans totaled $145 million, or 28% of its loan portfolio. Additionally, its construction loans totaled $29 million as of September 30, 2017, or 6% of its loan portfolio. Approximately 98% of Bay Bancorp’s loans were originated in Maryland. Commercial lending generally carries a higher degree of credit risk than do residential mortgage loans because of several factors including larger loan balances, dependence on the successful operation of a business or a project for repayment, or loan terms with a balloon payment rather than full amortization over the loan term. Further, any weakness in the real estate market could adversely affect Bay Bank’s customers, which in turn could adversely impact its loan portfolio.

An increase in non-performing loans could result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on the financial condition and results of operations of Bay Bancorp, and, upon consummation of the merger, of Old Line Bancshares.

Risk Factors as they Relate to Bay Bancorp’s Stockholders in Connection with the Merger

Bay Bancorp’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Bay Bancorp stockholders. In considering the information contained in this joint proxy statement/prospectus, you should be aware that the directors and certain executive officers of Bay Bancorp have financial interests in the merger that are different from, or in addition to, the interests of Bay Bancorp stockholders. The directors of Bay Bancorp who collectively hold or have the right to vote or director the vote of approximately [____]% of the outstanding shares of Bay Bancorp common stock have agreed to vote in favor of the merger proposal. These voting agreements may have the effect of discouraging persons from making a proposal to acquire Bay Bancorp. Further, certain executive officers of Bay Bancorp may be entitled to change-in-control or other severance payments in connection with the merger under existing arrangements. Old Line Bancshares and Old Line Bank have agreed to elect Joseph J. Thomas, Bay Bancorp’s President and Chief Executive Officer, Eric D. Hovde, who serves as Chairman of the boards of directors of both Bay Bancorp and Bay Bank, and another current director of Bay Bancorp, to the boards of directors of Old Line Bancshares and Old Line Bank, who will be compensated for their service on the board of directors of Old Line Bank. Finally, Steven D. Hovde, a director of Bay Bancorp and Bay Bank, is also the President and Chief Executive Officer of Hovde Group, which served as a financial advisor to Bay Bancorp and will receive investment banking fees in connection with the merger. These and certain other additional interests of Bay Bancorp’s directors and executive officers are described in detail in “The Merger Agreement and the Merger – Interests of Directors and Officers in the Merger.” These circumstances may cause some of Bay Bancorp directors and executive officers to view the proposed transaction differently than you view it.

Because the merger consideration is subject to adjustment, Bay Bancorp stockholders will not know until the effective time of the merger the value of the consideration they will receive in the merger. Upon completion of the merger, each share of Bay Bancorp common stock will be converted into the right to receive merger consideration consisting of shares of Old Line Bancshares common stock pursuant to the terms of the merger agreement. As discussed above, the exchange ratio will be fixed if the Average Price is above $29.15 or below $25.66. If the exchange ratio is fixed, the value of the merger consideration will be dependent upon the value of Old Line Bancshares common stock and, therefore, will fluctuate with the market price of Old Line Bancshares common stock. Accordingly, if the exchange ratio is fixed, any change in the price of Old Line Bancshares common stock prior to the merger will affect the market value of the merger consideration that stockholders of Bay Bancorp will receive as a result of the merger. Further, the exchange ratio, and as a result the value of the merger consideration to be received by Bay Bancorp stockholders, will be adjusted as provided in the merger agreement for the after-tax income recognized by Bay Bancorp or Bay Bank from the recent settlement of certain litigation and the resolution of certain loans. Assuming Bay Bank recognizes after-tax income of $984,750 in connection with the resolution of the litigation and $587,214 from the resolution of loans, the exchange ratio, based on the closing price of Old Line Bancshares common stock for the 20 trading days ending five trading days before the date of this joint proxy statement/prospectus, would be 0.4096. Final calculations regarding the exchange ratio, however, will not be completed until the closing of the merger or shortly before closing.

Further, the exchange ratio will not be adjusted if the Average Price falls below $25.65, although as discussed below Bay Bancorp can terminate the merger agreement in certain circumstances based if the volume-weighted average closing price of Old Line Bancshares common stock during any 20 trading day period during the five-day period commencing with the fifth trading day immediately preceding the effective date of the merger falls below the thresholds set forth in the merger agreement and Old Line Bancshares does not increase the merger consideration. As a result, the value of shares of Old Line Bancshares common stock that a Bay Bancorp stockholder receives in the merger will decline correspondingly with declines in the Average Price below $25.65 prior to and as of the date the merger consideration is received.

Accordingly, at the time of the special meeting of Bay Bancorp stockholders, Bay Bancorp stockholders will not know or be able to calculate the amount or the value of the number of shares of Old Line Bancshares common stock that they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the businesses, operations and prospects of Old Line Bancshares and regulatory considerations. Many of these factors are beyond Old Line Bancshares’ control. You should obtain current market quotations for shares of Old Line Bancshares common stock.

Bay Bancorp has the option, but is not required, to terminate the merger agreement if the volume-weighted average closing price of Old Line Bancshares common stock during any 20 trading day period during the five-day period commencing with the fifth trading day immediately preceding the effective date of the merger falls below the thresholds set forth in the merger agreement, although Bay Bancorp does not have this option if Old Line Bancshares, in its sole discretion, increases the per share consideration as set forth in the merger agreement. Bay Bancorp cannot predict at this time whether or not its board of directors would exercise its right to terminate the merger agreement if these conditions were met. The merger agreement does not provide for a resolicitation of Bay Bancorp stockholders in the event that the conditions are met and the Bay Bancorp board nevertheless chooses to complete the transaction. In considering whether to exercise its right to terminate the merger agreement, Bay Bancorp’ board of directors would take into account all the relevant facts and circumstances that exist at the time and would consult with its financial advisor and legal counsel.

The provisions of the merger agreement limiting Bay Bancorp’s ability to pursue alternative transactions to the merger and requiring Bay Bancorp to pay a termination fee if it does may discourage others from trying to acquire Bay Bancorp. The merger agreement prohibits Bay Bancorp and its directors, officers, employees, advisors and other representatives, subject to narrow exceptions, from initiating, encouraging, soliciting or entering into discussions with any third party regarding alternative acquisition proposals. This prohibition limits Bay Bancorp’s ability to pursue offers from other possible acquirers that may be superior from a financial point of view. If Bay Bancorp receives an unsolicited proposal from a third party that is superior from a financial point of view to that made by Old Line Bancshares and the merger agreement is terminated, Bay Bancorp would be required to pay a termination fee to Old Line Bancshares. This fee makes it less likely that a third party will make an alternative acquisition proposal.

If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, Bay Bancorp stockholders may be required to recognize additional gain or recognize loss on the exchange of their shares of Bay Bancorp common stock in the merger for U.S. federal income tax purposes. The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and it is a condition to the respective obligations of Bay Bancorp and Old Line Bancshares to complete the merger that each of Bay Bancorp and Old Line Bancshares receives a legal opinion to that effect. Neither of these opinions will be binding on the Internal Revenue Service. Bay Bancorp and Old Line Bancshares have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a contrary position. If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, Bay Bancorp stockholders may be required to recognize gain or loss on the exchange of their shares of Bay Bancorp common stock in the merger for U.S. federal income tax purposes. In addition, Bay Bancorp will be treated as having sold all of its assets to Old Line Bancshares in a taxable transaction, and will recognize taxable gain to the extent the sum of the total consideration paid by Old Line Bancshares to the Bay Bancorp stockholders, plus the liabilities of Bay Bancorp, exceeds the tax basis of Bay Bancorp in its assets, including its tax basis in its bank and other subsidiaries. Old Line Bancshares would succeed to and become liable for any such Bay Bancorp corporate tax as a consequence of the merger. For further information, see “The Merger Agreement and the Merger – Certain Federal Income Tax Consequences.”

After the merger is completed, Bay Bancorp stockholders will become Old Line Bancshares stockholders and will have different rights that may be less advantageous than their current rights. Upon completion of the merger, Bay Bancorp stockholders will receive Old Line Bancshares common stock for their shares of Bay Bancorp common stock and become Old Line Bancshares stockholders. Differences in Bay Bancorp’s articles of incorporation and bylaws and Old Line Bancshares’ articles of incorporation and bylaws will result in changes to the rights of Bay Bancorp stockholders when they become Old Line Bancshares stockholders. For more information, see “Comparison of Stockholder Rights.” A stockholder of Bay Bancorp may conclude that his, her or its current rights under Bay Bancorp’s articles of incorporation and bylaws are more advantageous than the rights they may have as an Old Line Bancshares stockholder under Old Line Bancshares’ articles of incorporation and bylaws.

Bay Bancorp’s stockholders will have less influence as stockholders of Old Line Bancshares than as stockholders of Bay Bancorp. Bay Bancorp stockholders currently have the right to vote in the election of the board of directors of Bay Bancorp and on other matters affecting Bay Bancorp. The stockholders of Bay Bancorp as a group will own between approximately [____]% and [____]% of the combined organization (Old Line Bancshares and Bay Bancorp), assuming Old Line Bancshares does not exercise its option to increase the merger consideration to avoid termination of the merger agreement based on recent trading prices of Old Line Bancshares common stock prior to the merger. When the merger occurs, each former Bay Bancorp stockholder will become a stockholder of Old Line Bancshares with a percentage ownership of the combined organization much smaller than such stockholder’s percentage ownership of Bay Bancorp. Because of this, stockholders of Bay Bancorp will have less influence on the management and policies of Old Line Bancshares than they now have on the management and policies of Bay Bancorp.

SELECTED FINANCIAL DATA OF OLD LINE BANCSHARES

The following table summarizes Old Line Bancshares’ selected financial information and other financial data as of and for the periods indicated. The selected balance sheet and statement of income data as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 are derived from Old Line Bancshares’ audited financial statements contained in Annual Reports on Form 10-K that Old Line Bancshares has previously filed with the SEC. The financial data as of and for the nine months ended September 30, 2017 and 2016 has been derived from Old Line Bancshares’ unaudited consolidated financial statements contained in Quarterly Reports on Form 10-Q that Old Line Bancshares has previously filed with the SEC. The information as of and for the nine months ended September 30, 2017 and 2016 is unaudited and reflects only normal recurring adjustments that are, in the opinion of Old Line Bancshares’ management, necessary for a fair presentation of the result for the interim periods presented. The results of operations for the nine months ended September 30, 2017 are not necessarily indicative of the results to be achieved by Old Line Bancshares for all of fiscal 2017 or for any other period.

You should read this information together with Old Line Bancshares’ financial statements and the related notes and its “Management’s Discussion and Analysis of Financial Condition and Results of Operations” discussion that are included in its Annual Report on Form 10-K for the year ended December 31, 2016 and its Form 10-Q for the quarter ended September 30, 2017, incorporated by reference into this joint proxy statement/prospectus. See “Incorporation of Certain Documents By Reference” and “Where You Can Find More Information.” Results for past periods are not necessarily indicative of results that may be expected for any future period.

	Nine Months Ended September 30,		Twelve Months Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
			(Dollars in thousands except per share data)
Earnings and dividends:
Interest income	$53,181	$44,111	$60,465	$51,453	$45,603	$44,263	$38,222
Interest expense	8,294	5,184	7,525	4,864	3,900	4,202	5,058
Net interest income	44,887	38,927	52,940	46,589	41,703	40,061	33,164
Provision for loan losses	855	1,385	1,585	1,311	2,827	1,504	1,525
Non-interest income	6,002	6,685	8,256	6,845	5,957	8,870	3,708
Non-interest expense	34,102	30,975	39,643	36,276	35,046	36,077	25,162
Income taxes	5,825	4,428	6,813	5,382	2,694	3,602	2,720
Net income	10,106	8,825	13,155	10,464	7,093	7,747	7,465
Less: Net loss attributable to the non-controlling interest	—	—	—	(4)	(37)	(92)	(65)
Net income available to common stockholders	10,106	8,825	13,155	10,468	7,130	7,839	7,530
Per common share data:
Basic earnings	$0.90	$0.82	$1.21	$0.98	$0.66	$0.87	$1.10
Diluted earnings	0.88	0.80	1.20	0.97	0.65	0.86	1.09
Dividends paid	0.24	0.18	0.24	0.21	0.18	0.16	0.16
Common stockholders book value, period end	16.31	13.98	13.81	13.31	12.51	11.71	10.94
Common stockholders tangible book value, period end	13.77	12.72	12.59	12.00	11.38	10.50	10.30
Average common shares outstanding
Basic	11,286,215	10,824,436	10,837,939	10,647,986	10,786,017	9,044,844	6,828,512
Diluted	11,496,659	10,998,150	10,997,485	10,784,323	10,935,182	9,149,200	6,893,645
Common shares outstanding, period end	12,467,518	10,859,074	10,910,915	10,802,560	10,810,930	10,777,113	6,845,432
Balance Sheet Data:
Total assets	$2,061,239	$1,650,105	$1,709,020	$1,510,089	$1,227,519	$1,167,223	$861,856
Total loans, less allowance for loan losses	1,669,234	1,300,010	1,369,594	1,155,147	931,121	849,263	595,145
Total investment securities	213,664	201,831	199,505	194,706	161,680	172,170	171,541
Total deposits	1,654,635	1,301,293	1,325,881	1,235,880	1,015,739	974,359	735,458
Stockholders’ equity	203,340	151,857	150,667	143,989	135,264	126,249	74,862
Performance Ratios:
Return on average assets	0.73%	0.75%	0.83%	0.79%	0.60%	0.74%	0.90%
Return on average stockholders’ equity	7.52%	8.02%	8.83%	7.54%	5.45%	7.80%	11.17%
Total ending equity to total ending assets	9.86%	9.20%	8.82%	9.54%	11.02%	10.82%	8.69%
Net interest margin(1)	3.68%	3.81%	3.79%	4.08%	4.15%	4.53%	4.65%
Dividend payout ratio for period	27.21%	22.09%	19.79%	21.47%	27.23%	19.02%	14.51%
Asset Quality Ratios:
Allowance to period-end loans	0.35%	0.49%	0.45%	0.43%	0.46%	0.58%	0.66%
Non-performing assets to total assets	0.19%	0.63%	0.59%	0.56%	0.65%	1.27%	1.12%
Non-performing loans to allowance for loan losses	32.67%	115.67%	103.04%	120.04%	121.61%	178.91%	149.04%
Capital Ratios:
Tier 1 risk-based capital	9.5%	9.7%	9.5%	10.7%	12.3%	12.0%	10.8%
Total risk-based capital	11.7%	12.7%	12.3%	11.1%	12.7%	12.5%	11.4%
Leverage capital ratio	8.8%	8.6%	8.6%	9.1%	9.9%	9.3%	7.9%
Common Equity Tier 1	9.3%	9.5%	9.2%	10.7%

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA

The Unaudited Pro Forma Combined Condensed Consolidated Financial Information has been prepared using the acquisition method of accounting, giving effect to the merger. The Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition combines the historical information of Old Line Bancshares and Bay Bancorp as of September 30, 2017 and assumes that the merger was completed on that date. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Income combines the historical financial information of Old Line Bancshares and Bay Bancorp and give effect to the merger as if it had been completed as of the beginning of the periods presented. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Income for Old Line Bancshares also combines the historical financial information of Old Line Bancshares and DCB, which was acquired by Old Line Bancshares effective July 28, 2017 and gives effect to that merger as if it had been completed as of the beginning of the periods presented. The Unaudited Pro Forma Combined Condensed Consolidated Financial Information is presented for illustrative purposes only and is not necessarily indicative of the results of income or financial condition had the merger been completed on the date described above, nor is it necessarily indicative of the results of income in future periods or the future financial condition and results of income of the combined entities. The financial information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information. Certain reclassifications have been made to Bay Bancorp’s historical financial information in order to conform to Old Line Bancshares’ presentation of financial information.

The proposed merger is targeted for completion in the first quarter of 2018. There can be no assurance that the merger will be completed as anticipated. For purposes of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information, the fair value of Old Line Bancshares’ common stock to be issued in connection with the merger was based on Old Line Bancshares’ closing stock price of $28.00 on September 29, 2017.

The Unaudited Pro Forma Combined Condensed Consolidated Financial Information includes estimated adjustments, including adjustments to record Bay Bancorp’s assets and liabilities at their respective fair values, and represents Old Line Bancshares’ pro forma estimates based on available fair value information as of the date of the merger agreement. In some cases, where noted, more recent information has been used to support estimated adjustments in the pro forma financial information.

The pro forma adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the merger will be determined after it is completed and after completion of thorough analyses to determine the fair value of Bay Bancorp’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the Unaudited Pro Forma Combined Condensed Consolidated Financial Information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Old Line Bancshares’ statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Bay Bancorp’s stockholders’ equity, including results of operations from September 30, 2017 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The Unaudited Pro Forma Combined Condensed Consolidated Financial Information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had Old Line Bancshares and Bay Bancorp been combined during these periods.

The Unaudited Pro Forma Combined Condensed Consolidated Financial Information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Old Line Bancshares and Bay Bancorp, each of which is incorporated herein by reference.

Selected Pro Forma Condensed Combined Financial Data
(Dollars in thousands except per share data)

	As of and for the
	Nine Month Period	For The Year
	Ended	Ended
	September 30, 2017	December 31, 2016
Earnings and dividends:
Interest income	$80,167	$82,662
Interest expense	10,408	9,375
Net interest income	69,759	73,287
Provision for loan losses	2,132	2,974
Non-interest income	10,815	13,357
Non-interest expense	56,398	61,311
Income taxes	8,127	7,733
Net income	13,916	14,991
Less: Net loss attributable to the non-controlling interest	—	200
Net income available to common stockholders	13,916	14,791
Per common share data:
Basic earnings	$0.81	$0.87
Diluted earnings	0.80	0.86
Dividends paid	0.24	0.24
Common stockholders book value, period end	19.45	13.81
Common stockholders tangible book value, period end	14.12	12.59
Average common shares outstanding
Basic	17,100,392	17,002,613
Diluted	17,310,836	17,162,159
Common shares outstanding, period end	17,137,084	17,075,589
Balance Sheet Data:
Total assets	$2,770,945
Total loans, less allowance for loan losses	2,194,285
Total investment securities	272,642
Total deposits	2,203,990
Stockholders’ equity	333,272

COMPARATIVE PER-SHARE MARKET PRICE

The following table sets forth the market value per share of Old Line Bancshares common stock, the market value per share of Bay Bancorp common stock and the equivalent market value per share of Bay Bancorp common stock on September 27, 2017 (the last trading day preceding public announcement of the merger, which was announced after market close on September 27, 2017) and November 21, 2017 (the date of this joint proxy statement/prospectus). The equivalent market value per share of Bay Bancorp common stock indicated in the table is derived from assumed exchange ratios based on the volume-weighted average closing price of Old Line Bancshares common stock for the 20 trading days ending five trading days before the applicable date ($27.34 for September 27, 2017 and $29.56 for November 21, 2017), in each case taking into account assumed adjustments to the exchange ratio based on current information, multiplied by the closing sales price of Old Line Bancshares common stock on such date. For more information, see the section entitled “The Merger Agreement and The Merger – Terms of the Merger – What Bay Bancorp Stockholders Will Receive in the Merger.”

The historical market values per share of Old Line Bancshares common stock and Bay Bancorp common stock (including the historical market value of Old Line Bancshares common stock used to determine the equivalent market value per share of Bay Bancorp common stock) are the per share closing sales prices September 27, 2017 and November 21, 2017, respectively, as reported on the Nasdaq Capital Market.

	Old Line Bancshares Historical	Bay Bancorp Historical	Equivalent Market Value Per Share of Bay Bancorp
September 27, 2017	$29.31	$7.95	$12.81
November 21, 2017	$29.34	$11.85	$12.02

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The Old Line Bancshares and Bay Bancorp historical and the unaudited pro forma combined Old Line Bancshares and Bay Bancorp equivalent per share financial data as of and for the nine months ended September 30, 2017 and the year ended December 31, 2016 is presented below. The information in set forth below is based on, and should be read together with, the historical financial information that each of Old Line Bancshares and Bay Bancorp has presented in its filings with the SEC. This information should also be considered together with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Statements” found elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma adjustments are based upon available information and certain assumptions that Old Line Bancshares and Bay Bancorp. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies or asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Bay Bancorp will be reflected in the consolidated financial statements of Old Line Bancshares on a prospective basis.

Unaudited Pro Forma Comparative Per Share Data For The Nine Months Ended September 30, 2017 (Amounts in Thousands, except per share data)
	Old Line Bancshares	Bay Bancorp	Proforma Combined	Proforma Equivalent Bay Bancorp Share1

For the nine months ended September 30, 2017
Basic earnings (loss) per common share	$0.88	$0.41	$0.81	$0.35
Diluted earnings (loss) per common share	0.86	0.41	$0.80	0.35

Dividends Declared:
For the nine months ended September 30, 2017	$0.24	$-	$0.24	$0.10

Book Value:
As of September 30, 2017	$14.28	$6.73	$19.45	$8.47
1)           Pro forma equivalent per share amount is calculated by multiplying the pro forma combined per share amount by an assumed exchange ratio of 0.4357 as outlined in Footnote 1 to the unaudited Unaudited Pro Forma Combined Consolidated Financial Statements.

Unaudited Pro Forma Comparative Per Share Data For The Twelve Months Ended December 31, 2016 (Amounts in Thousands, except per share data)
	Old Line Bancshares	Bay Bancorp	Proforma Combined	Proforma Equivalent Bay Bancorp Share1

For the twelve months ended December 31, 2016
Basic earnings (loss) per common share	$1.15	$0.16	$0.87	$0.38
Diluted earnings (loss) per common share	1.13	0.16	$0.86	0.38

Dividends Declared:
For the year ended December 31, 2016	$0.24	$-	$0.24	$0.10

Book Value:
As of December 31, 2016	$13.81	$6.31	$17.61	$7.67
1)           Pro forma equivalent per share amount is calculated by multiplying the pro forma combined per share amount by an assumed exchange ratio of 0.4357 as outlined in Footnote 1 to the Unaudited Pro Forma Combined Consolidated Financial Statements.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including the information incorporated by reference into this joint proxy statement/prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements include statements regarding the financial condition, results of operations, earnings outlook, businesses and prospects of Old Line Bancshares and Bay Bancorp, and the potential combined company, as well as statements applicable to the period following the completion of the merger and includes those items listed below:

(1) The anticipated effects and benefits of the merger, including (a) the expected consummation of the merger including the timing thereof, and (b) the expected financial effects and benefits of the merger, including that Old Line Bancshares’ expectation that the merger will be immediately accretive to its and earnings, excluding merger expenses; and

(2) With respect to Old Line Bancshares, statements regarding (a) its growth strategy, including potential future acquisitions, (b) additional investment in equipment and personnel, and potential increases in non-interest expenses, and (c) the statement with respect to the adequacy of its allowance for loan losses. Forward-looking statements are also included in documents incorporated by reference into this joint proxy statement/prospectus, and are or will be identified in such documents.

 Forward-looking statements are also included in documents incorporated by reference into this joint proxy statement/prospectus, and are or will be identified in such documents.

You can identify forward-looking statements because they are not historical facts and often include the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates,” “plans” or similar terminology. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to:

●
the businesses of Bay Bancorp may not be integrated into Old Line Bancshares successfully or such integration may be more difficult, time-consuming or costly than expected;

●
expected revenue synergies and cost savings from the merger may not be fully realized, or realized within the expected timeframe;

●
disruption in Bay Bancorp’s business as a result of the announcement and pendency of the merger;

●
revenues following the merger may be lower than expected;

●
customer and employee relationships and business operations of Old Line Bancshares and Bay Bancorp may be disrupted by the merger;

●
the ability to obtain required approval of Old Line Bancshares’ and Bay Bancorp’s stockholders;

●
the ability to complete the merger in the expected timeframe may be more difficult, time-consuming or costly than expected, or the merger may not be completed at all;

●
changes in loan default and charge-off rates;

●
changes in demand for loan products or other financial services;

●
reductions in deposit levels necessitating increased borrowings to fund loans and investments;

●
general economic conditions, either nationally or in Old Line Bancshares’ market area, that are worse than expected;

●
sustained elevation in the unemployment rate in Old Line Bank’s and Bay Bank’s target markets;

●
inflation and changes in interest rates and monetary policy that could adversely affect Old Line Bancshares and/or Bay Bancorp;

●
changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

●
the ability to retain key Bay Bank personnel;

●
the ability of Old Line Bancshares and Old Line Bank to enter new markets successfully and capitalize on growth opportunities, and to otherwise implement its growth strategy;

●
the risk of loan losses and that the allowance for loan losses may be insufficient;

●
changes in competitive, governmental, regulatory, technological and other factors that may affect Old Line Bancshares or Bay Bancorp specifically or the banking industry generally;

●
that the market value of investments could negatively impact stockholders’ equity;

●
changes in consumer spending, borrowing and savings habits;

●
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board;

●
the other risks discussed in this joint proxy statement/prospectus, in particular in the “Risk Factors” section of this joint proxy statement/prospectus;

●
those risks identified in connection with the forward-looking statements made in the documents incorporated by reference into this joint proxy statement/prospectus; and

●
other risk factors detailed from time to time in filings made by Old Line Bancshares and Bay Bancorp with the SEC.

Forward-looking statements speak only as of the date they are made. You should not place undue reliance on any forward-looking statements. Neither Old Line Bancshares nor Bay Bancorp undertake any obligation to update or clarify these forward-looking statements to reflect factual assumptions, circumstances or events that have changed after such a forward-looking statement was made.

THE OLD LINE BANCSHARES SPECIAL MEETING

Date, Time and Place

Old Line Bancshares will hold a special meeting of its stockholders at its office located at 1525 Pointer Ridge Place, Bowie, Maryland, 20716, at [____] on [_________].

Purpose of the Special Meeting

At the special meeting, Old Line Bancshares’ stockholders will be asked to consider and vote upon proposals to:

1.           Approve the merger of Bay Bancorp with and into Old Line Bancshares, with Old Line Bancshares as the surviving entity, pursuant to the Agreement and Plan of Merger, dated as of September 27, 2017, by and between Old Line Bancshares and Bay Bancorp, as the agreement may be amended from time to time;

2.           Adjourn the special meeting if more time is needed to solicit additional proxies; and

3.           Transact any other business that may properly be brought before the special meeting.

Recommendation of the Board of Directors of Old Line Bancshares

The Old Line Bancshares board of directors has unanimously approved the merger agreement and the merger, has unanimously declared them to be advisable and in the best interests of Old Line Bancshares’ stockholders, and unanimously recommends that Bay Bancorp’s stockholders vote “FOR” the approval of the merger in Proposal 1.

The Old Line Bancshares board of directors also unanimously recommends that Old Line Bancshares’ stockholders vote “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in Proposal 2.

Record Date; Stockholders Entitled to Vote

Stockholders of record at the close of business on [________], which the Old Line Bancshares board of directors has set as the record date, are entitled to notice of and to vote at the special meeting. As of the close of business on that date, there were [__________] shares of common stock, $0.01 par value per share, outstanding and entitled to vote, each of which is entitled to one vote.

Quorum

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting (or [________] shares of Old Line Bancshares common stock) will be necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the special meeting.

Under Maryland law, broker non-votes are also counted for purposes of determining the presence or absence of a quorum for the transaction of business at special meetings. If your shares are held in the name of a bank, brokerage firm or other similar holder of record (referred to as “in street name”), you will receive instructions from the holder of record that you must follow for you to specify how your shares will be voted. In general, under the rules of the various national and regional securities exchanges, holders of record have the authority to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items, but not on non-routine proposals. In the case of non-routine items for which specific voting instructions have not been provided, the institution holding street name shares cannot vote those shares. These are considered to be “broker non-votes.” Since there are no routine items to be voted on at the special meeting, nominee record holders of Old Line Bancshares common stock that do not receive voting instructions from the beneficial owners of such shares will not be able to return a proxy card with respect to such shares; as a result, these shares will not be considered present at the special meeting and will not count towards the satisfaction of a quorum.

Vote Required

Old Line Bancshares’ articles of incorporation provide that the approval of certain transactions, including a merger, requires the vote of a majority of the shares of each class of Old Line Bancshares’ capital stock entitled to vote thereon, if the merger has been approved by a majority of its board of directors. As a result, the proposal at the Old Line Bancshares special meeting to approve the merger requires the affirmative vote of holders of a majority of the outstanding shares of Old Line Bancshares common stock entitled to vote on the proposal. The affirmative vote of the holders of a majority of the shares of common stock cast on the matter is required to adjourn the special meeting to solicit additional proxies, if necessary.

Directors and executive officers of Old Line Bancshares and their affiliates, who beneficially own approximately [____]% of Old Line Bancshares common stock outstanding as of the record date, are expected to vote for approval of the merger.

Abstentions and Failure to Vote

Because approval of the merger requires the affirmative vote of the holders of more than 50% of the outstanding shares of Old Line Bancshares common stock entitled to vote at the special meeting, abstentions, the failure to vote and broker non-votes will have the same effect as votes against this matter. In other words, if you are an Old Line Bancshares stockholder and fail to vote, fail to instruct your broker or nominee to vote, or vote to abstain, it will have the effect of a vote against the proposal to approve the merger. Accordingly, the Old Line Bancshares board of directors urges you to submit your proxy to vote as instructed below.

As noted above, approval of the proposal to adjourn the special meeting to solicit additional proxies, if necessary, requires the affirmative vote of at least a majority of all votes cast on the matter at the special meeting. Abstentions, the failure to vote and broker non-votes are not included in calculating votes cast with respect to this proposal and therefore will have no effect on the outcome of this proposal (assuming a quorum is present).

Voting of Proxies

The enclosed proxy with respect to the Old Line Bancshares special meeting is solicited by the board of directors of Old Line Bancshares. The board of directors has selected [_______] and [_______], or either of them, to act as proxies with full power of substitution.

Whether or not you plan to attend the special meeting, you may submit a proxy to vote your shares via Internet, telephone or mail as outlined below. You will need information from your proxy card or electronic delivery notice to submit your proxy to vote your shares by Internet or telephone.

●
By Internet: Go to www.proxyvote.com and follow the instructions.

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By Telephone: Call 1-800-690-6903 and follow the voice mail prompts.

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By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.
All proxies will be voted as directed by the stockholder on the proxy form. A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

●
FOR approval of the merger; and

●
FOR approval of the proposal to adjourn the special meeting to solicit additional proxies, if necessary.

At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this joint proxy statement/prospectus or in the related Old Line Bancshares proxy card, other than the matters set forth in the Notice of Special Meeting of Stockholders of Old Line Bancshares. In accordance with Maryland law, business transacted at the Old Line Bancshares special meeting will be limited to those matters set forth in the notice. Nonetheless, if any other matter is properly presented at the Old Line Bancshares special meeting for consideration, proxies will be voted in the discretion of the proxy holder on such matter. If the special meeting is postponed or adjourned, your Old Line Bancshares common stock may be voted by the persons named in the proxy card on the new special meeting date, provided that the new meeting occurs within 120 days of the record date for the special meeting, unless you have revoked your proxy.

Your vote is important. Accordingly, please sign and return the enclosed proxy card, or indicate your vote by phone or Internet as described above, as soon as possible whether or not you intend to attend the Old Line Bancshares special meeting.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted, unless your shares are held of record by a bank or other nominee and you have an arrangement with the nominee granting such nominee discretionary authority to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. If you are an Old Line Bancshares stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares at the special meeting.

Please note that you may not vote shares held in street name by returning a proxy card directly to Old Line Bancshares or by voting in person at the meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Your vote is important. Accordingly, please sign and return your bank’s, broker’s or other nominee’s instructions.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the special meeting. Unless so revoked, the shares represented by properly executed proxies will be voted at the special meeting and all adjournments thereof. To revoke your proxy, you must send written notice to the Secretary, Old Line Bancshares, Inc., 1525 Pointer Ridge Place, Bowie, Maryland 20716, file a later-dated proxy before your common stock has been voted at the special meeting or attend the special meeting and vote in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

Your proxy is being solicited by the board of directors of Old Line Bancshares. Old Line Bancshares will pay the costs of soliciting proxies. These costs may include reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners. Old Line Bancshares will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of the common stock of Old Line Bancshares and obtaining their proxies.

In addition to solicitation by mail, directors, officers and employees of Old Line Bancshares may solicit proxies personally, by telephone, facsimile or electronic mail. Old Line Bancshares will not specifically compensate these persons for soliciting such proxies, but may reimburse them for reasonable out-of-pocket expenses, if any.

THE BAY BANCORP SPECIAL MEETING

Date, Time and Place

Bay Bancorp will hold a special meeting of its stockholders at its office located at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046, at [_____] on [________].

Purpose of the Special Meeting

At the special meeting, Bay Bancorp’s stockholders will be asked to consider and vote upon the following proposals:

1.           To approve the merger of Bay Bancorp with and into Old Line Bancshares, with Old Line Bancshares as the surviving entity, pursuant to the Agreement and Plan of Merger, dated as of September 27, 2017, by and between Old Line Bancshares and Bay Bancorp, as the agreement may be amended from time to time;

2.           To adopt the following nonbinding advisory resolution approving “golden parachute compensation” payable to the President and Chief Financial Officer and Executive Vice President - Chief Financial Officer of Bay Bancorp:

RESOLVED, that the stockholders of Bay Bancorp, Inc. approve, on an advisory (nonbinding) basis, the agreements for and compensation to be paid to Bay Bancorp, Inc.’s President and Chief Financial Officer and Executive Vice President - Chief Financial Officer, in connection with the merger with Old Line Bancshares, Inc., as disclosed in the section of the joint proxy statement/prospectus for the merger captioned “The Merger Agreement and the Merger – Interests of Directors, Officers and Others in the Merger – Golden Parachute Compensation for Bay Bancorp Named Executive Officers”;

3.           To approve the adjournment of the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger; and

4.           To transact such other business that may properly come before the special meeting.

Approval of the “golden parachute” proposal (Proposal 2) is not a condition to completion of the merger, and the vote with respect to that proposal is advisory only and will not be binding on Bay Bancorp or Old Line Bancshares, or their respective board of directors or compensation committee. Therefore, if the merger is approved by the stockholders of Old Line Bancshares and Bay Bancorp and completed, the “golden parachute compensation” will be paid to Bay Bancorp’s President and Chief Executive Officer and Executive Vice President - Chief Financial Officer, subject to the conditions applicable thereto, regardless of the outcome of this advisory vote. Please see “The Merger Agreement and the Merger – Interests of Directors, Officers and Others in the Merger – Golden Parachute Compensation for Bay Bancorp Named Executive Officers” for a description of the “golden parachute” payments that are the subject of the advisory vote.

Recommendation of the Board of Directors of Bay Bancorp

The Bay Bancorp board of directors has approved the merger agreement and the merger, has declared them to be advisable and in the best interests of Bay Bancorp’s stockholders, and recommends that Bay Bancorp’s stockholders vote “FOR” the approval of the merger in Proposal 1.

The Bay Bancorp board of directors has also approved and declared advisable the “golden parachute compensation” that may be paid to Joseph J. Thomas, Bay Bancorp’s President and Chief Executive Officer, and Larry D. Pickett, Bay Bancorp’s Executive Vice President - Chief Financial Officer, in connection with the merger as described in this joint proxy statement/prospectus, and recommends that stockholders of Bay Bancorp vote “FOR” the adoption of the nonbinding advisory resolution approving such compensation in Proposal 2.

The Bay Bancorp board of directors also recommends that Bay Bancorp’s stockholders vote “FOR” the approval of the adjournment of the special meeting if necessary to solicit additional proxies in Proposal 3.

Record Date; Outstanding Shares; Number of Votes

The Bay Bancorp board of directors has fixed the close of business on [______] as the record date for determining those stockholders who are entitled to receive notice of and to vote at the special meeting. As of the record date, [______] shares of Bay Bancorp common stock, $1.00 par value per share, were outstanding and entitled to vote, each of which is entitled to one vote.

Quorum

Pursuant to the Maryland General Corporation Law, or the “MGCL”, and Bay Bancorp’s bylaws, the presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the special meeting (or [________] shares of Bay Bancorp common stock) will constitute a quorum for the transaction of business at the special meeting. Abstentions will be counted for purposes of determining whether a quorum is present.

Under Maryland law, broker non-votes are also counted for purposes of determining the presence or absence of a quorum for the transaction of business at special meetings. If your shares are held in the name of a bank, brokerage firm or other similar holder of record (referred to as “in street name”), you will receive instructions from the holder of record that you must follow for you to specify how your shares will be voted. In general, under the rules of the various national and regional securities exchanges, holders of record have the authority to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items, but not on non-routine proposals. In the case of non-routine items for which specific voting instructions have not been provided, the institution holding street name shares cannot vote those shares. These are considered to be “broker non-votes.” Since there are no routine items to be voted on at the special meeting, nominee record holders of Bay Bancorp common stock that do not receive voting instructions from the beneficial owners of such shares will not be able to return a proxy card with respect to such shares; as a result, these shares will not be considered present at the special meeting and will not count towards the satisfaction of a quorum.

Vote Required

The approval of the merger requires the affirmative vote of holders of at least two-thirds of all outstanding shares of Bay Bancorp common stock entitled to vote on the proposal at the special meeting.

The proposal to adopt the nonbinding advisory resolution approving the “golden parachute compensation” and the proposal to adjourn the special meeting to solicit additional proxies, if necessary, require, in each case, the affirmative vote of at least a majority of the shares of common stock cast on the proposal at the special meeting.

Directors and the largest stockholder of Bay Bancorp, who beneficially own in the aggregate approximately [___]% of Bay Bancorp common stock as of the record date, have agreed in writing to vote for the approval of the merger.

Abstentions and Failure to Vote

Because approval of the merger requires the affirmative vote of the holders of at least two-thirds of all outstanding shares of Bay Bancorp common stock entitled to vote at the special meeting, an abstention, a failure to vote and a broker non-vote will all have the same effect as a vote against this matter. Accordingly, Bay Bancorp’s board of directors urges you to vote your shares in the manner recommended above by completing and submitting your card or by telephone or through the Internet as instructed in the proxy card.

As noted above, (i) the adoption of the nonbinding advisory resolution approving the “golden parachute compensation” that may be paid to Joseph J. Thomas, Bay Bancorp’s President and Chief Executive Officer, and Larry D. Pickett, Bay Bancorp’s Executive Vice President - Chief Financial Officer, in connection with the merger and (ii) the adjournment of the special meeting to solicit additional proxies, if necessary, each requires the affirmative vote of at least a majority of all votes cast on the matter at the special meeting. Abstentions, the failure to vote and broker non-votes are not included in calculating votes cast with respect to these proposals and, therefore, will have no effect on their outcome.

Voting of Proxies

The enclosed proxy with respect to the Bay Bancorp special meeting is solicited by the board of directors of Bay Bancorp. The board of directors has selected [_________] and [_________], or either of them, to act as proxies with full power of substitution.

Whether or not you plan to attend the special meeting, you may submit a proxy to vote your shares. To do so, mark your vote on the enclosed proxy card, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided. You may also vote by telephone by calling 1-800-690-6903 and following the voice mail prompts or through the Internet by following the instructions at www.proxyvote.com.

The shares of Bay Bancorp common stock represented by all properly executed proxy cards received pursuant to this solicitation will be voted in accordance with the voting instructions given in those proxy cards. Properly executed, unrevoked proxy cards received by Bay Bancorp on which no voting instructions have been given by a stockholder will be voted FOR the approval of the merger (Proposal 1), FOR the adoption of the nonbinding advisory resolution approving the “golden parachute compensation” that may be paid to Joseph J. Thomas, Bay Bancorp’s President and Chief Executive Officer, and Larry D. Pickett, Bay Bancorp’s Executive Vice President - Chief Financial Officer, by Old Line Bancshares in connection with the merger (Proposal 2), and FOR the approval of the proposal to adjourn the special meeting to solicit additional proxies, if necessary (Proposal 3).

At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this joint proxy statement/prospectus or in the related Bay Bancorp proxy card, other than the matters set forth in the Notice of Special Meeting of Stockholders of Bay Bancorp. In accordance with Maryland law, business transacted at the Bay Bancorp special meeting will be limited to those matters set forth in the notice. If, however, any matters not described in this joint proxy statement/prospectus are properly presented at the special meeting, the persons named in the proxy card will vote your shares in their discretion. If the special meeting is postponed or adjourned, your Bay Bancorp common stock may be voted by the persons named in the proxy card on the new special meeting date, provided that the new meeting occurs within 120 days of the record date for the special meeting, unless you have revoked your proxy.

Your vote is important. Accordingly, please sign and return the enclosed proxy card as soon as possible whether or not you intend to attend the Bay Bancorp special meeting.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted, unless your shares are held of record by a bank or other nominee and you have an arrangement with the nominee granting such nominee discretionary authority to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. If you are a Bay Bancorp stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares at the special meeting.

Please note that if you hold your shares in a stock brokerage account or if your shares of Bay Bancorp common stock are held by a bank or other nominee, you may not vote those shares by returning a proxy card directly to Bay Bancorp or by voting in person at the special unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Your vote is important. Accordingly, please sign and return your bank’s, broker’s or other nominee’s instructions.

Revocability of Proxies

You may revoke your proxy at any time prior to its exercise. Unless so revoked, the shares represented by properly executed proxies will be voted at the special meeting and all adjournments thereof. You may revoke your proxy at any time prior to its exercise by (i) giving written notice of revocation to Bay Bancorp, (ii) executing and delivering a proxy card to Bay Bancorp bearing a later date, or (iii) attending the special meeting and voting in person. The presence of a stockholder at the special meeting will not automatically revoke such stockholder’s proxy.

Solicitation of Proxies

Your proxy is being solicited by the board of directors of Bay Bancorp. Bay Bancorp will bear the cost of soliciting proxies. In addition to the solicitation of proxies by mail, Bay Bancorp also may solicit proxies personally or by telephone through its directors, officers, and regular employees. Bay Bancorp also will request persons, firms, and corporations holding shares of Bay Bancorp common stock in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

OWNERSHIP OF OLD LINE BANCSHARES COMMON STOCK

The following tables set forth, as of April 3, 2017, information with respect to the beneficial ownership of Old Line Bancshares’ common stock by each of its directors, by its executive officers and by all of its directors and executive officers as a group, as well as information regarding each other person that Old Line Bancshares believes owns in excess of 5% of its outstanding common stock. Unless otherwise noted below, Old Line Bancshares believes that each person named in the table has or will have the sole voting and sole investment power with respect to each of the securities reported as owned by such person.

DIRECTORS & EXECUTIVE OFFICERS
Name of Beneficial Owner	Number of Shares Owned	Shares Owned Pursuant to Options	Total Number of Shares Beneficially Owned (2)	Percent of Class Owned(3)

Joseph E. Burnett(4)	54,655	42,402	97,057	0.89%
Craig E. Clark(5)	195,217	2,400	197,617	1.81%
James W. Cornelsen(6)	169,341	163,567	332,908	3.04%
G. Thomas Daugherty(7)	424,536	5,800	430,336	3.93%
James F. Dent	65,492	7,300	72,792	0.67%
Andre' J. Gingles	55,166	1,200	56,366	0.52%
Thomas H. Graham	28,742	3,600	32,342	0.30%
William J. Harnett	1,052,837	3,600	1,056,437	9.65%
Frank Lucente	148,714	7,300	156,014	1.43%
Gail D. Manuel(8)	41,295	7,300	48,595	0.44%
Carla Hargrove McGill	4,442	4,387	8,829	0.08%
M. John Miller	11,073	3,600	14,673	0.13%
Gregory S. Proctor, Jr.(9)	46,537	7,300	53,837	0.49%
Jeffrey A. Rivest	29,557	4,800	34,357	0.31%
Mark A. Semanie	11,516	11,680	23,196	0.21%
Suhas R. Shah(10)	31,251	7,300	38,551	0.35%
John M. Suit, II(11)	62,994	7,300	70,294	0.64%
Frank E. Taylor (12)	12,935	5,800	18,735	0.17%
All directors & executive officers as a group (18 people)	2,446,300	296,636	2,742,936	25.07%

(1)
Indicates number of shares underlying options exercisable within 60 days of April 3, 2017.
(2)
The total number of shares beneficially owned includes shares of common stock owned by the named persons as of the April 3, 2017 and shares of common stock subject to options held by the named persons that are exercisable as of, or within 60 days of April 3, 2017.
(3)
The shares of common stock subject to options are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(4)
Includes 1,620 shares of common stock held jointly with his spouse.
(5)
Includes 138,214 shares of common stock held jointly with his spouse. Does not include 17,256 shares of common stock an individual retirement account owns for the benefit of his spouse and 1,334 shares of common stock his spouse owns individually. Mr. Clark disclaims beneficial ownership in such shares.
(6)       Includes 12,122 shares of common stock held jointly with his spouse.
(7)
Excludes 54,729 shares of common stock his spouse individually owns. Mr. Daugherty, whose current term of office ends at the 2017 Annual Meeting, has chosen not to stand for re-election.
(8)
Includes 15,215 shares of common stock owned jointly with her spouse and 6,424 shares of common stock Trinity Memorial Gardens owns. Ms. Manuel is the owner and a Director of Trinity Memorial Gardens.
(9)
Includes 3,500 shares of common stock held jointly with his spouse.
(10)
Includes 15,922 shares of common stock held jointly with his spouse.
(11)
Includes 28,217 shares of common stock owned by the John M. Suit II Revocable Trust and 31,512 shares of common stock owned by the Joan Marie Suit Revocable Trust. Mr. Suit is trustee and beneficiary of these trusts.
(12)
Includes 5,964 shares of common stock owned jointly with his spouse and 424 shares of common stock owned with his adult son, 674 shares of common stock owned with his adult daughter and 674 shares of common stock owned with another adult daughter.

OTHERS WITH OWNERSHIP IN EXCESS OF 5%
Name of Beneficial Owner and Addresses of 5% Owners	Number of Shares Owned	Percent of Class Owned

FJ Capital Management, LLC(1)	593,851	5.43%
1313 Dolley Madison Blvd, Ste 306
McLean, VA 22101

Endeavour Capital Advisors, Inc.(2)	581,046	5.31%
410 Greenwich Avenue
Greenwich, CT 06830

(1)
FJ Capital Management, LLC, a Virginia limited liability company, and Martin S. Friedman jointly reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2017, that they have shared voting power of 593,851 shares of common stock and shared investment power of 178,466 of such shares of common stock, comprised of (i) 170,225 shares of common stock held by Financial Opportunity Fund, LLC, and 5,975 shares of common stock held by Financial Opportunity Long/Short Fund LLC of which FJ Capital Management LLC is the managing member, (ii) 415,385 shares of common stock held by Bridge Equities, III, LLC, of which FJ Capital Management, LLC is the sub-investment advisor, (iii) 2,266 shares of common stock held by a managed account that FJ Capital Management, LLC manages, but of which they disclaim beneficial ownership. Martin S. Friedman in the Managing Member of FJ Capital Management, LLC.

(2)
Endeavour Capital Advisors, Inc., a Delaware Corporation, Laurence M. Austin and Mitchell J. Katz jointly reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2017 that they share voting and investment power of 581,046 shares of common stock.

OWNERSHIP OF BAY BANCORP COMMON STOCK

The following table sets forth, as of October 31, 2017, certain information concerning shares of Bay Bancorp common stock beneficially owned by: (i) each of the “named executive officers” of Bay Bancorp; (ii) each of the current directors of Bay Bancorp; (iii) all directors and executive officers of Bay Bancorp as a group; and (iv) each other person that Bay Bancorp believes beneficially owns in excess of 5% of the outstanding shares of Bay Bancorp common stock. Generally, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to invest (or dispose of) those shares, or if he or she has the right to acquire such voting or investment rights, within 60 days (such as by exercising stock options or similar rights). The percentages were calculated based on 10,717,889 issued and outstanding shares of Bay Bancorp common stock, plus, for each named person, any shares that such person may acquire within 60 days of October 31, 2017. Except as otherwise noted, the address of each person named below is the address of Bay Bancorp.

	Amount and Nature of Beneficial Ownership		Percent of Class (%)
Directors and Named Executive Officers
Pierre A. Abushacra	27,695		*
Robert J. Aumiller	19,778	(1)	*
Steven K. Breeden	97,919	(2)	*
Mark M. Caplan	170,077	(3)	1.6
Harold I. Hackerman	22,561		*
Eric D. Hovde	2,987,044	(4)	27.9
Steven D. Hovde	0		*
Charles L. Maskell, Jr.	11,109	(5)	*
Larry D. Pickett	57,457	(6)	*
Joseph J. Thomas	278,840		2.6

All Directors and Officers as a Group (10 persons)	3,683,462		34.4

Persons Who Beneficially Own More than 5% of the Class
EJF Sidecar Fund, Series LLC – Series E	1,000,000	(7)	9.3
H Bancorp LLC	2,775,690	(9)	25.9
Joel S. Lawson IV	600,000	(10)	5.6

Total	5,283,462		49.3
Notes:
*
Less than 1%

(1)
Includes 13,733 shares owned jointly with spouse.
(2)
Includes 35,682 shares owned jointly with spouse.
(3)
Includes 10,500 shares owned jointly with spouse and 11,109 shares subject to fully vested and exercisable options.
(4)
Includes the 2,775,690 shares reported below for H Bancorp LLC (“H Bancorp”), as Mr. Hovde has sole voting and investment discretion with respect to such shares.
(5)
Includes 11,109 shares subject to fully vested and exercisable options.
(6)
Includes 40,000 shares subject to fully vested and exercisable options.
(7)
Includes 91,024 shares subject to fully vested and exercisable options.
(8)
The information is based on the Schedule 13G filed with the SEC on August 18, 2016 by on behalf of (i) EJF Capital LLC (“EJF Capital”), (ii) Emanual J. Friedman, and (iii) EJF Sidecar Fund, Series LLC – Series E (the “Fund”). The Fund is the record owner of the shares. EJF Capital is the managing member of the Fund, and Mr. Friedman is the controlling member of EJF Capital. Each of EJF Capital and Mr. Friedman may be deemed to have indirect beneficial ownership of the shares of Common Stock based on the relationships described above. The Fund’s address is 2107 Wilson Boulevard, Suite 410, Arlington, Virginia 22201.
(9)
The information is based on the Schedule 13D filed by H Bancorp on July 8, 2014, as amended on June 9, 2016. Eric D. Hovde is Chairman and CEO of H Bancorp and, in such capacity, has shared investment and voting discretion with respect to the securities owned by H Bancorp. H Bancorp’s address is 2050 Main Street, 3rd Floor, Irvine, CA 92614. The reported shares are also included in the amount shown for Mr. Hovde.
(10)
The information is based on the Schedule 13D filed on August 5, 2015 by Joel S. Lawson IV, which reported his address as 2040 Grubbs Mill Road, Berwyn, Pennsylvania 19312.

THE MERGER AGREEMENT AND THE MERGER

The following information describes the material terms and provisions of the merger agreement and the merger. This discussion is subject and qualified in its entirety by reference to the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and incorporated herein by reference.

The merger agreement and the summary of its terms in this joint proxy statement/prospectus have been included only to provide you with information about the terms and conditions of the merger agreement. The representations, warranties and covenants contained in the merger agreement were made solely for the purposes of such agreement and as of specific dates, and were qualified and subject to certain limitations and exceptions agreed to by Old Line Bancshares and Bay Bancorp in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described herein, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by Old Line Bancshares or Bay Bancorp. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of Old Line Bancshares and Bay Bancorp.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Old Line Bancshares or Bay Bancorp or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Please see the sections of this joint proxy statement/prospectus entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.” Each of Old Line Bancshares and Bay Bancorp will provide additional disclosures in its public reports to the extent they become aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

General

The merger agreement provides that:

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Bay Bancorp will merge with and into Old Line Bancshares, with Old Line Bancshares as the surviving corporation;

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If you are a stockholder of Bay Bancorp, you will receive, for each share of Bay Bancorp common stock that you own, that number of shares of Old Line Bancshares common stock determined by dividing $11.80 by the Average Price, provided that (i) if the Average Price is $29.16 or more the exchange ratio will be fixed at 0.4047 and if the Average Price is $25.65 or less the exchange ratio will be fixed at 0.4600, (ii) the exchange ratio will be adjusted for the after-tax proceeds recognized by Bay Bancorp or Bay Bank in the recent settlement of certain litigation and the resolution of certain loans, and (iii) cash will be paid in lieu of fractional shares of Old Line Bancshares common stock;

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Immediately after the merger, pursuant to an Agreement and Plan of Merger, dated as of September 27, 2017, by and between Old Line Bank and Bay Bank, Bay Bank will be merged with and into Old Line Bank, with Old Line Bank as the surviving bank, which we refer to as the bank merger; and

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Eric D. Hovde, Joseph J. Thomas and another current director of Bay Bancorp will be elected as members of the Old Line Bancshares and Old Line Bank boards of directors.

Assuming the requisite approval of Old Line Bancshares’ stockholders and Bay Bancorp’s stockholders and the satisfaction of other conditions to closing, we currently expect the merger to close in the second quarter of 2018. The merger will result in an institution with pro forma assets approaching $3.0 billion and, with 39 full service banking offices serving Baltimore City and 11 Maryland counties, the combined institution will have the second-most banking locations in Maryland of all independent Maryland-based commercial banks. Old Line Bancshares expects the merger to be immediately accretive to its earnings, excluding merger expenses.

Background of the Merger

Old Line Bancshares regularly considers strategic acquisitions to the extent such opportunities arise and the institutions in question have businesses and cultures complimentary to Old Line Bancshares and Old Line Bank. On April 22, 2010, Old Line Bancshares appointed a special committee of its board of directors (later reconstituted as a joint committee of Old Line Bancshares and Old Line Bank) to review potential strategic opportunities in general (the “Strategic Opportunities Committee”), which at that time included consideration of the acquisition of Maryland Bankcorp or Maryland Bank and Trust Company, N.A. Since its formation, the Strategic Opportunities Committee has considered potential acquisitions on an ongoing basis.

Bay Bancorp’s board of directors formally began considering the possibility of a strategic combination with another financial institution at its annual strategic planning meeting held on October 26, 2016, at which Keefe, Bruyette & Woods, Inc. (“KBW”) made a presentation about the then-current merger market and potential opportunities. Subsequently, the board determined to seek additional investment banking advice and information regarding the current merger market and related matters from KBW and Hovde Group. Bay Bancorp has long histories of collaboration with both KBW, who has advised Bay Bancorp on a variety of matters over the years, and Hovde Group, whose Chief Executive Officer (Steven Hovde) is also a director of Bay Bancorp.

Both of these firms gave presentations to the Bay Bancorp board of directors on March 29, 2017. KBW was represented by David Lazar and Adam Tarvin, and Hovde Group was represented by Steven Hovde, Michael Corso and Jason Blumberg.

At its meeting held on April 6, 2017, the Bay Bancorp board discussed these presentations and determined to appoint a special committee of independent directors (the “Special Committee”) to further interview investment banking firms and make a recommendation to the board with respect to the firm that would be the most appropriate fit for Bay Bancorp.

On April 13, 2017, the Special Committee held its first meeting, during which its members discussed the purpose for which the Special Committee was formed and the objectives and framework for an evaluation and recommendation of an investment banking firm. After discussing the presentations provided by KBW and Hovde Group, the Special Committee concluded that it should interview a third firm and selected RP Financial as the third candidate.

Following that meeting, Bay Bancorp’s legal counsel, Andrew Bulgin of Gordon Feinblatt LLC, contacted James Hennessey of RP Financial for the purpose of having RP Financial execute a confidentiality agreement. RP Financial signed and delivered its confidentiality agreement on April 13, 2017, after which Mr. Bulgin disclosed to Mr. Hennessey the identity of Bay Bancorp and the reasons for which the Special Committee desired to interview RP Financial.

On April 19, 2017, the Special Committee convened a meeting for the purpose of interviewing RP Financial. Following that interview, the members of the Special Committee discussed their impressions of the three investment banking candidates but did not make any formal recommendation.

The next meeting of the Special Committee occurred on April 25, 2017. At that meeting, the three investment banking proposals were again discussed and, although no formal recommendation was made, the Special Committee agreed to limit the candidates to KBW and Hovde Group, subject to some additional investigation of those two firms.

On April 26, 2017, the Bay Bancorp board of directors met to discuss the status of the Special Committee’s investigation and, more generally, whether moving forward with a strategic transaction at that time was appropriate. After a thorough discussion of the then-current stock and merger market conditions, the possibility of income tax reform and the uncertainty that such reform presented, and the recent and anticipated financial performance of Bay Bancorp, the board concluded to delay the process of investigating a strategic transaction until further notice.

At an executive session of the Bay Bancorp board of directors held on May 24, 2017, the board resumed its discussion and consideration of the feasibility of pursuing a strategic transaction. Following that discussion, it was determined that Bay Bancorp should resume its exploration efforts.

On June 2, 2017, the Special Committee convened a meeting for the purpose of further interviewing Hovde Group.

On June 5, 2017, the Special Committee convened a meeting for the purpose of making a final recommendation to the Bay Bancorp board with respect to an investment banking firm. At the conclusion of that meeting, the Special Committee voted to recommend Hovde Group to the board.

The Bay Bancorp board of directors met on June 8, 2017 to receive the Special Committee’s report and recommendation, after which the board approved the engagement of Hovde Group and authorized Hovde Group to begin its marketing process.

Hovde Group provided a draft of its engagement letter to BYBK on June 8, 2017. Between June 12, 2017 and June 22, 2017, Bay Bancorp and Hovde Group negotiated the final terms of that letter. Bay Bancorp and Hovde Group entered into the engagement letter on June 22, 2017.

On June 26, 2017, James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, met with Joseph J. Thomas, President and Chief Executive Officer of Bay Bancorp, at FIG’s Community Bank Forum in Nashville, Tennessee. During this meeting, Messrs. Cornelsen and Thomas discussed their respective organizations. At the conclusion of that meeting, Messrs. Cornelsen and Thomas agreed that it would be worthwhile to engage in further discussions once a confidentiality agreement was in place. Later that day, Michael P. Corso, Managing Director of Hovde Group, provided Mr. Cornelsen with a confidentiality agreement. Execution of this agreement was a precondition to Hovde Group sharing a Confidential Information Memorandum regarding Bay Bancorp.

Between June 8, 2017 and July 17, 2017, Hovde Group contacted 17 potential strategic partners on a no-name basis to gauge their interest in a potential transaction with Bay Bancorp. Bay Bancorp, through Hovde Group, entered into confidentiality agreements with five other financial institutions between June 26, 2017 and July 21, 2017.

Between June 26, 2017 and July 6, 2017, Old Line Bancshares and Hovde Group negotiated the terms of the non-disclosure agreement.

On July 5, 2017, Mr. Cornelsen informed the Old Line Bancshares/Old Line Bank executive management team of the possibility of entering into due diligence of and negotiations with Bay Bancorp for Old Line Bancshares’ acquisition of Bay Bancorp. The executive management team is comprised of Joseph Burnett, Executive Vice President and Chief Lending Officer, Elise Hubbard, Senior Vice President and Chief Financial Officer, John Miller, Executive Vice President and Chief Credit Officer, and Mark Semanie, Executive Vice President and Chief Operating Officer, as well as Mr. Cornelsen. On the same day, Mr. Cornelsen, on behalf of Old Line Bancshares, contacted Matthew Veneri of FIG Partners LLC to assist with the financial analysis and negotiations regarding Bay Bancorp.

On July 6, 2017, Mr. Cornelsen signed and returned the confidentiality agreement to Hovde Group. Later that same day, Mr. Corso sent the Confidential Information Memorandum regarding Bay Bancorp to Mr. Cornelsen, which contained certain public and non-public financial information regarding Bay Bancorp and information regarding the timing and expected terms associated with the submission of any indications of interest regarding an acquisition of Bay Bancorp.

On July 26, 2017, FIG presented financial analysis and market reports regarding a potential Old Line Bancshares/Bay Bancorp merger to the Old Line Bancshares Strategic Opportunities Committee. Initial pricing with respect to such a transaction was in the range of $10.75 to $12.00 per share with a focus on a price of $11.00. Following these presentations and discussion by the committee along with FIG, the Strategic Opportunities Committee determined to continue moving forward with an acquisition of Bay Bancorp at $11.40 per share.

On July 28, 2017, Mr. Veneri, on behalf of Old Line Bancshares, sent Hovde Group an initial written indication of interest with respect to Old Line Bancshares’ acquisition of all of the issued and outstanding stock of Bay Bancorp. In its letter, Old Line Bancshares proposed a transaction in which the value assigned to each share of Bay Bancorp common stock and options to purchase common stock would be $11.40 per share, for a total purchase price of approximately $122.6 million, payable in shares of Old Line Bancshares common stock. Old Line Bancshares also proposed that three members of the Bay Bancorp board of directors, mutually selected by Old Line Bancshares and Bay Bancorp, would join the board of directors of Old Line Bancshares, as well as a 60-day exclusivity period.

Also on July 28, 2017, Bay Bancorp, through Hovde Group, received letters of interest from four of the other institutions with which it had entered into confidentiality agreements.

On July 28, 2017, Hovde Group communicated the key terms of the five letters of intent to Eric Hovde (Chairman of the Board of Bay Bancorp) and Mr. Thomas. On July 31, 2017, Hovde Group discussed the key terms of the letters of intent with a broader group including Eric Hovde, Mr. Thomas, Steven Hovde (director of Bay Bancorp and CEO of Hovde Group), Jason Blumberg, Michael Corso and Austin Ellert (Hovde Group). On August 3, 2017, Hovde Group participated in a conference call with Bay Bancorp’s board of directors to update the board with respect to the process and review the letters of intent. Following this conference call, the board recommended that Bay Bancorp enter into exclusive negotiations with Old Line Bancshares.

On or about July 31, 2017, Hovde Group notified Old Line Bancshares that Bay Bancorp desired to explore a possible transaction with Old Line Bancshares based on its initial letter of intent. Between that date and August 4, 2017, Bay Bancorp and Old Line Bancshares, together with their respective legal counsel and financial advisers, negotiated the final terms of the letter of intent, including the proposed pricing terms. During that same period, the parties conducted preliminary due diligence on each other.

On August 4, 2017, based on the discussions of the parties, Mr. Veneri, on behalf of Old Line Bancshares, sent Hovde Group a revised indication of interest with respect to the acquisition of all of the issued and outstanding shares of capital stock of Bay Bancorp, which increased the assigned value of the Bay Bancorp common stock and options to purchase common stock to $11.80 per share, for a total purchase price of approximately $126.9 million, and included Old Line Bancshares’ willingness to increase the merger consideration by the amount of any after-tax income recognized by Bay Bancorp and Bay Bank, prior to the closing of the proposed transaction, upon the settlement or other resolution of certain pending litigation and the resolution of certain loans classified as Classified Assets as of the date thereof to the extent such income exceeded the carrying value of such loans, with certain limitations as further discussed below. The revised indication of interest also provided that employees of Bay Bancorp and/or Bay Bank that were not offered employment with Old Line Bancshares or Old Line Bank after closing of the potential transaction, or that were involuntarily terminated within six months thereof, and who were not subject to a change in control agreement, would receive a severance payment from Old Line Bancshares or Old Line Bank in accordance with the terms and conditions of Bay Bank’s severance policy. Finally, the revised indication of interest reduced the exclusivity period to 45 days.

After the parties executed the final letter of intent on August 4, 2017, the parties then began formal due diligence of each other.

Between August 8, 2017 and August 25, 2017, Old Line Bancshares, along with its financial advisers and attorneys, conducted formal due diligence of Bay Bancorp and Bay Bank. On August 25, 2017, Old Line Bancshares’ due diligence team met and concluded that no items arose during the due diligence process that would lead to the conclusion that negotiations should be terminated or that the pricing should be revised.

On September 2, 2017, Old Line Bancshares circulated an initial draft of the merger agreement to Bay Bancorp for review.

On September 7, 2017, Old Line Bancshares requested that Bay Bancorp execute an extension to the exclusivity period contained in its letter of intent, which was scheduled to expire on September 18, 2017.

In light of the affiliation of a director of Bay Bancorp (Steven D. Hovde) with Hovde Group, Bay Bancorp’s board of directors determined on September 7, 2017 to seek a fairness opinion from an independent investment banking firm. On that date, Mr. Bulgin contacted James Hennessey of RP Financial and requested a fairness opinion proposal. Mr. Hennessey provided such proposal on September 8, 2017. Between September 7, 2017 and September 13, 2017, Mr. Bulgin and Mr. Thomas engaged in additional discussions with Mr. Hennessey to request revisions to RP Financial’s fairness opinion proposal. Mr. Hennessey submitted a first revised proposal on September 12, 2017. On September 13, 2017, Mr. Hennessey submitted a second revised proposal to Mr. Thomas, which Bay Bancorp accepted on that date.

On September 8, 2017, Hovde Group received an unsolicited revised letter of intent from one of the other institutions with which it had entered into a confidentiality agreement. In light of the exclusivity agreement with Old Line Bancshares, Hovde Group did not engage in any discussions on Bay Bancorp’s behalf with this institution.

On September 11, 2017, Old Line Bancshares’ Strategic Opportunities Committee met to discuss the progress of negotiations, updated pricing and discussions regarding Bay Bancorp’s requests for filling the three board seats that had been offered.

On September 11, 2017, the board of directors of Bay Bancorp convened a meeting for the purpose of discussing the new letter of intent from the other institution and determining whether, in light of that letter of intent, to extend the term of the Old Line Bancshares exclusivity period as requested by Old Line Bancshares on September 7, 2017. During that meeting, the directors, after consulting with management and Hovde Group, the board of directors concluded that the terms and conditions set forth in Old Line Bancshares’ letter of intent were significantly more favorable than those set forth in the new letter of intent and that pursuing a transaction with Old Line Bancshares presented significantly less execution risk. Accordingly, the board of directors approved the extension of the term of the Old Line Bancshares exclusivity period through September 25, 2017.

Beginning September 11, 2017 and concluding on September 25, 2017, Bay Bancorp, along with its financial advisers and attorneys, conducted due diligence of Old Line Bancshares and Old Line Bank.

On September 15, 2017, Old Line Bancshares and FIG formalized their working agreement by entering into a written agreement with respect to FIG acting as Old Line Bancshares’ financial advisor with respect to the merger.

On September 15, 2017, Hovde Group received another unsolicited letter of intent from the other financial institution. Hovde Group did not respond to this institution.

Between September 2, 2017 and September 27, 2017, Old Line Bancshares and Bay Bancorp, with the assistance of their respective legal counsel and financial advisers, continued with their due diligence efforts and negotiated the final terms of the merger agreement and the ancillary documents appearing as exhibits to the merger agreement.

During its meeting on September 26, 2017, Old Line Bancshares’ board of directors considered the definitive merger agreement and ancillary documents, and at which representatives of FIG and Mr. Bonaventure of Baker Donelson, Old Line Bancshares’ outside counsel, were also present. Mr. Bonaventure presented the board with an overview of the material terms of the merger agreement, copies of which were provided to each director before the meeting. Also at this meeting, Mr. Veneri of FIG reviewed the financial aspects of the proposed merger and presented FIG’s fairness opinion. At the conclusion of these presentations, and discussion and deliberation among the directors, and after considering all of the factors that it deemed relevant, the Old Line Bancshares board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, up to and including the merger, approved the form of the related support agreement, declared the merger advisable, and authorized Old Line Bancshares’ President and Chief Executive Officer to execute and deliver the definitive merger agreements and the support agreements.

On September 27, 2017, the Bay Bancorp board of directors held a meeting for the purposes of (i) receiving management’s report with respect to its due diligence review of Old Line Bancshares and views regarding the synergies between the two companies and anticipated benefits of the merger, (ii) receiving a fairness opinion analysis from each of Hovde Group and RP Financial, (iii) reviewing the final terms of the merger agreement, and (iv) voting on the approval of the merger and related transactions. All directors other than Mark Caplan were present. Also in attendance were Mr. Bulgin, Mr. Hennessey, who presented RP Financial’s final fairness opinion, and Jason Blumberg, who presented Hovde Group’s fairness opinion. Following their delivery of the fairness opinion analyses by Messrs. Blumberg and Hennessey and related questions from the board, Mr. Bulgin reviewed each term of the merger agreement with the board and answered various questions regarding the merger agreement. Following these presentations and discussions, and after considering the opinions of RP Financial and Hovde Group, the directors of Bay Bancorp who were in attendance unanimously declared the merger and the merger agreement to be advisable and in the best interests of Bay Bancorp’s stockholders and approved the merger agreement, the merger and the related transactions.

The parties executed the merger agreement on September 27, 2017.

Following the close of trading markets on September 27, 2017, Bay Bancorp and Old Line Bancshares issued a joint press release announcing the approval, adoption and execution of the merger agreement.

Old Line Bancshares’ Reasons for the Merger

In evaluating acquisition opportunities, Old Line Bancshares looks for financial institutions with business philosophies that are similar to those of Old Line Bancshares and that operate in markets that geographically complement its operations. In evaluating acquisition opportunities, Old Line Bancshares also considers its long-range strategies, including financial, customer and employee strategies. Old Line Bancshares, from time to time, reviews its strategic plan to analyze its geographic scope, financial performance and growth opportunities. Since its acquisition of Maryland Bankcorp in 2011, WSB in 2013 and Regal Bancorp in 2015, and before and during its acquisition of DCB in July 2017, Old Line Bancshares has considered a number of opportunities to expand its presence in its primary market areas and, as appropriate, areas contiguous to its current market areas; however management and the Strategic Opportunities Committee concluded that the acquisition of Bay Bancorp was the best current opportunity to further this business objective. In connection with its approval of the merger with Bay Bancorp, Old Line Bancshares’ board of directors reviewed the terms of the proposed acquisition and definitive agreements and their potential impact on Old Line Bancshares’ constituencies. In reaching its decision to approve the merger agreement and the merger, Old Line Bancshares’ board of directors considered a number of factors, including the following:

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The acquisition of Bay Bancorp and Bay Bank represents an attractive opportunity for Old Line Bank to expand and strengthen its presence in the Baltimore Metropolitan areas, following its initial entry into Baltimore County in December 2015 pursuant to its acquisition of Regal Bancorp, while remaining a community bank;

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The results of due diligence of Bay Bancorp and its business operations, including asset quality;

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The understanding of the business operations, management, financial condition, asset quality, product offerings and prospects of Bay Bancorp based on, among other things, input from management and Old Line Bancshares’ financial advisor;

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The view that the combined company will have the potential for a stronger competitive position in a marketplace where relatively greater size and scale is becoming increasingly more important factors for financial performance and success;

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The expectation that the merger would be immediately accretive to earnings (excluding merger expenses) in light of the potential cost savings;

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Bay Bancorp’s emphasis on personal contact and service with local decision-making ability and a clear focus on the community and local customers, which are consistent with Old Line Bancshares’ business approach;

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Bay Bancorp’s focus on serving the small and mid-size business sectors as well as individuals, which is consistent with Old Line Bancshares’ client focus;

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The financial condition, operating results and future prospects of Old Line Bancshares and Bay Bancorp;

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Historical pro forma financial information on the merger, including, among other things, expectations for pro forma tangible book value and pro forma earnings per share information, accretion/dilution analysis for tangible book value per share and earnings per share, pro forma capital levels and capital impact of the transaction, and pro forma balance sheet composition, including pro forma loan and deposit portfolio composition;

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A review of comparable transactions, including a comparison of the price being paid in the merger with the prices paid in other comparable financial institution mergers from an earnings, deposit premium and tangible book value perspective; and

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Management’s view, based on, among other things, such comparable transactions reviewed, that the consideration paid by Old Line Bancshares is fair to Old Line Bancshares and its stockholders from a financial point of view.

All business combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to Old Line Bancshares and its stockholders that Old Line Bancshares’ board of directors and management identified and the board of directors considered include the following material matters, the order of which does not necessarily reflect their relative significance:

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Execution risk; and

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The risk that projected earnings increases and/or cost savings will not materialize or will be less than expected.

The discussion and factors considered by Old Line Bancshares’ board of directors is not intended to be exhaustive, but includes all material factors considered. Old Line Bancshares’ board of directors considered these factors as a whole, and considered them to be favorable to, and supportive of, its determination. Old Line Bancshares’ board of directors did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of Old Line Bancshares’ board of directors may have given different weights or priority to different factors. Old Line Bancshares’ board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. The board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the merger.

After deliberating with respect to the proposed merger with Bay Bancorp, considering, among other things, the factors discussed above and the opinion of FIG discussed below, the Old Line Bancshares board of directors approved the merger agreement and the merger with Bay Bancorp and declared the merger advisable.

There can be no certainty that the above benefits of the merger anticipated by the Old Line Bancshares board of directors will occur. Actual results may vary materially from those anticipated. For more information on the factors that could affect actual results, see “Caution Regarding Forward-Looking Statements” and “Risk Factors.”

Bay Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors

The Bay Bancorp board of directors concluded that the merger offers Bay Bancorp’s stockholders an attractive opportunity to achieve the board’s strategic business objectives, including increasing stockholder value, growing the size of the business and enhancing liquidity for stockholders. In addition, the board believes that both the customers and communities served by Bay Bank will enjoy significant benefits from the merger that they might not otherwise enjoy if Bay Bank were to remain independent or merge with another bank.

In deciding to approve the merger, the Bay Bancorp board of directors consulted with management, as well as its legal counsel and financial advisors, and considered numerous factors, including the following:

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Information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Bay Bank and Old Line Bank, both individually and as a combined company;

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The perceived risks and uncertainties attendant to Bay Bank’s operation as an independent banking organization, including the risks and uncertainties related to the low interest rate environment, competition in Bay Bank’s market area, and the increased regulatory costs and increased capital requirements that will likely result from new and pending laws and regulations;

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The historical, current and prospective merger market and the board’s belief, based on, among other information, Hovde Group’s and RP Financial’s presentations, that the value to be received by Bay Bancorp’s stockholders in the merger is compelling and that future merger opportunities for Bay Bancorp might not be as favorable as the opportunity presented by Old Line Bancshares’ offer;

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The market values of Bay Bancorp’s common stock and Old Line Bancshares’ common stock prior to the execution of the merger agreement and the immediate value of the merger to Bay Bancorp’s stockholders given the merger consideration’s significant premium over the then-current trading price of the shares of Bay Bancorp’s common stock;

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The potential long-term value to be realized by Bay Bancorp’s stockholders as a result of the merger as compared to stockholder value projected for Bay Bancorp as an independent entity, and the prospects for future appreciation of Old Line Bancshares’ common stock as a result of its strategic initiatives;

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Old Line Bancshares’ strategies to remain independent and to seek profitable future expansion, which it expected to lead to continued growth in overall stockholder value;

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The enhanced liquidity for stockholders of Bay Bancorp as a result of receiving shares of Old Line Bancshares’ common stock given the current trading market for Old Line Bancshares’ common stock;

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The culture and business model of Old Line Bank, which the Bay Bancorp board of directors believes are complimentary to Bay Bank’s culture and business model, and the perceived competence, experience and community banking philosophy of Old Line Bank’s management team, both of which the board believed should increase the likelihood that Bay Bank will be successfully integrated with Old Line Bank;

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Old Line Bank’s commitment to retain as many employees of Bay Bank as practical, and its agreement to honor Bay Bank’s change in control severance arrangements and provide severance benefits to other terminated employees that are consistent with Bay Bank’s employee severance policy;

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Bay Bank’s attractive geographic footprint, strong client relationships, talented team of associates, diverse loan portfolio, low-cost core deposits and solid fee-based revenues, all of which the board of directors believes should complement and strengthen Old Line Bank’s high-performing franchise; and

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Old Line Bank’s successful acquisition track record and the belief that the merger will be approved by the parties’ banking regulators without undue burden and in a timely manner.

The Bay Bancorp board of directors also considered potential risks associated with the merger when makings its decision to approve the merger agreement, including:

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The risk that the terms of the merger agreement, including the provisions generally prohibiting Bay Bancorp from soliciting, engaging in discussions or providing information with respect to alternative transactions, and those relating to the payment of a termination fee under specified circumstances, which were required by Old Line Bancshares as a condition to its willingness to enter into the transaction, could have the effect of discouraging other parties that might be interested in a transaction with Bay Bancorp from proposing such a transaction;

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The risk of an all-stock transaction in the event that Old Line Bancshares’ stock price declines significantly after the merger is completed;

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The challenges of combining the businesses of the two companies, which could affect the post-merger success of the combined company, and the ability to achieve anticipated cost savings and other potential benefits of the merger;

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The risk that the merger would not be completed, leaving Bay Bancorp’s reputation severely damaged;

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The risk that Bay Bancorp’s stockholders and the community react negatively to the loss of the local community bank; and

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The risk that Bay Bancorp’s stockholders, the community, and customers react negatively to the job eliminations that will be required to achieve the anticipated cost savings from the merger.

In the judgment of the Bay Bancorp’s board of directors, the potential benefits of the merger outweigh these potential risks.

The above discussion of the information and factors considered by Bay Bancorp’s board of directors is not intended to be exhaustive, but it does include a description of all material factors considered by the board. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the merger, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering these factors, individual directors may have given differing weights to different factors. Bay Bancorp’s board of directors made a collective determination with respect to the merger, based on the conclusion reached by its members and the factors that each of them considered appropriate, that the merger is in the best interests of the stockholders of Bay Bancorp.

Opinion of Old Line Bancshares’ Financial Advisor

Old Line Bancshares retained FIG by letter agreement dated September 15, 2017, to act as its financial advisor in connection with a possible business combination with Bay Bancorp. As part of its engagement, FIG delivered to the board of directors of Old Line Bancshares its opinion dated September 27, 2017 that, based upon and subject to the various considerations set forth in its written opinion, the merger consideration to be paid to the stockholders of Bay Bancorp is fair to the stockholders of Old Line Bancshares from a financial point of view. In requesting FIG’s advice and opinion, no limitations were imposed by Old Line Bancshares upon FIG with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of FIG, which describe the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B. Old Line Bancshares stockholders should read these opinions in their entirety.

FIG is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, FIG has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Old Line Bancshares’ board of directors selected FIG to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

Pursuant to the engagement letter, Old Line Bancshares paid FIG a non-refundable fairness opinion fee of $100,000 upon its delivery of the fairness opinion. Upon the closing of the merger, Old Line Bancshares will pay FIG a success fee equal to 0.75% of the value of the merger consideration; upon Old Line Bancshares’ request, the fairness opinion fee will be credited against the success fee. Further, Old Line Bancshares has agreed to reimburse FIG’s out-of-pocket expenses, in an amount not to exceed $10,000, incurred in connection with its engagement and to indemnify FIG against any claims or liabilities arising out of FIG’s engagement by Old Line Bancshares.

As part of its investment banking business, FIG is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, FIG has experience and knowledge of the valuation of banking institutions. FIG’s opinion has been reviewed by FIG’s compliance officer consistent with its internal policy. In the last two years FIG has not previously provided any services or received compensation from Old Line Bancshares. FIG has not previously provided any services or received compensation from Bay Bancorp.

FIG’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration, and, as such, does not constitute a recommendation to any Old Line Bancshares stockholder as to how the stockholder should vote at the Old Line Bancshares special stockholder meeting. The summary of the opinion of FIG set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

The following is a summary of the analyses performed by FIG in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the board of directors of Old Line Bancshares by FIG. The summary set forth below does not purport to be a complete description of either the analyses performed by FIG in rendering its opinion or the presentation delivered by FIG to the board of directors of Old Line Bancshares, but it does summarize all of the material analyses performed and presented by FIG.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, FIG did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. FIG may have given various analyses more or less weight than other analyses. Accordingly, FIG believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of Old Line Bancshares and its fairness opinion.

In performing its analyses, FIG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Old Line Bancshares. The analyses performed by FIG are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FIG’s analysis of the fairness of the transaction consideration, from a financial point of view, to Old Line Bancshares’ stockholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. FIG’s opinion does not address the relative merits of the merger as compared to any other business combination in which Old Line Bancshares might engage. In addition, as described above, FIG’s opinion was one of many factors taken into consideration by the board of directors of Old Line Bancshares in making its determination to approve the merger agreement.

During the course of its engagement, and as a basis for arriving at its opinion, FIG reviewed and analyzed material bearing upon the financial and operating conditions of Old Line Bancshares and Bay Bancorp and material prepared in connection with the merger, including, among other things, the following:

(i)
reviewed the merger agreement and terms of the merger;

(ii)
reviewed certain documents filed with the SEC by Old Line Bancshares;

(iii)
reviewed the audited financial statements for Old Line Bancshares and Bay Bancorp for the years 2016 and 2015;

(iv)
reviewed certain historical publicly available business and financial information concerning Old Line Bancshares and Bay Bancorp including, among other things, quarterly reports filed by the parties with the FDIC and the FRB;

(v)
reviewed certain internal financial statements and other financial and operating data concerning Old Line Bancshares and Bay Bancorp;

(vi)
reviewed recent trading activity and the market for Old Line Bancshares common stock;

(vii)
analyzed certain financial projections prepared by the management of Bay Bancorp;

(viii)
held discussions with members of the senior management of Old Line Bancshares and Bay Bancorp for the purpose of reviewing the future prospects of Old Line Bancshares and Bay Bancorp, including the respective businesses, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the merger;

(ix)
reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that FIG considered relevant; and

(x)
performed such other analyses and considered such other factors as it have deemed appropriate.

FIG also took into account its assessment of general economic, market and financial conditions and its experience in other transactions as well as its knowledge of the banking industry and its general experience in securities valuation.

In rendering its opinion, FIG has assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the financials and other materials provided to, or discussed with, it by Old Line Bancshares and Bay Bancorp or publicly available, including median publicly available analyst earnings estimates for Old Line Bancshares for the years ending December 31, 2017 and December 31, 2018. In that regard, FIG assumed that the financial analysis provided to, or discussed with, it by Old Line Bancshares or made available by Bay Bancorp or derived therefrom, including, without limitation, the Synergies and other financial forecasts, have been reasonably prepared on a basis reflecting the best currently available information and judgments of Old Line Bancshares and Bay Bancorp. FIG is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and has assumed that such allowances for Old Line Bancshares and Bay Bancorp are in the aggregate adequate to cover such losses. FIG was not retained to and did not conduct a physical inspection of any of the properties or facilities of Old Line Bancshares or Bay Bancorp. In addition, FIG has not reviewed individual credit files or made an independent evaluation or appraisal of the assets and liabilities of Old Line Bancshares or Bay Bancorp or any of their respective subsidiaries and was not furnished with any such evaluations or appraisals.

Comparable Company Analysis

FIG used publicly available information to compare selected financial information for Old Line Bancshares and Bay Bancorp to three groups of financial institutions selected by FIG, using financial information as of the most recent quarter and market data available on September 22, 2017. The first peer group consisted of ten Nasdaq or New York Stock Exchange (“NYSE”) listed U.S. commercial banks with total assets between $1.0 billion and $2.5 billion.

Old Line Bancshares, Inc. Peer Group
Company	Ticker	Assets (000s)	TCE/ TA(1)	NPA/ Assets(2)	LTM ROAA(3)	LTM ROAE(4)
Republic First Bancorp Inc.	FRBK	$2,043.5	10.7%	1.46%	0.36%	3.80%
First Community Bancshares Inc	FCBC	2,366.6	10.9	1.38	1.06	7.45
Clifton Bancorp Inc	CSBK	1,525.0	18.9	0.39	0.37	1.70
Peoples Financial Services	PFIS	2,064.8	9.8	0.52	1.02	7.85
American National Bankshares	AMNB	1,764.5	9.4	0.28	0.98	8.04
Summit Financial Group Inc.	SMMF	2,095.3	8.0	3.04	0.71	7.75
Codorus Valley Bancorp Inc.	CVLY	1,670.3	9.5	0.63	0.91	9.13
Chemung Financial Corp.	CHMG	1,718.6	7.5	1.06	0.69	7.96
BCB Bancorp Inc.	BCBP	1,815.8	6.6	2.18	0.56	7.51
ESSA Bancorp Inc.	ESSA	1,763.8	9.4	1.20	0.39	3.86
Median		$1,790.2	9.5%	1.13%	0.70%	7.63%
Old Line Bancshares Inc.	OLBK	$1,794.3	8.3%	0.43%	0.93%	9.85%
(1)
Tangible common equity as a percentage of tangible assets
(2)
Non-performing assets as a percentage of total assets
(3)
Return on average assets over the last twelve months
(4)
Return on average equity over the last twelve months
Source: SNL Financial; most recent financial data as of September 22, 2017

The second group consisted of 18 Nasdaq or NYSE listed U.S. commercial banks with total assets between $500.0 million and $1.0 billion. The table below displays selected financial information and pricing ratios for the individual companies comprising the peer group, and compares the median values for the peer group with the values for Bay Bancorp.

Bay Bancorp Inc. Peer Group
Company	Ticker	Assets (000s)	TCE/ TA(1)	NPA/Assets (2)	LTM ROAA (3)	LTM ROAE (4)
Marlin Bus. Services Corp.	MRLN	$985.1	16.5%	0.36%	1.69%	9.49%
Prudential Bancorp Inc.	PBIP	870.7	14.6	2.01	0.24	1.38
Two River Bncp	TRCB	983.1	9.0	1.03	0.96	9.10
Old Point Financial Corp.	OPOF	952.5	10.1	1.81	0.48	4.53
Sussex Bancorp	SBBX	928.8	9.7	0.91	0.72	9.83
Select Bancorp Inc.	SLCT	906.5	11.2	0.98	0.80	6.45
CB Financial Services Inc.	CBFV	872.4	9.7	0.88	0.84	7.84
MSB Financial Corp.	MSBF	507.1	14.8	3.18	0.46	2.78
Stewardship Financial Corp.	SSFN	913.3	7.9	0.87	0.57	8.30
Severn Bancorp Inc.	SVBI	775.4	11.1	2.83	0.52	4.55
Faquier Bankshares Inc.	FBSS	646.3	8.7	1.27	0.52	5.95
Elmira Savings Bank	ESBK	574.3	7.7	0.61	0.78	7.65
Pathfinder Bancorp Inc.	PBHC	811.2	7.0	1.21	0.47	5.96
HomeTown Bankshares Corp.	HMTA	548.0	9.0	1.84	0.53	5.72
Bank of the James Finl Grp Inc.	BOTJ	595.6	8.6	0.99	0.51	5.69
Emclair Financial Corp	EMCF	736.9	6.3	0.44	0.61	7.73
Hamilton Bancorp Inc.	HBK	515.9	10.1	0.89	-0.04	-0.35
Carver Bancorp Inc.	CARV	698.9	0.9	2.41	-0.28	-3.76
Median		$793.3	9.3%	1.01%	0.53%	5.95%
Bay Bancorp Inc.	BYBK	$645.9	10.4%	2.17%	0.57%	5.34%

(1)
Tangible common equity as a percentage of tangible assets
(2)
Non-performing assets as a percentage of total assets
(3)
Return on average assets over the last twelve months
(4)
Return on average equity over the last twelve months
Source: SNL Financial; most recent financial data as of September 22, 2017

No company used as a comparison in the above analysis is identical to Bay Bancorp. The peer analysis detailed above was used to compare the operating and financial performance of Bay Bancorp to companies of similar size and in similar operating markets. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion. Compared to its U.S. peers, Bay Bancorp’s asset quality ratios and capital ratios are above the median, while earnings ratios are below the median. Compared to its regional peers, Bay Bancorp’s earnings and asset quality ratios are in line with the median, while capital ratios are above the median.

The third group consisted of ten Nasdaq or NYSE listed U.S. commercial banks, headquartered in Washington D.C., Maryland, North Carolina, Virginia and West Virginia, with total assets between $2.0 billion and $7.5 billion. The table below displays selected financial information and pricing ratios for the individual companies comprising the peer group, and compares the median values for the peer group with the values for the pro forma institution.

Pro Forma Peer Group
Company	Ticker	Assets (000s)	TCE/ TA(1)	NPA/ Assets (2)	LTM ROAA (3)	LTM ROAE (4)
Eagle Bancorp Inc.	EGBN	$7,244.5	11.2%	0.41%	1.54%	12.37%
City Holding Co.	CHCO	4,057.4	10.4	1.16	1.48	12.75
Sandy Spring Bancorp Inc.	SASR	5,270.5	9.0	0.63	1.14	10.55
First Bancorp	FBNC	4,528.6	8.0	1.21	0.83	7.66
Live Oak Bancshares Inc.	LOB	2,198.1	10.3	0.32	1.39	11.13
Access National Corp.	ANCX	2,757.0	9.0	0.49	0.81	7.18
HomeTrust Bancshares Inc.	HTBI	3,206.5	11.5	1.47	0.40	3.14
First Community Bancshares Inc	FCBC	2,366.6	10.9	1.38	1.06	7.45
Southern National Bncp of VA	SONA	2,630.8	8.4	0.39	0.36	3.03
Summit Financial Group Inc.	SMMF	2,095.3	8.0	3.04	0.71	7.75
Median		$2,981.8	9.7%	0.90%	0.94%	7.70%
Old Line Bancshares Inc. PF	OLBK	$2,815.4	8.3%

(1)
Tangible common equity as a percentage of tangible assets
(2)
Non-performing assets as a percentage of total assets
(3)
Return on average assets over the last twelve months
(4)
Return on average equity over the last twelve months
Source: SNL Financial; most recent financial data as of September 22, 2017

Comparable Transaction Analysis

FIG reviewed three groups of comparable merger transactions. The first group consisted of transactions announced between June 30, 2016 and September 13, 2017 that involved target banks headquartered in the U.S. with total assets between $500 million and $1.0 billion, last twelve months ROAA greater than 0.25%, a ratio of non-performing assets to total assets less than 2.5%, and a ratio of tangible common equity to tangible assets less than 20.0% (the “Comparable Transactions - National”). All consideration types were included. The group was limited to targets that were either bank holding companies, commercial banks or savings banks/thrifts and transactions in which pricing was disclosed. This group consisted of the following nine transactions:

Comparable Transactions – National

Date Announced	Acquiror	Acquiror State	Target	Target State
08/23/17	Home Bancorp Inc.	LA	Saint Martin Bancshares Inc.	LA
08/14/17	CenterStates Banks	FL	Sunshine Bancorp Inc.	FL
06/27/17	United Community Banks Inc.	GA	Four Oaks Fincorp Inc.	NC
05/22/17	SmartFinancial Inc.	TN	Capstone Bancshares Inc.	AL
03/13/17	First Busey Corp.	IL	Mid Illinois Bancorp Inc.	IL
01/31/17	Bryn Mawr Bank Corp.	PA	Royal Bancshares of PA	PA
01/26/17	Midland States Bancorp Inc.	IL	Centrue Financial Corporation	IL
11/30/16	CenterStates Banks	FL	Gateway Finl Hldgs of FL Inc.	FL
10/18/16	CenterStates Banks	FL	Platinum Bank Holding Co.	FL

The second group consisted of selected transactions that involved target banks located in the Mid-Atlantic U.S. (Delaware, Washington, DC, Maryland, New Jersey, New York, Pennsylvania, Virginia and West Virginia) with total assets between $500.0 million and $5.0 billion, and a ratio of non-performing assets to total assets of less than 2.5% (the “Comparable Transactions – Mid-Atlantic”). All consideration types were included. The group was limited to targets that were either bank holding companies, commercial banks or savings banks/thrifts and transactions in which pricing was disclosed. This group consisted of the following nine transactions:

Comparable Transactions – Mid-Atlantic

Date Announce	Acquiror	Acquiror State	Target	Target State
08/15/17	Howard Bancorp Inc.	MD	1st Mariner Bank	MD
06/30/17	OceanFirst Financial Corp.	NJ	Sun Bancorp Inc.	NJ
05/22/17	Union Bkshs Corp.	VA	Xenith Bankshares Inc.	VA
05/16/17	Sandy Spring Bancorp Inc.	MD	WashingtonFirst Bankshares Inc	VA
01/31/17	Bryn Mawr Bank Corp.	PA	Royal Bancshares of PA	PA
10/24/16	Access National Corp.	VA	Middleburg Financial Corp.	VA
08/18/16	United Bankshares Inc.	WV	Cardinal Financial Corp.	VA
11/09/15	United Bankshares Inc.	WV	Bank of Georgetown	DC
06/09/14	Eagle Bancorp Inc	MD	Virginia Heritage Bank	VA

The third group consisted of selected transactions that involved target banks located in the Washington D.C. to Baltimore, Maryland corridor (the “Comparable Transactions – D.C./Baltimore Corridor”). All consideration types were included. The group was limited to targets that were either bank holding companies, commercial banks or savings banks/thrifts and transactions in which pricing was disclosed. This group consisted of the following six transactions:

Comparable Transactions – D.C./Baltimore Corridor

Date Announced	Acquiror	Acquiror State	Target	Target State
08/15/17	Howard Bancorp Inc.	MD	1st Mariner Bank	MD
05/22/17	Union Bkshs Corp.	VA	Xenith Bankshares Inc.	VA
05/16/17	Sandy Spring Bancorp Inc.	MD	WashingtonFirst Bankshares Inc	VA
02/01/17	Old Line Bancshares Inc.	MD	DCB Bancshares Inc.	MD
10/24/16	Access National Corp.	VA	Middleburg Financial Corp.	VA
08/18/16	United Bankshares Inc.	WV	Cardinal Financial Corp.	VA

FIG calculated the medians of the following relevant transaction ratios in the Comparable Transactions – National Comparable Transactions – Mid-Atlantic and Comparable Transactions – D.C./Baltimore Corridor: the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s last twelve months net income; the multiple of the offer value to the acquired company’s total assets; and the tangible book value premium to core deposits. FIG compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement at approximately $127.96 million, or $11.80 per Bay Bancorp share. In calculating the multiples for the merger, FIG used Bay Bancorp’s tangible book value, first half 2017 net income annualized and total core deposits as of June 30, 2017. The results of this analysis are as follows:

Dollars in thousands, except per share amounts		Comparable Transactions - National

Valuation Metric	Bay Bancorp Value ($000s)	Median Multiple	Aggregate Value ($000s)	Value Per Share(2)

Tangible common equity	$66,668	177.0%	$117,996	$11.01

1H17 Annualized net income	$4,364	20.9x	$91,208	$8.51

Total assets	$645,940	16.5%	$106,516	$9.94

Core deposits(1)	$484,491	10.7%	$118,412	$11.05

	Ranges of Values:	Minimum	$91,208	$8.51
		Maximum	$118,412	$11.05

	Midpoint		$108,533	$10.13

(1)
Excludes certificates of deposits greater than $100,000
(2)
Based on Bay Bancorp shares outstanding of 10,713,832 as of June 30, 2017
Source: SNL Financial

Dollars in thousands, except per share amounts		Comparable Transactions – Mid-Atlantic

Valuation Metric	Bay Bancorp Value ($000s)	Median Multiple		Aggregate Value ($000s)	Value Per Share(2)

Tangible common equity	$66,668	205.6%		$137,076	$12.79

1H17 Annualized net income	$4,364	18.1x		$79,119	$7.38

Total assets	$645,940	21.7%		$139,975	$13.06

Core deposits(1)	$484,491	20.5%		$165,892	$15.48

	Ranges of Values:	Minimum		$79,119	$7.38
		Maximum	$165,892	$15.48

	Midpoint			$130,516	$12.18

(1)
Excludes certificates of deposits greater than $100,000
(2)
Based on Bay Bancorp shares outstanding of 10,713,832 as of June 30, 2017
(3)
Source: SNL Financial

Dollars in thousands, except per share amounts		Comparable Transactions – D.C./Baltimore Corridor

Valuation Metric	Bay Bancorp Value ($000s)	Median Multiple	Aggregate Value ($000s)	Value Per Share(2)

Tangible common equity	$66,668	185.2%	$123,458	$11.52

1H17 Annualized net income	$4,364	22.9x	$100,001	$9.33

Total assets	$645,940	21.0%	$135,324	$12.63

Core deposits(1)	$484,491	20.2%	$164,390	$15.34

	Ranges of Values:	Minimum	$100,001	$9.33
		Maximum	$164,390	$15.34

	Midpoint		$130,793	$12.21

(1)
Excludes certificates of deposits greater than $100,000
(2)
Based on Bay Bancorp shares outstanding of 10,713,832 as of June 30, 2017
(3)
Source:SNL Financial

The Comparable Transactions – National group suggested a range of value of $8.51 to $11.05, with a midpoint of $10.13. The Comparable Transactions – Mid-Atlantic group suggested a range of value of $7.38 to $15.48, with a midpoint of $12.18. The Comparable Transactions – D.C./Baltimore Corridor group suggested a range of value of $9.33 to $15.34, with a midpoint of $12.21. FIG noted that the merger consideration of $11.80 per share was within or slightly above the range of values suggested by the comparable transaction analysis.

Discounted Cash Flow Analysis

FIG estimated the value of Bay Bancorp common stock by calculating the present value of its projected future earnings stream and projected future equity. The analysis was based on Bay Bancorp’s internal projections, as adjusted by Old Line Bancshares and FIG for net income of $3.2 million, $5.9 million, $7.0 million, $8.3 million and $10.1 million for the years 2017, 2018, 2019, 2020 and 2021, respectively.

Dollars in thousands, except per share amounts
Bay Bancorp Projections

	2017E	2018E	2019E	2020E	2021E

Total assets	$691,251	$739,678	$794,479	$855,944	$923,413

Net income available to common stockholders	$3,223	$5,929	$6,953	$8,345	$10,100

Tangible equity	$69,891	$75,820	$82,773	$91,118	$101,218

Return on average assets	0.82%	0.83%	0.91%	1.01%	1.14%

Source: Bay Bancorp internal projections, as adjusted

FIG applied a price to tangible book value multiple at ratios ranging from 180% to 220% of Bay Bancorp’s estimated tangible book value in 2021 and price to earnings multiple at ratios ranging 22 to 26 times Bay Bancorp’s 2021 estimated earnings to derive two unique terminal values. The present value of these terminal amounts were then calculated based on a range of discount rates of 11% to 13%. The discount rates selected by FIG were intended to reflect different assumptions regarding the required rates of return for holders of Bay Bancorp common stock. The present value of the terminal values was then added to the present value of the earnings stream for 2017 through 2021 to derive a total value based on discounted cash flows. The two analyses and the underlying assumptions yielded a range of values for Bay Bancorp stock.

		Price / Tangible Book Value Terminal Multiples – Sensitivity Table(1)
		1.80x	1.90x	2.00x	2.10x	2.20x
Discount Rate	11.00%	$9.15	$9.66	$10.17	$10.67	$11.18
	11.50%	$8.97	$9.46	$9.96	$10.46	$10.96
	12.00%	$8.79	$9.28	$9.76	$10.25	$10.74
	12.50%	$8.61	$9.09	$9.57	$10.05	$10.53
	13.00%	$8.44	$8.91	$9.38	$9.85	$10.32

		Price / Earnings Acquisition Multiples – Sensitivity Table(1)
		22.0x	23.0x	24.0x	25.0x	26.0x
Discount Rate	11.00%	$11.16	$11.66	$12.17	$12.68	$13.19
	11.50%	$10.93	$11.43	$11.93	$12.43	$12.92
	12.00%	$10.72	$11.20	$11.69	$12.18	$12.66
	12.50%	$10.50	$10.98	$11.46	$11.94	$12.41
	13.00%	$10.30	$10.76	$11.23	$11.70	$12.17

(1)
Based on Bay Bancorp shares outstanding of 10,713,832 as of June 30, 2017

FIG assigned the greatest significance to the terminal values represented by 200% of 2021 estimated tangible book value and 24 times 2021 estimated earnings. The consideration of $11.80 paid by Old Line Bancshares to Bay Bancorp is above the indicated range on a tangible book value basis using a terminal multiple of 200% and within the indicated range using a price to earnings multiple of 24.0 times. When taking into account the full range of discount rates and multiples, the consideration to be paid to Bay Bancorp falls within this range.

Pro Forma Financial Impact

FIG performed a pro forma merger analysis that combined projected income statement and balance sheet information of Old Line Bancshares and Bay Bancorp. FIG analyzed the estimated financial impact of the merger on certain projected financial results for Old Line Bancshares and Bay Bancorp and financial forecasts and projections relating to the earnings of Old Line Bancshares, which were derived by FIG from publicly available consensus estimates, and Bay Bancorp, which were derived from projections prepared by Bay Bancorp management and adjusted by Old Line Bancshares and FIG, and pro forma assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses), which, in the case of Old Line Bancshares were derived by FIG from publicly available information and, in the case of Bay Bancorp, were derived by FIG from information prepared by Old Line Bancshares management. FIG discussed with Old Line Bancshares’ management each of the balance sheet estimates of Bay Bancorp and certain financial forecasts and projections relating to Bay Bancorp’s earnings. This analysis indicated that the merger could be accretive to Old Line Bancshares estimated earnings per share in 2018 and have a less than two -year payback period for Old Line Bancshares estimated tangible book value per share. For all of the above analysis, the actual results achieved by Old Line Bancshares following the merger may vary from the projected results, and the variations may be material.

As described above, based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, FIG determined that the merger consideration was fair, from a financial point of view, to Old Line Bancshares’ stockholders. FIG’s opinion and presentation to Old Line Bancshares’ board of directors were among the many factors taken into consideration by Old Line Bancshares board in making its determination to approve the merger agreement and the merger and to recommend that Old Line Bancshares stockholders approve the merger.

Opinion of RP Financial - Bay Bancorp’s Financial Advisor

Bay Bancorp retained RP Financial on September 14, 2017 to render an opinion regarding the fairness from a financial point of view with respect to the merger consideration to be received by Bay Bancorp’s stockholders in the merger. In engaging RP Financial for its fairness opinion, the Bay Bancorp board of directors did not give any special instructions to RP Financial, nor did it impose any limitations upon the scope of the investigation that RP Financial wished to conduct to enable it to give its opinion. RP Financial has delivered to Bay Bancorp its written opinion, dated September 27, 2017, to the effect that, based upon and subject to the matters set forth therein and other matters it considered relevant, as of that date, the merger consideration to be received in connection with the merger with Old Line Bancshares is fair to the Bay Bancorp stockholders from a financial point of view. The opinion of RP Financial is directed to the board of directors of Bay Bancorp in its consideration of the merger agreement, and does not constitute a recommendation to any stockholder of Bay Bancorp as to any action that such stockholder should take in connection with the merger agreement or otherwise. RP Financial’s opinion is directed only to the fairness of the merger consideration to the current stockholders of Bay Bancorp from a financial point of view as of the date of the merger agreement. A copy of the RP Financial opinion is set forth as Annex C to this joint proxy statement/prospectus, and Bay Bancorp stockholders should read it in its entirety. RP Financial has consented to the inclusion and description of its written opinion in this proxy statement/prospectus.

Bay Bancorp selected RP Financial to act as its financial advisor because of RP Financial’s expertise in the valuation of businesses and their securities for a variety of purposes, including its expertise in connection with mergers and acquisitions of financial institutions. Pursuant to a letter agreement executed by Bay Bancorp on September 14, 2017, RP Financial estimates that it will receive from Bay Bancorp total professional fees of approximately $85,000, $80,000 of which has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the merger.

In addition, Bay Bancorp has agreed to indemnify and hold harmless RP Financial, any affiliates of RP Financial, and the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under Bay Bancorp’s engagement letter with RP Financial, from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws), actually incurred by RP Financial and attributable to: (i) any untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by an authorized officer of Bay Bancorp to RP Financial; (ii) the omission of a material fact from the financial statements or other information furnished or otherwise made available by an authorized officer of Bay Bancorp to RP Financial; or (iii) any action or omission to act by Bay Bancorp, or Bay Bancorp’s respective officers, directors, employees or agents, which action or omission is willful. Notwithstanding the foregoing, Bay Bancorp will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith or willfully with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought.

In addition, if RP Financial is entitled to indemnification from Bay Bancorp and in connection therewith incurs legal expenses in defending any legal action challenging the opinion of RP Financial where RP Financial is not negligent or otherwise at fault or is found by a court of law to be not negligent or otherwise at fault, Bay Bancorp will indemnify RP Financial for all reasonable expenses.

In rendering its opinion, RP Financial reviewed the following material and conducted the following analyses with respect to the merger agreement and Bay Bancorp:

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the merger agreement, as reviewed by the Bay Bancorp board of directors on September 27, 2017, and certain exhibits;

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the following financial information for Bay Bancorp: (i) audited consolidated financial statements, included in the annual reports for the fiscal years ended December 31, 2012 through December 31, 2016; (ii) unaudited consolidated financial data, including stockholder reports and financial statements through June 30, 2017, (iii) quarterly financial reports submitted to the FDIC by Bay Bank through June 30, 2017; (iv) historical publicly-available financial information as published by S&P Global Market Intelligence; and (v) internally prepared budget and strategic planning information;

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the financial terms of certain other recently completed and pending acquisitions of banks headquartered in the Mid-Atlantic region of the United States with comparable financial characteristics as Bay Bancorp;

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the financial terms of certain other recently completed and pending acquisitions of banks headquartered in the states of Maryland, Virginia and Delaware as well as the District of Columbia with comparable financial characteristics as Bay Bancorp;

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the estimated pro forma financial benefits of the merger to Bay Bancorp stockholders; and

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in person interviews with senior executive officers of Bay Bancorp.

In addition, RP Financial reviewed or considered the following materials or information for Old Line Bancshares and as further described below certain peers of Old Line Bancshares:

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the annual audited financial statements for the fiscal years ended 2012 to 2016, as presented in Old Line Bancshares’ Annual Report on Form 10-K filings;

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the quarterly financial reports submitted to the FDIC by Old Line Bank from March 31, 2016 through June 30, 2017;

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internally prepared budget information for Old Line Bancshares for 2017;

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stock price history for Old Line Bancshares during past 12 months;

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Old Line Bancshares financial information versus a peer group of comparable publicly-traded institutions; and

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in person interviews with senior executives of Old Line Bancshares.

In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning Bay Bancorp and Old Line Bancshares furnished by the respective institutions to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and competitive, economic and demographic data. RP Financial further relied on the assurances of management of Bay Bancorp and Old Line Bancshares as included in the merger agreement. RP Financial has not been asked to undertake, and has not undertaken, an independent verification of any of such information and RP Financial does not assume any responsibility or liability for the accuracy or completeness thereof. Bay Bancorp did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities (contingent or otherwise) of Bay Bancorp or Old Line Bancshares, the collateral securing any such assets or liabilities, or the collectability of any such assets, nor has RP Financial been furnished with any such evaluations or appraisals. RP Financial did not make an independent evaluation of the adequacy of the allowance for loan losses of Bay Bancorp or Old Line Bancshares nor did RP Financial review any individual credit files relating to Bay Bancorp or Old Line Bancshares.

RP Financial, with Bay Bancorp’s consent, has relied upon the advice that Bay Bancorp has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and other transactions contemplated by the merger agreement. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed merger, no restriction will be imposed on Old Line Bancshares that would have a material adverse effect on the ability of the merger to be consummated as set forth in the merger agreement. RP Financial also assumed that there has been no material change in Bay Bancorp’s or Old Line Bancshares’ assets, financial condition, results of operations, business or prospects since the date of the most recent financial statement that were made available to RP Financial. RP Financial assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived.

RP Financial’s opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of September 27, 2017. Events occurring after September 27, 2017 could materially affect the assumptions used in preparing the opinion. In connection with rendering its opinion dated September 27, 2017, RP Financial performed a variety of financial analyses that are summarized below. Although the evaluation of the fairness, from a financial point of view, of the merger consideration was to some extent subjective based on the experience and judgment of RP Financial and not merely the result of mathematical analyses of financial data, RP Financial relied, in part, on the financial analyses summarized below in its determinations. The preparation of a fairness opinion is a complex process and RP Financial believes its analyses must be considered as a whole. Selecting portions of such analyses and factors considered by RP Financial without considering all such analyses and other factors could create an incomplete view of the process underlying RP Financial’s opinion. In its analyses, RP Financial took into account its assessment of general business, market, monetary, financial and economic conditions, industry performance and other matters, many of which are beyond the control of Bay Bancorp and Old Line Bancshares, as well as RP Financial’s experience in securities valuation, its knowledge of financial institutions, its knowledge of the current operating and merger and acquisition environments for financial institutions, and its experience in similar transactions. With respect to the comparable transactions and control premium analyses described below, no public company utilized as a comparison is identical to Bay Bancorp and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition values of the companies concerned. The analyses were prepared solely for purposes of RP Financial providing its opinion as to the fairness of the merger consideration, and they do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in RP Financial’s analyses are not necessarily indicative of future results of values, which may be significantly more or less favorable than such estimates.

Comparable Transactions Analysis

RP Financial compared the merger on the basis of the multiples or ratios of reported earnings, tangible book value and tangible book premium to core deposits reported in a selected comparable group of completed and pending bank mergers and acquisitions. The Comparable Transactions groups consisted of a sale of control transactions where the acquired company had the following characteristics: (i) based in the states of Maryland, Virginia and Delaware as well as the District of Columbia announced during the period from September 23, 2015, to September 23, 2017, involving targets with total assets between $200 million and $1.25 billion at the announcement date (the “Local Region Transactions”); and (ii) all Mid-Atlantic transactions announced during the period from September 23, 2015 to September 23, 2017, involving targets with total assets between $300 million and $1.25 billion at the announcement date (the “Mid-Atlantic Transactions”). The transactions comprising the Local Region Transactions Group and the Mid-Atlantic Transactions are set forth below.

Local Region Transactions Group
Acquirer	Target
Community Financial Corp.	County First Bank
Bank of McKenney	CCB Bankshares Inc.
Sandy Spring Bancorp Inc.	WashingtonFirst Bankshares Inc
Old Line Bancshares Inc	DCB Bancshares Inc.
Southern National Bncp of VA	Eastern Virginia Bankshares
ACNB Corp.	New Windsor Bancorp Inc.
Bay Banks of Virginia Inc.	Virginia BanCorp Inc.
Access National Corp.	Middleburg Financial Corp.
First Citizens BancShares Inc.	Cordia Bancorp Inc.
Revere Bank	Monument Bank
Hampton Roads Bankshares Inc.	Xenith Bankshares Inc.
Bay Bancorp Inc.	Hopkins Bancorp Inc.
TowneBank	Monarch Financial Hldgs
United Bankshares Inc.	Bank of Georgetown
Southern BancShares (NC)	Heritage Bankshares Inc.
Revere Bank	BlueRidge Bank
Park Sterling Corporation	First Capital Bancorp Inc.

Mid-Atlantic Transactions Group

Acquirer	Target
Howard Bancorp Inc.	1st Mariner Bank
Riverview Financial Corp.	CBT Financial Corp.
Sussex Bancorp	Community Bk of Bergen County
Old Line Bancshares Inc	DCB Bancshares Inc.
Bryn Mawr Bank Corp.	Royal Bancshares of PA
ACNB Corp.	New Windsor Bancorp Inc.
Standard Financial Corp	Allegheny Valley Bancorp Inc.
OceanFirst Financial Corp.	Ocean Shore Holding Co.
Berkshire Hills Bancorp Inc.	First Choice Bank
Revere Bank	Monument Bank
DNB Financial Corp.	East River Bank
Norwood Financial Corp.	Delaware Bancshares Inc.
Univest Corp. of Pennsylvania	Fox Chase Bancorp Inc.
WSFS Financial Corp.	Penn Liberty Financial Corp.
United Bankshares Inc.	Bank of Georgetown
Beneficial Bancorp Inc	Conestoga Bank

The average and median selected financial data and acquisition pricing multiples or ratios at announcement for the Local Region Transactions group and the Mid-Atlantic Transactions group relative to the Bay Bancorp pricing multiples or ratios based on the merger consideration are shown below:
Comparable Transactions (1)

	Local Region Trans. Group				Mid-Atlantic Trans. Group
	Average		Median		Average		Median		Bay Bancorp (2)
Financial Data and Ratios
Assets ($000)	$690,900		$347,818		$652,072		$513,820		$645,940
Tangible Equity/Assets (%)	9.46%		8.98%		8.49%		8.70%		10.32%
Return on Average Assets (%)	0.53		0.56		0.64		0.65		0.69
Return on Average Equity (%)	5.40		6.14		6.63		6.43		6.47
Non-Performing Assets/Assets (%)	1.16		1.06		1.3		1.21		2.17/1.03	(3)

Deal Value and Pricing Ratios (4)
Deal Value ($ Millions)	$116.40		$50.20		$97.40		$65.10		$127.50
Price/Tangible Book (%)	151.52%		144.14%		156.02%		158.16%		189.60%
Price/Earnings (x)	24.92	x	25.26	x	24.89	x	23.17	x	28.89	x(5)
Tang. Book Premium/Deposits (%)	7.75%		5.87%		7.72%		6.97%		12.33%

(1) Pricing ratios at announcement.
(2) Reflects financial data as of or for the trailing 12 months ended June 30, 2017.
(3) 2.17% reflects the reported figure, 1.03% reflects the NPA/Assets ratio adjusted to exclude loans marked-to-market in acquisitions.
(4)
Deal value and multiples for Bay Bancorp based on the Starting Price as defined in the merger agreement.
(5) Based on annualized earnings for the six months ended June 30, 2017.

The average and median pricing multiples (Price/Tangible Book Value multiple, Price/Earnings multiple and Core Deposit Premium multiple) of the Local Region Transactions group and Mid-Atlantic Transactions group were applied to Bay Bancorp’s actual financial measures (tangible book value, core earnings and core deposits) to derive a valuation range before adjustments. The resulting valuation range was $10.00 to $11.00 per share, which is below the merger consideration of $11.80 per share as of September 27, 2017.

Control Premium Analysis

The Control Premium Analysis applies a multiple to the pre-announcement fair market value or trading value of an acquisition target’s common stock at various points in time (one-week and one-month prior to announcement) to derive a sale of control value for a share of the acquisition target’s stock. It is a two-step process.

First, the fair market value of a minority ownership position (i.e., non-controlling) of Bay Bancorp common stock is estimated based on a peer group of comparable publicly-traded companies. Then, a multiple is applied to the fair market value and the trading value of Bay Bancorp’s stock based on control premium multiples paid in comparable transactions.

The fair market value of Bay Bancorp’s stock was based on the trading multiples of a group of comparable publicly-traded institutions (the “Peer Group”). The Peer Group consisted of publicly-traded (listed on Nasdaq or the New York Stock Exchange) group of commercial banks, commercial bank holding companies, thrifts or savings and loan holding companies headquartered in the Mid-Atlantic region of the U.S., with total assets of between $300 million and $1 billion and which were profitable on a trailing 12-month basis through the quarter ended June 30, 2017. There were a total of 13 institutions included in the Peer Group as follows:

Ticker		Headquarters
Symbol	Peer Group Company	Location
CBFV	CB Financial Services, Inc.	PA
ESBK	Elmira Savings Bank	NY
EMCF	Emclaire Financial Corp	PA
ESQ	Esquire Financial Holdings, Inc.	NY
GLBZ	Glen Burnie Bancorp	MD
MSBF	MSB Financial Corp.	NJ
PBHC	Pathfinder Bancorp, Inc.	NY
PBIP	Prudential Bancorp, Inc.	PA
SVBI	Severn Bancorp, Inc.	MD
SSFN	Stewardship Financial Corporation	NJ
SBBX	Sussex Bancorp	NJ
TRCB	Two River Bancorp	NJ
WVFC	WVS Financial Corp.	PA

RP Financial compared the financial condition and recent performance of Bay Bancorp to the median financial conditions and recent performance measures of the Peer Group, as displayed in the table on the following below.

Peer Group
	Average	Median	Bay Bancorp(1)
Financial Data and Ratios
Assets ($000)	$706	$775	$646
Tangible Equity/Assets (%)	10.38%	9.42%	10.32%
Return on Average Assets (%)	0.59	0.57	0.69
Return on Average Equity (%)	6.12	6.18	6.47
Non-Performing Assets/Assets (%)	1.15	0.91	2.17/1.03(2)

Market Capitalization and Pricing Ratios (3)
Market Capitalization ($ Millions)	$94.50	$90.30	$83.00
Price/Tangible Book (%)	131.01%	134.21%	124.54%
Price/Earnings (x)	19.73x	18.77x	19.03x

1) Income and earnings related pricing data reflects annualized six month results through June 30, 2017.
(2) 2.17% reflects the reported figure, 1.03% reflects the NPA/Assets ratio adjusted to exclude loans marked-to-market in acquisitions.
(3) Market capitalization and pricing ratios for Bay Bancorp are based on the Bay Bancorp’s estimated peer group based trading value of $8.00 per share which approximated the recent trading of $7.75 per share on Nasdaq.

Relative to the Peer Group, RP Financial made downward valuation adjustments for Bay Bancorp’s less favorable credit quality and upward valuation adjustments for the recent earnings growth trend and operations in the Baltimore-Washington metropolitan area. RP Financial concluded with a public equivalent value for Bay Bancorp equal to $8.00 per share.

Second, RP Financial conducted a Control Premium Analysis, which involved applying a control premium to the estimated Peer Group based fair market value of Bay Bancorp stock RP Financial which equaled $8.00 per share as well as to the actual trading value of Bay Bancorp stock as of September 22, 2017, which equaled $7.90 per share (Bay Bancorp’s stock traded on the Nasdaq Market) to arrive at a range of sale of control values under this approach. The control premium applied was the median of the 1-week and one-month premiums paid over the trading value of the stock (i.e., acquisition price at announcement divided by price of target one-week and one-month prior to announcement date involving selling institutions with total assets between $250 million and $2 billion that announced a transaction over the 12-month period ending September 22, 2017). RP Financial applied a range of control premiums from 33% to 38% to the range of trading values.

Applying this premium to the fair market value of Bay Bancorp’s stock that RP Financial derived and to the actual closing price of Bay Bancorp’s stock as of September 27, 2017 resulted in a sale of control valuation range of $10.50 to $11.05 per share, which was below the value of the merger consideration of $11.80 per share as of September 27, 2017.

Discounted Cash Flow Analysis

RP Financial evaluated the value per share of the current offer to the implied value of Bay Bancorp’s current business plan. In this regard, RP Financial measured the present value per share of future dividends and the terminal value to Bay Bancorp’s current stockholders utilizing Bay Bancorp’s five year strategic plan which covered the five year period from December 31, 2017, to December 31, 2022. The discounted cash flow analysis reflected the strategic plan assumptions as follows:

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Beginning balance sheet as of December 31, 2016 was utilized for modeling purposes;

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Asset growth in the range of 7% to 8% annually and loan growth in the range of 9% annually;

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The projected return on average assets was projected to equal 0.86% for the 12 months ended June 30, 2018, to 1.15% for the 12 months ended June 30, 2022; and

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No dividends or share repurchases were assumed.

The discounted cash flow analysis reflected the following valuation assumptions:

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Fifth year terminal value multipliers for earnings per share were in a range of 22 to 26 times earnings per share while the fifth year terminal value multipliers for tangible book value per share were in a range of 1.40 times to 1.70 times tangible book value per share; and

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The cash flows were then discounted to present value using two discount rates, a low of 13.0% and a high of 15.0%.

The present per share value generated by the discounted cash flow under these assumptions ranged from $9.25 per share to $12.00 per share. The indicated range of value pursuant to the discounted cash flow approach was below the merger consideration of $11.80 per share as of September 27, 2017 at the low end of the range and approximated the value of the merger consideration at the upper end of the range.

Pro Forma Impact Analysis

Because the merger consideration consists solely of Old Line Bancshares’ common stock, RP Financial considered the estimated pro forma impact of the merger on Old Line Bancshares’ financial condition, operating results and stock pricing ratios. Specifically, RP Financial considered that the merger is anticipated to be approximately 3% dilutive to Old Line Bancshares’ tangible book value per share and will be accretive to Old Line Bancshares’ pro forma earnings per share within the first year of completing the merger, assuming incorporation of certain anticipated merger synergies and core earnings estimates for Bay Bancorp, and will increase Old Line Bancshares’ market capitalization and shares outstanding. Furthermore, RP Financial considered the increased asset size, competitive profile and geographic footprint of Old Line Bancshares on a pro forma basis. RP Financial considered the pro forma impact of the merger on Old Line Bancshares’ per share data and pricing ratios based on Old Line Bancshares’ pre-announcement trading price. RP Financial also considered other benefits of the merger to Bay Bancorp’s stockholders, including the potential for increased liquidity of the stock for Bay Bancorp’s stockholders given Old Line Bancshares’ larger size, greater market capitalization, greater number of shares outstanding, and greater liquidity of Old Line Bancshares’ common stock on a post-acquisition basis. Moreover, RP Financial considered the enhanced ability to pursue growth within the expanded market area and expanded management team. In comparing the pro forma impact of the merger, RP Financial also took into consideration that following the merger, Bay Bancorp’s stockholders will own approximately 26% to 28% of the common stock in Old Line Bancshares, with the ownership level dependent upon the closing market prices of Old Line Bancshares common stock prior to the effective date of the merger, and that three directors of Bay Bancorp will serve on the Old Line Bancshares’ board of directors following the closing of the merger.

In addition to the above analyses, RP Financial considered and evaluated the operating history of Bay Bancorp, the historical trading activity and trading price of the Bay Bancorp common stock, and the national, regional and local risks that could negatively impact future operations on a stand-alone basis. RP Financial’s opinion and presentation to the Bay Bancorp board of directors was one of many factors taken into consideration by the Bay Bancorp board of directors in making its determination to approve the merger agreement. Although the foregoing summary describes the material components of the analyses presented by RP Financial to the Bay Bancorp board of directors in anticipation of issuing the September 27, 2017 opinion, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Annex C, which common stockholders of Bay Bancorp are urged to read in its entirety.

RP Financial Background and Experience

RP Financial, as part of its financial institution valuation and financial advisory practice, is regularly engaged in the valuation of federally-insured depository institution securities in connection with mergers and acquisitions, initial and secondary stock offerings, and business valuations for financial institutions for other purposes. As specialists in the valuation of securities and providing financial advisory services to insured financial institutions, RP Financial has experience in, and knowledge of, the markets for the securities of such institutions nationwide.

Opinion of Hovde Group - Bay Bancorp’s Financial Advisor

The fairness opinion and a summary of the underlying financial analyses of Hovde Group are described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Bay Bancorp. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Bay Bancorp or Old Line Bancshares. You should review the copy of the fairness opinion, which is attached as Annex D.

Hovde Group is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Bay Bancorp and its operations. As part of its investment banking business, Hovde Group is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde Group has experience in, and knowledge of, banks, thrifts and their respective holding companies and is familiar with Bay Bancorp. Bay Bancorp’s board of directors selected Hovde Group to act as a financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

Hovde Group reviewed the financial aspects of the proposed merger with Bay Bancorp’s board of directors and, on September 27, 2017, delivered a written opinion to Bay Bancorp’s board of directors that the per share consideration to be received by the stockholders of Bay Bancorp in connection with the merger is fair to the stockholders of Bay Bancorp from a financial point of view. In requesting Hovde Group’s advice and opinion, no limitations were imposed by Bay Bancorp upon Hovde Group with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of Hovde Group’s written opinion is included in this joint proxy statement/prospectus as Annex D. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde Group. The summary of the Hovde Group’s opinion included in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Hovde Group’s opinion was directed to Bay Bancorp’s board of directors and addresses only the fairness of the per share consideration to be paid to Bay Bancorp stockholders in connection with the merger. Hovde Group did not opine on any individual stock, cash, or other components of consideration payable in connection with the merger. Hovde Group’s opinion does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the stockholders as to how such stockholder should vote at the Bay Bancorp special meeting on the merger or any related matter. Other than as specifically set forth in the opinion, Hovde Group dos not express any opinion with respect to the terms and provisions of the merger agreement or the enforceability of any such terms or provisions.

Bay Bancorp engaged Hovde Group on June 22, 2017 to serve as a financial advisor to Bay Bancorp in connection with the proposed merger and to issue a fairness opinion to Bay Bancorp’s board of directors in connection with such proposed transaction. Pursuant to Bay Bancorp’s engagement agreement with Hovde Group, Hovde Group will receive from Bay Bancorp a $100,000 fairness opinion fee that is contingent upon the delivery to Bay Bancorp’s board of directors of Hovde Group’s fairness opinion. Additionally, Hovde Group will receive a completion fee equal to 1.0% of the transaction value that is contingent upon the consummation of the merger. For this purpose, the transaction value will include the aggregate merger consideration plus the aggregate amount of cash paid in exchange for any Bay Bancorp stock option that remains unexercised as of the effective time of the merger. The opinion fee will be credited in full toward the portion of the completion fee that will become payable to Hovde Group upon the consummation of the merger. In the event that the merger agreement is terminated and Old Line Bancshares is obligated to pay the $5,076,000 termination fee to Bay Bancorp, then Hovde Group will be entitled to $761,400, or 15% of that termination fee. In addition to Hovde Group’s fees, and regardless of whether the merger is consummated, Bay Bancorp has agreed to reimburse Hovde Group for certain of its reasonable out-of-pocket expenses. Bay Bancorp has also agreed to indemnify Hovde Group and its affiliates for certain liabilities that may arise out of the engagement. In the past two years, Hovde Group has provided investment banking or financial advisory services to Bay Bancorp and Bay Bank. During the past two years preceding the date of this opinion, Hovde Group has not provided any investment banking or financial advisory services to Old Line Bancshares or Old Line Bank. Hovde Group may in the future provide investment banking and financial advisory services to Old Line Bancshares or Old Line Bank and receive compensation for such services, although to Hovde Group’s knowledge none are expected at this time.

Since the Average Price, and the related amounts derived from those figures, cannot be determined until dates after the date of the opinion, potential future adjustments to the exchange ratio attributable to changes in the Average Price as of the actual determination date, if any, cannot be predicted with precision. However, Bay Bancorp advised Hovde Group to assume for purposes of its fairness opinion that the Average Price as of the applicable determination date would be equal to or greater than $25.65. Further, the merger agreement provides for a possible increase, but not a decrease, in the aggregate merger consideration as a result of after-tax income recognized from the future resolution of certain contingencies related to litigation and certain loans that are characterized as Classified Assets as discussed elsewhere in this joint proxy statement/prospectus. Hovde Group’s opinion assumes that the merger consideration will not be increased pursuant to these provisions.

Bay Bancorp requested Hovde Group’s opinion as to the fairness, from a financial point of view, of the per share consideration to the stockholders of Bay Bancorp. This opinion addresses only the fairness of the per share consideration to be paid in connection with the merger, and Hovde Group is not opining on any individual stock, cash, option, or other components of the consideration.

The following is a summary of the analyses performed and matters considered by Hovde Group in connection with its fairness opinion. The summary set forth below does not purport to be a complete description of the analyses performed by Hovde Group in rendering its opinion, but it does summarize all of the material analyses performed by Hovde Group.

During the course of its engagement and for the purpose of rendering its opinion, Hovde Group:

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reviewed a draft of the merger agreement dated September 27, 2017, as provided to Hovde Group by Bay Bancorp;

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reviewed unaudited financial statements for Bay Bancorp, Bay Bank, Old Line Bancshares and Old Line as of and for the six-month period ending June 30, 2017;

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reviewed certain historical annual reports of each of Bay Bancorp, Bay Bank, Old Line Bancshares and Old Line Bank, including audited annual reports as of and for the year ending December 31, 2016;

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reviewed certain historical publicly available business and financial information concerning each of Bay Bancorp, Bay Bank, Old Line Bancshares and Old Line Bank;

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reviewed certain internal financial statements and other financial and operating data of Bay Bancorp and Bay Bank;

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reviewed financial projections prepared by certain members of senior management of Bay Bancorp and Bay Bank;

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discussed with certain members of senior management of Bay Bancorp, Bay Bank, Old Line Bancshares and Old Line Bank, the business, financial condition, results of operations and future prospects of Bay Bancorp, Bay Bank, Old Line Bancshares and Old Line Bank; the history and past and current operations of Bay Bancorp, Bay Bank, Old Line Bancshares and Old Line Bank; Bay Bancorp’s, Bay Bank’s, Old Line Bancshares’ and Old Line Bank’s historical financial performance; and their assessment of the rationale for the merger;

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reviewed and analyzed materials detailing the merger prepared by Bay Bancorp and Old Line Bancshares and by their respective legal and financial advisors, including the estimated amount and timing of the cost savings and related expenses, purchase accounting adjustments and synergies expected to result from the merger (the “Potential Income Enhancements”);

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analyzed the pro forma financial impact of the merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the merger based on assumptions relating to the Potential Income Enhancements;

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reviewed publicly available consensus mean analyst earnings per share estimates for Old Line Bancshares for the years ending December 31, 2017, December 31, 2018 and December 31, 2019;

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assessed general economic, market and financial conditions;

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reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

●
taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

●
reviewed historical market prices and trading volumes of Old Line Bancshares’ common stock;

●
reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

●
performed such other analyses and considered such other factors as we have deemed appropriate.

Hovde Group also took into account its experience in other similar transactions and securities valuations, as well as its knowledge of the banking and financial services industry.

Hovde Group assumed, without investigation, that there have been and from the date of the opinion through the effective date of the merger will be no material changes in the financial condition and results of operations of Bay Bancorp, Bay Bank, Old Line Bancshares or Old Line Bank since the date of the latest financial information described above. Hovde Group assumed, without independent verification, that the representations as well as the financial and other information provided to Hovde Group by Bay Bancorp and Old Line Bancshares or included in the merger agreement, which has formed a substantial basis for this opinion, are true and complete. Hovde Group relied upon the management of Bay Bancorp and Old Line Bancshares as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde Group by Bay Bancorp and Old Line Bancshares, and Hovde Group assumed such forecasts and projections have been reasonably prepared by Bay Bancorp and Old Line Bancshares on a basis reflecting the best currently available information and Bay Bancorp’s and Old Line Bancshares’ judgments and estimates. Hovde Group assumed that such forecasts and projections would be realized in the amounts and at the times contemplated thereby, and Hovde Group does not in any respect assume any responsibility for the accuracy or reasonableness thereof. Hovde Group has been authorized by Bay Bancorp to rely upon such forecasts and projections and other information and data, including without limitation the projections, and Hovde Group expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.

In performing its review, Hovde Group relied upon the accuracy and completeness of all of the financial and other information that was available to Hovde Group from public sources, that was provided to Hovde Group by Bay Bancorp and Old Line Bancshares or their respective representatives or that was otherwise reviewed by Hovde Group and assumed such accuracy and completeness for purposes of rendering its opinion. Hovde Group has further relied on the assurances of the respective managements of Bay Bancorp and Old Line Bancshares that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde Group has not been asked to and has not undertaken an independent verification of any of such information, and Hovde Group does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde Group assumed that each party to the merger agreement would advise them promptly if any information previously provided to them became inaccurate or was required to be updated during the period of Hovde Group’s review.

Hovde Group is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde Group assumed that such allowances for Bay Bancorp, Bay Bank, Old Line Bancshares and Old Line Bank are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. Hovde Group was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Bay Bancorp. Bay Bank, Old Line Bancshares and Old Line Bank, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde Group was not furnished with any such evaluations or appraisals nor did Hovde Group review any loan or credit files of Bay Bancorp, Bay Bank, Old Line Bancshares or Old Line Bank. Hovde Group did not conduct a review of any credit mark that may be taken in connection with the merger nor has it evaluated the adequacy of any contemplated credit mark to be so taken.

In arriving at its opinion, Hovde Group did not evaluate the solvency of Bay Bancorp, Bay Bank, Old Line Bancshares or Old Line Bank under any state or federal law relating to bankruptcy, insolvency or similar matters. Accordingly, its opinion does not address the liquidation value of Bay Bancorp, Bay Bank, Old Line Bancshares and Old Line Bank or any other entity. Hovde Group has also assumed that each of Bay Bancorp, Bay Bank, Old Line Bancshares and Old Line Bank would remain as a going concern for all periods relevant to its analysis. Accordingly, Hovde Group expresses no opinion with respect to the foregoing.

Hovde Group’s opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the merger on Bay Bancorp, or its stockholders; (ii) any advice or opinions provided by any other advisor to the board of directors or Bay Bancorp; (iii) any other strategic alternatives that might be available to Bay Bancorp; or (iv) whether Old Line Bancshares has sufficient cash or other sources of funds to enable it to pay any consideration contemplated by the merger

Hovde Group has assumed that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any waiver of material terms or conditions by Bay Bancorp or any other party to the Agreement and that the final merger agreement will not differ materially from the draft Hovde Group reviewed. Hovde Group has assumed that the merger will be consummated in compliance with all applicable laws and regulations. Bay Bancorp has advised Hovde Group that Bay Bancorp is not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Hovde Group has assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on Bay Bancorp and Old Line Bancshares or would have a material adverse effect on the contemplated benefits of the merger.

In performing its analyses, Hovde Group made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde Group, Bay Bancorp and Old Line Bancshares. Hovde Group’s opinion was necessarily based on financial, economic, market and other conditions and circumstances as they existed on, and on the information made available to Hovde Group as of, the dates used in its opinion. Any estimates contained in the analyses performed by Hovde Group are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde Group’s opinion does not address the relative merits of the merger as compared to any other business combination in which Bay Bancorp might engage. In addition, Hovde Group’s fairness opinion was among several factors taken into consideration by Bay Bancorp’s board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of Bay Bancorp’s board of directors or Bay Bancorp’s management with respect to the fairness of the merger consideration to be received by Bay Bancorp’s stockholders in connection with the merger.

The following is a summary of the material analyses prepared by Hovde Group and delivered to Bay Bancorp’s board of directors on September 27, 2017 in connection with the delivery of its fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde Group, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde Group did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde Group. The tables alone are not a complete description of the financial analyses.

Market Approach – Comparable Transactions. As part of its analysis, Hovde Group reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions where sellers were headquartered in Delaware, Maryland, New Jersey, New York, Pennsylvania, Virginia, Washington D.C. and West Virginia announced since September 1, 2015, in which the sellers’ total assets were between $400 million and $1.1 billion, last-twelve-months (“LTM”) return on average assets (“ROAA”) were between 0.40% and 1.00%, and non-performing assets (“NPAs”) to total assets were less than 3.00%. The Nationwide Group consisted of acquisition transactions of banks in the United States announced since September 1, 2015, in which the sellers’ total assets were between $500 million and $1.0 billion, LTM ROAA were between 0.40% and 1.00%, and NPAs to total assets were less than 3.00%. In each case, for which financial information was available, no transaction that fit the above selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for the twelve months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following transactions (10 transactions for the Regional Group and 17 transactions for the Nationwide Group):

Regional Group:
Buyer (State)	Target (State)
Riverview Financial Corporation (PA)	CBT Financial Corporation (PA)
Standard Financial Corp. (PA)	Allegheny Valley Bancorp, Inc. (PA)
OceanFirst Financial Corp. (NJ)	Ocean Shore Holding Co. (NJ)
Summit Financial Group, Inc. (WV)	First Century Bankshares, Inc. (WV)
Revere Bank (MD)	Monument Bank (MD)
Hampton Roads Bankshares, Inc. (VA)	Xenith Bankshares, Inc. (VA)
Univest Corporation of Pennsylvania (PA)	Fox Chase Bancorp, Inc. (PA)
WSFS Financial Corporation (DE)	Penn Liberty Financial Corp. (PA)
Beneficial Bancorp, Inc. (PA)	Conestoga Bank (PA)
Park Sterling Corporation (NC)	First Capital Bancorp, Inc. (VA)

Nationwide Group:
Buyer (State)	Target (State)
CenterState Banks, Inc. (FL)	Sunshine Bancorp, Inc. (FL)
SmartFinancial, Inc. (TN)	Capstone Bancshares, Inc. (AL)
Midland States Bancorp, Inc. (IL)	Centrue Financial Corporation (IL)
CenterState Banks, Inc. (FL)	Gateway Financial Holdings of FL, Inc. (FL)
Enterprise Financial Services Corp (MO)	Jefferson County Bancshares, Inc. (MO)
First Bancorp (NC)	Carolina Bank Holdings, Inc. (NC)
QCR Holdings, Inc. (IL)	Community State Bank (IA)
Revere Bank (MD)	Monument Bank (MD)
First Mid-Illinois Bancshares, Inc. (IL)	First Clover Leaf Financial Corp. (IL)
Westfield Financial, Inc. (MA)	Chicopee Bancorp, Inc. (MA)
Horizon Bancorp (IN)	La Porte Bancorp, Inc. (IN)
WSFS Financial Corporation (DE)	Penn Liberty Financial Corp. (PA)
BNC Bancorp (NC)	High Point Bank Corporation (NC)
Beneficial Bancorp, Inc. (PA)	Conestoga Bank (PA)
Park Sterling Corporation (NC)	First Capital Bancorp, Inc. (VA)
Pacific Premier Bancorp, Inc. (CA)	Security California Bancorp (CA)
Nicolet Bankshares, Inc. (WI)	Baylake Corp. (WI)

For each precedent transaction, Hovde Group compared the implied ratio of deal value to certain financial characteristics of Bay Bancorp as follows:

For each precedent transaction, Hovde Group compared the implied ratio of deal value to certain financial characteristics of Bay Bancorp as follows:

●	the multiple of the purchase consideration to the acquired company’s tangible common book value (the “Price-to-Tangible Common Book Value Multiple”);

●	the multiple of the purchase consideration to the acquired company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”); and

●	the multiple of the difference between the purchase consideration and the acquired company’s tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from the total deal value of $127,638,810. The total deal value is an aggregate of the estimated per share purchase price of $11.80, which implies a merger consideration of $126,461,262, and the implied value of cash consideration to be paid to holders of Bay Bancorp’s options to purchase common stock of $1,177,548 based on June 30, 2017 financial results of Bay Bancorp.

	Price-to-TangibleCommon Book Value Multiple (1)	Price-to-LTM Earnings Multiple (1)(2)	Premium-to-Core Deposits Multiple (1)(3)
Total Deal Value	191.5%	38.6x	12.6%
Precedent Transactions Regional Group:
Median	131.8%	20.3x	6.4%
Minimum	105.4%	15.0x	0.7%
Maximum	199.0%	32.3x	11.0%
Precedent Transactions Nationwide Group:
Median	147.7%	22.5x	7.3%
Minimum	116.1%	14.4x	4.4%
Maximum	199.0%	32.3x	12.6%

(1)
Pricing multiples based on the total deal value of $127,638,810 (i.e. based on the aggregate of merger consideration value of $126,461,262 and stock option payment of $1,177,548).
(2)
Price-to-LTM earnings per share multiples are considered non-meaningful for values greater than 40.0x.
(3)
Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.

Using publicly available information, Hovde Group compared the financial performance of Bay Bancorp with that of the median of the precedent transactions from both the Regional and Nationwide Groups. The performance highlights are based on June 30, 2017 financial results of Bay Bancorp.

	TangibleEquity/TangibleAssets	CoreDeposits (2)	LTMROAA	LTMROAE	EfficiencyRatio	NPAs/Assets (3)	ALLL/NPLs (4)
Bay Bancorp(1)	10.36%	90.40%	0.57%	5.34%	70.13%	2.17%	28.01%

Precedent Transactions Regional Group:
Median	9.35%	87.14%	0.65%	6.31%	71.38%	1.22%	68.62%
Precedent Transactions Nationwide Group:
Median	10.14%	86.59%	0.73%	6.75%	69.27%	1.23%	89.31%

(1)
Bay Bancorp’s financial data as of June 30, 2017.
(2)
Core deposits exclude foreign deposits and time deposit accounts greater than $100,000.
(3)
NPAs as a percentage of total assets (includes restructured loans and leases).
(4)
Allowance for loan and lease losses (“ALLL”) as a percentage of non-performing loans.

No company or transaction used as a comparison in the above transaction analyses is identical to Bay Bancorp, and no transaction was consummated on terms identical to the terms of the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Precedent Transactions Regional Group indicated an implied aggregate valuation ranging between $67.0 million and $97.6 million compared to the proposed merger consideration of $127.6 million. The resulting values of the Precedent Transactions Nationwide Group indicated an implied aggregate valuation ranging between $74.4 million and $102.1 million compared to the proposed merger consideration of $127.6 million.

Income Approach – Discounted Cash Flow Analysis.  Taking into account various factors including, but not limited to, Bay Bancorp’s recent performance, the current banking environment and the local economy in which Bay Bancorp operates, Hovde Group determined, in consultation with and based on information provided by management of Bay Bancorp, earnings estimates for Bay Bancorp over a forward looking six year period, and in consultation with Bay Bancorp management, developed the forward-looking projections and key assumptions that formed the basis for the discounted cash flow analyses. The resulting projected Bay Bancorp net income numbers used for the analysis were $5.0 million for 2017, $5.9 million for 2018, $7.0 million for 2019, $7.6 million for 2020, $8.4 million for 2021, and $9.3 million for 2022.

To determine present values of Bay Bancorp based on these projections, Hovde Group utilized two discounted cash flow models, each of which capitalized terminal values using a different methodology: (i) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and (ii) Terminal Price/Tangible Book Value Multiple (“DCF Terminal P/TBV Multiple”).

In the DCF Terminal P/E Multiple analysis, an estimated value of Bay Bancorp’s common stock was calculated based on the present value of Bay Bancorp’s after-tax net income based on Bay Bancorp management’s forward-looking projections. Hovde Group utilized a terminal value at the end of 2022 by applying a range of price-to-earnings multiples of 18.3x to 22.3x, with a midpoint of 20.3x, which is based around the median price-to-earnings multiple derived from transactions in the Regional Group. The present value of Bay Bancorp’s projected dividends, if any, plus the terminal value was then calculated assuming a range of discount rates between 12.25% and 14.25%, with a midpoint of 13.25% discounted over a period of 5.26 years. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Bay Bancorp’s common stock. The range of discount rates utilized the buildup method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, and industry risk premium, an a size premium. The resulting aggregate values of Bay Bancorp’s common stock of the DCF Terminal P/E Multiple ranged between $90.0 million and $118.7 million, with a midpoint of $103.8 million. The resulting per share values of Bay Bancorp’s common stock of the DCF Terminal P/E Multiple ranged between $8.34 and $11.01, with a midpoint of $9.62.

In the DCF Terminal P/TBV Multiple model, the same earnings estimates and projected net income were used, however, in arriving at the terminal value at the end of 2022, Hovde Group applied a range of price-to-tangible book value multiples of 1.22x to 1.42x with the midpoint being 1.32x, which is based around the median price-to-tangible book value multiple derived from transactions in the Regional Group. The present value of projected dividends, if any, plus the terminal value, was then calculated assuming a range of discount rates between 12.25% and 14.25%, with a midpoint of 13.25% discounted over a period of 5.26 years. The resulting aggregate values of Bay Bancorp’s common stock of the DCF Terminal P/TBV Multiple ranged between $67.0 million and $84.2 million, with a midpoint of $75.2 million. The resulting per share values of Bay Bancorp’s common stock of the DCF Terminal P/TBV Multiple ranged between $6.19 and $7.80, with a midpoint of $6.96.

These analyses and their underlying assumptions yielded a range of values for Bay Bancorp, which are outlined in the table below:

Implied Value for Bay Bancorp Based On:	Price-to-TangibleBook Value Multiple (1)	Price-to-LTMEarnings Multiple (1)(2)	Premium-to-CoreDeposits Multiple (1)(3)
Total Deal Value	191.5%	38.6x	12.6%

DCF Analysis – Terminal P/E Multiple (4)
Midpoint	155.7%	31.4x	7.7%

DCF Analysis – Terminal P/TBV Multiple (4)
Midpoint	112.9%	22.8x	1.8%

(1)
Pricing multiples based on the total deal value of $127,638,810 (i.e. based on aggregate of merger consideration value of $126,461,262 and stock option payment of $1,177,548).
(2)
Price to LTM EPS multiples are considered non-meaningful for values greater than 40.0x.
(3)
Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.
(4)
DCF Analysis utilizes a 13.25% discount rate over a period of 5.26 years.

Hovde Group noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde Group’s analysis does not purport to be indicative of the actual values or expected values of Bay Bancorp’s common stock.

Old Line Bancshares Comparable Companies Analysis:  Hovde Group used publicly available information to compare selected financial and trading information for Old Line Bancshares and a group of 10 publicly-traded financial institutions selected by Hovde Group based on publicly-traded banks headquartered in Delaware, Maryland, Pennsylvania, Virginia, Washington D.C. and West Virginia with total assets between $1.3 billion and $3.0 billion and LTM ROAA between 0.80% and 1.20%.

Access National Corporation	Codorus Valley Bancorp, Inc.
CNB Financial Corporation	Premier Financial Bancorp, Inc.
First Community Bancshares, Inc.	C&F Financial Corporation
Peoples Financial Services Corp.	Penns Woods Bancorp, Inc.
American National Bankshares Inc.	Shore Bancshares, Inc.

The analysis compared publicly available financial and market trading information for Old Line Bancshares and the data for the 10 financial institutions identified above as of and for the most recent twelve-month period which was publicly available. The table below compares the data for Old Line Bancshares and the median data for the 10 financial institutions identified above, with pricing data as of September 26, 2017.

	MarketCap($M)	Price/TangibleBookValue	Price/LTMEPS	Price/2017EEPS	DividendYield	YTD/PriceChange	TwoYearTotalReturn
Old Line Bancshares	$353.2	209.8%	19.8x	18.4x	1.13%	18.3%	81.7%

Comparable Companies:
Median	$301.2	179.8%	18.1x	17.9x	2.46%	3.0%	64.4%

Old Line Bancshares fell within the range of pricing metrics of comparable companies. No company used as a comparison in the above analyses is identical to Old Line Bancshares. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Accretion / Dilution Analysis:  Hovde Group performed pro forma merger analyses that combined projected income statement and balance sheet information of Bay Bancorp and Old Line Bancshares. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Old Line Bancshares. In the course of this analysis, Hovde Group used the S&P Cap IQ mean of analyst earnings estimates for Old Line Bancshares for the years ending December 31, 2017, December 31, 2018, December 31, 2019, and an earnings growth rate of 8.0% was assumed for December 31, 2020. Additionally, Hovde Group used earnings estimates provided by Bay Bancorp’s management for Bay Bancorp for the years ending December 31, 2017, December 31, 2018, December 31, 2019, and an earnings growth rate of 10.0% was assumed for December 31, 2020. This analysis indicated that the merger is expected to be accretive by $0.11 per share to Old Line Bancshares’ consensus estimated earnings per share of $1.97 in 2018, accretive by $0.20 per share to Old Line Bancshares’ consensus estimated earnings per share of $2.19 in 2019, and accretive by $0.20 per share to Old Line Bancshares’ consensus estimated earnings per share of $2.37 in 2020. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Old Line Bancshares by $0.14 per share in 2018, accretive by $0.06 per share in 2019, and accretive by $0.26 per share in 2020 and that Old Line Bancshares would maintain capital ratios in excess of those required for Old Line Bancshares to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Bay Bancorp and Old Line Bancshares prior to and following the merger may vary from the projected results, and the variations may be material.

Other Factors and Analyses.  Hovde Group took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the S&P 500 Index.

Conclusion.  Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde Group determined that the per share consideration to be paid by Old Line Bancshares to the stockholders of Bay Bancorp in connection with the merger is fair from a financial point of view to Bay Bancorp’s stockholders.  Each Bay Bancorp stockholder is encouraged to read Hovde Group’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex D to this joint proxy statement/prospectus.

Terms of the Merger

Effects of the Merger

Upon completion of the merger, Bay Bancorp will be merged with and into Old Line Bancshares and the separate legal existence of Bay Bancorp will cease. All property, rights, powers, duties, obligations and liabilities of Bay Bancorp will automatically be deemed transferred to Old Line Bancshares, as the surviving corporation in the merger. Old Line Bancshares will continue to be governed by its articles of incorporation and bylaws as in effect immediately prior to the merger.

The merger agreement provides that, pursuant to an Agreement and Plan of Merger by and between Old Line Bank and Bay Bank, dated as of September 27, 2017, immediately after the merger Bay Bank will be merged with and into Old Line Bank, with Old Line Bank as the surviving bank in the bank merger. Old Line Bank will continue to be governed by its articles of incorporation and bylaws in effect immediately prior to the bank merger.

Consideration to be Paid in the Merger; What Bay Bancorp Stockholders Will Receive in the Merger

If the merger is completed, each outstanding share of common stock of Bay Bancorp will be converted into the right to receive shares of Old Line Bancshares common stock. The number of shares of Old Line Bancshares common stock for which shares of Bay Bancorp common stock will be exchanged in the merger, which we refer to as the “per share consideration,” will be calculated by dividing $11.80 by the volume-weighted average closing prices of Old Line Bancshares common stock for the 20 trading days ending five trading days before the closing date of the merger, subject to a minimum Average Price of $25.65 and a maximum average price of $29.16 and adjustments for the after-tax income recognized by Bay Bancorp or Bay Bank from the recent settlement of certain litigation and the resolution of certain loans. As such, the per share consideration, before adjustments, may be as low as 0.4047 shares of Old Line Bancshares common stock if the Average Price is $29.16 or more and as high as 0.4600 shares of Old Line Bancshares common stock if the Average Price is $25.65 or less, before the litigation and loan resolution adjustments provided for in the merger agreement.

Initial Calculation

Pursuant to the merger agreement, each share of Bay Bancorp common stock that you hold at the effective time of the merger will be automatically converted into the right to receive shares of Old Line Bancshares common stock. The number of shares of Old Line Bancshares common stock for which shares of Bay Bancorp common stock will be exchanged in the merger, which we refer to as the “per share consideration,” will vary depending on the volume-weighted average closing prices of Old Line Bancshares common stock for the 20 trading days prior to the five trading days prior to the closing date of the merger, which we refer to as the “Average Price.” Such calculation will be made as follows:

i.
If the Average Price is between $25.66 and $29.15, then the per share consideration will be equal the number of shares of Old Line Bancshares common stock determined by dividing $11.80 by the Average Price;
ii.
If the Average Price is $29.16 or above, then the per share consideration will equal 0.4047 shares of Old Line Bancshares common stock; and
iii.
If the Average Price is $25.65 or below, then the per share consideration will equal 0.4600 shares of Old Line Bancshares common stock (such number, in any of (i), (ii) or (iii), is also referred to as the “exchange ratio”).

Accordingly, based on the number of shares of Bay Bancorp common stock currently outstanding and recent trading prices of Old Line Bancshares common stock, before any adjustments to the exchange ratio (as discussed immediately below), and absent the exercise of the Walk-Away Cure Right, as discussed below under “– Bay Bancorp Price Termination Right,” we expect the value of the shares of Old Line Bancshares common stock to be issued in the merger would be approximately $129.4 million and that Old Line Bancshares would issue between approximately 4,337,529 and 4,930,228 shares of its common stock in the merger. We refer to the total number of shares Old Line Bancshares will issue in the merger as the merger consideration or the aggregate merger consideration.

As set forth in the table above, changes in the Average Price below $25.65 or above $29.16 will not, absent the exercise of the Walk-Away Cure Right, impact the number of shares of Old Line Bancshares common stock that will be issued in exchange for a share of Bay Bancorp common stock in the merger (i.e. the per share consideration), since at such point the exchange ratio will be fixed. Once the exchange ratio is fixed, the value of the merger consideration will be dependent upon the value of Old Line Bancshares common stock and, therefore, will fluctuate with the market price of Old Line Bancshares common stock. Therefore, to the extent the Average Price falls below $25.65, the value of the aggregate merger consideration, prior to the adjustments described below, will be below $127.6 million, and to the extent the Average Price increases above $29.16, the value of the aggregate merger consideration will be above $127.6 million.

Adjustments

As previously discussed, the aggregate merger consideration and the exchange ratio are subject to adjustment as a result of the favorable resolution of certain pending litigation and outstanding loans as follows:

●
Litigation Adjustment: With respect to any after-tax income recognized by Bay Bancorp or Bay Bank on or after August 4, 2017 and prior to the effective time of the merger from the settlement of the lawsuit captioned Lois F. Lapidus, et al. v. Bay Bank, FSB, No. RDB 16-03260 (the “Lawsuit”), in the United States District Court for the District of Maryland in the United States District Court for the District of Maryland, (i) the value of the merger consideration will be increased by such after-tax income and (ii) the exchange ratio will be increased by an amount determined by (a) dividing such after-tax income by the number of shares of Bay Bancorp common stock outstanding immediately prior to the effective date of the merger, and (b) dividing that amount by the Average Price.

On September 26, 2017, Bay Bank received insurance proceeds in the amount of $1,442,609 in connection with its settlement of the Lawsuit. Bay Bank expects to recognize $984,750 in after-tax income related to such settlement prior to the effective date of the merger and, as a result, we expect the merger consideration and the exchange ratio to increase. Assuming this amount is correct, and assuming that there are 10,717,889 shares of Bay Bancorp common stock outstanding immediately prior to the effective time of the merger, which is the number of shares of Bay Bancorp common stock outstanding on the date of this joint proxy statement/prospectus, and that the Average Price is $29.56 (which is the volume-weighted average closing prices of Old Line Bancshares common stock for the 20 trading days ending five trading days before the date of this joint proxy statement/prospectus), such that (i) the exchange ratio, prior to any adjustment, is 0.4047 and (ii) the merger consideration, prior to any adjustment, is 4,337,529 shares of Old Line Bancshares common stock, with an aggregate value of $129,426,776.72, then (y) the value of the merger consideration, as adjusted for resolution of the Lawsuit, would be increased to $130,411,526.72 and (z) the exchange ratio, as adjusted for resolution of the Lawsuit, would be increased by 0.0031 to 0.4078.

●
Loan Resolution Adjustment: With respect to any after-tax income recognized by Bay Bancorp or Bay Bank on or after August 4, 2017 and prior to the effective time of the merger as of a result of resolution of one or more certain problem loans held in Bay Bank’s loan portfolio to the extent that the amount recovered on any such loan exceeds its carrying amount at May 31, 2017 (in aggregate, the “Net Loan Recovery Amount”), (i) the value of the merger consideration will be increased by the Net Loan Recovery Amount and (ii) the exchange ratio will be increased by an amount determined by (a) dividing the Net Loan Recovery Amount by the number of shares of Bay Bancorp common stock outstanding immediately prior to the effective date of the merger, and (b) dividing that amount by the Average Price, provided, however, that if the Bay Bancorp and Bay Bank net loan and lease charge-offs between August 4, 2017 and the effective date of the merger exceeds $226,000, the Net Loan Recovery Amount will be reduced by such excess, and provided further that such reduction will not exceed $500,000.

Based on the resolution and anticipated resolution of such problem loans and net loan and lease charge-offs between August 4, 2017 and November 14, 2017, the latest practicable date prior to the date of this joint proxy statement/prospectus, Bay Bancorp estimates that as of such date the adjusted Net Loan Recovery Amount would be $587,214. Assuming this amount is correct, and that there are no additional loan resolutions or net loan and lease charge-offs through the effective date of the merger, and assuming further that there are 10,717,889 shares of Bay Bancorp common stock outstanding immediately prior to the effective time of the merger and the Average Price is $29.56, such that (i) the exchange ratio, prior to any adjustment, is 0.4047 and (ii) the merger consideration, prior to any adjustment, is 4,337,529 shares of Old Line Bancshares common stock, with an aggregate value of $129,426,776.72, then (y) the value of the merger consideration, as adjusted for resolution of the loans, would be increased to $130,013,990.72 and (z) the exchange ratio, as adjusted for resolution of the loans, would be increased by 0.0018 to 0.4065.

Combined Example: Assume that all of the facts and circumstances set above were to occur. In such case, (i) the value of the merger consideration, as adjusted for resolutions of the Lawsuit and the loans, would be increased to $130,998,741.72 and (ii) the exchange ratio, as adjusted for resolutions of the Lawsuit and the loans, would be increased by 0.0049 to 0.4096.

In addition, the number of shares of Old Line Bancshares common stock that will be exchanged for each outstanding share of Bay Bancorp common stock may be increased if Old Line Bancshares exercises its option to increase the merger consideration to avoid termination of the merger agreement based on recent closing prices of Old Line Bancshares common stock prior to the merger, as further described below under “– Termination”

The exchange ratio is also subject to customary anti-dilution adjustments in the event of stock splits, stock dividends, recapitalizations and similar transactions involving Old Line Bancshares common stock.

General

Old Line Bancshares will not issue fractional shares of Old Line Bancshares common stock to Bay Bancorp stockholders. If you are otherwise entitled to receive a fractional share of Old Line Bancshares common stock under the exchange provisions described above, you will instead receive cash for the fractional share of Old Line Bancshares common stock you would otherwise be entitled to in an amount that is equal to the product of (i) the fraction of a share that would otherwise be due to you and (ii) the Average Price.

To illustrate the calculation of the per-share merger consideration, for example, assuming the Average Price was $29.56 and the exchange ratio was 0.4096, as set forth in the illustrations above, a Bay Bancorp stockholder who owned 100 shares of Bay Bancorp common stock immediately prior to the effective time of the merger would have the right to receive in the merger 40 shares of Old Line Bancshares common stock (which would have a value of $1,173.60 based on the closing sales price for Old Line Bancshares common stock of $29.34 on November 21, 2017) and $28.38 of cash in lieu of a fractional share of Old Line Bancshares common stock.

Examples of the potential effects of fluctuations in the Average Price on the merger consideration (both with and without the assumed adjustment resolution of the Lawsuit and certain loans) are illustrated in the following table, based upon a range of hypothetical Average Prices. The Average Prices set forth in the following table have been included for illustrative purposes only. The Average Price may be less than $22.95 or more than $31.05. We cannot assure you as to what the Average Price will be or what the value of the Old Line Bancshares common stock to be issued in the merger will be at the effective time of the merger, and the Average Price at the effective time could be different than at the time of the Old Line Bancshares or Bay Bancorp special meeting.

Old Line Bancshares, Inc. Acquisition of Bay Bancorp Inc.
Unadjusted						Adjusted for Lawsuit and Loan Resolution
Structure	Average Price ($000)	Exchange Ratio	Old Line Bancshares Shares Issued	Per Share Purchase Price ($)	Merger Consideration ($000)	Aggregate Per Share Increase	Per Share Incremental Increase (3)	Incremental Exchange Ratio Adjustment	Adjusted Exchange Ratio	Adjusted Per Share Consideration	Adj. Total Consideration ($000)

	31.05 30.78 30.51 30.24 29.97 29.70 29.43	0.4047 0.4047 0.4047 0.4047 0.4047 0.4047 0.4047	4,337,529 4,337,529 4,337,529 4,337,529 4,337,529 4,337,529 4,337,529	12.57 12.46 12.35 12.24 12.13 12.02 11.91	135,993 134,803 133,612 132,422 131,231 130,041 128,851	1,572 1,572 1,572 1,572 1,572 1,572 1,572	0.14 0.14 0.14 0.14 0.14 0.14 0.14	0.0046 0.0047 0.0047 0.0048 0.0048 0.0049 0.0049	0.4093 0.4094 0.4094 0.4095 0.4095 0.4096 0.4096	12.71 12.60 12.49 12.38 12.27 12.16 12.05	137,565 136,375 135,184 133,994 132,803 131,613 130,422
Ceiling	29.16	0.4047	4,337,529	11.80	127,649	1,572	0.14	0.0049	0.4096	11.94	129,221
	28.89 28.62 28.35 28.08 27.81 27.54 27.27 27.00 26.73 26.46 26.19 25.92	0.4084 0.4123 0.4162 0.4202 0.4243 0.4285 0.4327 0.4370 0.4415 0.4460 0.4506 0.4552	4,377,185 4,418,985 4,460,785 4,503,656 4,547,600 4,592,615 4,637,630 4,683,717 4,731,947 4,780,178 4,829,480 4,878,783	11.80 11.80 11.80 11.80 11.80 11.80 11.80 11.80 11.80 11.80 11.80 11.80	127,649 127,649 127,649 127,649 127,649 127,649 127,649 127,649 127,649 127,649 127,649 127,649	1,572 1,572 1,572 1,572 1,572 1,572 1,572 1,572 1,572 1,572 1,572 1,572	0.14 0.14 0.14 0.14 0.14 0.14 0.14 0.14 0.14 0.14 0.14 0.14	0.0050 0.0050 0.0051 0.0051 0.0052 0.0052 0.0053 0.0053 0.0054 0.0055 0.0055 0.0056	0.4134 0.4173 0.4213 0.4253 0.4295 0.4337 0.4380 0.4423 0.4469 0.4515 0.4561 0.4608	11.94 11.94 11.94 11.94 11.94 11.94 11.94 11.94 11.94 11.94 11.94 11.94	129,221 129,221 129,221 129,221 129,221 129,221 129,221 129,221 129,221 129,221 129,221 129,221
Floor	25.65	0.4600	4,930,228	11.80	127,649	1,572	0.14	0.0056	0.4656	11.94	129,221
	25.38 25.11 24.84 24.57	0.4600 0.4600 0.4600 0.4600	4,930,228 4,930,228 4,930,228 4,930,228	11.67 11.55 11.43 11.30	126,285 124,932 123,578 122,225	1,572 1,572 1,572 1,572	0.14 0.14 0.14 0.14	0.0057 0.0057 0.0058 0.0059	0.4657 0.4657 0.4658 0.4659	11.82 11.69 11.57 11.45	127,857 126,504 125,150 123,797
1st Trigger	24.30 (1)	0.4600	4,930,228	11.18	120,872	1,572	0.14	0.0059	0.4659 122,444	11.32	122,444
	24.03 23.76 23.49 23.22	0.4600 0.4600 0.4600 0.4600	4,930,228 4,930,228 4,930,228 4,930,228	11.05 10.93 10.81 10.68	119,519 118,166 116,813 115,4603	1,572 1,572 1,572 1,572	0.14 0.14 0.14 0.14	0.4660 0.0061 0.0061 0.0062	0.466 0.4661 0.4662	11.20 11.07 10.95 10.83	121,091 119,738 118,385
2nd Trigger (Illustrative)	22.95 (2)	0.4600	4,930,228	10.56	114,107	1,572	0.14	0.0063	0.4663	10.70	115,679

(1)
1st trigger for walk right - Average Price declines below $24.30.

(2)
2nd trigger is illustrative – actual trigger price is determined by a 15% difference in performance between Old Line Bancshares common stock and the NASDAQ Bank Index, on the condition that Old Line Bancshares’ stock price crosses below the 1st trigger for the walk right.
(3)
Additional per share purchase price assumes an after-tax gain of $1,571,964 from Lawsuit and loan recovery.

Options

Options to purchase shares of Bay Bancorp common stock that are outstanding at the effective time of the merger will be converted into the right to receive cash in the amount determined by multiplying (i) the number of shares of Bay Bancorp common stock issuable upon the exercise of such option by (ii) the difference between (a) the Average Price multiplied by the per share consideration and (b) the exercise price per share of Bay Bancorp common stock issuable upon the exercise of such option. Based on outstanding options to purchase 186,544 shares of Bay Bancorp common stock as of November 15, 2017, the latest practicable date before the date of this joint proxy statement/prospectus, and assuming an Average Price of $29.56, we expect that Old Line Bancshares would pay approximately $1.28 million in exchange for the outstanding options to purchase shares of Bay Bancorp common stock in connection with the merger, assuming no options are exercised between the date of this joint proxy statement/prospectus and the effective date of the merger.

Bay Bancorp Price Termination Right

Bay Bancorp has the option, but is not required, to terminate the merger agreement if, at any time during the five trading days before the effective date of the merger, the volume-weighted average closing price of Old Line Bancshares common stock during the 20 prior trading days is less than 90% of $27.00, and the decrease in such price is more than 15% lower than the change in the average of Nasdaq Bank Index prices for the 20 consecutive trading days ending on the trading day prior to the determination date (the “Final Index Price”) relative to the Nasdaq Bank Index closing price as September 27, 2017. Old Line Bancshares, however, would then have the option to increase the per share consideration (by increasing the exchange ratio, making a cash payment or a combination of both) so that the per share consideration is an amount that equals the lesser of (i) the product of $27.00, 90% and the exchange ratio (which at that point would be 0.4600, excluding any adjustments) or (ii) (a) the Final Index Price divided by the Nasdaq Bank Index closing price as of September 27, 2017, multiplied by (b) 85% and the Old Line Bancshares 20 day volume-weighted average price, divided by (c) the quotient of the Old Line Bancshares 20 day volume-weighted average price divided by $27.00, in which case no termination will take place (the “Walk-Away Cure Right”).

The merger agreement does not provide for a resolicitation of Old Line Bancshares’ or Bay Bancorp’s stockholders in the event that (i) the conditions above are met and Bay Bancorp chooses to complete the merger, (ii) the conditions above are met and Bay Bancorp determines to terminate the merger agreement, or (iii) the conditions above are met and Bay Bancorp determines to terminate the merger agreement and Old Line Bancshares determines to exercise the Walk-Away Cure Right. Bay Bancorp’s board of directors has made no decision as to whether it would exercise Bay Bancorp’s right to terminate the merger under these circumstances, and Old Line Bancshares’ board of directors has made no decision as to whether, if Bay Bancorp exercised its right to terminate the merger agreement under the circumstances described, it would exercise the Walk-Away Cure Right. In considering whether to exercise Bay Bancorp’s right to terminate the merger agreement or Old Line Bancshares’ right to exercise the Walk-Away Cure Right, the applicable company’s board of directors would take into account all of the relevant facts and circumstances that exist at the time and would consult with its financial advisors and legal counsel.

Each of the fairness opinion received by Old Line Bancshares from FIG and the fairness opinions received by Bay Bancorp from RP Financial and Hovde Group is dated as of September 27, 2017, and is based on conditions in effect on that date. Accordingly, the fairness opinions do not address the possibilities presented if the termination provision discussed above is triggered, including the possibility that Bay Bancorp’s board of directors might elect to continue with the merger even if Bay Bancorp has the ability to terminate the merger agreement under that provision or that Old Line Bancshares may elect to exercise the Walk-Away Cure Right if Bay Bancorp elects to terminate the merger agreement as discussed herein. See “– Opinion of Old Line Bancshares’ Financial Advisor” and “– Opinion of Bay Bancorp’s Financial Advisor.”

Approval of the merger by Bay Bancorp’s stockholders will confer on Bay Bancorp’s board of directors the power to complete the merger even if the price-related termination provision is triggered, without any further action by or re-solicitation of the votes of Bay Bancorp’s stockholders. In addition, approval of the merger by Old Line Bancshares’ stockholders will confer on Old Line Bancshares’ board of directors the power to exercise the Walk-Away Cure Right should Bay Bancorp elect to terminate the merger agreement under the circumstances discussed herein, without any further action by or re-solicitation of the votes of Old Line Bancshares’ stockholders.

Exchange Procedures

If you are a record holder of Bay Bancorp common stock, a letter of transmittal for use in surrendering your certificates representing your shares of Bay Bancorp common stock, or your shares of Bay Bancorp common stock held in book-entry form, will be mailed to you no more than five business days following the effective date of the merger. The letter of transmittal will include instructions for submitting your Bay Bancorp stock certificate(s) (or delivering an “agent’s message” or other appropriate instructions with respect to shares of Bay Bancorp common stock held in book-entry form) in exchange for the Old Line Bancshares common stock you are entitled to as a result of the merger. You must carefully follow the instructions on the letter of transmittal and return a properly executed letter of transmittal and, if your shares of Bay Bancorp common stock are held in certificated form, your Bay Bancorp stock certificate(s), to the exchange agent in order to receive the per share consideration for your shares. The Bay Bancorp stock certificate(s) must be in a form that is acceptable for transfer (as explained in the letter of transmittal).

Neither Old Line Bancshares nor its exchange agent will be under any obligation to notify any person of any defects in a letter of transmittal.

Old Line Bancshares’ exchange agent will issue to each former stockholder of Bay Bancorp shares of Old Line Bancshares common stock, in book-entry form (unless otherwise agreed to by Old Line Bancshares), and mail checks representing cash in lieu of fractional share interests, as soon as practicable after its receipt of a properly completed and signed letter of transmittal and all accompanying Bay Bancorp stock certificates representing shares of Bay Bancorp common stock held by such former stockholder. No interest will be paid on any cash payment.

Shares of Old Line Bancshares common stock that are exchanged for shares of Bay Bancorp common stock in the merger will be considered issued as of the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of an Old Line Bancshares stockholder from the effective date. Until the certificates representing Bay Bancorp common stock or the applicable book-entry shares are surrendered for exchange, however, holders of such certificates or shares of Bay Bancorp common stock will not receive the merger consideration or dividends or distributions on the Old Line Bancshares common stock into which such shares have been converted. When the certificates or book-entry shares are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest. Old Line Bancshares has the right to withhold dividends or any other distributions on its shares until the applicable Bay Bancorp stock certificates or book-entry shares are surrendered for exchange.

Until surrendered, each Bay Bancorp stock certificate or book-entry share, following the effective date of the merger, is evidence solely of the right to receive the proportionate amount of the aggregate per share consideration. In no event will either Old Line Bancshares or its exchange agent be liable to any former Bay Bancorp stockholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

As discussed above, Old Line Bancshares will not issue any fractions of a share of common stock. Rather, Old Line Bancshares will pay cash for any fractional share interest any Bay Bancorp stockholder would otherwise be entitled to receive in the merger. For each fractional share that would otherwise be issued, Old Line Bancshares will pay by check an amount equal to the amount of such fractional share multiplied by the Average Price.

Old Line Bancshares Common Stock

Each share of Old Line Bancshares common stock outstanding immediately prior to completion of the merger will remain outstanding after and be unchanged by the merger.

Effective Date

The merger will take effect when all conditions, including obtaining stockholder and regulatory approval, have been fulfilled or waived, or as soon as practicable thereafter as Old Line Bancshares and Bay Bancorp may mutually select. By law, however, regulatory and stockholder approvals cannot be waived. We presently expect to close the merger on or about February 28, 2018. See “– Conditions to the Merger” and “– Regulatory Approvals.”

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

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Organization of Old Line Bancshares and Bay Bancorp and their respective subsidiaries;

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Capital structures of Old Line Bancshares and Bay Bancorp;

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Authorization, valid approval, valid execution and delivery, non-contravention and enforceability of the merger agreement;

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Consents, waivers or approvals of regulatory authorities or third parties necessary and of stockholders to complete the merger;

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Consistency of financial statements with GAAP;

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That its independent registered public accounting firm was independent, has not resigned, does not intend to resign and has not been dismissed as a result of or in connection with disagreements on a matter of accounting principles, practices, financial statement disclosure or auditing scope or procedure during the periods covered by the financial statements for which representations were made in the merger agreement;

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Absence of material adverse changes, since June 30, 2017, in assets, liabilities, liquidity, net worth, property, financial condition and results of operations, or any damage, destruction or loss;

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Filing of tax returns and payment of taxes;

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Absence of undisclosed material pending or threatened litigation, arbitration, claims, actions or governmental investigations or inquiries or other proceedings, and of facts that could be the basis for any of the foregoing;

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Compliance with applicable laws, rules and regulations;

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Status of disclosure controls and procedures and internal control over financial reporting;

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Absence of labor or collective bargaining agreements, union organizing efforts, labor strikes, labor disputes and similar matters, and absence of pending or threatened litigation, arbitrations or other proceedings with respect to labor matters;

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Retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974;

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Quality of title to assets and properties, and having a valid and enforceable interest in leased properties;

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Maintenance of adequate insurance;

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Absence of undisclosed brokers’, finders’, investment bankers’ and financial advisors’ fees or the retention of finders, brokers, investment bankers or financial advisors;

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Absence of material environmental violations, actions or liabilities;

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Accuracy of information supplied by Old Line Bancshares and Bay Bancorp for inclusion in the registration statement, filed under the Securities Act, of which this joint proxy statement/prospectus is a part, and all applications filed with regulatory authorities for approval of the merger and the bank merger;

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Intellectual property used in its business;

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Validity and binding nature of loans reflected as assets in the financial statements;

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The extension of loans in compliance with applicable regulations;

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Disclosure of material contracts;

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Material compliance with the Community Reinvestment Act of 1977 (the “CRA”) and most recent CRA rating;

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Material compliance with the Bank Secrecy Act (the “BSA”), USA PATRIOT Act, anti-money laundering statutes, rules or regulations, and statutes, rules, regulations and internal policies relating to privacy of customer information;

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Disclosure of any event, circumstance or other occurrence that constitute a “breach of a security system” under applicable law;

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Compliance by employees and agents with laws related to securities activities;

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Disclosure of related party transactions;

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Establishment and maintenance of the allowance for loan losses;

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Status of investment securities;

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Qualification of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

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Accuracy and completeness of corporate books and records and maintenance of corporate books and records in accordance with applicable law;

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Conduct of business as described in the party’s SEC filings;

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Absence of undisclosed liabilities;

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Absence of certain enumerated changes with respect to Bay Bancorp;

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With respect to Bay Bancorp, employment of investment, securities, risk management and other policies, practices and procedures;

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With respect to Bay Bancorp, that no events have occurred since June 30, 2017 that have had or would reasonably be expected to have a material adverse effect;

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With respect to Bay Bancorp, that it has no debt that is secured by the capital stock of Bay Bank;

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With respect to Bay Bancorp, that its deposits were established and are held in compliance with applicable policies, practices and procedures of Bay Bank and applicable law;

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With respect to Bay Bancorp, disclosure of brokered deposits;

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With respect to Bay Bancorp, absence of option plans and convertible securities other than as disclosed;

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With respect to Bay Bancorp, representations with respect to its risk management arrangements;

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With respect to Bay Bancorp, that it does not have trust powers or act as trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, does not originate, maintain or administer credit card accounts, and has not provided merchant credit card processing services; and

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With respect to Bay Bancorp, that it has no subsidiaries required to be registered as a broker-dealer or that conducts insurance operations requiring a license from any regulatory authority.

Conduct of Business Pending the Merger

In the merger agreement, Bay Bancorp agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by or contemplated in the merger agreement or consented to by Old Line Bancshares. Bay Bancorp also agreed to use its commercially reasonable good faith efforts to preserve its business organization intact, to maintain good relationships with employees, and to preserve the good will of its customers and others with whom business relationships exist. Further, in the merger agreement Bay Bancorp agreed that, except as permitted by the merger agreement or required in writing by its regulators (with a copy of such written document to Old Line Bancshares), through the effective time of the merger it will not, and will not allow any subsidiary to, without the written consent of Old Line Bancshares:

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Change its articles of incorporation, bylaws, charter documents, operating agreement and/or other governing documents;

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Change the number of authorized or issued shares of its capital stock, repurchase, redeem or otherwise acquire any shares of its capital stock, or issue or grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock;

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Declare, set aside or pay any dividend or other distribution in respect of its capital stock;

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Grant any severance, retention or termination pay, except as disclosed or in accordance with policies or agreements with employees, other than executive officers, in effect on September 27, 2017;

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Enter into or amend any employment, consulting, severance, compensation, “change-in-control” or termination contract or arrangement;

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Grant job promotions or increase the rate of compensation of or, except as disclosed to Old Line Bancshares, pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with it, except with respect to officers and employees at the level of Vice President or below (i) to the extent such promotion or increase is made in the ordinary course of its business consistent with past practices, or (ii) routine periodic pay increases, selective merit pay increases and pay raises in the ordinary course of business and consistent with past practices, provided, however, that such aggregate increases in the rate of compensation and benefits may not be in excess of 3% and such aggregate bonuses may not be in excess of 5% of the aggregate salaries of all such employees;

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Hire any new employees or fill any job vacancies, except for employees at the level of Vice President or below that Bay Bancorp in good faith determines is necessary to preserve its business, maintain relationships and preserve good will as set forth above;

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Except in the ordinary course consistent with past practice and for full and fair consideration actually received, sell, lease, assign, transfer, mortgage, encumber or otherwise dispose of its assets;

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Modify in any material manner the manner in which it has previously conducted its business or enter into any new line of business;

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Except for FHLB advances with a maturity of six months or less and deposits taken in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or incur, assume or become subject to any obligations or liabilities of any other person or entity, except for the issuance of letters of credit in the ordinary course of business consistent with past practice and in accordance with the restrictions otherwise set forth in the merger agreement;

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Sell or otherwise dispose of any real property, except other real estate owned in a reasonably acceptable commercial manner in the ordinary course of business consistent with past practice;

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Take any action that would result in any of the conditions necessary to close the merger, as set forth in the merger agreement, not being satisfied;

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Waive, release, grant or transfer any rights of material value, or modify or change in any material respect any existing material agreement to which it is a party;

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Change any accounting or tax compliance methods, principles or practices, except as may be required by GAAP, by applicable law, rule, regulation, code, administrative or quasi-judicial decision or award, order, decree, judgment, ruling, consent decree, injunction, ruling, writ or regulatory policy or directive (“Law”) or by any applicable regulatory authority;

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Implement any new employee benefit plan, or amend any plans except as required by applicable Law or by its terms as a result of the merger agreement, and provided that amendments to an employee benefit plan to modify the available investment options will be permitted;

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Implement or adopt any material change in its: (i) guidelines and policies in existence on September 27, 2017 with regard to underwriting and making extensions of credit, the establishment of reserves with respect to possible losses thereon, or the charge-off of losses incurred thereon; (ii) investment policies and practices; or (iii) other material banking policies, or otherwise fail to conduct its banking activities in the ordinary course of business consistent with past practice except as may be required by changes in applicable Law or GAAP or at the direction of a regulatory authority;

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Change its deposit or loan rates other than in the ordinary course of business consistent with past practice, or otherwise fail to conduct its lending and deposit activities in the ordinary course of business consistent with past practice;

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Enter into, modify, amend or renew any agreement under which it is obligated to pay more than $100,000 and that is not terminable by it with 60 days’ notice or less without penalty, payment or other conditions (other than the condition of notice), or enter into, renew, extend or modify any transaction with any affiliate, other than deposit and loan transactions in the ordinary course of business consistent with past practice and that comply with applicable Law;

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Except as required by applicable Law or at the direction of a regulatory authority: (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; or (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk;

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Take any action that would give rise to a right of payment to any person under any employment agreement, except for contractually required compensation;

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Purchase or sell any securities other than in the normal course of business consistent with past practice (does not limit issuer redemptions);

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Except with respect to the Lawsuit, settle any material action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (or basis therefor) pending or, to the knowledge of Bay Bancorp, threatened, against or affecting Bay Bancorp or any subsidiary or any of their respective properties or assets, except in the ordinary course of business consistent with past practice and involving an amount not in excess of $10,000 (exclusive of any amounts paid directly or reimbursed to it under any insurance policy maintained by Bay Bancorp or any subsidiary), provided that such suit, proceeding, etc., does not arise out of or relate to the transactions contemplated by the merger agreement, and provided further that no settlement may be made if it involves a precedent for other similar claims that, in the aggregate, could reasonably be determined to be material to Bay Bancorp and its subsidiaries, taken as a whole;

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Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon, except (i) where, after using commercially reasonable efforts, it is unable to gain access to the property, provided that Bay Bancorp has provided notice to Old Line Bancshares that it has been unable to gain such access and as a result intends to foreclose without obtaining a Phase I environmental report thereon, or (ii) with respect to one- to four-family, non-agricultural residential properties of five acres or less for which it has no reason to believe that such property contains hazardous substances known or reasonably suspected to be in violation of, or require remediation under, applicable environmental laws;

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Except as permitted by the merger agreement in connection with a superior Bay Bancorp transaction, merge or consolidate with any other entity, or sell or lease a substantial portion of its assets or business;

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Acquire all or any substantial portion of the business or assets of any other entity, other than in connection with the collection of loan and credit arrangements;

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Enter into a purchase and assumption transaction with respect to deposits and liabilities;

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Permit the revocation or surrender of its certificate or authority to maintain, file an application for opening, closing or relocation of, or open, close or relocate, any branch or automated banking facility;

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Make or commit to make any capital expenditure, individually or in the aggregate, of $100,000 or more;

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Except in the ordinary course of business consistent with past practice sell or acquire any loans (excluding originations) or loan participations (but in the case of a sale, after giving Old Line Bancshares or Old Line Bank a first right of refusal to acquire such loan or participation) or sell or acquire any loan servicing rights;

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Take any action, or knowingly fail to take any action, that would preclude the treatment of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

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Make any charitable or similar contributions, except consistent with past practice and in amounts not to exceed $10,000 individually and $50,000 in the aggregate;

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Except as already committed to on September 27, 2017, enter into, grant, approve, modify or extend any loan, lease, advance, credit facility, credit enhancement, guarantee, commitment, line of credit or letter of credit other than for an owner-occupied residence, except in the ordinary course of business consistent with past practice;

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Except as already committed to on September 27, 2017, enter into, grant, approve, modify or extend any loan, credit facility, line of credit or letter of credit for an owner-occupied residence except in the ordinary course of business consistent with past practice;

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Issue any communication to any employee of Bay Bancorp, Bay Bank or another subsidiary of Bay Bancorp relating to post-merger employment benefits or compensation;

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Enter into any interest rate swap, floor or cap or similar agreement or arrangement, except in the ordinary course of business consistent with past practice; or

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Agree to do any of the foregoing.

Bay Bancorp also agreed in the merger agreement, among other things, to:

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Provide a report to Old Line Bancshares every two weeks detailing new (i) approvals of or entry into loans or other credit extensions with principal balances or commitments of $500,000 or more, (ii) renewals or extensions of existing loans or other credit extensions of $1,000,000 or more, or (iii) material amendments or modifications to loans or other credit extensions with principal balances or commitments of $1,500,000 or more;

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Permit Old Line Bancshares, if Old Line Bancshares elects to do so at its own expense, to conduct environmental assessments with respect to all real property owned, leased or operated by Bay Bancorp and its subsidiaries;

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Dissolve any non-operating subsidiaries of Bay Bancorp and Bay Bank prior to the closing of the merger;

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If requested by Old Line Bancshares, take all necessary action to terminate any 401(k) plans of Bay Bancorp or its subsidiaries effective immediately before the effective time of the merger; and

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To the extent requested by Old Line Bancshares, cooperate in good faith with Old Line Bancshares to amend, freeze, terminate or modify, as of the effective time of the merger, any of its other benefit plans.

Old Line Bancshares and Bay Bancorp jointly agreed in the merger agreement, among other things:

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To cooperate with each other in connection with the preparation of the registration statement of which this joint proxy statement/prospectus is a part, all applications for required regulatory permits, consents, approvals, waivers and authorizations (and to comply with the terms and conditions or all such permits, consents, approvals, waivers and authorizations), and other necessary filings;

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To submit the proposed merger to their stockholders for approval at a special meeting to be held as soon as practicable, with an approval recommendation by each company’s board of directors;

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That the information each party provides for inclusion in the registration statement of which this joint proxy statement/prospectus is a part and any regulatory application will be materially accurate and complete;

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Subject to the terms of the merger agreement, to use their reasonable best efforts to take all actions and do all things necessary to complete the transactions contemplated by the merger agreement;

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To maintain adequate insurance;

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To maintain books and records in accordance with GAAP and consistent with past practice;

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To file all tax returns and pay all taxes when due;

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To cooperate with each other in the interests of an orderly, cost-effective consolidation of operations;

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To give the other reasonable access to its business, properties, assets, books and records and personnel;

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To deliver or make available to each other updated financial statements as provided in the merger agreement;

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To deliver to each other all documents that may be filed with the SEC, Nasdaq, or with banking or other regulatory authorities; and

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To consult upon the form and substance of any press release or public statement related to the merger agreement or the merger, and to not issue any press release or make any public statement regarding such matters without the prior written consent of the other party.

In addition, Old Line Bancshares agreed in the merger agreement, among other things, that (i) it will elect Eric D. Hovde, Joseph J. Thomas and one other Bay Bancorp director to the Old Line Bancshares and Old Line Bank boards or directors and (ii) it will purchase extended period officers’ and directors’ liability insurance for the officers and directors of Bay Bancorp and Bay Bank and (iii) it will not, and will not allow any subsidiary to, except as permitted by the merger agreement or as may be required by Law or in writing from any regulatory authority (with a copy of such written document to Bay Bancorp), without the consent of Bay Bancorp:

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Take any action that would result in any condition to closing of the merger from being satisfied;

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Take any action or knowingly fail to take any action that would preclude the treatment of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code; or

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Agree to do either of the foregoing.

Conditions to the Merger

Each of Old Line Bancshares’ and Bay Bancorp’s obligations to complete the merger are subject to various conditions, including, among other things, the following:

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The merger shall have been approved by the stockholders of Old Line Bancshares and the stockholders of Bay Bancorp;

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All necessary consents and approvals for the merger shall have been received, all necessary filings and registrations by Bay Bancorp and Old Line Bancshares shall have been accepted or declared effective, except where the failure to obtain such consent or approval or for any such filing or registration to be accepted or declared effective would not reasonably be expected to have a material adverse effect on Old Line Bancshares or Old Line Bank after the merger; all waiting periods relating to any necessary consents, approvals, filings and registration statements shall have expired; and no such consent or approval shall have imposed any condition or requirement that in the reasonable opinion of either Bay Bancorp’s board of directors or Old Line Bancshares’ board of directors would: (i) (a) prohibit or materially limit the ownership or operation by Old Line Bancshares or any of its subsidiaries of all or any material portion of the business or assets of Bay Bancorp or any of its subsidiaries, (b) compel Old Line Bancshares or Bay Bancorp to dispose of all or a material potion of either party’s business or assets, (c) impose a material compliance burden, penalty or obligation on Old Line Bancshares or Bay Bancorp, or (d) otherwise materially impair the value of Bay Bancorp to Old Line Bancshares (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”); or (ii) so materially and adversely impact the economic or business benefits of the merger to either Old Line Bancshares or Bay Bancorp, as applicable, such as to render it inadvisable. See “– Terms of the Merger – Regulatory Approvals”;

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No court or regulatory authority shall have enacted, issued, promulgated, enforced or entered any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling or writ or taken any other action that enjoins, prohibits, restricts or makes illegal the completion of the transactions contemplated by the merger agreement that remains in effect;

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No Law shall have been enacted, entered, promulgated or enforced that restricts or makes illegal the completion of the transactions contemplated by the merger agreement;

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Receipt of an opinion of its counsel that the merger constitutes for federal income tax purposes a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and, with respect to the opinion received by Bay Bancorp, that any gain realized in the merger will be recognized only to the extent of cash or other property (other than Old Line Bancshares common stock) received in the merger, including cash received in lieu of fractional share interests. See “– Certain Federal Income Tax Consequences”;

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No material adverse change shall have occurred in the business, property, assets, liabilities, operations, business prospects, liquidity, income or financial condition of the other party or any of its subsidiaries;

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The accuracy, as of September 27, 2017 and as of the closing date of the merger, of the representations and warranties of the other, except as to any representation or warranty that specifically relates to an earlier date and except as otherwise contemplated by the merger agreement;

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The other party’s performance in all material respects of all obligations required to be performed by it at or prior to the closing date of the merger; and

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Other conditions that are customary for transactions of the type contemplated by the merger agreement.

In addition, Old Line Bancshares’ obligation to close the merger is also contingent on:

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Old Line Bancshares being satisfied that the recognized environmental conditions of any environmental assessments it conducted with respect to Bay Bancorp’s or its subsidiaries’ assets, operations and secured interests, including real property, will not have a material adverse effect on Bay Bancorp;

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Holders of no more than 10% of the outstanding shares of Bay Bancorp common stock as of the record date for the Bay Bancorp special meeting qualifying their shares for appraisal rights; and

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Old Line Bancshares having received all consents and authorizations of landlords and other persons that are necessary to permit the transactions contemplated by the merger agreement to be consummated without the violation of any lease or other material agreement to which Bay Bancorp or any of its subsidiaries is a party or by which any of their properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a material adverse effect on Old Line Bancshares or Old Line Bank after the merger.

Each party may waive each of the conditions described above in the manner and to the extent described in “– Amendment; Waiver” immediately below.

Amendment; Waiver

Subject to applicable Law, at any time prior to the closing of the merger, Old Line Bancshares and Bay Bancorp may:

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Amend the merger agreement;

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Extend the time for the performance of any of the obligations or other acts required in the merger agreement;

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Waive any term or condition of the merger agreement, any inaccuracies in the representations or warranties contained in the merger agreement or in any document delivered pursuant thereto; or

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Waive compliance with any of the agreements or conditions contained in the merger agreement.

By Law, however, regulatory and stockholder approvals, and the requirement that no Law preventing the transactions contemplated by the merger agreement has been enacted or issued, cannot be waived.

Termination

The merger agreement may be terminated at any time prior to the effective date of the merger by the mutual consent of Old Line Bancshares and Bay Bancorp.

The merger agreement may also be terminated by either party if:

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The merger is not completed prior to April 30, 2018 or, because of the failure to obtain any required regulatory approval or consent by such date, the merger is not completed prior to June 30, 2018, if the failure to complete the merger by that date is not due to a material breach of the merger agreement by the party seeking to terminate it.

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There has been a definitive written denial of a required regulatory approval or consent, or the permanent withdrawal of an application for approval or consent at the request of a regulatory authority.

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A required regulatory approval or consent is obtained but contains or would result in the imposition of a Burdensome Condition and there is no meaningful possibility that such consent or approval could be revised prior to June 30, 2018 so as not to contain or result in a Burdensome Condition.

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The other party has materially breached any representation, warranty, covenant or other agreement in the merger agreement, and such breach either by its nature cannot be cured prior to the closing of the merger or remains uncured 30 days after receipt by such party of written notice of such breach (provided that if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days and cure is being diligently pursued, then termination can occur only after expiration of such 60-day period), if the party terminating the merger agreement is not in material breach.

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The other party’s board of directors withdraws, changes or modifies its recommendation to stockholders in a manner adverse to the terminating party with respect to the merger agreement or the merger.

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Old Line Bancshares’ stockholders or Bay Bancorp’s stockholders vote on but fail to approve the merger.

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Any Law permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement has become final and nonappealable, provided that the party seeking to terminate the merger agreement shall have used its reasonable best efforts to contest, appeal and remove such Law.

In addition, Bay Bancorp may terminate the merger agreement if:

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Bay Bancorp or any Bay Bancorp subsidiary receives, at any time prior to the Bay Bancorp special meeting, an acquisition proposal from a third party, Bay Bancorp’s board of directors determines that such acquisition proposal the transaction pursuant to such proposal is more favorable to the stockholders of Bay Bancorp than the merger, which we refer to a superior Bay Bancorp transaction, and Bay Bancorp complies with certain conditions applicable to such termination right (see “Terms of the Merger – No Solicitation of Other Transactions” on page 94.

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Old Line Bancshares or any Old Line Bancshares subsidiary enters into a definitive term sheet, letter of intent, agreement or similar agreement to merge, as a result of which Old Line Bancshares is not the surviving entity or Old Line Bancshares’ directors as of September 27, 2017 do not comprise the majority of the surviving entity’s board of directors, with any person other than Bay Bancorp, and the Bay Bancorp board of directors determines, after considering the advice of counsel and its financial advisors, that such transaction is not in the best interests of Bay Bancorp’s stockholders.

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If at any time during the five trading days before the effective date of the merger, the volume-weighted average closing price of Old Line Bancshares common stock during the 20 prior trading days is less than 90% of $27.00, and the decrease in such price is more than 15% lower than the change in the average of Nasdaq Bank Index prices for the 20 consecutive trading days ending on the trading day prior to the determination date (the “Final Index Price”) relative to the Nasdaq Bank Index closing price as of September 27, 2017, provided, however, that Old Line Bancshares would then have the option to increase the per share consideration (by increasing the exchange ratio, making a cash payment or a combination of both) so that the value of the per share consideration is an amount that equals the lesser of (i) the product of $27.00, 90% and the exchange ratio (which at that point would be 0.4600) or (ii) (a) the Final Index Price divided by the Nasdaq Bank Index closing price as of September 27, 2017, multiplied by (b) 85%, the exchange ratio (which at that point would be 0.4600) and the Old Line Bancshares 20 day volume-weighted average price, divided by (c) the quotient of the Old Line Bancshares 20 day volume-weighted average price divided by $27.00, in which case no termination will take place.

Finally, Old Line Bancshares may terminate the merger agreement if:

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Bay Bancorp or any subsidiary of Bay Bancorp enters into any agreement, agreement in principle, letter of intent or similar instrument with respect to any superior proposal or approves or resolves to approve any agreement, agreement in principle, letter of intent or similar instrument with respect to a superior Bay Bancorp transaction.

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Bay Bancorp’s board of directors authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose an agreement to enter into a superior Bay Bancorp transaction.

Old Line Bancshares Termination Fee

Old Line Bancshares must pay Bay Bancorp a termination fee in the amount of $5,076,000 if the merger agreement is terminated because:

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Old Line Bancshares has materially breached the merger agreement or any representation, warranty, covenant or other agreement contained therein (provided that Bay Bancorp is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

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The merger failed to close prior to April 30, 2018 or, if due solely to the need to obtain a regulatory approval or consent, June 30, 2018, or the parties failed to receive all regulatory approvals and consents required for the merger, and such failure resulted from the knowing, willful and intentional actions or inactions of Old Line Bancshares or Old Line Bank (provided that Bay Bancorp is not then in material breach of any material representation, warranty, covenant or other agreement contained in the merger agreement); or

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The board of directors of Old Line Bancshares has withdrawn, changed or modified its recommendation to the stockholders of Old Line Bancshares in a manner adverse to Bay Bancorp (provided that Bay Bancorp is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement).

Bay Bancorp Termination Fee

Bay Bancorp must pay Old Line Bancshares a termination fee in the amount of $5,076,000 if the merger agreement is terminated because:

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Bay Bancorp has materially breached the merger agreement or any representation, warranty, covenant or other agreement contained therein (provided that Old Line Bancshares is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

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The merger failed to close prior to April 30, 2018 or, if due solely to the need to obtain a regulatory approval or consent, June 30, 2018, or the parties failed to receive all regulatory approvals and consents required for the merger, and such failure resulted from the knowing, willful and intentional actions or inactions of Bay Bancorp or Bay Bank (provided that Old Line Bancshares is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

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Bay Bancorp or any Bay Bancorp subsidiary has received an acquisition proposal that constitutes a superior Bay Bancorp transaction; or

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The board of directors of Bay Bancorp has withdrawn, changed or modified its recommendation to the stockholders of Bay Bancorp in a manner adverse to Old Line Bancshares or authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into a superior Bay Bancorp transaction (provided that Old Line Bancshares is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement).

No Solicitation of Other Transactions

In the merger agreement, Bay Bancorp agreed that it will not, and will not allow its officers, directors, employees, investment bankers, financial advisors, attorneys or other representatives or agents to, directly or indirectly:

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Initiate, solicit, induce, encourage (including by way of furnishing information or providing assistance) or take any other action to facilitate the making of any inquiry, offer or proposal that constitutes, relates to or could reasonably be expected to lead to (i) a merger or consolidation of, a share exchange involving, or an acquisition of 50% or more of the assets or liabilities of, Bay Bancorp or any of its subsidiaries, or any other business combination involving Bay Bancorp or any of its subsidiaries, or (ii) a transaction that involves the transfer of beneficial ownership of, the right to acquire beneficial ownership of or to vote securities representing, 10% or more of the then outstanding shares of Bay Bancorp common stock or the outstanding equity securities any of its subsidiaries, each of which we refer to as an acquisition proposal”;

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Respond to any inquiry relating to an acquisition proposal or participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person or entity (other than Old Line Bancshares) any information or data with respect to Bay Bancorp or any subsidiary or otherwise relating to an acquisition proposal;

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Recommend or endorse an acquisition proposal;

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Release any person or entity from, waive any provisions of or fail to enforce any confidentiality agreement or standstill agreement to which Bay Bancorp or any subsidiary is a party; or

●
Enter into any agreement, agreement in principle, letter of intent or similar instrument with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle, letter of intent or similar instrument, including an exclusivity agreement, relating to an acquisition proposal.

Bay Bancorp may, however, respond to an inquiry, furnish nonpublic information regarding Bay Bancorp and its subsidiaries to, or enter into discussions with, any person in response to an unsolicited acquisition proposal if (i) Bay Bancorp’s board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its financial advisers Hovde Group and RP Financial, that such acquisition proposal constitutes or is reasonably likely to lead to an acquisition proposal that is more favorable to the stockholders of Bay Bancorp than the merger (provided that such transaction is not conditioned on obtaining financing and would result in the acquisition of all, but not less than all, of the outstanding shares of Bay Bancorp’s common stock or all or substantially all of the assets of Bay Bancorp and its subsidiaries on a consolidated basis), which we refer to as a superior proposal, (ii) Bay Bancorp’s board of directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel and Hovde Group and RP Financial, that such action is required in order for the board of directors to comply with its fiduciary obligations under applicable Law, and (iii) at least two business days prior to furnishing any nonpublic information to, or entering into discussions with, such person or entity, Bay Bancorp provides Old Line Bancshares with written notice of the identity of such person or entity and of Bay Bancorp’s intention to furnish nonpublic information to, or enter into discussions with, such person or entity and Bay Bancorp receives from such person or entity an executed confidentiality agreement on terms no more favorable to such person or entity than the confidentiality agreement between Bay Bancorp and Old Line Bancshares, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with Bay Bancorp. Bay Bancorp has also agreed to promptly provide to Old Line Bancshares any non-public information regarding Bay Bancorp or any subsidiary provided to any other person or entity that was not previously provided to Old Line Bancshares, such additional information to be provided no later than the date of provision of such information to such other person or entity.

The merger agreement also provides that under certain circumstances as set forth therein the Bay Bancorp board of directors can approve or recommend that Bay Bancorp’s stockholders approve what they have determined in good faith is a superior proposal and withdraw, qualify or modify its recommendation in connection with the merger when the board of directors has in good faith determined that failure to do so would be inconsistent with its fiduciary duties after consultation with and having considered the advice of its outside legal counsel and Hovde Group and RP Financial.

Bay Bancorp has also agreed to notify Old Line Bancshares promptly (and in any event within 24 hours) if it receives any acquisition proposal or request for information, negotiations or discussions with respect to any acquisition proposal, and to keep Old Line Bancshares informed of the status and terms of any such proposal, offer, information request, negotiations or discussions. Bay Bancorp has further agreed to provide Old Line Bancshares with the opportunity to present its own proposal to Bay Bancorp’s board of directors in response to any such proposal or offer, and to negotiate with Old Line Bancshares in good faith with respect to any such proposal.

For a discussion of circumstances under which certain actions relating to Bay Bancorp or a subsidiary entering into an alternative transaction could result in Bay Bancorp being required to pay a termination fee, see “– Bay Bancorp Termination Fee.”

Expenses

Each of Old Line Bancshares and Bay Bancorp will pay all of the costs and expenses that it incurs in connection with the merger agreement and the merger, including fees and expenses of financial consultants, accountants and legal counsel.

Regulatory Approvals

Completion of the merger is subject to the prior receipt of all approvals and consents of federal and state authorities required to complete the merger of Old Line Bancshares and Bay Bancorp as well as the merger of Old Line Bank and Bay Bank.

Old Line Bancshares and Bay Bancorp agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger and the bank merger. These approvals include, with respect to the merger, approval from the FRB and the Maryland Commissioner and, with respect to the bank merger, approval from the FDIC and the Maryland Commissioner. The merger cannot proceed without these required regulatory actions.

Regulatory Approvals Required for the Merger

Federal Reserve Board. The acquisition by a bank holding company of another bank holding company requires the prior approval of the FRB under the BHC Act. Under this law, the FRB generally may not approve any proposed transaction:

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That would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States; or

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That could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade, unless the FRB finds that the public interest in meeting the convenience and needs of the communities served outweighs the anti-competitive effects of the proposed transaction.

The FRB is also required to consider the financial and managerial resources and future prospects of the companies and their subsidiary banks and the convenience and needs of the communities to be served. Under the CRA, the FRB also must take into account the record of performance of Old Line Bancshares and Bay Bancorp in meeting the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the FRB must take into account the effectiveness of the companies in combating money laundering activities. Among other things, the FRB will evaluate the capital adequacy of the combined company after completion of the merger. The FRB also will take into consideration the extent to which a proposed acquisition, merger or consolidation would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FRB will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceedings if it determines that would be appropriate. Any transaction approved by the FRB generally may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities.

Maryland Commissioner. The merger is subject to the prior approval of the Maryland Commissioner under Section 5-903 of the Financial Institutions Article of the Maryland Annotated Code. In determining whether to approve the merger, the Maryland Commissioner will consider:

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Whether the merger may be detrimental to the safety and soundness of Bay Bank or Bay Bancorp; and

●
Whether the merger may result in an undue concentration of resources or a substantial reduction of competition in the State of Maryland.

The Maryland Commissioner will not approve any acquisition if upon consummation the combined entity (including any of its bank subsidiaries) would control 30% or more of the total amount of deposits of insured depository institutions in the State of Maryland, although the Maryland Commissioner may waive this limitation upon good cause shown. Old Line Bank will not control 30% of the insured deposits in Maryland after the merger.

Regulatory Approvals Required for the Bank Merger

Federal Deposit Insurance Corporation. The bank merger is subject to the prior approval of the FDIC under the Bank Merger Act. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (i) the competitive impact of the transaction; (ii) financial and managerial resources of each bank that is a party to the bank merger; (iii) each of the banks’ effectiveness in combating money-laundering activities; (iv) the convenience and needs of the communities in which the banks serve; and (v) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The FDIC also reviews the performance records of the relevant depository institutions under the CRA, including their CRA ratings. In connection with its review under the Bank Merger Act, the FDIC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Maryland Commissioner. The bank merger is subject to the prior approval of the Maryland Commissioner under Section 3-703(c) of the Financial Institutions Article of the Maryland Annotated Code. The Maryland Commissioner will approve the bank merger if it determines that: (i) Old Line Bank meets all the requirements of Maryland law for the formation of a new commercial bank; (ii) the bank merger agreement provides an adequate capital structure, including surplus, for Old Line Bank in relation to its deposit liabilities and other activities; (iii) the bank merger is fair; and (iv) the proposed bank merger is not against the public interest.

OCC Notice. Pursuant to OCC rules, because Bay Bank is being merged into a state bank, prior OCC approval of the bank merger is not required. However, Bay Bank must file a notice advising the OCC of Old Line Bank’s intention to acquire Bay Bank in the bank merger prior to consummation of the bank merger.

Applications

Old Line Bancshares filed applications with the FRB and the Maryland Commissioner requesting approval of the merger of Bay Bancorp with and into Old Line Bancshares, and Old Line Bank filed applications with the FDIC and Maryland Commissioner requesting the approval of the merger of Bay Bank into Old Line Bank, on November 21, 2017. In addition, Bay Bank notified the OCC of the merger of Bay Bank into Old Line Bank on November 21, 2017. In general, the applications and the notice describe the terms of the merger or bank merger, the parties involved and the activities to be conducted by the combined entities following consummation of the transaction, and will contain certain related financial and managerial information.

We are not aware of any material governmental approvals or actions that are required to complete the merger or bank merger, except as described above. If any other approval or action is required, we will use our best efforts to obtain such approval or action.

Management and Operations After the Merger

The current officers and directors of Old Line Bancshares and Old Line Bank, with the addition of Joseph J. Thomas, Bay Bancorp’s President and Chief Executive Officer, Eric D. Hovde, who serves as Chairman of the boards of directors of both Bay Bancorp and Bay Bank, and [__________], a current director of Bay Bancorp (or such replacements as named in a schedule to the merger agreement if either of Messrs. Thomas, Hovde or [_________] become disqualified to serve as directors pursuant to the merger agreement), to each entity’s board of directors, will continue to be the officers and directors of Old Line Bancshares and Old Line Bank, respectively, after the merger.

Employment; Severance

Following the merger, Old Line Bancshares is not obligated to continue the employment of any employees of Bay Bancorp or its subsidiaries. As a result of the merger, some Bay Bancorp positions will be eliminated. Old Line Bancshares will, however, endeavor to continue the employment of all employees (as of August 4, 2017) of Bay Bancorp and its subsidiaries (each a “Bay Employee”), including Bay Bank, in positions that will contribute to the successful performance of the combined organization. If a Bay Employee is not so retained, or Old Line Bancshares elects to eliminate a position or does not offer a Bay Employee comparable employment with Old Line Bancshares, Old Line Bank or another subsidiary of Old Line Bancshares, or a Bay Employee that is offered and accepts employment with Old Line Bancshares, Old Line Bank or another subsidiary of Old Line Bancshares but is terminated without “cause” (as defined in the merger agreement) within six months after the date that the merger is effective (in each case, a “Displaced Employee”), then Old Line Bancshares will make, or cause Old Line Bank or the other applicable Old Line Bancshares subsidiary to make, a severance payment to such Displaced Employee as follows:

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With respect to non-exempt Displaced Employees, two weeks of severance pay plus one additional week of severance pay for each full year of employment with Bay Bancorp or a Bay Bancorp subsidiary, up to a maximum of 12 weeks of severance pay;

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With respect to Displaced Employees who are exempt officers or employees of Bay Bancorp or a Bay Bancorp subsidiary with less than five full years of employment with Bay Bancorp or a Bay Bancorp subsidiary, six weeks of severance pay plus one additional week of severance pay for each full year of employment with Bay Bancorp or a Bay Bancorp subsidiary, up to a maximum of ten weeks of severance pay; and

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With respect to Displaced Employees who are exempt officers or employees of Bay Bancorp or a Bay Bancorp subsidiary with at least five full years of employment with Bay Bancorp or a Bay Bancorp Subsidiary, 12 weeks of severance pay plus two additional weeks of severance pay for each full year of employment with Bay Bancorp or a Bay Bancorp subsidiary beyond five years of employment, up to a maximum of 26 weeks of severance pay.

Such severance payments will be calculated based on the applicable Displaced Employee’s base salary or other base rate of pay in effect for such Displaced Employee immediately prior to the effective time of the merger. Years of employment will be based on the applicable Displaced Employee’s number of full years employed with Bay Bancorp or a Bay Bancorp Subsidiary or any predecessor thereto.

Bay Employees who are a party to any employment, severance or “change in control” agreement or any other agreement or arrangement that would provide for a payment triggered by the merger or the bank merger, including as described under “– Interest of Directors and Officers in the Merger – Golden Parachute Compensation for Bay Bancorp Named Executive Officers,” will not be eligible for such severance benefits unless such person waives or relinquishes his or her right to such change in control payment.

Any Bay Employee whose employment with Old Line Bancshares or a subsidiary of Old Line Bancshares is terminated without cause after six months from the effective date of the merger will receive such severance benefits from Old Line Bancshares or the Old Line Bancshares subsidiary as is provided for in Old Line Bancshares’ or such subsidiary’s general severance policy for such terminations (with full credit being given for each year of service with Bay Bancorp or any Bay Bancorp subsidiary).

All of the payments described in this section are subject to the receipt of any necessary regulatory non-objections or waivers.

Employee Benefits

The merger agreement provides that as of the effective date of the merger, each Bay Employee who accepts employment with Old Line Bancshares or a subsidiary thereof will be entitled to full credit for each year of service with Bay Bancorp or any subsidiary thereof for purposes of determining eligibility for participation, vesting and benefit accrual in Old Line Bancshares’, or as appropriate, in the Old Line Bancshares subsidiary’s, employee benefit plans, programs and policies, except as prohibited by Law. Old Line Bancshares will use the original date of hire by Bay Bancorp or a Bay Bancorp subsidiary in making such determinations. After the effective date of the merger, Old Line Bancshares may discontinue or amend, or convert to or merge with an Old Line Bancshares benefit plan, any Bay Bancorp benefit plan, subject to the plan’s provisions and applicable Law.

Interests of Directors and Officers in the Merger

Certain members of management of Bay Bancorp and its board of directors may have interests in the merger in addition to their interests as stockholders of Bay Bancorp. The Bay Bancorp board of directors was aware of these factors and considered them, among other factors, in approving the merger agreement and the merger.

Golden Parachute Compensation for Bay Bancorp Named Executive Officers

As of April 14, 2017, prior to any discussions with Old Line Bancshares, Bay Bank and Bay Bancorp and Joseph J. Thomas, their President and Chief Executive Officer, entered into an employment agreement with respect to Mr. Thomas’ service as Bay Bank’s President and Chief Executive Officer. In addition, Bay Bank and its Executive Vice President-Chief Financial Officer, Larry D. Pickett, are parties to an employment agreement dated as of January 2, 2014. These agreements include change in control severance arrangements, and the compensation that can be paid under these arrangements constitute “golden parachute compensation” within the meaning of Item 402(t) of the SEC’s Regulation S-K. Section 14A of the Exchange Act requires the board of directors of Bay Bancorp to seek an advisory (nonbinding) vote from its stockholders with respect to any golden parachute compensation that could be paid pursuant to any agreement or understanding between Bay Bancorp and any of its “named executive officers” (within the meaning of Item 402 of Regulation S-K) in connection with a merger for which the board is soliciting proxies. Accordingly, stockholders of Bay Bancorp will be asked at the special meeting to cast an advisory (nonbinding) vote on the golden parachute compensation that could be paid to Messrs. Thomas and Pickett under their employment agreements. See the section of this joint proxy statement/prospectus entitled “The Bay Bancorp Special Meeting – Purpose of the Special Meeting.”

Under his employment agreement, Mr. Thomas will be entitled to a lump sum cash payment and certain other benefits if (i) his employment is terminated without Cause, as defined in the agreement, (ii) he terminates his employment for Good Reason, as defined in the agreement, or (iii) his employment agreement is not renewed, in each case within three months before or 12 months after a Change in Control, as defined in the agreement. In addition, under his employment agreement, Mr. Pickett is entitled to a lump sum cash payment if within 180 days of the closing of a transaction that constitutes a Change in Control, as defined in the agreement, Mr. Pickett’s employment is terminated Cause (as defined in the agreement) (including by not renewing his employment agreement at the end of its term), or he terminates his employment for Good Reason (as defined in the agreement).

The merger will constitute a Change in Control for purposes of both Mr. Thomas’ and Mr. Pickett’s employment agreements, and Old Line Bancshares agreed in the merger agreement to pay any amount that may become payable to any Bay Employees under existing employment agreements in connection with the merger. Accordingly, if payable, such compensation will be paid by Old Line Bancshares after consummation of the merger. The following table describes the golden parachute compensation that could be paid to Messrs. Thomas and Pickett under their employment agreements.

Golden Parachute Compensation (subject to stockholder advisory vote)
Name	Cash ($) (1)	Perquisites/ Benefits ($) (1)	Total ($)
Joseph J. Thomas, President/CEO	630,000	19,291	649,291
Larry D. Pickett Executive VP/CFO	240,000	6,686	246,686
(1) Amounts reflect estimated costs of continued coverage under Bay Bancorp’s health insurance and life insurance plans for 12 months following termination of employment.

Other Payments to Directors and Executive Officers of Bay Bancorp

As discussed above, all Bay Employees, including James W. Kirschner, Senior Vice President and Chief Credit Officer of Bay Bank, and Deanna L. Lintz, Executive Vice President and Chief Banking Officer of Bay Bank, who either are not retained by Old Line Bancshares or Old Line Bank or another Old Line Bancshares subsidiary in the merger or are retained but are thereafter terminated without “cause” (as defined in the merger agreement) within six months of the merger, will receive a severance payment as outlined in “– Employment; Severance” above.

No Golden Parachute or Other Compensation Payable to Old Line Bancshares Named Executive Officers

None of Old Line Bancshares’ executive officers will receive any type of “golden parachute” or other compensation that is based on or that otherwise relates to the merger.

Indemnification and Insurance

Old Line Bancshares has agreed that for six years and one day after the effective date of the merger, it will indemnify and hold harmless each present and former director and officer of Bay Bancorp or any of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred thereafter in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, based or arising out of, or pertaining to the fact that he or she was a director or officer of Bay Bancorp or any of its subsidiaries or is or was serving at the request of Bay Bancorp or any of its subsidiaries as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Bay Bancorp, including any matters arising in connection with or related to the negotiation, execution and performance of the merger agreement or the merger or the bank merger, and will advance expenses to such persons in connection therewith, to the fullest extent to which such officers and directors would have been entitled to indemnification and advancement of expenses under the articles of incorporation and bylaws of Bay Bancorp in effect on September 27, 2017, as though such persons were present or former officers of Old line Bancshares, or were serving at the request of Old Line Bancshares or any of its subsidiaries, or as a director, officer, employee, trustee or other agent of any organization or in any capacity with respect to any employee benefit plan of Old Line Bancshares, as of the effective time of the merger.

Old Line Bancshares has further agreed that for a minimum of six years and one day after the merger’s effective date, Old Line Bancshares will, at its expense, maintain directors’ and officers’ liability insurance for the former directors and officers of Bay Bancorp and its subsidiaries with respect to matters occurring at or prior to the merger’s effective time (a “tail” policy), so long as the policy can be obtained at a cost not in excess of an aggregate of 150% of the current annual premium attributable to the applicable officers’ and directors’ liability insurance coverage in Bay Bancorp’s or Bay Bank’s liability insurance policy(ies) in effect on September 27, 2017. If Old Line Bancshares is unable to purchase the tail policy at a cost not in excess of such amount, Old Line Bancshares will obtain a directors’ and officers’ liability insurance tail policy with the maximum coverage reasonably available for a cost that does not exceed such amount.

Board Positions and Compensation

Upon completion of the merger and the subsequent bank merger, Eric D. Hovde, Joseph J. Thomas and another current director of Bay Bancorp will be elected to the boards of directors of Old Line Bancshares and Old Line Bank and will be entitled to compensation in such capacity on the same basis as other Old Line Bancshares and Old Line Bank directors. Currently, each non-employee director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, receives $700 for each attended meeting of the board of directors, $300 for each attended meeting of the loan committee and $400 for each attended meeting of the corporate governance committee, the compensation committee, the audit committee, the risk committee, the strategic opportunities committee and the asset and liability committee of the board of directors. The Chairs of each of the corporate governance, compensation, risk and audit committees also receive an additional $300 for each attended meeting of their respective committees. If a director attends any of these meetings via teleconference in lieu of in person, the director receives $200 instead of the regular in-person payment. Each non-employee director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, also receive an $8,400 quarterly retainer.

In addition, pursuant to a resolution adopted by Old Line Bancshares’ board of directors in 2012, directors who retire from the board with at least seven years of service receive a payment of $50,000, payable in three annual installments. Board members are also eligible for equity grants pursuant to Old Line Bancshares’ equity compensation plans.

Support Agreements

As a condition to Old Line Bancshares entering into the merger agreement, all the directors of Bay Bancorp, who in the aggregate have the power to vote [__]% of shares outstanding on the record date for Bay Bancorp’s special meeting, entered into an agreement with Old Line Bancshares, dated as of September 27, 2017, pursuant to which each such director agreed to vote all of his shares of Bay Bancorp common stock in favor of the merger. A form of support agreement is filed as Exhibit 99.3 to Old Line Bancshares’ Amendment No. 1 to Current Report on Form 8-K filed on September 28, 2017. See “Where You Can Find More Information.” The support agreements may have the effect of discouraging persons from making a proposal for an acquisition transaction involving Bay Bancorp. The following is a brief summary of the material provisions of the support agreements.

Pursuant to the support agreements, each director of Bay Bancorp (as well as Bay Bancorp’s largest stockholder, whose shares are voted by Eric D. Hovde, Chairman of the Board of Bay Bancorp and Bay Bank) agreed, among other things:

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● To vote, or cause to be voted, at any meeting of Bay Bancorp’s stockholders or other circumstance in which the vote, consent or other approval of stockholders is sought, all of the Bay Bancorp common stock as to which he or it is the record or beneficial owner (a) for approval of the merger and the execution and delivery by Bay Bancorp of the merger agreement, (b) against any superior Bay Bancorp transaction, and (c) against certain other actions or proposals that are intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the merger, the merger agreement or the transactions contemplated by the merger agreement.

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To take all reasonable actions to and assist in the consummation of the merger and the other transactions contemplated by the merger agreement, and to use his or its best efforts to cause Bay Bancorp and its subsidiaries to take the actions set forth in the merger agreement.

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To continue to hold his or its shares of Bay Bancorp common stock until the earlier of the time the merger is effective or the date the Bay Bancorp stockholders approve the merger agreement.

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Not to exercise his or its appraisal rights.

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Not to take any action that could reasonably be expected to have the effect of preventing or disabling him or it from performing his or its obligations under the support agreement.

Investment Banking Fees

Steven D. Hovde, a director of Bay Bancorp and Bay Bank, is also the President and Chief Executive Officer of Hovde Group, which served as a financial advisor to Bay Bancorp in connection with the merger and has received and will receive certain fees in connection with that engagement. Consequently, Steven D. Hovde has a financial interest in the completion of the merger. Pursuant to Bay Bancorp’s engagement agreement with Hovde Group, Hovde Group received from Bay Bancorp a $100,000 fairness opinion fee upon the delivery of Hovde Group’s fairness opinion to Bay Bancorp’s board of directors. Additionally, Hovde Group will receive a completion fee equal to 1.0% of the transaction value that is contingent upon the consummation of the merger. For this purpose, the transaction value will include the aggregate merger consideration plus the aggregate amount of cash paid in exchange for any Bay Bancorp stock option that remains unexercised as of the effective time of the merger. Bay Bancorp anticipates that the amount of this completion fee will be between approximately $1.25 million and $1.30 million, although the exact amount of that fee will depend on the final calculation of the aggregate merger consideration and the number and terms and conditions of any Bay Bancorp stock options that remain unexercised as of the effective time of the merger. The opinion fee will be credited in full toward the portion of the completion fee that will become payable to Hovde Group upon the consummation of the merger. In the event that the merger agreement is terminated and Old Line Bancshares is obligated to pay the $5,076,000 termination fee to Bay Bancorp, then Hovde Group will be entitled to $761,400, or 15% of that termination fee. In addition to Hovde Group’s fees, and regardless of whether the merger is consummated, Bay Bancorp has agreed to reimburse Hovde Group for certain of its reasonable out-of-pocket expenses. Bay Bancorp has also agreed to indemnify Hovde Group and its affiliates for certain liabilities that may arise out of the engagement.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with Old Line Bancshares treated as the acquirer. Under this method of accounting, Bay Bancorp’s assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) will be recorded by Old Line Bancshares at their respective fair values as of the closing date of the merger and added to those of Old Line Bancshares. Any excess of purchase price over the net fair values of Bay Bancorp’s assets and liabilities will be recorded as goodwill. Financial statements of Old Line Bancshares issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Bay Bancorp prior to the merger. The results of operations of Bay Bancorp will be included in the results of operations of Old Line Bancshares beginning on the effective date of the merger.

Certain Federal Income Tax Consequences

The closing of the merger is conditioned upon (i) the receipt by Old Line Bancshares of the opinion of Baker Donelson, counsel to Old Line Bancshares, and (ii) the receipt by Bay Bancorp of the opinion of Gordon Feinblatt, counsel to Bay Bancorp, each dated as of the effective date of the merger, to the effect that:

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The merger constitutes a tax-free reorganization under Section 368(a) of the Internal Revenue Code; and

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Only as to the opinion to be received by Bay Bancorp, any gain realized in the merger will be recognized only to the extent of cash or other property (other than Old Line Bancshares common stock) received in the merger, including cash received in lieu of fractional share interests.

The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither Bay Bancorp nor Old Line Bancshares intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which the opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

The following discussion describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Bay Bancorp common stock. The discussion is based upon the opinion of Gordon Feinblatt, filed with the registration statement of which this joint proxy statement/prospectus is a part, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that stockholders who receive Old Line Bancshares common stock will not recognize a gain or loss with respect to their receipt of the shares, except with respect to any cash received in lieu of fractional shares. This discussion addresses only those holders that hold their Bay Bancorp common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

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financial institutions;

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insurance companies;

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individual retirement and other tax-deferred accounts;

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persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

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persons eligible for tax treaty benefits;

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entities treated as partnerships or other flow-through entities for U.S. federal income tax purposes;

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foreign corporations, foreign partnerships and other foreign entities;

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tax-exempt organizations;

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dealers in securities;

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persons whose functional currency is not the U.S. dollar;

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traders in securities that elect to use a mark-to-market method of accounting;

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persons who are not citizens or residents of the United States;

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persons that hold Bay Bancorp common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

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U.S. holders who acquired their shares of Bay Bancorp common stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Internal Revenue Code, its legislative history, United States Department of the Treasury regulations promulgated pursuant to the Internal Revenue Code and published rulings and decisions, all as currently in effect as of the date of this joint proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to U.S. federal income tax, are not addressed in this joint proxy statement/prospectus.

Holders of Bay Bancorp common stock should consult with their own tax advisers as to the U.S. federal income tax consequences of the merger as well as the effect of state, local, foreign and other tax laws and of proposed changes to applicable tax laws, in light of their particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Bay Bancorp common stock that is:

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a U.S. citizen or resident, as determined for federal income tax purposes;

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a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States; or

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otherwise subject to U.S. federal income tax on a net income basis.

The U.S. federal income tax consequences of a partner in a partnership holding Bay Bancorp common stock generally will depend on the status of the partner and the activities of the partnership. We recommend that partners in such a partnership consult their own tax advisers.

Tax Consequences of the Merger Generally

As a result of the merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the following material U.S. federal income tax consequences will result:

Receipt of Old Line Bancshares Common Stock. No gain or loss will be recognized by a Bay Bancorp stockholder with respect to their receipt of shares of Old Line Bancshares common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for his or her shares of Bay Bancorp common stock. The tax basis of the shares of Old Line Bancshares common stock received by a Bay Bancorp stockholder in such exchange will be equal (except for the basis attributable to any fractional shares of Old Line Bancshares common stock, as discussed below) to the basis of the Bay Bancorp common stock surrendered in exchange for the Old Line Bancshares common stock. The holding period of the Old Line Bancshares common stock received will include the holding period of shares of Bay Bancorp common stock surrendered in exchange for the Old Line Bancshares common stock, provided that such shares were held as capital assets of the Bay Bancorp stockholder at the effective time of the merger.

Cash in Lieu of Fractional Shares. A Bay Bancorp stockholder who holds Bay Bancorp common stock as a capital asset and who receives, in exchange for such stock, shares of Old Line Bancshares common stock and cash in lieu of a fractional share interest in Old Line Bancshares common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss.

Tax Treatment of the Entities. No gain or loss will be recognized by Old Line Bancshares or Bay Bancorp as a result of the merger.

Reporting Requirements

Bay Bancorp stockholders will be required to retain records pertaining to the merger. Certain Bay Bancorp stockholders are subject to certain reporting requirements with respect to the merger. In particular, such stockholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder’s adjusted tax basis in its Bay Bancorp common stock and other information regarding the merger. Bay Bancorp stockholders are urged to consult with their tax advisers with respect to these and other reporting requirements applicable to the merger.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. BAY BANCORP STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING, BUT NOT LIMITED TO, TAX RETURN REPORTING REQUIREMENTS), AS WELL AS THE EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY PROPOSED CHANGES TO APPLICABLE TAX LAWS.

Restrictions on Sales of Shares by Certain Affiliates

The shares of Old Line Bancshares common stock to be issued in the merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who is an “affiliate” of Old Line Bancshares as defined by Rule 144 under the Securities Act. Affiliates consist of individuals or entities that control, are controlled by or are under common control with Old Line Bancshares, and include the executive officers and directors of Old Line Bancshares and may include significant stockholders of Old Line Bancshares following the merger.

Stock Exchange Listing

Following the merger, the shares of Old Line Bancshares common stock will continue to trade on the Nasdaq Capital Market under the symbol “OLBK.”

No Appraisal Rights

Neither the holders of Old Line Bancshares common stock nor the holders of Bay Bancorp common stock have the right to demand and receive the fair value of their stock from Old Line Bancshares or Bay Bancorp in connection with the merger and/or to seek an appraisal to determine such fair value because the common stock of Old Line Bancshares and the common stock of Bay Bancorp are listed on Nasdaq and the circumstances surrounding the merger do not satisfy all of the conditions set forth in Section 3-202(d) of the MGCL that would trigger such appraisal rights.

BAY BANCORP – INFORMATION ABOUT DIRECTORS TO BE ELECTED TO OLD LINE BANCSHARES’ BOARD OF DIRECTORS

As discussed elsewhere in this joint proxy statement/prospectus, the merger agreement provides that Eric D. Hovde, Joseph J. Thomas and one other current director of Bay Bancorp on which Bay Bancorp and Old Line Bancshares agree will be elected to the board of directors of Old Line Bancshares at the effective time of the merger (the “Continuing Directors”). The parties have not yet selected the third director of Bay Bancorp that will be elected to serve on the boards of Old Line Bancshares and Old Line Bank following the merger. Certain information about the Continuing Directors is provided below. All other information about the Continuing Directors that is required to be included in this joint proxy statement/prospectus is incorporated by reference to that information in the portions of Bay Bancorp’s definitive proxy statement on Schedule 14A for its 2017 annual meeting of stockholders, filed with the SEC on April 12, 2017, that are deemed to be incorporated by reference into Bay Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016. See “Incorporation of Certain Documents By Reference” on page 112.

Certain Relationships and Related Person Transactions

The following paragraphs discuss related party transactions that occurred thus far in 2017 and during 2016 and 2015 and related party transactions that are contemplated during the remainder of 2017 (other than compensation paid or awarded to Bay Bancorp’s directors and executive officers) with respect to the Continuing Directors. For this purpose, the term “related party transaction” is generally defined as any transaction (or series of related transactions) in which (i) Bay Bancorp or any of its subsidiaries is a participant, (ii) the amount involved exceeds the lesser of (a) $120,000 or (b) 1.0% of Bay Bancorp’s average total assets at year-end for the last two completed fiscal years, and (iii) any director, director nominee or executive officer of Bay Bancorp or any person who beneficially owns more than 5% of its outstanding shares of common stock (and the immediate family members and affiliates of the foregoing) has a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to Bay Bancorp and its subsidiaries.

Related party transactions during 2016 and 2015 included payments to H Bancorp for services rendered to Bay Bancorp and Bay Bank totaling $144,000 in 2016 and $179,333 in 2015 (Bay Bancorp did not make any payments to H Bancorp to date during 2017). Eric D. Hovde owns a 61.70% interest in H Bancorp. In addition to the foregoing, during 2017 to date and during 2016 and 2015, Bay Bancorp, through Bay Bank, had banking transactions in the ordinary course of its business with Bay Bancorp’s directors, director nominees, executive officers, 5% or greater stockholders and immediate family members and affiliates of the foregoing. All of these transactions were substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with persons not related to Bay Bancorp and its subsidiaries. The extensions of credit to these persons by Bay Bank have not had and do not currently involve more than the normal risk of collectability or present other unfavorable features.

Bay Bancorp uses the following guidelines to determine the impact of a credit relationship on a director’s independence. It considers extensions of credit which comply with Regulation O, promulgated by the Board of Governors of the Federal Reserve System, to be consistent with director independence. In other words, Bay Bancorp does not consider normal, arm’s-length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires that loans to directors and executive officers be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by Bay Bancorp with persons who are not related to Bay Bancorp or Bay Bank. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). The audit committee must review and approve any credit to a director or his or her related interests and submit such transaction to the full board of directors for approval.

In addition, Bay Bancorp does not consider as independent, for the purpose of voting on any such loans, any director who is also an executive officer of a company to which Bay Bank has extended credit unless such credit meets the substantive requirements of Regulation O. Similarly, Bay Bancorp does not consider independent any director who is an executive officer of a company that makes payments to, or receives payments from, Bay Bancorp for property or services in an amount which, in any fiscal year, is greater than 2% of such company’s consolidated gross revenues.

There have been no transactions between Old Line Bancshares or Old Line Bank and Messrs. Hovde or Thomas.

COMPARISON OF STOCKHOLDER RIGHTS

Upon completion of the merger, stockholders of Bay Bancorp will become stockholders of Old Line Bancshares. Accordingly, their rights as stockholders will be governed by Old Line Bancshares’ articles of incorporation and bylaws, as well as by the MGCL. Certain differences in the rights of stockholders arise from differences between Old Line Bancshares’ and Bay Bancorp’s articles of incorporation and bylaws.

The following is a summary of material differences in the rights of Old Line Bancshares stockholders and Bay Bancorp stockholders. This discussion is not a complete statement of all differences affecting the rights of stockholders. We qualify this discussion in its entirety by reference to the MGCL and the respective articles of incorporation and bylaws of Old Line Bancshares and Bay Bancorp.

Capitalization

Bay Bancorp. The authorized capital stock of Bay Bancorp consists of:

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20,000,000 shares of common stock, $1.00 par value per share; and

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9,201 shares of preferred stock, $1.00 par value per share.

Old Line Bancshares. The authorized capital stock of Old Line Bancshares consists of:

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25,000,000 shares of common stock, $0.01 par value per share; and

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1,000,000 shares of preferred stock, $0.01 par value per share.

Voting Rights Generally

Bay Bancorp. Bay Bancorp’s articles of incorporation provide that holders of its common stock are entitled to one vote for each share of common stock held. Holders of common stock do not have cumulative voting rights in the election of directors.

Old Line Bancshares. Old Line Bancshares’ articles of incorporation provide that holders of its common stock have the right to one vote for each share of common stock held. Holders of common stock do not have cumulative voting rights.

Old Line Bancshares’ articles of incorporation provide that any “business combination” involving the company, including: (i) a merger or consolidation with an “interested stockholder;” (ii) the sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of any asset exceeding 10% of the company’s assets to any one or more interested stockholders; (iii) the issuance by Old Line Bancshares or any subsidiary of any securities to any “interested stockholder” having an aggregate fair market value equal to or greater than 10% of the combined assets of Old Line Bancshares and its subsidiaries, except pursuant to an employee benefit plan; (iv) reclassifications, recapitalizations, mergers or consolidations that increase the amount of Old Line Bancshares securities owned by an interested stockholder; and (v) the adoption of any plan of liquidation or dissolution, must be approved by the holders of at least 80% of the outstanding voting power, unless approved by a majority of the disinterested directors or the transaction complies with certain price and procedural requirements set forth in the articles of incorporation.

In addition, Old Line Bancshares’ articles of incorporation provide that the sale, lease or exchange of all or substantially all of its assets or a merger or consolidation of Old Line Bancshares with or into another corporation requires the approval of holders of only a majority of the shares of each class of its stock outstanding and entitled to vote if such transaction is approved by a majority of the board of directors. Without such a charter provision, the MGCL provides that the required vote for such transactions is two-thirds of each class of stock outstanding and entitled to vote.

Evaluation of Business Combinations

Bay Bancorp. Bay Bancorp’s articles of incorporation provide that, in connection with a potential transaction that would or may involve a change in control of Bay Bancorp, its board of directors may consider all relevant factors, including but not limited to: (i) the economic effect on Bay Bancorp’s stockholders; (ii) the social and economic effect on the employees, depositors and customers of, and others dealing with, Bay Bancorp and its subsidiaries and on the communities in which Bay Bancorp and its subsidiaries operate or are located; (iii) whether the proposal is acceptable based on Bay Bancorp’s historical and current operating results or financial condition; (iv) whether a more favorable price could be obtained for Bay Bancorp’s stock or other securities in the future; (v) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees of Bay Bancorp and its subsidiaries; (vi) the future value of Bay Bancorp’s stock or other securities; and (vii) any antitrust or other legal and regulatory issues that are raised by the proposal. Further, Bay Bancorp’s articles of incorporation provide that if its board of directors determines that any actual or proposed transaction that would or may involve a change in control should be rejected, it may take any lawful action to defeat such transaction, including, but not limited to: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of Bay Bancorp; selling or otherwise issuing authorized but unissued stock, other securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

Old Line Bancshares. Neither Old Line Bancshares’ articles of incorporation nor bylaws contain any similar provisions regarding the evaluation of potential changes in control.

Extraordinary Transactions

Bay Bancorp. Pursuant to the MGCL, a merger or consolidation of Bay Bancorp with or into another corporation, or the sale, lease or exchange of all or substantially all of its assets, requires the approval of (i) its board of directors and (ii) its stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

Old Line Bancshares. Old Line Bancshares’ articles of incorporation provide that any merger or consolidation of Old Line Bancshares with or into another corporation, or the sale, lease or exchange of all or substantially all of its assets, requires the approval of holders of a majority of its shares of stock outstanding and entitled to vote thereon provided that such transaction has been approved by a majority of the members of its board of directors.

Board of Directors

The MGCL provides that a Maryland corporation’s board of directors must consist of at least one director.

Bay Bancorp. Bay Bancorp’s articles of incorporation provide that it shall have at least one director, and provide that the number of directors shall be set, and may be increased or decreased, by its board of directors in accordance with its bylaws. Bay Bancorp’s bylaws provide that the number of its directors shall be nine, and that the number of directors may be increased or decreased by the board of directors at any meeting thereof, but never to less than one. Bay Bancorp’s directors are elected annually for one-year terms. Bay Bancorp currently has nine directors.

Pursuant to Bay Bancorp’s articles of incorporation, its directors may be removed, with or without cause, by a majority of the aggregate number of votes entitled to be cast in the election of directors.

Under Bay Bancorp’s bylaws, vacancies that occur on the board of directors may be filled by the board of directors or the stockholders.

Bay Bancorp’s bylaws require, except for directors who were serving as such on November 1, 2013, that no director who reaches age 70 may serve as a director beyond the expiration of his or her current term, and that no person who has attained the age of 70 will be eligible to be elected as a director.

Old Line Bancshares. Old Line Bancshares’ articles of incorporation and bylaws provide that its board of directors must be between five and 25 members, with the board having the power to set the number of directors within those limits. Pursuant to the bylaws, the directors are divided into three classes, as even in number as possible, with the terms of the classes scheduled to expire in successive years. At each special meeting, Old Line Bancshares’ stockholders elect the members of a single class of directors who are elected to three-year terms. Directors are elected by a plurality of the votes cast. Old Line Bancshares currently has 15 directors.

Pursuant to Old Line Bancshares’ articles of incorporation, directors may be removed only for cause and only by the affirmative vote of holders of at least 80% of the outstanding shares entitled to vote in the election of directors, and only after reasonable notice and opportunity for the director to be heard before the body proposing to remove the director.

Under Old Line Bancshares’ articles of incorporation, its board of directors has the authority to fill vacancies that occur on the board, including vacancies caused by an increase in the number of directors, subject to the rights of holders of any preferred stock then outstanding.

Neither Old Line Bancshares’ articles of incorporation or bylaws provide for an age at which directors are ineligible to run for re-election as such or at which an individual is ineligible to be elected as a director. The board of directors has, however, adopted a resolution providing that no individual may be nominated for election or re-election to the board of directors who is 75 years of age or older, unless such person is a founding member of the board of directors or the board waives this provision with respect to a specific individual.

Nominations of Directors; Proposal of New Business

Bay Bancorp. Bay Bancorp’s bylaws provide that nominations of candidates for election as directors at an annual meeting of stockholders may be made (i) by, or at the direction of, a majority of the board of directors or (ii) by any stockholder entitled to vote at such annual meeting. A stockholder nomination of a director must be made in writing and delivered to or received by Bay Bancorp not less than 60 days nor more than 90 days prior to the date of the annual meeting; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. Such stockholder’s notice must set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director and as to the stockholder giving the notice (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of Bay Bancorp stock that are beneficially owned by such person on the date of such stockholder notice and (d) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to Regulation 14A under the Exchange Act; and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on Bay Bancorp’s books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and (b) the class and number of shares of Bay Bancorp stock that are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.

Neither Bay Bancorp’s articles of incorporation nor bylaws include requirements for the presentation by stockholders of other proposals at an annual meeting of stockholders. As a result, a stockholder who desires to present a proposal at an annual meeting of stockholders of Bay Bancorp must comply with Rule 14a-8 under the Exchange Act if such stockholder wants the proposal included in Bay Bancorp’s proxy statement, and Rule 14a-4(c)(1) under the Exchange Act a stockholder intends to present a proposal for business to be considered at the annual meeting of stockholders but does not seek inclusion of the proposal in Bay Bancorp’s proxy statement for that meeting.

Old Line Bancshares. Old Line Bancshares’ bylaws provide that the board of directors or any stockholder of record (at the time of giving the required notice) entitled to vote for the election of directors may make nominations for the election of directors.

Other than the existing board of directors, stockholders of Old Line Bancshares must make their nominations for director or proposals for an annual meeting in writing to Old Line Bancshares’ Secretary. Nominations and proposals must be submitted not less than 60 nor more than 90 days before the first anniversary of the date of the prior year’s annual meeting of stockholders, provided that if the date of the annual meeting is more than 30 days before or 60 days after such anniversary date or no proxy statement was delivered in connection with the previous year’s annual meeting, the notice must be delivered no later than 70 days before the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting is made. Notices of nominations must contain certain information regarding the identity, background and stock ownership of the proposed nominee and the identity and stock ownership of the person making the nomination. Notices of other proposals must contain a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the meeting, and certain information about the proposing stockholder including stock holdings in Old Line Bancshares and any material interest of the stockholder in such business.

Stockholders of Old Line Bancshares must also comply with Exchange Act Rule 14a-8 or 14a-4(c)(1), as applicable, in connection with presenting proposals at an annual meeting of stockholders.

Amendments to the Articles of Incorporation

Bay Bancorp. Under the MGCL, amendments to Bay Bancorp’s articles of incorporation require the approval of its board of directors and holders of two-thirds of all votes eligible to be cast on the matter.

Old Line Bancshares. Old Line Bancshares’ articles of incorporation generally may be amended by affirmative vote of a majority of the board of directors and the holders of at least two-thirds of the total votes eligible to be cast on the matter, provided that amendments to Article FOURTH with respect to the election and removal of directors, article SEVENTH with respect to the vote required for certain business combinations and article FOURTEENTH setting forth the general voting requirements to amend the articles of incorporation require the approval of 80% of the total voting power of the company entitled to vote in the election of directors.

Amendments to Bylaws

Bay Bancorp. Bay Bancorp’s stockholders and board of directors may alter, amend and repeal the bylaws, except that the board of directors may not alter or repeal any bylaws made by stockholders or the provision that allows the stockholders to alter, amend or repeal the bylaws.

Old Line Bancshares. In general, Old Line Bancshares’ board of directors has the power to alter, amend or repair its bylaws by a majority vote of the board. Stockholders generally do not have the right to amend the bylaws.

Limited Liability

Bay Bancorp. Bay Bancorp’s articles of incorporation provide that its directors and officers are not personally liable to Bay Bancorp or its stockholders for money damages except:

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To the extent it is proved that such director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or

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To the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that such director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Old Line Bancshares. Old Line Bancshares’ articles of incorporation provide that its officers and directors are not personally liable to Old Line Bancshares or its stockholders for monetary damages for breach of their fiduciary duties, provided that such provision does not eliminate or limit personal liability of an officer or director:

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To the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received;

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To the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or

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In an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order requiring affirmative action by an individual or individuals in the form of payments to the company.

Indemnification

Bay Bancorp. Bay Bancorp’s bylaws provide that it will indemnify its present and former directors and officers, whether serving or having served Bay Bancorp or at its request any other entity, to the full extent permissible under Maryland law.

The MGCL currently provides that a Maryland corporation may not indemnify a director or officer if it is established that:

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The act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

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The director or officer actually received an improper benefit in money, property or services;

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In the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful; or

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In the case of a proceeding by or in the right of the company, the director or officer is adjudged to be liable to the company, unless the court in which the suit was brought determines that indemnification is nevertheless proper, in which case indemnification is limited to expenses.

Bay Bancorp’s articles of incorporation also provide that reasonable expenses incurred by a director or officer who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, may be paid or reimbursed by Bay Bancorp, upon the approval of the board of directors, in advance of the final disposition of the proceeding upon Bay Bancorp’s receipt of (i) a written affirmation by the party seeking indemnification that he has a good faith belief that the standard of conduct necessary for indemnification as set forth above has been met and (ii) a written undertaking by or on behalf of the party seeking indemnification to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

Old Line Bancshares. Old Line Bancshares’ articles of incorporation provide that, to the fullest extent under the MGCL, it will indemnify its past, present and future directors and officers against all expenses, liability and losses reasonably incurred or suffered by such person in connection with any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such officer or director is a party or threatened to be made a party, by reason of his having been an officer or director of the company or, at the company’s request, any other entity, provided, however, that the company will indemnify any such person in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors, except for a proceeding to enforce such person’s right to indemnification or advancement of expenses.

Its articles of incorporation provide that Old Line Bancshares cannot indemnify any officer, director or employee against expenses, penalties or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil monetary penalties or requiring affirmative action by an individual or individuals in the form of payments to the company.

The articles of incorporation also provide for the right to advancement of expenses in connection with the indemnification rights set forth above, provided such officer or director undertakes to reimburse such amounts if it is determined by a court that such person is not entitled to indemnification and advancement of expenses. The articles of incorporation also permit Old Line Bancshares to indemnify any employee or agent to the same extent as provided for officers and directors.

Special Stockholders’ Meetings

Bay Bancorp. Special meetings of Bay Bancorp’s stockholders may be called at any time by its board of directors or President, and shall be called by its Secretary upon the written request of the holders of shares entitled to cast not less than 25% of all of the votes entitled to be cast as such meeting, unless the request for such meeting is to be called for the purpose of considering a matter that is substantially the same as a matter voting on at a special meeting of the stockholders within the last 12 months, in which case no meeting shall be called.

Old Line Bancshares. Special meetings of Old Line Bancshares’ stockholders may be called at any time by its board of directors or the chairperson of the board of directors, and must be called by its Secretary upon the written application of one or more stockholders entitled to vote and who hold at least one-fifth of Old Line Bancshares’ capital stock entitled to vote at such meeting.

EXPERTS

The consolidated financial statements of Old Line Bancshares, Inc. as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 and the effectiveness of Old Line Bancshares, Inc.’s internal control over financial reporting as of December 31, 2016 have been audited by Dixon Hughes Goodman LLP, an independent registered public accounting firm, as set forth in its report appearing in Old Line Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

The consolidated financial statements of Bay Bancorp, Inc. as of December 31, 2016 and 2015 and for each of the years then ended have been audited by Dixon Hughes Goodman LLP, an independent registered public accounting firm, as set forth in its report appearing in Bay Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Old Line Bancshares common stock to be issued in the merger and certain other legal matters relating to the merger are being passed upon for Old Line Bancshares by the law firm of Baker Donelson, Bearman, Caldwell & Berkowitz, PC, Baltimore, Maryland.

Certain legal matters relating to the merger are being passed upon for Bay Bancorp by the law firm of Gordon Feinblatt LLC, Baltimore, Maryland.

Baker Donelson and Gordon Feinblatt will deliver opinions to Old Line Bancshares and Bay Bancorp, respectively, as to certain federal income tax consequences of the merger.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the Old Line Bancshares board of directors nor the Bay Bancorp board of directors knows of any matters that will be presented for consideration at the special meeting of the stockholders of Old Line Bancshares and Bay Bancorp, respectively, other than as described in this joint proxy statement/prospectus. If, however, any other matter shall properly come before the Old Line Bancshares special meeting or any adjournment or postponement thereof, or the Bay Bancorp special meeting or any adjournment or postponement thereof, and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the applicable notice of special meeting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Old Line Bancshares and Bay Bancorp to incorporate certain information into this joint proxy statement/prospectus by reference to other information that they have filed with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information in this joint proxy statement/prospectus. The documents that are incorporated by reference contain important information about Old Line Bancshares and Bay Bancorp and you should read this joint proxy statement/prospectus together with any other documents incorporated by reference in this joint proxy statement/prospectus.

This document incorporates by reference the following documents that have previously been filed with the SEC by Old Line Bancshares (File No. 001-33037):

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Annual Report on Form 10-K for the year ended December 31, 2016;
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The portions of Old Line Bancshares’ definitive proxy statement on Schedule 14A for its 2017 annual meeting of stockholders, filed with the SEC on April 20, 2017, that are deemed to be incorporated by reference into Old Line Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2016;
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Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017;
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Current Reports on Form 8-K filed on February 1, 2017 (as amended on Forms 8-K/A filed on February 2, 2017 and March 9, 2017, other than the portions of such Form 8-K, as amended, not deemed to be filed), February 27, 2017, May 25, 2017 (reporting on Item 5.07 only), June 16, 2017, June 29, 2017, July 14, 2017, July 31, 2017 (as amended on Form 8-K/A filed on August 1, 2017) and September 27, 2017 (as amended on Form 8-K/A filed on September 28, 2017, other than the portions of such Form 8-K, as amended, not deemed to be filed); and
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The description of Old Line Bancshares’ common stock contained in its Registration Statement on Form 10-SB originally filed on July 16, 2003 and amended on August 25, 2003 and September 11, 2003.

In addition, Old Line Bancshares is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement of which this joint proxy statement/prospectus is a part and prior to effectiveness of the registration statement and (ii) after the effectiveness of such registration statement and prior to the later of the date of the Old Line Bancshares special meeting of stockholders and the Bay Bancorp special meeting of stockholders, provided, however, that Old Line Bancshares is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

This document incorporates by reference the following documents that have previously been filed with the SEC by Bay Bancorp (File No. 000-23090):

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Annual Report on Form 10-K for the year ended December 31, 2016;
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The portions of Bay Bancorp’s definitive proxy statement on Schedule 14A for its 2017 annual meeting of stockholders, filed with the SEC on April 12, 2017, that are deemed to be incorporated by reference into Bay Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016;
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Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017;
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Current Reports on Form 8-K filed on March 30, 2017, April 14, 2017, May 24, 2017, and September 27, 2017 (as amended on Form 8-K/A, filed on September 28, 2017, other than the portions of such Form 8-K, as amended, that are not deemed to be filed); and
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Description of the common stock of Bay Bancorp contained in the Registrant’s Registration Statement on Form S-4 (No. 33-33027), filed with the SEC on January 12, 1990, or any description of the common stock that appears in any prospectus forming a part of any subsequent registration statement of Bay Bancorp or in any registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that Bay Bancorp files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the later of the date of the Bay Bancorp special meeting of stockholders and the Old Line Bancshares special meeting of stockholders, will automatically be deemed to be incorporated by reference into joint proxy statement/prospectus. In no event, however, will any of the information that is “furnished” to the SEC from time to time by Bay Bancorp in any Current Report on Form 8-K be incorporated by reference into, or otherwise be included in, joint proxy statement/prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in joint proxy statement/prospectus shall be deemed to be modified or superseded to the extent that a statement contained in joint proxy statement/prospectus or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

2018 ANNUAL MEETINGS

In order to be included in the proxy materials for Old Line Bancshares’ 2018 annual meeting of stockholders, stockholder proposals submitted to Old Line Bancshares in compliance with SEC Rule 14a-8 (which concerns shareholder proposals that are requested to be included in a company’s proxy statement) must be received in written form at Old Line Bancshares’ executive offices on or before December 21, 2017. In order to curtail controversy as to compliance with this requirement, stockholders are urged to submit proposals to the Secretary of Old Line Bancshares by Certified Mail—Return Receipt Requested.

Pursuant to the proxy rules under the Exchange Act, Old Line Bancshares’ stockholders are notified that the notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2018 annual meeting of stockholders must be received by its Secretary between February 23, 2018 and March 25, 2018; provided, however, that if the date of the 2018 annual meeting is advanced more than 30 days prior to May 24, 2018 or is delayed more than 60 days after such date, then to be timely such notice must be received by Old Line Bancshares no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting is made. As to all such matters that Old Line Bancshares does not have notice on or prior to that date, discretionary authority to vote on such proposal will be granted to the persons designated in Old Line Bancshares’ proxy related to the 2018 annual meeting of stockholders.

In addition to any other applicable requirements, for nominations for election to the board of directors at an annual meeting of stockholders outside of the procedures established in the charter of the Corporate Governance Committee of the board of directors of Old Line Bancshares and even if the nomination is not to be included in the proxy statement, pursuant to Old Line Bancshares’ bylaws, the stockholder must give notice in writing to the Secretary of Old Line Bancshares not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or is delayed more than 60 days after such anniversary date, then to be timely such notice must be received by Old Line Bancshares no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made.

Please see Old Line Bancshares’ bylaws for a description of the information that must be contained in a notice for a stockholder proposal or director nomination.

Bay Bancorp will hold a 2018 annual meeting of shareholders only if the merger is not completed. In that case, a Bay Bancorp stockholder who desires to present a proposal pursuant to Rule 14a-8 under the Exchange Act to be included in the proxy statement for and voted on at Bay Bancorp’s 2018 annual meeting of stockholders must submit such proposal in writing, including all supporting materials, to Bay Bancorp at its executive offices no later than December 22, 2017 (i.e., 120 days prior to the date of mailing of the proxy statement for that meeting, based on the proxy statement mailing date for its 2017 annual meeting of stockholders) and meet all other requirements for inclusion in the proxy statement. Additionally, pursuant to Rule 14a-4(c)(1) under the Exchange Act, if a stockholder intends to present a proposal for business to be considered at the 2018 annual meeting of stockholders but does not seek inclusion of the proposal in Bay Bancorp’s proxy statement for that meeting, then Bay Bancorp must receive the proposal by March 6, 2018 (i.e., 45 days prior to the date of mailing of the proxy statement for that meeting, based on the proxy statement mailing date for its 2017 annual meeting of stockholders) for it to be considered timely received. Rules 14a-8 and 14a-4(c)(1) provide additional time constraints if the date of the 2018 annual meeting of stockholders is changed by more than 30 days. If Bay Bancorp receives a notice of a stockholder proposal that is not timely as set forth above, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

In addition to any other applicable requirements for nominations for election to the board of directors of Bay Bancorp outside of the procedures established by its Nominating and Corporate Governance Committee for consideration of director candidates, and even if the nomination is not to be included in the proxy statement, a stockholder of Bay Bancorp who is entitled to vote for the election of directors and who desires to nominate a candidate for election to be voted on at an annual meeting of stockholders may do so only in accordance with Section 7 of Article I of Bay Bancorp’s Bylaws. A stockholder’s notice shall be delivered to, or mailed to and received at, the principal executive offices of Bay Bancorp not less than 60 days nor more than 90 days prior to the date of the annual meeting, as established pursuant to Section 1 of Article I of the Bay Bancorp Bylaws, regardless of postponements, deferrals, or adjournments of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, then notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director and as to the stockholder giving the notice (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of Bay Bancorp capital stock which are beneficially owned by such person on the date of such stockholder notice, and (d) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to Regulation 14A under the Exchange Act; and (ii) as to the stockholder giving the notice, (a) the name and address, as they appear on the Bancorp’s books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and (b) the class and number of shares of Bay Bancorp capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.

WHERE YOU CAN FIND MORE INFORMATION

Old Line Bancshares files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet Web site that contains reports, proxy and information statements, and other information that issuers file with the SEC at http://www.sec.gov, and Old Line Bancshares’ SEC filings may be accessed there as well. Further, Old Line Bancshares makes available, free of charge through its website, www.oldlinebank.com, its reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, as soon as reasonably practicable after such reports are filed with or furnished to the SEC.

Bay Bancorp files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet Web site that contains reports, proxy and information statements, and other information that issuers file with the SEC at http://www.sec.gov, and Bay Bancorp’s SEC filings may be accessed there as well. Further, Bay Bancorp, free of charge through its website, www.baybankmd.com, its reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, as soon as reasonably practicable after such reports are filed with or furnished to the SEC.

Old Line Bancshares has filed a registration statement on Form S-4 to register with the SEC the offer and issuance of the shares of Old Line Bancshares common stock that Bay Bancorp stockholders will receive in the merger. This joint proxy statement/prospectus is part of the registration statement of Old Line Bancshares on Form S-4 and is a prospectus of Old Line Bancshares and a proxy statement of Old Line Bancshares for the Old Line Bancshares special meeting and a proxy statement of Bay Bancorp for the Bay Bancorp special meeting.

Neither Old Line Bancshares nor Bay Bancorp has authorized anyone to give any information or make any representation about the merger or the special meetings that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Old Line Bancshares was provided by Old Line Bancshares, and the information contained in this joint proxy statement/prospectus with respect to Bay Bancorp was provided by Bay Bancorp. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/ prospectus unless the information specifically indicates that another date applies.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of Old Line Bancshares and Bay Bancorp after giving effect to the merger and the issuance of Old Line Bancshares common stock in connection therewith, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 is presented as if the merger with Bay Bancorp had occurred on September 30, 2017. The unaudited pro forma condensed combined income statement for the year ended December 31, 2016 and the nine months ended September 30, 2017 is presented as if the merger and Old Line Bancshares’ acquisition of DCB had occurred on January 1, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

        The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States. Old Line Bancshares is the acquirer for accounting purposes. Old Line Bancshares has not had sufficient time to completely evaluate the significant identifiable long-lived tangible and identifiable intangible assets of Bay Bancorp. Accordingly, the unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma combined consolidated financial information. Certain reclassifications have been made to the historical financial statements of Bay Bancorp to conform to the presentation in Old Line Bancshares’ financial statements.

        A final determination of the acquisition consideration and fair values of Bay Bancorp’s assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of Bay Bancorp that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented below and could result in a material change in amortization of acquired intangible assets.

        In connection with the plan to integrate the operations of Old Line Bancshares and Bay Bancorp following the completion of the merger, Old Line Bancshares anticipates that nonrecurring charges, such as costs associated with systems implementation, severance, and other costs related to exit or disposal activities, could be incurred. Old Line Bancshares is not able to determine the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus. However, these charges could affect the results of operations of Old Line Bancshares and Bay Bancorp, as well as those of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma combined consolidated financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are nonrecurring in nature and not factually supportable at the time that the unaudited pro forma combined consolidated financial statements were prepared. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration. Direct transaction-related expenses estimated at $9.0 million are not included in the unaudited pro forma combined consolidated income statements.

        The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

●
changes in the trading price for Old Line Bancshares’ common stock;
●
net cash used or generated in Bay Bancorp’s operations between the signing of the merger agreement and the completion of the merger;
●
the timing of the completion of the merger;
●
other changes in Bay Bancorp’s net assets that occur prior to the completion of the merger, which could cause material differences in the information presented below; and
●
changes in the financial results of the combined company.

        The unaudited pro forma combined consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined consolidated financial statements should be read together with:

●
the accompanying notes to the unaudited pro forma combined consolidated financial statements;
●
Old Line Bancshares’ separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, included in Old Line Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2016;
●
Old Line Bancshares’ separate unaudited historical condensed consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2017, included in Old Line Bancshares’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2017;
●
Bay Bancorp’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, included in Bay Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016;
●
Bay Bancorp’s separate unaudited historical condensed consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2017, included in Bay Bancorp’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017; and
●
other information pertaining to Old Line Bancshares and Bay Bancorp contained in or incorporated by reference into this joint proxy statement/prospectus. See “Selected Financial Data of Old Line Bancshares” included elsewhere in this joint proxy statement/prospectus.

        The unaudited pro forma combined consolidated balance sheet as of September 30, 2017 presents the consolidated financial position giving pro forma effect to the following transaction as if it had occurred as of September 30, 2017:

●
the completion of Old Line Bancshares’ acquisition of Bay Bancorp, including the issuance of 4,669,584 shares of Old Line Bancshares common stock (based upon the number of shares outstanding of Bay Bancorp common stock as of September 30, 2017, certain contingent consideration and an exchange ratio of 0.4357).

        The unaudited pro forma combined consolidated income statement for the year ended December 31, 2016 and for the nine months ended September 30, 2017 presents the consolidated results of operations giving pro forma effect to the following transactions as if they had occurred as of January 1, 2016:

●
the full-year impact of Bay Bancorp’s income statement, including pro forma amortization and accretion of purchase accounting adjustments on loans, fixed assets, deposits, other borrowings and intangible assets;
●
the issuance of an additional 4,669,584 shares of Old Line Bancshares common stock to the weighted-average shares outstanding of Old Line Bancshares shares in determining earnings per share (“EPS”);
●
the full-year impact of DCB’s income statement, including pro forma amortization and accretion of purchase accounting adjustments on loans, fixed assets, deposits and intangible assets; and
●
the issuance of an additional 1,495,090 shares of Old Line Bancshares common stock in connection with the merger of DCB with and into Old Line Bancshares, to the weighted-average shares outstanding of Old Line Bancshares in determining EPS. Shares added for the period ended September 30, 2017 are allocated for the period from January 1, 2017 to July 28, 2017, the date upon which the merger was completed and shares were captured in the existing Old Line Bancshares financial statements.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Proforma Balance Sheets with Bay Bancorp, Inc.
September 30, 2017
(Unaudited)

	Old Line	Bay Bancorp,	Proforma		Proforma
	Bancshares	Inc.	Adjustments		Combined
Assets
Cash and due from banks	$33,063,210	$6,697,379	$(1,203,732)	(1)(2)	$38,556,857
Interest bearing accounts	1,017,257	17,616,815			18,634,072
Federal funds sold	383,737	15,210,760			15,594,497
Total cash and cash equivalents	34,464,204	39,524,954	(1,203,732)		72,785,426
Time deposits in other banks	-	-			-
Investment securities available for sale	213,664,343	57,883,195			271,547,538
Investment securities held to maturity	-	1,094,740			1,094,740
Loans and leases held for sale	2,729,060	401,803			3,130,863
Loans, net of deferred fees and costs	1,672,321,355	525,261,491	(612,041)	(4)	2,196,970,805
Allowance for loan losses	(5,816,187)	(4,049,647)	4,049,647	(4)	(5,816,187)
Restricted equity securities at cost	7,277,746	1,939,795			9,217,541
Premises and equipment	42,074,857	3,517,788			45,592,645
Accrued interest receivable	4,946,823	2,018,900			6,965,723
Prepaid income taxes		841,299			841,299
Deferred income taxes	7,774,629	2,556,429	(2,206,376)	(6)	8,124,682
Bank owned life insurance	41,360,871	16,084,188			57,445,059
Prepaid pension costs	-	-			-
Other real estate owned	2,003,998	1,077,687	(229,000)	(5)	2,852,685
Goodwill	25,083,675	-	54,734,585	(1)	79,818,260
Core deposit intangible	6,615,238	2,415,056	2,384,944	(3)	11,415,238
Other assets	6,738,434	1,016,253			7,754,687
Total assets	$2,061,239,046	$651,583,931	$56,918,027		$2,769,741,004

Liabilities and Stockholders' Equity
Deposits
Non-interest bearing	$436,645,881	$129,803,561			$566,449,442
Interest bearing	1,217,988,749	419,552,205			1,637,540,954
Total deposits	1,654,634,630	549,355,766	-		2,203,990,396
Short term borrowings	152,179,112	25,000,000			177,179,112
Long term borrowings	38,040,618	-			38,040,618
Accrued interest payable	867,884	40,275			908,159
Retirement plans	5,823,391	319,595			6,142,986
Income taxes payable	864,260	-			864,260
Other liabilities	5,489,031	5,057,911			10,546,942
Total liabilities	1,857,898,926	579,773,547	-		2,437,672,473
Stockholders' Equity
Common stock	124,675	10,667,227	(10,620,531)	(1)(2)	171,371
Additional paid-in capital	148,351,881	41,624,354	86,444,388	(1)(2)	276,420,623
Retained earnings	56,198,108	18,807,973	(18,807,973)	(1)(2)	56,198,108
Accumulated other comprehensive income	(1,334,544)	710,830	(97,857)	(2)	(721,571)
Total stockholders' equity	203,340,120	71,810,384	56,918,027		332,068,531
Total liabilities and stockholders' equity	$2,061,239,046	$651,583,931	$56,918,027		$2,769,741,004

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Proforma Statement of income with Bay Bancorp, Inc.
For the Nine Months Ended September 30, 2017
(Unaudited)

	Old Line	DCB Bancshares, Inc			Old Line
Interest Income	Bancshares, Inc. (as reported)	Internal Financial Statements	Adjustments		Bancshares, Inc. Pro Forma	Bay Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
Loans, including fees	$49,153,228	$6,054,380	$314,524	(13)	$55,522,132	$19,100,795	$(620,795)	(4)	$74,002,133
U.S. treasury securities	18,772	—			18,772	139,696			158,468
U.S. government agency securities	194,549	19,446			213,995	125,495			339,490
Corporate bonds	428,153	16,406			444,559	176,901			621,460
Mortgage backed securities	1,657,619	306,167			1,963,786	592,250			2,556,036
Municipal securities	1,301,582	231,028			1,532,610	24,192			1,556,802
Federal funds sold	5,381	167			5,548	3,351			8,900
Other	421,623	170,656			592,279	331,201			923,480
Total interest income	53,180,907	6,798,251	314,524		60,293,682	20,493,882	(620,795)		80,166,769
Interest expense
Deposits	5,174,640	589,146	(195,246)	(12)	5,568,540	1,442,131			7,010,671
Borrowed funds	3,119,757	24,322			3,144,079	253,278			3,397,357
Total interest expense	8,294,397	613,469	(195,246)		8,712,620	1,695,409	—		10,408,029
Net interest income	44,886,510	6,184,782	509,770		51,581,062	18,798,473	(620,795)		69,758,740
Provision for loan losses	855,108	—			855,108	1,276,806			2,131,914
Net interest income after provision for loan losses	44,031,402	6,184,782	509,770		50,725,954	17,521,667	(620,795)		67,626,826
Non-interest income
Service charges on deposit accounts	1,389,340	165,714			1,555,054	644,960			2,200,014
Payment sponsorship fees		—			—	1,862,137			1,862,137
Gain on sales or calls of investment securities	35,258	—			35,258	(59,377)			(24,119)
Earnings on bank owned life insurance	861,112	49,099			910,211	354,886			1,265,097
Gain/(loss) on disposal of assets	120,063	—			120,063	—			120,063
Gain (loss) on sale of loans	94,714	(83,725)			10,989	—			10,989
Rental Income	498,961				498,961	—			498,961
Income on marketable loans	1,840,218	458,862			2,299,080	465,928			2,765,008
Other fees and commissions	1,162,058	329,400			1,491,458	2,068,288			3,559,746
Total non-interest income	6,001,724	919,349	—		6,921,073	5,336,822	—		12,257,895
Non-interest expense
Salaries and benefits	15,284,057	3,407,782			18,691,839	8,978,975			27,670,814
Occupancy and equipment	5,137,273	850,100	(20,584)	(10)	5,966,789	2,108,229			8,075,018
Data processing	1,161,647	374,136			1,535,783	865,876			2,401,659
FDIC insurance and State of Maryland assessments	799,700	102,595			902,295	254,950			1,157,245
Merger and integration	3,985,514	—			3,985,514	149,543			4,135,057
Core deposit premium amortization	651,613	—	315,223	(11)	966,836	615,253	180,000	(3)	1,762,089
(Gain)/loss on sales of other real estate owned	(13,589)	(8,561)			(22,150)	(79,219)			(101,369)
OREO expense	256,170	1,782			257,952	252,129			510,081
Directors Fees	485,700	86,709			572,409	108,050			680,459
Network services	437,140	107,817			544,957	147,668			692,625
Telephone	598,618	84,161			682,779	114,284			797,063
Other operating	5,318,191	1,129,494			6,447,685	2,170,049			8,617,734
Total non-interest expense	34,102,034	6,136,015	294,639		40,532,688	15,685,787	180,000		56,398,475
Income before income taxes	15,931,092	968,116	215,131		17,114,339	7,172,701	(800,795)		23,486,246
Income tax expense	5,824,713	310,870	84,858	(14)	6,220,441	2,791,700	(315,873)	(6)	8,696,268
Net income	10,106,379	657,246	130,273		10,893,898	4,381,001	(484,921)		14,789,978
Less: Net income attributable to the non-controlling interest	—	—	—		—	—	—		—
Net income available to common stockholders	$10,106,379	$657,246	$130,273		$10,893,898	$4,381,001	$(484,921)		$14,789,978

Basic earnings per common share	$0.90	$0.41			$0.88	$0.41		(8)	$0.86
Diluted earnings per common share	$0.88	$0.41			$0.86	$0.41		(8)	$0.85
Dividend per common share	$0.24	$0.04			$0.24	$-			$0.24

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Proforma Statement of income with Bay Bancorp, Inc.
For the Year Ended December 31, 2016
(Unaudited)

		DCB Bancshares, Inc			Old Line
Interest Income	Old Line Bancshares, Inc.	As Reported	Adjustments		Bancshares, Inc. Pro Forma	Bay Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
Loans, including fees	$56,031,146	$9,559,086	417,469	(13)	$66,007,701	$21,789,071	$(830,000)	(4)	$76,990,217
U.S. treasury securities	18,838	-			18,838	43,676			62,514
U.S. government agency securities	266,302	58,107			324,409	88,181			354,483
Corporate bonds	130,374	7,422			137,796	181,872			312,246
Mortgage backed securities	2,060,415	529,614			2,590,029	577,308			2,637,723
Municipal securities	1,586,956	439,436			2,026,392	40,707			1,627,663
Federal funds sold	2,334	152			2,486	1,968			4,302
Other	368,175	169,403			537,578	304,648			672,823
Total interest income	60,464,540	10,763,220	417,469		71,645,229	23,027,431	(830,000)		82,661,971
Interest expense
Deposits	5,508,833	1,060,380	(287,216)	(12)	6,281,997	1,658,698			7,167,531
Borrowed funds	2,016,279	20,478			2,036,757	191,436			2,207,715
Total interest expense	7,525,112	1,080,858	(287,216)		8,318,754	1,850,134	—		9,375,246
Net interest income	52,939,428	9,682,362	704,685		63,326,475	21,177,297	(830,000)		73,286,725
Provision for loan losses	1,584,542	(800,000)			784,542	1,389,533			2,974,075
Net interest income after provision for loan losses	51,354,886	10,482,362	704,685		62,541,933	19,787,764	(830,000)		70,312,650
Non-interest income
Service charges on deposit accounts	1,728,636	320,321			2,048,957	598,397			2,327,033
Payment sponsorship fees	—	-			-	2,204,653			2,204,653
Gain on sales or calls of investment securities	1,227,915	4,152			1,232,067	680,982			1,908,897
Earnings on bank owned life insurance	1,132,401	85,444			1,217,845	117,950			1,250,351
Gain/(loss) on disposal of assets	(27,176)	(6,851)			(34,027)	—			(27,176)
Bargain purchase gain	—				-	893,127			893,127
Rental Income	738,791	-			738,791	—			738,791
Income on marketable loans	2,317,648	773,394			3,091,042	832,990			3,150,638
Other fees and commissions	1,137,822	542,204			1,680,026	665,497			1,803,319
Total non-interest income	8,256,037	1,718,664	-		9,974,701	5,993,596	—		14,249,633
Non-interest expense
Salaries and benefits	20,031,638	5,830,550			25,862,188	11,301,774			31,333,412
Occupancy and equipment	6,788,213	1,196,081	(29,744)	(10)	7,954,550	3,341,221			10,129,434
Data processing	1,549,863	877,545			2,427,408	1,142,937			2,692,800
FDIC insurance and State of Maryland assessments	1,040,507	318,561			1,359,068	664,546			1,705,053
Merger and integration	661,018	-			661,018	1,758,337			2,419,355
Core deposit premium amortization	830,805	-	449,125	(11)	1,279,930	790,876	240,000	(3)	1,861,681
Gain/(loss) on sales of other real estate owned	(77,943)	(20,279)			(98,222)	(34,940)			(112,883)
OREO expense	318,498	5,777			324,275	509,591			828,089
Directors Fees	665,700	175,967			841,667	181,099			846,799
Network services	549,639	150,064			699,703	70,238			619,877
Telephone	762,943	135,255			898,198	149,788			912,731
Other operating	6,522,285	1,572,289			8,094,574	3,310,941			9,833,226
Total non-interest expense	39,643,166	10,241,810	419,381		50,304,357	23,186,408	240,000		63,069,574
Income before income taxes	19,967,757	1,959,216	285,304		22,212,277	2,594,952	(1,070,000)		21,492,709
Income tax expense	6,812,598	668,885	112,538	(14)	7,594,021	1,001,596	(422,062)	(6)	7,392,133
Net income from continuing operations, net of taxes	13,155,159	1,290,331	172,766		14,618,256	1,593,356	(647,939)		14,100,577
Net income from discontinued operations, net of taxes	-	-	-		-	366,034	(366,034)	(7)	-
Net income	13,155,159	1,290,331	172,766		14,618,256	1,959,390	(281,905)		14,100,577
Less: Net income attributable to the non-controlling interest	62	-	-		-	199,491			199,553
Net income available to common stockholders	$13,155,097	$1,290,331	$172,766		$14,618,256	$1,759,899	$(281,905)		$13,901,024

Basic earnings per common share	$1.21	$0.80			$1.19	$0.16		(8)	$0.82
Diluted earnings per common share	$1.20	$0.80			$1.17	$0.16		(8)	$0.81
Dividend per common share	$0.24	$0.08			$0.24	$-			$0.24

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET AND STATEMENT OF INCOME

1.
Old Line Bancshares will issue shares of its stock (“OLB Shares”) to stockholders of Bay Bancorp to effect the acquisition. Under the terms of the merger agreement, each share of Bay Bancorp common stock (“BYBK Shares”) will be exchanged for a number of OLB Shares (the “Per Share Consideration”) calculated by dividing $11.80 by the volume weighted average closing prices of Old Line Bancshares common stock for the 20 trading days ending five trading days before the closing date of the Merger (the “Average Price”), subject to a minimum Average Price of $25.65 and a maximum Average Price of $29.16 and adjustments for the proceeds recognized in the recent settlement of certain litigation and the resolution of certain loans. As such, the Per Share Consideration may be as low as 0.4047 OLB Shares if the Average Price is $29.16 or more and as high as 0.4600 OLB Shares if the Average Price is $25.65 or less, subject to the adjustments provided for in the merger agreement. The unaudited pro forma combined consolidated financial information assumes that Old Line Bancshares issues 4,669,584 shares (assuming an Average Price of $27.42 per share) of stock in exchange for Bay Bancorp stock outstanding as of September 30, 2017. The OLB Shares to be issued includes OLB Shares equal in value to $1,546,490 in contingent payments for the recent settlement of certain litigation and the resolution of certain loans. These assumptions result in an exchange ratio of .4357 (calculated based on the number of shares of common stock of Bay Bancorp outstanding on September 30, 2017). The consideration also includes cash of $1,203,732 for the value of unexercised Bay Bancorp stock options.

It is anticipated that Bay Bancorp’s stockholders will own approximately 27.25% of the voting stock of the combined company after the acquisition. The shares of Old Line Bancshares common stock illustrated in this pro forma were assumed to be recorded at $27.42 per share. Old Line Bancshares and Bay Bancorp cannot predict what the value or price of Old Line Bancshares’ stock will be at the closing of the transaction or how the value or price of Old Line Bancshares’ stock may trade at any time, including the date hereof.

Old Line Bancshares will determine the final allocation of the purchase price after it has completed additional analysis to determine the fair values of Bay Bancorp’s tangible and identifiable intangible assets and liabilities as of the date of the acquisition. Changes in the fair value of the net assets of Bay Bancorp as of the date of the acquisition will likely change the amount of the purchase price allocable to goodwill. The further refinement of transaction costs, changes in Bay Bancorp’s stockholders’ equity including net income between September 30, 2017 and the date of the acquisition will likely change the amount of goodwill recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. Old Line Bancshares has prepared the pro forma financial information to include the estimated adjustments necessary to record the assets and liabilities of Bay Bancorp at their respective fair values and represents management’s best estimate based upon the information available at this time. The pro forma adjustments included herein are subject to change as additional information becomes available and as we perform additional analyses. Furthermore, Old Line Bancshares will determine the final allocation of the acquisition price after we complete the consolidation. The final acquisition accounting adjustments may be materially different from the pro forma adjustment presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to the balance sheet and statement of operations. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities. We have included the unaudited pro forma combined consolidated financial statements only as of and for the nine months ended September 30, 2017 and the year ended December 31, 2016. The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had we actually completed the consolidation as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

The total estimated purchase price for the purpose of this pro forma financial information is $129.2 million. The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares outstanding.

Old Line Bancshares, Inc. & Subsidiaries
Summary of Purchase Price Calculation and Goodwill Resulting from Merger
And Reconciliation of Pro Forma Shares Outstanding at September 30, 2017

Bay Bancorp, Inc. shares outstanding exchanged for stock	10,667,227
Bay Bancorp, Inc. Restricted Stock to be vested upon completion of merger	50,662
Total Shares to be converted	10,717,889
Purchase Price per Share	$11.80
Total Consideration related to Bay Bancorp, Inc. Common Stock	$126,471,090
Value of Outstanding options to purchase Bay Bancorp, Inc. Common Stock	1,203,732
Estimated Value of Contingent Consideration prescriped in Definitive Agreement	1,546,490
Total purchase price		$129,221,313

Bay Bancorp shareholders' equity
Common stock	$10,667,227
Additional paid-in capital	41,624,354
Retained earnings	18,807,973
	71,099,554

Estimated adjustments to reflect assets acquired at fair value:
Loans	(612,041)
Allowance for loan losses	4,049,647
Core deposit intangible	2,384,944
Deferred tax assets	(2,206,376)
Other real estate owned	(229,000)
		74,486,728
Goodwill resulting from merger		$54,734,585

Reconcilement of Pro Forma Shares Outstanding
Total Stock Value		$128,017,581
Estimated Average Price of Old Line Bancshares, Inc. Common Stock at Merger Completion		$27.42
Old Line Bancshares to be issued to Bay Bancorp, Inc. stockholders		4,669,584
Old Line Bancshares shares outstanding		12,467,500
Pro forma Old Line Bancshares shares outstanding		17,137,084
Pro forma % ownership by Bay Bancorp		27.25%
Pro forma % ownership by legacy Old Line Bancshares		72.75%

2.
Adjustment to reflect the issuance of shares of Old Line Bancshares common stock with a $0.01 par value in connection with the merger and the adjustments to stockholders’ equity for the reclassification of Bay Bancorp’s historical equity accounts (common stock, accumulated other comprehensive income and retained earnings) into additional paid-in capital.

3.
Adjustment of $2.4 million to core deposit intangible to reflect the fair value of this asset and the related amortization adjustment based upon an expected life of 10 years and using a straight line method. We expect the amortization of the core deposit intangible to increase pro forma before tax non- interest expense by $240 thousand in the first year following consummation.

4.
Adjustments to reflect the fair value of loans include:

a.
An adjustment of $4.0 million to reflect the removal of the allowance for loan losses in connection with applying acquisition accounting under ASC 805. We will apply this adjustment to loans accounted for within the scope of ASC 310-30 (ASC 310-30 occurs as a result of the accounting for the differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans, including those acquired in a business combination, if those differences are attributable, at least in part, to credit quality considerations). Old Line Bank’s management and independent loan review personnel determined this amount based on a review of Bay Bancorp loans. This review considered payment history, relevant collateral values, debt service coverage ratios and other factors. There is no estimated accretion for this credit quality adjustment in the pro forma statement ofincome.

b.
An additional adjustment of $400,000 for loans accounted for within the scope of ASC 310-30 as outlined above. There is no estimated accretion for this credit quality adjustment in the pro forma statement of income.

c.
An adjustment of $3.8 million for loans accounted for within the scope of ASC 310-20 at acquisition. To determine the fair value of the loans within the scope of ASC 310-20, Old Line Bank’s management and independent loan review personnel evaluated Bay Bancorp’s loan portfolio and considered the risk characteristics within various pools of loans within the remaining loan portfolio. This review included payment history, concentrations, quality of underwriting and economic weaknesses. We anticipate this adjustment will have no impact on pro forma before tax income.

d.
An adjustment of $3.6 million to eliminate the deferred fees associated with acquired loans. We anticipate this adjustment will decrease pro forma before tax interest income by $830 thousand.

e.
The following table reconciles the total loan adjustments:

ASC 310-30 (Allowance)	$4,049,647
ASC 310-30	(400,000)
ASC 310-20	(3,802,092)
Deferred fees	3,590,051
Total Loan Adjustments	$3,437,606

f.
Bay Bancorp has $3.2 million of credit and fair value marks on $27.7 million of purchased credit impaired loans acquired in prior merger transactions. Of this amount $595,000 represents non-accretable discounts. Loan interest income for Bay Bancorp includes approximately $1.1 million for the year ended December 31, 2016 and $888,000 for the nine months ended September 30, 2017. We have not eliminated these items from the pro forma financial statements because we believe they represent a fair estimate of the discounts and accretion expected upon completion of the merger.

5.
An adjustment of $229,000 to reflect the fair value of other real estate owned, based on Old Line Bank’s management detailed analysis of these assets that included site visits where possible and current tax assessed values. There is no estimated income for this adjustment in the pro forma statement of income.

6.
Adjustment to reflect the net deferred tax at a rate of 39.445% related to fair value adjustments on the balance sheet and a statutory tax rate of 39.445% for book tax expense. We have not taken a tax benefit for certain merger obligations and cost that we do not consider tax deductible.

7.
Adjustment to remove net income from discontinued operations from Bay Bancorp. This is considered a non-recurring item.

8.
We determine basic earnings per common share by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding.

a.
We calculate diluted earnings per common share by including the average dilutive common stock equivalents outstanding during the period. Dilutive common equivalent shares consist of stock options, calculated using the treasury stock method.

b.
For pro forma basic and diluted earnings per common share we have assumed that the shares issued at acquisition are outstanding for the entire nine month or twelve month period, respectively.

	September 30, 2017	December 31, 2016
Weighted average number of shares Old Line Bancshares	11,286,215	10,837,939
Shares issued to DCB Bancshares, Inc. stockholders	1,144,593	1,495,090
Shares issued to Bay Bancorp, Inc. stockholders	4,669,584	4,669,584
Subtotal average number of common shares	17,100,392	17,002,613
Dilutive average number of shares	203,332	159,546
Total average common shares including dilutive shares	17,303,724	17,162,159

9.
In conjunction with the merger we expect to incur approximately $9.0 million in expenses associated with conversion of data processing systems, severance, facility consolidation, fixed asset disposal, legal, accounting and consulting fees. Through September 30, 2017, we have not incurred any expenses associated with the merger.

10.
Estimated reduction in depreciation related to $1.4 million of fixed asset fair value adjustments associated with the acquisition of DCB.

11.
Estimated additional core deposit premium amortization related to $3.7 million of cored deposit premium associated with the acquisition of DCB.

12.
Estimated accretion of the $706,000 in fair value adjustments on time deposits associated with the acquisition of DCB.

13.
Estimated accretion of the $1.1 million of fair value adjustments on loans associated with the acquisition of DCB.

14.
Estimated tax effect of the adjustments listed in notes 9 through 12.

ANNEX A
ANNEX A

AGREEMENT AND PLAN OF MERGER

By and between

OLD LINE BANCSHARES, INC.

And

BAY BANCORP, INC.

Dated as of September 27, 2017

ANNEX A
TABLE OF CONTENTS

Section 4.1 Organization.	53
Section 4.2 Capitalization.	54
Section 4.3 Authority; No Violation.	55
Section 4.4 Consents; Regulatory Approvals.	56
Section 4.5 Financial Statements.	56
Section 4.6 No Material Adverse Effect.	57
Section 4.7 Taxes.	57
Section 4.8 Contracts; Certain Changes.	58
Section 4.9 Ownership of Personal Property; Insurance Coverage.	58
Section 4.10 Legal Proceedings.	59
Section 4.11 Compliance with Applicable Law.	60
Section 4.12 Labor Matters.	61
Section 4.13 ERISA.	62
Section 4.14 Brokers and Finders.	63
Section 4.15 Real Property and Leases.	64
Section 4.16 Environmental Matters.	64
Section 4.17 Information to be Supplied.	55
Section 4.18 Related Party Transactions.	65
Section 4.19 Loans.	65
Section 4.20 Allowance for Loan Losses.	66
Section 4.21 Community Reinvestment Act.	66
Section 4.22 Securities Activities of Employees.	66
Section 4.23 Books and Records; Internal Control.	67
Section 4.24 Investment Securities.	67
Section 4.25 Reorganization.	68
Section 4.26 Fairness Opinion.	68
Section 4.27 Materials Provided to Stockholders.	68
Section 4.28 Absence of Undisclosed Liabilities.	68
Section 4.29 Anti-Money Laundering, OFAC and Information Security.	69
Section 4.30 Intellectual Property.	70
Section 4.31 Business.	70
Section 4.32 Disclosure.	70
ARTICLE V. COVENANTS OF THE PARTIES	71

Section 5.1 Conduct of BYBK’s Business.	71
Section 5.2 Conduct of OLB’s Business.	74
Section 5.3 Access; Confidentiality.	75
Section 5.4 Regulatory Matters.	75
Section 5.5 Taking of Necessary Actions.	76
Section 5.6 Duty to Advise; Duty to Update of Disclosure Schedules.	78
Section 5.7 Other Undertakings by OLB and BYBK.	76
Section 5.8 Accuracy of the Registration Statement.	84
ARTICLE VI. CONDITIONS	85
Section 6.1 Conditions to BYBK’s Obligations under this Agreement.	85
Section 6.2 Conditions to OLB’s Obligations under this Agreement.	86
ARTICLE VII. TERMINATION	88
Section 7.1 Termination.	88
Section 7.2 Effect of Termination.	91
ARTICLE VIII. MISCELLANEOUS	91
Section 8.1 Expenses and Other Fees.	91
Section 8.2 Non-Survival.	93
Section 8.3 Amendment, Extension and Waiver.	93
Section 8.4 Entire Agreement.	93
Section 8.5 Binding Agreement.	93
Section 8.6 Notices.	94
Section 8.7 Disclosure Schedules.	95
Section 8.8 Tax Disclosure.	95
Section 8.9 No Assignment.	95
Section 8.10 Captions; Interpretation.	95
Section 8.11 Counterparts; Electronic Signatures.	95
Section 8.12 Severability.	96
Section 8.13 Governing Law; Venue; No Jury Trial.	96
Section 8.14 Time of Essence.	96

Exhibit A – List of Stockholders to Execute Support Agreements

Exhibit B – Support Agreement

Exhibit C – Bank Merger Agreement

Exhibit D – Illustration of Exchange Ratio and Termination Right Provisions

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of September 27, 2017, is made by and between Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and Bay Bancorp, Inc., a Maryland corporation (“BYBK”).

BACKGROUND

1.
BYBK owns directly all of the outstanding capital stock of Bay Bank, FSB, a federal savings bank (“Bay Bank”).

2.
OLB owns directly all of the outstanding capital stock of Old Line Bank, a trust company with commercial banking powers chartered under the laws of the State of Maryland (“Old Line”).

3.
OLB and BYBK desire for BYBK to merge with and into OLB, with OLB surviving the Merger, in accordance with the applicable laws of the United States, the State of Maryland and this Agreement.

4.
As an additional condition and inducement to OLB to enter into this Agreement, each of the individuals listed on Exhibit A has executed a Support Agreement in the form attached as Exhibit B.

5.
Each of the Parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a) and intends the Merger to be a reorganization as defined in IRC Section 368(a).

6.
OLB and BYBK desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby and governing the transactions contemplated herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I.
GENERAL

Section 1.1  Background.

The Background information is a substantive part of this Agreement and is incorporated herein and made a part hereof by reference.

Section 1.2  Definitions.

    As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

401(k) Plan has the meaning given to the term in Section 5.7(a)(v) of this Agreement.

Acquisition Proposal means a bona fide written proposal by a Person other than OLB for: (a) a merger or consolidation of, a share exchange involving, or an acquisition of 50% or more of the assets or liabilities of, BYBK or any BYBK Subsidiary, or any other business combination involving BYBK or any BYBK Subsidiary, in a single transaction or series of related transactions; or (b) a transaction that involves the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership of or to vote securities representing, 10% or more of the then outstanding shares of BYBK Common Stock or the then outstanding equity securities of any BYBK Subsidiary.

Affiliate means, with respect to any Entity, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Entity and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent of the equity or voting securities of the Entity.

AFTAP means adjusted funding target attainment percentage.

Agreement means this Agreement and Plan of Merger, including the exhibits and schedules hereto and any amendment or supplement hereto.

Application means an application for regulatory approval that is required to consummate the Contemplated Transactions.

Article III Standard has the meaning given to the term in Article III of this Agreement.

Article IV Standard has the meaning given to the term in Article IV of this Agreement.

Articles of Merger means the articles of merger to be executed by OLB and BYBK and filed with SDAT in accordance with the MGCL.

Average Closing Price has the meaning given to the term in Section 7.1(m) of this Agreement.

Average Price has the meaning given to the term in Section 2.1(a) of this Agreement.

Bank Merger has the meaning given to the term in Section 1.4 of this Agreement.

Bank Merger Agreement has the meaning given to the term in Section 1.4 of this Agreement.

Bay Bank has the meaning given to the term in the Background section of this Agreement.

BHC Act means the Bank Holding Company Act of 1956, as amended.

Books and Records means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to the applicable Party and its Subsidiaries or relating to their business.

Business Day(s) means any day or days other than (i) Saturday, (ii) Sunday or (iii) a day on which Bay Bank or Old Line is authorized or obligated by applicable Law or executive order to close.

Burdensome Condition has the meaning given to the term in Section 5.4(a) of this Agreement.

BYBK has the meaning given to the term in the Background section of this Agreement.

BYBK Advisers means Hovde Group, LLC and RP Financial LC.

BYBK Benefit Plans means all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of BYBK or any other Entity that, together with BYBK, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

BYBK Certificate means a certificate or book-entry share registered in the transfer books of BYBK that immediately prior to the Effective Time represents issued and outstanding shares of BYBK Common Stock.

BYBK Common Stock has the meaning given to the term in Section 3.2(a) of this Agreement.

BYBK Common Stockholder is any holder of record of BYBK Common Stock immediately prior to the Effective Time.

BYBK Common Stockholders’ Meeting means the meeting of the holders of BYBK Common Stock to consider and vote on the Merger, and any postponement or adjournment thereof.

BYBK Common Stock Options has the meaning given to the term in Section 2.1(b) of this Agreement.

BYBK Companies means BYBK, Bay Bank and any other BYBK Subsidiary, collectively.

BYBK Disclosure Schedule means, collectively, the disclosure schedules delivered by BYBK to OLB at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.6 of this Agreement.

BYBK Employee has the meaning given to the term in Section 5.7(c)(iii)(A) of this Agreement.

BYBK ERISA Affiliate means any Entity that, together with BYBK, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

BYBK Financials means (a) the consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of stockholders’ equity and consolidated statements of cash flows for BYBK for the years ended December 31, 2016 and 2015, and the notes thereto, as audited by Dixon Hughes Goodman LLP and as set forth in BYBK’s Annual Report on Form 10-K for the year ended December 31, 2016, (b) the unaudited interim financial statements of BYBK and the notes thereto included in BYBK’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, (c) the consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of stockholders’ equity and consolidated statements of cash flows for BYBK for the year ending December 31, 2017 and 2016, and the notes thereto, to be audited by Dixon Hughes Goodman LLP, and as will be set forth in BYBK’s Annual Report on Form 10-K for the year ending December 31, 2017, to be delivered or made available within 90 days of December 31, 2017 provided that the Effective Date is later than such due date, (d) the unaudited consolidated financial statements of BYBK and the notes thereto included in BYBK’s Quarterly Reports on Form 10-Q for each calendar quarter commencing with the quarter ending September 30, 2017, to be delivered within 45 days after the end of the respective quarter provided that the Effective Date is later than such due dates, (e) unaudited, internally-prepared consolidated financial statements for each of July 31, 2017 and August 31, 2017, and (f) unaudited, internally-prepared consolidated financial statements for each month commencing with the month ended September 30, 2017, to be delivered within 20 days after the end of the respective month provided that the Effective Date is later than such due dates (the financial statements described in items (e) and (f) are collectively referred to herein as the “Internal BYBK Financials”).

BYBK Governing Documents has the meaning given to the term in Section 3.1(f) of this Agreement.

BYBK Intellectual Property has the meaning given to the term in Section 3.17(a) of this Agreement.

BYBK IT Assets has the meaning given to the term in Section 3.17(b) of this Agreement.

BYBK Nominees has the meaning given to the term in Section 5.7(c)(ii) of this Agreement.

BYBK Permitted Liens has the meaning given to the term in Section 3.9(a) of this Agreement.

BYBK Real Property has the meaning given to the term in Section 3.15(a) of this Agreement.

BYBK Regulatory Agreement has the meaning given to the term in Section 3.11(e)(iii) of this Agreement.

BYBK Reports has the meaning given to the term in Section 3.11(c) of this Agreement.

BYBK SEC Reports has the meaning given to the term in Section 3.11(c) of this Agreement.

BYBK Returns has the meaning given to the term in Section 3.7(e) of this Agreement.

BYBK Subsidiaries means the Subsidiaries of BYBK and Bay Bank as set forth in BYBK Disclosure Schedule 3.1(d).

BYBK Taxes has the meaning given to the term in Section 3.7(e) of this Agreement.

BYBK Termination Fee has the meaning given to the term in Section 8.1(b) of this Agreement.

Cause means: (a) any act or failure to act that constitutes fraud, incompetence, willful misconduct, dishonesty, breach of fiduciary duty, intentional failure to adequately perform his or her duties as an officer or employee of the employer, or violation of any Law (other than a traffic violation or similar offense) or any final regulatory order or agreement with the employer; (b) the conviction of the employee of a felony or crime involving moral turpitude; (c) the employee’s entering into any employment or similar relationship with a Person other than BYBK, a BYBK Subsidiary, OLB or an OLB Subsidiary; (d) the employee’s diversion of any business opportunity from employer (other than on behalf of employer or with the prior written consent of employer’s board of directors); or (e) conduct by the employee that results in removal or suspension of employee as an officer or employee of employer pursuant to a written order by any Regulatory Authority with authority or jurisdiction over the employer.

CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.

CFPB means the Consumer Financial Protection Bureau.

Charge-off Reduction has the meaning given to the term in Section 2.6(c) of this Agreement.

CIC Agreement has the meaning given to the term in Section 5.7(c)(iii)(D) of this Agreement.

CIC Payment has the meaning given to the term in Section 5.7(c)(iii)(D) of this Agreement.

Claim has the meaning given to the term in Section 5.7(c)(v) of this Agreement.

Closing has the meaning given to the term in Section 1.3(a) of this Agreement.

Closing Date has the meaning given to the term in Section 1.3(a) of this Agreement.

Commercial Law Article has the meaning given the term in Section 3.23(c) of this Agreement.

Commissioner means the Maryland Office of the Commissioner of Financial Regulation.

Confidentiality Agreement means that certain Confidentiality Agreement, dated as of June 26, 2017, by and between OLB and Hovde Group, LLC as representative of BYBK.

Contract means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

Contemplated Transactions means all of the transactions contemplated by this Agreement, including the (a) Merger, (b) Bank Merger, and (c) performance by OLB and BYBK of their respective covenants and obligations under this Agreement.

Costs has the meaning given to the term in Section 5.7(c)(v) of this Agreement.

CRA has the meaning given to the term in Section 3.22 of this Agreement.

Credit Extension means any loan, lease, advance, credit facility, credit enhancement, guarantee, commitment, line of credit or letter of credit.

Determination Date has the meaning given to the term in Section 7.1(m) of this Agreement.

Displaced Employee has the meaning given to the term in Section 5.7(c)(iii)(A) of this Agreement.

EDGAR means the SEC’s Electronic Data Gathering and Retrieval system.

Effective Date means the date that includes the Effective Time, which shall be as soon as practicable after the Closing Date.

Effective Time means the time at which the Articles of Merger are filed with SDAT and become effective in accordance with the MGCL.

Entity means any corporation, limited liability company, partnership, sole proprietorship, trust, joint venture or other form of organization.

Environmental Assessment means an environmental assessment that is consistent with ASTM 1527-05 or 40 C.F.R. Part 312 and that may include an assessment of the (a) presence of hazardous, toxic, radioactive, or dangerous materials or other materials regulated under Environmental Laws, or (b) presence, amount, physical condition and location of asbestos-containing materials and lead-based paint or an assessment of indoor environmental issues.

Environmental Laws means any applicable federal, state or local Law, statute, ordinance, rule, regulation, code, license, permit, authorization, common law, agency requirement, approval, consent, order, judgment, decree, injunction or Contract with any governmental entity relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), health and safety as it relates to Hazardous Materials or natural resource damages, (b) the manufacture, distribution, use, presence, storage, handling, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or threatened release or disposal or discharge of Hazardous Materials, and/or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to Hazardous Materials. Environmental Laws include without limitation: (i) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local Laws; and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Materials.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Agent means American Stock Transfer & Trust Company, or such other agent as shall be designated by OLB to act as the exchange agent for purposes of conducting the exchange procedure described in Section 2.5 of this Agreement.

Exchange Fund has the meaning given to the term in Section 2.5(a) of this Agreement.

Exchange Ratio has the meaning given to the term in Section 2.1(a) of this Agreement.

FDIC means the Federal Deposit Insurance Corporation.

FHLB means the Federal Home Loan Bank of Atlanta.

Final Index Price has the meaning given to the term in Section 7.1(m) of this Agreement.

FRB means the Board of Governors of the Federal Reserve System.

GAAP means U.S. generally accepted accounting principles.

Hazardous Materials means: (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance that is in any way regulated for the protection of human health or environment by any Regulatory Authorities, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

HOLA means the Home Owners Loan Act of 1933, as amended.

Indemnified Parties has the meaning given to the term in Section 5.7(c)(v) of this Agreement.

Indemnifying Party has the meaning given to the term in Section 5.7(c)(v) of this Agreement.

Index Group has the meaning given to the term in Section 7.1(m) of this Agreement.

Index Price has the meaning given to the term in Section 7.1(m) of this Agreement.

Index Ratio has the meaning given to the term in Section 7.1(m) of this Agreement.

Insurance Policies means all policies, contracts and other arrangements by which one or more Persons have undertaken to indemnify or guarantee one or more other Persons against a loss arising from a specified contingency or peril, including, without limitation, contracts of fidelity insurance.

Insured Person has the meaning given to the term in Section 5.7(c)(viii) of this Agreement.

Internal BYBK Financials has the meaning given to the term in the definition of “BYBK Financials” set forth in this Section 1.2.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

Knowledge of BYBK means the actual knowledge of BYBK’s and Bay Bank’s Chairman of the Board of Directors, President and Chief Executive Officer, and Executive Vice President - Chief Financial Officer, Bay Bank’s Executive Vice President and Chief Banking Officer and Senior Vice President and Chief Credit Officer, and, for purposes only of Section 3.12 and Section 3.13 hereof, Lisa Behuncik, Vice President of Bay Bank or, if no individual is named to any of such positions, the individual or individuals who perform a similar function for BYBK or Bay Bank, as applicable, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Regulatory Authority or any other written notice received by that Person.

Knowledge of OLB means the actual knowledge of OLB’s Chairman of the Board, President and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, and Old Line’s Chairman of the Board, President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer and Chief Lending Officer and, for purposes only of Section 4.12 and Section 4.13 hereof, OLB’s and Old Line’s Director of Human Resources, or, if no individual is named to any of such positions, the individual or individuals who perform a similar function for OLB or Old Line, as applicable, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Regulatory Authority or any other written notice received by that Person.

Law means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, codes, and rules of common law, in each case as amended to date, and any and all judicial and administrative interpretations thereof, any Order, any and all policies and directives (including, without limitation, any directive relating to minimum capital levels) issued by any Regulatory Authority, and any and all written legally permissible waivers or exceptions granted by any Regulatory Authorities with respect to compliance with any of the foregoing.

Lawsuit has the meaning given to the term in Section 2.6(b) of this Agreement.

Letter of Transmittal has the meaning given to the term in Section 2.5(b) of this Agreement.

Liens means all liens, pledges, charges, security interests, mortgages, claims or other encumbrances of any kind with respect to any property or property interest.

Litigation means any legal, quasi-judicial or administrative action, arbitration, cause of action, lawsuit, claim (whether asserted or unasserted), complaint, proceeding, criminal prosecution, governmental or other examination, inquiry or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its assets (including Contracts related to it) or the Contemplated Transactions, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

Loan Recovery Amount has the meaning given to the term in Section 2.6(c) of this Agreement.

Material Adverse Effect means, with respect to OLB or BYBK, respectively, any effect, change, circumstance, development or occurrence that individually, or taken in the aggregate together with all other effects, changes, circumstances, developments or occurrences, that (a) is or is reasonably likely to be material and adverse to the financial condition, results of operations or business of OLB and the OLB Subsidiaries taken as a whole, or BYBK and the BYBK Subsidiaries taken as a whole, respectively, or (b) materially impairs the ability of either OLB, on the one hand, or BYBK, on the other hand, to perform its obligations under this Agreement or otherwise materially threatens or materially impedes or delays the consummation of the Contemplated Transactions, other than, in each case, any change, circumstance, development, occurrence or effect relating to (i) any change in the value of the respective loan or investment portfolios of the OLB Companies or the BYBK Companies resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any Law or interpretations thereof by Regulatory Authorities or in GAAP or applicable regulatory accounting principles, which change affects banking institutions generally, including any change affecting the Deposit Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), capital market (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (iv) the effects of compliance with this Agreement on the operating performance of OLB or BYBK, as the case may be, including the reasonable expenses incurred in connection with this Agreement and the Contemplated Transactions, (v) actions or omissions of a Party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement in contemplation of the Contemplated Transactions, (vi) any effect with respect to a Party caused, in whole or in substantial part, by the other Party, (vii) any change resulting from any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (viii) the impact of the Agreement and the Contemplated Transactions on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), and (ix) the public disclosure of this Agreement or the Contemplated Transactions; except, in any such case, to the extent any such change, effect, development, occurrence or circumstance has or would have a disproportionate effect on the business of BYBK or OLB, as the case may be, relative to other similarly-situated Entities.

Maximum Premium has the meaning given to the term in Section 5.7(c)(viii) of this Agreement.

Merger has the meaning given to the term in Section 1.3(b)(v) of this Agreement.

Merger Consideration has the meaning given to the term in Section 2.1(a) of this Agreement.

MGCL means the Maryland General Corporation Law, as amended.

NASDAQ means the NASDAQ Stock Market LLC.

Net Loan Recovery Amount has the meaning given to the term in Section 2.6(c) of this Agreement.

Non-Operational Subsidiaries has the meaning given to the term in Section 3.1(g) of this Agreement.

Non-Residential Credit Extension means a Credit Extension other than for an owner-occupied residence.

Notice of Superior Proposal has the meaning given to the term in Section 5.7(a)(ii) of this Agreement.

Objecting BYBK Shares means any shares of BYBK Common Stock issued and outstanding immediately prior to the Closing Date, the holder of which has not voted in favor of the Merger and who has properly followed the procedures set forth in Section 3-203 of the MGCL, assuming that the holders of shares of BYBK Common Stock have the right to demand and receive payment of the fair value of their shares of BYBK common stock pursuant to Section 3-202 of the MGCL.

OCC means the Office of the Comptroller of the Currency.

OFAC has the meaning given to the term in Section 3.23(b) of this Agreement.

OLB has the meaning given to the term in the Background section of this Agreement.

OLB Benefit Plans means all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies and Contracts currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of OLB or any other Entity that, together with OLB, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

OLB Common Stock has the meaning given to the term in Section 4.2(a) of this Agreement.

OLB Common Stockholders’ Meeting means the meeting of the holders of OLB Common Stock to consider and vote on the Merger.

OLB Companies means OLB, Old Line and any other OLB Subsidiary, collectively.

OLB Disclosure Schedule means, collectively, the disclosure schedules delivered by OLB to BYBK at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.6 of this Agreement.

OLB ERISA Affiliate means any Entity that, together with OLB, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

OLB Financials means (a) the consolidated balance sheets of OLB at December 31, 2016 and 2015 and the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for OLB for the years ended December 31, 2016, 2015 and 2014, and the notes thereto, as audited by Dixon Hughes Goodman LLP and as set forth in OLB’s Annual Report on Form 10-K for the year ended December 31, 2016, (b) the consolidated balance sheets of OLB at December 31, 2017 and 2016 and the consolidated statements of income, the consolidated statements of comprehensive income, the consolidated statements of changes in stockholders’ equity and the consolidated statements of cash flows for OLB for the years ending December 31, 2017, 2016 and 2015, and the notes thereto, to be audited by Dixon Hughes Goodman LLP and as will be set forth in OLB’s Annual Report on Form 10-K for the year ending December 31, 2017, to be delivered or made available within 90 days of December 31, 2017 provided that the Effective Date is later than such due date, (c) the unaudited interim consolidated financial statements and notes thereto included in OLB’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and (d) the unaudited interim consolidated financial statements and notes thereto included in OLB’s Quarterly Reports on Form 10-Q for each calendar quarter commencing with the quarter ending September 30, 2017, to be delivered or made available within 45 days after the end of the respective quarter provided that the Effective Date is later than such due dates.

OLB Governing Documents has the meaning given to the term in Section 4.1(f) of this Agreement.

OLB Intellectual Property has the meaning given to the term in Section 4.30 of this Agreement.

OLB IT Assets has the meaning given to the term in Section 4.30 of this Agreement.

OLB Permitted Liens has the meaning given to the term in Section 4.9(a) of this Agreement.

OLB Preferred Stock has the meaning given to the term in Section 4.2 of this Agreement.

OLB Ratio has the meaning given to the term in Section 7.1(m) of this Agreement.

OLB Real Property has the meaning given to the term in Section 4.15(a) of this Agreement.

                OLB Regulatory Agreement has the meaning given to the term in Section 4.11(e)(iii) of this Agreement.

OLB Reports has the meaning given to the term in Section 4.11(c) of this Agreement.

OLB Returns has the meaning given to the term in Section 4.7(c) of this Agreement.

OLB SEC Reports has the meaning given to the term in 4.11(c) of this Agreement.

OLB Subsidiaries means the Subsidiaries of OLB and Old Line as set forth in OLB Disclosure Schedule 4.1(d).

OLB Taxes has the meaning given to the term in Section 4.7(c) of this Agreement.

OLB Termination Fee has the meaning given to the term in Section 8.1(c) of this Agreement.

Old Line has the meaning given to the term in the Background section of this Agreement.

Order means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

Ordinary Course means the conduct of the business of the applicable Party in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with the applicable Party’s practices and procedures prior to and as of such date. Without limiting the scope of the foregoing, the term “Ordinary Course” shall include a Party’s practices and procedures with respect to its past deposit and loan marketing promotional activities, including the offering of special interest rates and other terms.

Party means either OLB or BYBK, and “Parties” means OLB and BYBK.

PBGC has the meaning given to the term in Section 3.13(b) of this Agreement.

Per Share Consideration has the meaning given to the term in Section 2.1(a) of this Agreement.

Permitted Employees means officers and employees of any of the BYBK Companies at the level of Vice President or below.

Person means an individual, an Entity and any Regulatory Authority; provided, however, that if any provision of this Agreement in which the term “person” is used specifies a particular definition of “person” for purpose of that provision, then the term shall have the meaning so defined.

Pool has the meaning given to the term in Section 3.20(c) of this Agreement.

Pre-Closing Period means the period commencing on the date of execution of this Agreement through the earlier of (a) the Closing Date, and (b) the date this Agreement is terminated pursuant to Article VII herein.

Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of BYBK Common Stock and holders of OLB Common Stock in connection with the Merger, the BYBK Common Stockholders’ Meeting and the OLB Common Stockholders’ Meeting.

Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed by OLB with the SEC under the Securities Act with respect to the OLB Common Stock to be issued to the BYBK Common Stockholders in connection with the Merger.

Regulatory Authority means any federal, state or local governmental authority, agency or instrumentality, or any self-regulatory organization, including, without limitation, the SEC, the Commissioner, the FRB, the OCC, the FDIC, NASDAQ, and the respective staffs thereof.

REO means, with respect to the BYBK Companies and the OLB Companies, real property that the BYBK Companies or the OLB Companies, as the case may be, classify as other real estate owned for financial statement reporting and regulatory purposes.

Replacement Nominee has the meaning given to the term in Section 5.7(c)(ii) of this Agreement.

Representatives means, with respect to an Entity, such Entity’s officers, directors or employees, or any investment bankers, financial or other advisors, attorneys, accountants, consultants or other representatives or agents engaged or retained by any of them.

Residential Credit Extension has the meaning given to the term in Section 5.1(c)(xxvi) of this Agreement.

Retained Employees has the meaning given to the term in Section 5.7(c)(iii)(A) of this Agreement.

Rights means warrants, options, rights, convertible securities, stock appreciation rights, other capital stock equivalents and other arrangements or commitments that obligate an Entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its securities.

Sanctioned Countries has the meaning given to the term in Section 3.23(b) of this Agreement.

Sanctions has the meaning given to the term in Section 3.23(b) of this Agreement.

SDAT means the Maryland State Department of Assessments and Taxation.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder, the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder, and any applicable state securities or “blue sky” laws, collectively.

Starting Date has the meaning given to the term in Section 7.1(m) of this Agreement.

Starting Price has the meaning given to the term in Section 7.1(m) of this Agreement.

Subsidiary means any Entity, 50% or more of the equity or other ownership interest of which is owned, either directly or indirectly, by another Entity, except any Entity the interest in which is held in the Ordinary Course of the lending or fiduciary activities of a bank.

Superior Proposal has the meaning given to the term in Section 5.7(a)(ii) of this Agreement.

Support Agreement means the Agreement as set forth in Exhibit B hereto to be signed by the persons set forth on Exhibit A hereto.

Tail Policy has the meaning given to the term in Section 5.7(c)(viii) of this Agreement.

Taxing Authority means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

Trading Days means the days on which NASDAQ is open for trading.

Section 1.3 The Merger and Related Transactions.

(a) Closing. Unless the Parties agree otherwise, the closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Baker, Donelson, Bearman, Caldwell & Berkowitz, a professional corporation, located at 100 Light Street, Baltimore, Maryland, at a time and date after January 1, 2018 to be reasonably selected by OLB after consultation with BYBK and after all conditions to Closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived (the “Closing Date”); provided, however, that any certificate, opinion, instrument or other document to be delivered at the Closing may be delivered electronically. Unless expressly provided otherwise, all certificates, instruments and other documents to be delivered at the Closing shall be dated on or as of the Closing Date.

(b) The Merger. Subject to the terms and conditions of this Agreement and in accordance with the applicable Laws of the State of Maryland, at the Effective Time:

(i) BYBK shall merge with and into OLB;

(ii) The separate existence of BYBK shall cease;

(iii) OLB shall be the surviving corporation;

(iv) Each share of BYBK Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Consideration as provided in Article II of this Agreement; and

(v) All of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of BYBK shall be taken and deemed to be transferred to and vested in OLB, as the surviving corporation, without further act or deed (the transactions described in the foregoing items (i) through (v) are collectively referred to herein as the “Merger”).

At and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL.

(c) OLB’s Articles of Incorporation and Bylaws. On and after the Effective Time, the articles of incorporation and bylaws of OLB, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of OLB, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

(d) Board of Directors and Officers.

(i) Subject to Section 5.7(c)(ii), at the Effective Time, the directors of OLB duly elected and holding office immediately prior to the Effective Time shall be the directors of OLB, as the surviving corporation in the Merger.

(ii) At the Effective Time, the officers of OLB duly elected and holding office immediately prior to the Effective Time shall be the officers of OLB, as the surviving corporation in the Merger.

Section 1.4 The Bank Merger.

Subject to the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit C (the “Bank Merger Agreement”) and in accordance with Title 3, Subtitle 7 of the Financial Institutions Article of the Annotated Code of Maryland and applicable federal Law, immediately after the Merger, Bay Bank shall be merged with and into Old Line and the separate existence of Bay Bank shall cease (the “Bank Merger”). Old Line shall be the surviving Entity in the Bank Merger and shall continue its existence as a trust company with commercial banking powers under the laws of the State of Maryland, and as a wholly-owned operating Subsidiary of OLB, subject to the provisions of this Section 1.4.

Section 1.5 Additional Actions.

                                                   If, at any time after the Effective Time, OLB shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in OLB its right, title or                                                    interest in, to or under any  of the rights, properties or assets of BYBK or Bay Bank, or (b) otherwise carry out the purposes of this Agreement, BYBK, Bay Bank and their officers and directors shall be deemed to have granted to OLB and Old Line an                                                        irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in OLB or Old Line its right, title or interest in,                                                          or under any of the rights, properties or assets of BYBK or (ii) otherwise carry out the purposes of this Agreement, and the officers and directors of OLB and Old Line are authorized in the name of BYBK, Bay Bank or otherwise to take any and all such                                                    action.

ARTICLE II.
CONSIDERATION; CONVERSION; EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) Subject to Section 2.3 and Section 2.4 hereof, each share of BYBK Common Stock that is issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be automatically cancelled, and shall be converted into the right to receive, in exchange for each such share, that number of shares of OLB Common Stock equal to the Exchange Ratio (the “Per Share Consideration”); provided, however, that each share of BYBK Common Stock issued and outstanding immediately prior to the Effective Time that is held by any Subsidiary of BYBK, by OLB or any Subsidiary of OLB (in each case other than shares held in any BYBK Benefit Plan or OLB Benefit Plan or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

Subject to any adjustments occurring after the date hereof as contemplated by Section 2.6 below, in the event that the Average Price is:

(i) between $25.66 and $29.15, then the Per Share Consideration shall equal the number of shares of OLB Common Stock determined by dividing $11.80 by the Average Price;

(ii) $29.16 or above, then the Per Share Consideration shall equal 0.4047 shares of OLB Common Stock; or

(iii) $25.65 or below, then the Per Share Consideration shall equal 0.4600 shares of OLB Common Stock (such ratio in any of (i), (ii) or (iii), the “Exchange Ratio”).

Exhibit D hereto is an example of how the Exchange Ratio could be calculated under various Average Price scenarios. In all cases the Exchange Ratio will be rounded to the nearest ten-thousandth.

For purposes of this Agreement, “Average Price” means the amount equal to the volume weighted average of the closing prices of OLB Common Stock as reported on the NASDAQ Capital Market for the 20 Trading Days ending five Trading Days prior to the Closing Date.

At least two Business Days prior to the Closing Date, OLB shall provide BYBK with its calculation of the Exchange Ratio and any supporting documentation necessary for BYBK to review such calculation.

The aggregate Per Share Consideration is sometimes referred to herein as the “Merger Consideration.”

(b) Also at the Effective Time, each Right in respect of BYBK Common Stock pursuant to a stock option (collectively, the “BYBK Common Stock Options”) granted by BYBK that is outstanding at the Effective Time, whether or not exercisable, shall be terminated by BYBK and converted into the right to receive cash in an amount (rounded to the nearest whole cent and without interest) determined by multiplying (i) the number of shares of BYBK Common Stock issuable upon the exercise of such BYBK Common Stock Option by (ii) the difference between (A) the Average Price multiplied by the Per Share Consideration (after giving effect to Section 2.6 of this Agreement) and (B) the exercise price per share of BYBK Common Stock issuable upon the exercise of such BYBK Common Stock Option. If such amount is a negative number, the BYBK Common Stock Option shall be terminated without any payment therefor. Prior to the Effective Time, BYBK shall (i) obtain any necessary consents or make any necessary amendments to the terms of any outstanding BYBK Common Stock Options to give effect to the transactions contemplated by this Section 2.1(b), (ii) take all actions as may be necessary to terminate (and, except as provided in this Section 2.1(b), ensure that neither BYBK nor Bay Bank remains bound by or liable for) any outstanding BYBK Common Stock Options or other Rights to acquire BYBK Common Stock and (iii) ensure that any BYBK plans, agreements or other arrangements that allow the grant of BYBK Common Stock Options or other Rights in respect to of BYBK Stock, if any, will be amended to eliminate the ability to grant any such BYBK Common Stock Options or other Rights in respect of BYBK Common Stock effective as of immediately after the Effective Time. All payments under this Section 2.1(b) shall be made by OLB at or as soon as administratively practicable (and within 30 days) after the Effective Time, pursuant to OLB’s ordinary payroll practices, and shall be subject to any applicable withholdings.

Section 2.2
OLB Common Stock.

Each share of OLB Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding.

Section 2.3
Fractional Shares.

                Notwithstanding anything to the contrary contained herein, no fractional shares of OLB Common Stock and no scrip, book-entry shares or certificates therefor shall be issued in connection with the Merger, no dividend or distribution with respect to OLB Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of OLB. In lieu of the issuance of any such fractional share, OLB shall pay to each former holder of BYBK Common Stock who otherwise would be entitled to receive a fractional share of OLB Common Stock an amount in cash, rounded to the nearest whole cent and without interest, equal to the product of (a) the fraction of a share of OLB Common Stock to which such holder would otherwise have been entitled and (b) the Average Price. For purposes of determining any fractional share interest, all shares of BYBK Common Stock owned by a BYBK Common Stockholder shall be combined so as to calculate the maximum number of whole shares of OLB Common Stock issuable to such BYBK Common Stockholder.

Section 2.4
Objecting BYBK Common Stockholders.

(a) Any Objecting BYBK Shares will not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holder thereof shall be entitled only to such rights as are granted by Section 3-202 of the MGCL.

(b) If any holder of Objecting BYBK Shares shall have failed to comply with Section 3-203 of the MGCL, or shall have effectively withdrawn or lost the right granted thereunder, the Objecting BYBK Shares held by such holder shall be converted into a right to receive the Per Share Consideration in accordance with the applicable provisions of this Agreement.

(c) All payments in respect of Objecting BYBK Shares, if any, will be made by OLB.

(d) BYBK shall give OLB prompt (but in any event within two Business Days) written notice of any demands for appraisal of any shares of BYBK Common Stock and any withdrawals of such demands, and OLB shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. BYBK shall not, except with the prior written consent of OLB, voluntarily make any payment with respect to or settle, or offer or agree to settle, any such demand for payment.

Section 2.5
Exchange Fund; Exchange of BYBK Certificates.

(a) Subject to the other provisions of this Article II, on or immediately prior to the Closing Date, OLB shall deposit, or cause to be deposited, in trust with or otherwise make available to the Exchange Agent for the benefit of the BYBK Common Stockholders, for exchange in accordance with this Agreement, through the Exchange Agent, (i) evidence of OLB Common Stock in book-entry form issuable pursuant to Section 2.1(a) for shares of OLB Common Stock equal to the aggregate Merger Consideration to be issued to the BYBK Common Stockholders and (ii) cash sufficient to pay holders of what would have been fractional shares of OLB Common Stock pursuant to Section 2.3 of this Agreement (collectively, the “Exchange Fund”).

(b) As a condition to receiving the Per Share Consideration for each share of BYBK Common Stock held, each BYBK Common Stockholder shall be required to duly execute and deliver to the Exchange Agent a letter of transmittal (each, a “Letter of Transmittal”). As promptly as practicable, but in any event no later than five Business Days following the Effective Time, and provided that BYBK has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a BYBK Certificate a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the BYBK Certificate shall pass, only upon delivery of the BYBK Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the BYBK Certificates in exchange for the Merger Consideration as provided for in this Agreement (such Letter of Transmittal and instructions to include applicable provisions with respect to delivery of an “agent’s message” or other appropriate instructions with respect to BYBK Certificates that are book-entry shares). Each BYBK Common Stockholder, upon proper surrender of BYBK Certificates to the Exchange Agent, accompanied by duly executed Letters of Transmittal, shall be entitled to receive in exchange therefor (i) the Merger Consideration to which such BYBK Common Stockholder shall have become entitled pursuant to the provisions of Section 2.1(a), and/or (ii) a check representing the amount of cash in lieu of fractional shares that such holder has the right to receive hereunder. Each BYBK Certificate so surrendered shall be cancelled. Until so surrendered, each BYBK Certificate will be deemed for all purposes after the Effective Time to represent and evidence solely the right to receive the Merger Consideration to be paid therefor pursuant to this Agreement. Except as required by Law, no interest shall be payable with respect to the cash payable for fractional shares or the cash payable for Objecting Shares. If any BYBK Common Stockholder is unable to locate any BYBK Certificate(s) to be surrendered for exchange, the Exchange Agent shall deliver the corresponding share of the Merger Consideration to the registered stockholder thereof upon receipt of a lost certificate affidavit and an indemnity agreement in a form acceptable to the Exchange Agent and OLB.

(c) The delivery of the Merger Consideration following the Closing by the Exchange Agent shall occur as soon as practicable following the Exchange Agent’s receipt of the applicable BYBK Certificate(s) and duly executed Letters of Transmittal. Unless otherwise agreed to by OLB, the shares of OLB Common Stock delivered to each BYBK Common Stockholder pursuant to the Merger shall be in book-entry form.

(d) No dividends or other distributions declared with respect to OLB Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered BYBK Certificate until the holder thereof shall surrender such BYBK Certificate(s) in accordance with this Section 2.5. Pending such surrender, any dividend or distribution payable in respect of such shares shall be delivered to the Exchange Agent to be held as part of the Exchange Fund. Subject to applicable Laws, after the surrender of a BYBK Certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of OLB Common Stock represented by such BYBK Certificate.

(e) At the Effective Time, the share transfer books of BYBK shall be closed, and thereafter there shall be no further registration or transfers of shares of BYBK Common Stock. From and after the Effective Time, Persons who held shares of BYBK Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except with respect to the right to receive the applicable portion of the Merger Consideration and as otherwise provided for herein. On or after the Effective Time, BYBK Certificates presented to the Exchange Agent or OLB for any reason shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(f) The Exchange Agent will be entitled to deduct and withhold from the cash portion of the Exchange Fund otherwise payable pursuant to this Agreement or the Contemplated Transactions hereby to any holder of BYBK Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the BYBK Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

(g) Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains unclaimed by the BYBK Common Stockholders for six months after the Effective Time shall be delivered by the Exchange Agent to OLB. Any BYBK Common Stockholder who has not theretofore complied with this Section 2.5 shall thereafter be entitled to look only to OLB for payment of the BYBK Common Stockholder’s share of the Merger Consideration deliverable in respect of each share of BYBK Common Stock such BYBK Common Stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(h) No Liability. None of OLB, BYBK or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Person in respect of any distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any BYBK Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Regulatory Authority), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of OLB, free and clear of all claims or interest of any Person previously entitled thereto or their successors, assigns or personal representatives.

Section 2.6
Adjustments.

(a) Anti-Dilution Provisions. In the event OLB changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of OLB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, reclassification, reorganization, recapitalization or similar transaction with respect to the outstanding OLB Common Stock, and the record date therefor or the effective date thereof, as applicable, is prior to the Effective Time, an appropriate adjustment shall be made to the Exchange Ratio so as to provide the holders of the BYBK Common Stock the same economic benefit as contemplated by this Agreement prior to such event; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Exchange Ratio if (a) OLB issues additional shares of OLB Common Stock and receives consideration for such shares in a bona fide third party transaction, (b) OLB issues employee or director stock grants or similar equity awards in the Ordinary Course, or (c) shares of OLB Common Stock are repurchased by or on behalf of OLB.

(b) Litigation Adjustment. With respect to the after-tax income recognized, on or after August 4, 2017 and prior to the Effective Time, by BYBK or Bay Bank from the settlement of the lawsuit captioned Lois F. Lapidus, et al. v. Bay Bank, FSB, No. RDB 16-03260 (the “Lawsuit”), in the United States District Court for the District of Maryland, (i) the value of the Merger Consideration shall be increased by such after-tax income and (ii) the Exchange Ratio shall be increased by an amount determined by (A) dividing such after-tax income by the number of shares of BYBK Common Stock that are issued and outstanding immediately prior to the Effective Date, and (B) dividing the amount calculated pursuant to the foregoing item (A) by the Average Price. Any income or other consideration received from settlement or other resolution of the Lawsuit after the Effective Date will not be added to the Merger Consideration.

Example 2(b): Assume that there are 10,717,889 shares of BYBK Common Stock outstanding immediately prior to the Effective Time and the Average Price is $27.00, such that (i) the Exchange Ratio, prior to any adjustment pursuant to Section 2.6 of this Agreement, is 0.4370 and (ii) the Merger Consideration, prior to any adjustment, is 4,683,717.493 shares of OLB Common Stock, with an aggregate value of $126,460,372.311. Assume further that Bay Bank recognizes after-tax income of $984,750 in connection with the resolution of the Lawsuit prior to the Effective Time. In such case, (i) the value of the Merger Consideration, as adjusted pursuant to this Section 2.6(b), would be increased to $127,445,122.311 and (ii) the Exchange Ratio, as adjusted pursuant to this Section 2.6(b), would be increased by 0.0034 to 0.4404.

(c) Loan Resolution. In the event and to extent that BYBK or Bay Bank recognizes, on or after August 4, 2017 and prior to the Effective Time, after-tax income as of a result of a resolution of one or more of the loans listed on BYBK Disclosure Schedule 2.6(c) (the “Loan Recovery Amount”) and such Loan Recovery Amount exceeds the amount listed on BYBK Disclosure Schedule 2.6(c) as the “5/31/17 Ledger Balance,” (i) the value of the Merger Consideration shall be increased by the Loan Recovery Amount (the “Net Loan Recovery Amount”) and (ii) the Exchange Ratio shall be increased by an amount determined by (A) dividing the Net Loan Recovery Amount by the number of shares of BYBK Common Stock that are issued and outstanding immediately prior to the Effective Date, and (B) dividing the amount calculated pursuant to the foregoing item (i) by the Average Price, subject to the following limitations: (1) if the BYBK and Bay Bank net loan and lease charge-offs between August 4, 2017 and the Effective Date exceeds $226,000, the Net Loan Recovery Amount will be reduced by such excess (the “Charge-off Reduction”); and (2) in no event will the Charge-off Reduction exceed $500,000. Any income or other consideration received as a result of resolution of one or more of the loans listed on BYBK Disclosure Schedule 2.6(c) after the Effective Date will not be added to the Merger Consideration.

Example 2(c): Assume that there are 10,717,889 shares of BYBK Common Stock outstanding immediately prior to the Effective Time and the Average Price is $27.00, such that (i) the Exchange Ratio, prior to any adjustment pursuant to Section 2.6 of this Agreement, is 0.4370 and (ii) the Merger Consideration, prior to any adjustment, is 4,683,717.493 shares of OLB Common Stock, with an aggregate value of $126,460,372.311. Assume further that the resolution of certain loans listed on BYBK Disclosure Schedule 2.6(c) results in a Loan Recovery Amount of $750,000, and the amount of Bay Bank’s net loan and lease charge-offs recognized prior to the Effective Time is equal to $275,000. In such case, (i) the Charge-Off Reduction would be $49,000, (ii) the adjusted Net Loan Recovery Amount would be $701,000, (iii) the value of the Merger Consideration, as adjusted pursuant to this Section 2.6(c), would be increased to $127,161,372.311, and (ii) the Exchange Ratio, as adjusted pursuant to this Section 2.6(c), would be increased by 0.0024 to 0.4394.

Combined Example: Assume that all of the facts and circumstances set forth in Example 2(b) and Example 2(c) were to occur. In such case, (i) the value of the Merger Consideration, as adjusted pursuant to Section 2.6(b) and Section 2.6(c), would be increased to $128,146,122.311 and (ii) the Exchange Ratio, as adjusted pursuant to Section 2.6(b) and Section 2.6(c), would be increased by 0.0058 to 0.4428.

Section 2.7
Other Matters.

Nothing set forth in this Agreement or any exhibit or schedule to this Agreement shall be construed to:

(a) Preclude any of the OLB Companies from acquiring or assuming, or to limit in any way the right of any of the OLB Companies to acquire or assume, prior to or following the Effective Date, the stock, assets or liabilities of any financial services institution or Entity other than BYBK or Bay Bank, whether for cash or by issuance or exchange of OLB Common Stock or any securities convertible into shares of OLB Common Stock, unless such transaction would result in a Material Adverse Effect on OLB;

(b) Preclude OLB from issuing, or to limit in any way the right of OLB to issue, OLB Common Stock or other securities in a transaction(s) other than the Contemplated Transactions;

(c) Preclude OLB from granting employee, director or compensatory options at any time with respect to OLB Common Stock or other securities in the Ordinary Course;

(d) Preclude option holders or equity compensation plan participants of OLB from exercising options at any time with respect to OLB Common Stock or other securities; or

(e) Preclude any of the OLB Companies from taking, or to limit in any way the right of any of them to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

Provided, however, that OLB shall not take, or permit any OLB Company to take, any of the foregoing actions pursuant to this Section 2.7 if doing so would impair the ability of OLB to perform its obligations under this Agreement and/or consummate the Contemplated Transactions as and when otherwise required by this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF BYBK

            BYBK represents and warrants to OLB, for itself and with respect to and on behalf of each of the BYBK Subsidiaries (to the extent applicable), that the statements contained in this Article III (and as reflected on the BYBK Disclosure Schedules) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III, except that those representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty of BYBK contained in this Article III shall be deemed untrue or incorrect, and BYBK shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Material Adverse Effect on BYBK, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.6, 3.14, 3.18, 3.27, 3.32 and 3.41, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects (the “Article III Standard”).

            BYBK has made a good faith effort to ensure that the disclosure on each schedule of the BYBK Disclosure Schedules corresponds to the section referenced herein. For purposes of the BYBK Disclosure Schedules, however, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 3.1
Organization.

(a) BYBK is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland. BYBK is a savings and loan holding company duly registered under HOLA. BYBK has the corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated. BYBK is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on BYBK, and all such licenses, registrations and qualifications are in full force and effect in all material respects. BYBK engages in activities and holds properties only of the types permitted to savings and loan holding companies by HOLA and the rules and regulations promulgated thereunder.

(b) Bay Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America. Bay Bank has the corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated. Bay Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on BYBK, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c) Bay Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits of Bay Bank are insured by the FDIC through the Deposit Insurance Fund to the extent provided in the Federal Deposit Insurance Act, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of BYBK, threatened.

(d) BYBK Disclosure Schedule 3.1(d) contains a complete and accurate list of all BYBK Subsidiaries. Each BYBK Subsidiary is duly formed, validly existing and in good standing under the laws of the state of its formation and has the power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated. Each BYBK Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on BYBK, and all such licenses, registrations and qualifications are in full force and effect in all material respects. Other than the equity interests of the BYBK Subsidiaries listed on BYBK Disclosure Schedule 3.1(d), BYBK does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any Entity.

(e) The respective minute books of BYBK and each BYBK Subsidiary accurately reflect, in all material respects, all material actions of their respective owners and governing bodies, including committees, in each case in accordance with the ordinary business practice of BYBK or the applicable BYBK Subsidiary.

(f) Prior to the date of this Agreement, BYBK has delivered or made available to OLB true, correct and complete copies of the articles of incorporation and bylaws of BYBK, and the charter documents and bylaws, operating agreement and/or other governing instrument of each BYBK Subsidiary and each as in effect on the date hereof (collectively, the “BYBK Governing Documents”). The BYBK Governing Documents comply with applicable Law, except for any failure to be in compliance that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on BYBK.

(g) BYBK Disclosure Schedule 3.1(g) contains a complete and accurate list of all BYBK Subsidiaries that are no longer operational or provide any business function for or on behalf of BYBK or Bay Bank (the “Non-Operational Subsidiaries”).

Section 3.2
Capitalization.

(a) The authorized capital stock of BYBK consists of (i) 20,000,000 shares of common stock, $1.00 par value per share (“BYBK Common Stock”), of which, as of the date of this Agreement, 10,717,889 shares are duly and validly issued and outstanding, including 50,662 shares of restricted BYBK Common Stock issued under BYBK equity compensation plans, and 176,544 shares were reserved for issuance upon the exercise of outstanding Rights in respect of BYBK common stock, and (ii) 9,201 shares of preferred stock, of which, as of the date of this Agreement, no shares are issued and outstanding. Except as provided in BYBK Disclosure Schedule 3.2(a), as of the date of this Agreement, there are not outstanding any bonds, debentures, notes or other indebtedness of BYBK or any BYBK Subsidiary having the right to vote (or that are convertible into, or exchangeable for, securities of BYBK having the right to vote) on any matters on which stockholders of BYBK may vote, nor are any trust preferred or subordinated debt securities of BYBK or any BYBK Company issued or outstanding. All of the issued and outstanding shares of BYBK Common Stock have been duly authorized and validly issued and are fully paid and nonassessable under the MGCL, free of preemptive rights, except as may be defined in BYBK’s articles of incorporation, and were not issued in violation of the preemptive rights or other rights to subscribe for or purchase securities of any Person or in violation of any applicable Laws. Except as set forth in this Section 3.2(a) and BYBK Disclosure Schedule 3.2(a), BYBK has not issued nor is BYBK or any BYBK Subsidiary bound by any subscription, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance of, or right to receive dividends or other distributions on, any shares of BYBK Common Stock or any other security of BYBK or any securities representing the right to vote, purchase or otherwise receive any shares of BYBK Common Stock or any other security of BYBK. Accordingly, as of immediately prior to the Effective Time no more than 10,894,433 shares of BYBK Common Stock will be issued and outstanding and no more than 176,544 shares of BYBK Common Stock will be reserved for issuance upon the exercise of outstanding BYBK Rights.

(b) Except as disclosed in BYBK Disclosure Schedule 3.2(b), BYBK owns, directly or indirectly, all of the capital stock or other equity ownership interests of the BYBK Subsidiaries, free and clear of any Liens, Contracts and restrictions of any kind or nature, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No capital stock (or other equity interest) of any BYBK Subsidiary is or may become required to be issued (other than to another BYBK Company) by reason of any Rights, and there are no Contracts by which a BYBK Subsidiary is bound to issue (other than to another BYBK Company) additional shares of its capital stock (or other equity interests) or Rights or by which any BYBK Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of a Subsidiary of BYBK (other than to another BYBK Company). There are no Contracts relating to the rights of any BYBK Company to vote or to dispose of any shares of its capital stock (or other equity interests), or any shares of capital stock (or other equity interests) of a BYBK Subsidiary.

(c) Except as set forth on BYBK Disclosure Schedule 3.2(c), to the Knowledge of BYBK no person or group is the beneficial owner of five percent or more of the outstanding shares of BYBK Common Stock (the terms “person,” “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

(d) There are no Contracts pursuant to which BYBK or any BYBK Subsidiary is or could be required to register shares of BYBK’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Rights or other securities of BYBK or any BYBK Subsidiary. No BYBK Subsidiary owns any capital stock of BYBK.

(e) BYBK does not have a dividend reinvestment plan or any stockholders’ rights plan.

Section 3.3
Authority; No Violation; BYBK Debt.

(a) BYBK has the corporate power and authority necessary to execute and deliver this Agreement and, subject to the receipt of all consents, waivers and approvals described in BYBK Disclosure Schedule 3.4 and approval of the Merger by the holders of BYBK Common Stock as required by BYBK’s articles of incorporation and bylaws and the MGCL, to consummate the Contemplated Transactions and to otherwise perform its obligations under this Agreement. The execution and delivery of this Agreement by BYBK and the consummation by BYBK of the Contemplated Transactions, up to and including the Merger, have been duly and validly authorized by the board of directors of BYBK and, except for approval by the holders of BYBK Common Stock as required by BYBK’s articles of incorporation and bylaws and the MGCL, no other corporate proceedings on the part of BYBK are necessary to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by BYBK and, assuming the due authorization, execution and delivery of this Agreement by OLB, constitutes a legal, valid and binding obligation of BYBK, enforceable against BYBK in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) The execution and delivery of this Agreement by BYBK, the consummation of the Contemplated Transactions, and the compliance by BYBK with any of the terms or provisions hereof, subject to the receipt of all consents, waivers and approvals described in BYBK Disclosure Schedule 3.4, the approval of the Merger by the holders of BYBK Common Stock as required by BYBK’s articles of incorporation and bylaws and the MGCL, BYBK’s and OLB’s compliance with any conditions contained in this Agreement, and compliance by BYBK or any BYBK Subsidiary with any of the terms or provisions hereof, do not and will not:

(i) Conflict with, or result in a breach of, any provision of the BYBK Governing Documents;

(ii) Violate, or constitute or result in a default under, or require any consent, waiver, approval or similar action pursuant to, any Law applicable to BYBK or any BYBK Subsidiary or any of their respective properties or assets, except where such violation would not have a Material Adverse Effect; or

(iii) Except as described in BYBK Disclosure Schedule 3.3(b) or pursuant to which consent or notification is required as set forth in BYBK Disclosure Schedule 3.4, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of BYBK or any BYBK Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, Contract or other instrument or obligation to which BYBK or any BYBK Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on BYBK.

(c) Bay Bank has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to the receipt of all consents described in BYBK Disclosure Schedule 3.4, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the board of directors of Bay Bank and, other than the approval of the Bank Merger Agreement by BYBK as the sole stockholder of Bay Bank as required by Law, no further corporate proceedings of Bay Bank are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby. BYBK, as the sole stockholder of Bay Bank, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement will be duly executed by Bay Bank on the date of this Agreement. The Bank Merger Agreement has been duly authorized and, assuming the due authorization, execution and delivery of the Bank Merger Agreement by Old Line, will be a legal, valid and binding agreement of Bay Bank enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. At the Closing, all other Contracts, documents and instruments to be executed and delivered by Bay Bank that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by Bay Bank and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligations of Bay Bank, enforceable against Bay Bank in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(d) The approval of the Merger by the holders of BYBK Common Stock is the only vote of holders of any class of BYBK capital stock necessary to adopt and approve this Agreement and the Contemplated Transactions. The affirmative vote of Persons holding at least two-thirds of the issued and outstanding shares of BYBK Common Stock as of the record date for the BYBK Common Stockholders’ Meeting is required to approve the Merger under the MGCL and BYBK’s articles of incorporation and bylaws.

(e) BYBK’s board of directors, by resolution duly adopted by the unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and are in the best interests of BYBK and its stockholders, (ii) authorized and approved this Agreement and the Contemplated Transactions, (iii) directed that the Merger be submitted for consideration at the BYBK Common Stockholders’ Meeting, and (iv) recommended that its stockholders approve the Merger.

(f) BYBK has no debt that is secured by Bay Bank capital stock.

Section 3.4
Consents; Regulatory Approvals.

            Except as described in Section 3.3(b) of this Agreement and BYBK Disclosure Schedule 3.4, no consents, waivers or approvals of, or filings or registrations with, any Regulatory Authorities or other third parties are necessary in connection with the execution and delivery of this Agreement by BYBK or the consummation of the Contemplated Transactions by BYBK. BYBK has no reason to believe that it will not be able to obtain all requisite consents, waivers or approvals from the Regulatory Authorities or any third party in order to consummate the Contemplated Transactions on a timely basis. To the Knowledge of BYBK, no fact or circumstance exists, including any possible other transaction pending or under consideration by BYBK or any BYBK Company, that would (a) reasonably be expected to prevent or delay in any material respect, any filings or registrations with, or consents, waivers or approvals required from, any Regulatory Authority, or (b) cause a Regulatory Authority acting pursuant to applicable Law to seek to prohibit or materially delay consummation of the Contemplated Transactions or impose a Burdensome Condition.

Section 3.5
Financial Statements and Related Matters.

(a) BYBK has delivered or made available to OLB the BYBK Financials, except those pertaining to annual and quarterly periods ending on or after September 30, 2017 and monthly periods commencing after June 30, 2017, which it will deliver or make available by each respective delivery date as required by this Agreement. The BYBK Financials with respect to periods ending prior to the date of this Agreement (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the Books and Records of BYBK and the BYBK Subsidiaries and (ii) fairly present, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of BYBK as of and for the periods ended on the dates thereof. The BYBK Financials with respect to periods ended prior to the date of this Agreement comply in all material respects with applicable accounting and regulatory requirements and, other than the Internal BYBK Financials, have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and notes thereto.

(b) BYBK did not, as of the date of the BYBK Financials or any subsequent date, have any liabilities, obligations or loss contingencies of any nature, whether absolute, accrued, contingent or otherwise, that are not fully reflected or reserved against in the balance sheets included in the BYBK Financials at the date of such balance sheets that would have been required to be reflected therein in accordance with GAAP consistently applied or fully disclosed in a note thereto, except for liabilities, obligations and loss contingencies that are not material in the aggregate and that are incurred in the Ordinary Course, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of notes thereto.

(c) During the periods covered by the BYBK Financials with respect to periods ended prior to the date of this Agreement, BYBK’s independent registered public accounting firm, Dixon Hughes Goodman LLP, was independent of BYBK and its management. As of the date hereof, BYBK’s independent registered public accounting firm, Dixon Hughes Goodman LLP, has not resigned (or informed BYBK that it intends to resign) or been dismissed as a result of or in connection with any disagreements with BYBK on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.6 No Material Adverse Effect.

                Except as disclosed on BYBK Disclosure Schedule 3.6, since June 30, 2017:

(a) no events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BYBK;

(b) neither BYBK nor any BYBK Subsidiary has suffered any adverse change in its assets (including loan portfolio), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition or results of operations, or any damage, destruction or loss, whether or not covered by insurance, that in the aggregate has had or is reasonably likely to have a Material Adverse Effect on the BYBK Companies taken as a whole; and

(c) BYBK and the BYBK Subsidiaries have carried on their respective businesses only in the Ordinary Course.

Section 3.7
Taxes.

(a) Except as disclosed in BYBK Disclosure Schedule 3.7(a), all BYBK Returns required by applicable Law to have been filed with any Taxing Authority by, or on behalf of, each of the BYBK Companies have been filed on a timely basis in accordance with all applicable Laws, and such BYBK Returns are true, complete and correct in all material respects, or requests for extensions to file the BYBK Returns have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a Material Adverse Effect on BYBK. All BYBK Taxes shown to be due and payable on the BYBK Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the BYBK Financials for the payment of such BYBK Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the BYBK Companies. Each of the BYBK Companies has timely withheld and paid over all BYBK Taxes required to have been withheld and paid over by it, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Liens on any of the assets of the BYBK Companies with respect to BYBK Taxes, other than Liens for BYBK Taxes not yet due and payable.

(b) Except as disclosed on BYBK Disclosure Schedule 3.7(b), no deficiencies for BYBK Taxes have been claimed, proposed or assessed, with notice to any of the BYBK Companies, by any taxing or other governmental authority against the BYBK Companies that have not been settled, closed or reached a final determination, or that have not been adequately reserved for in the BYBK Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on BYBK. There are no pending audits relating to any BYBK Tax liability of which any of the BYBK Companies has received written notice. Except as disclosed on BYBK Disclosure Schedule 3.7(b), none of the BYBK Companies is a party to any action or proceeding for assessment or collection of BYBK Taxes, nor have such events been asserted or, to the Knowledge of BYBK, threatened against any of the BYBK Companies or any of their assets. No waiver or extension of any statute of limitations relating to BYBK Taxes is in effect with respect to the BYBK Companies. No power of attorney has been executed by any of the BYBK Companies with respect to any BYBK Tax matter that is currently in force.

(c) The BYBK Companies have disclosed on the federal income tax BYBK Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the IRC. None of the BYBK Companies has agreed to make, nor is it required to make, any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. None of the property of the BYBK Companies is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of IRC) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of IRC). Except as disclosed on BYBK Disclosure Schedule 3.7(c), none of the BYBK Companies is a party to any tax sharing agreement or has any continuing obligations under any prior tax sharing agreement. None of the BYBK Companies is, or has been, a member of any affiliated group within the meaning of Section 1504(a) of the IRC or any similar group defined under a similar provision of state, local, or non-U.S. law other than a group the common parent of which was BYBK.

(d) None of the BYBK Companies has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC (or any similar provision of state, local or foreign law) applied.

(e) As used in this Agreement, the term “BYBK Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, and other obligations of the same or of a similar nature to any of the foregoing, which any of the BYBK Companies is required to pay, withhold or collect. As used in this Agreement, the term “BYBK Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any BYBK Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

(f) True and complete copies of the federal income tax returns and any amendments thereto of the BYBK Companies as filed with the IRS for the year ended December 31, 2015 have been furnished to OLB; true and complete copies of the federal income tax returns of the BYBK Companies for the year ended December 31, 2016 will be furnished to OLB within five Business Days of filing; and, if the Effective Date is later than the due dates therefor, true and complete copies of the federal income tax returns of the BYBK Companies for the years ending after December 31, 2017 will be furnished to OLB within five Business Days of filing.

(g) True and complete copies of the state income tax returns of the BYBK Companies as filed with the State of Maryland for the year ended December 31, 2015 have been furnished to OLB; true and complete copies of the state income tax returns of the BYBK Companies for the year ended December 31, 2016 will be furnished to OLB within five Business Days of filing; and, if the Effective Date is later than the due dates therefor, true and complete copies of the state income tax returns of the BYBK Companies for the years ending on or after December 31, 2017 will be furnished to OLB within five Business Days of filing.

Section 3.8
Contracts; Certain Changes.

(a) Except as disclosed in the BYBK SEC Reports or as described in BYBK Disclosure Schedule 3.8(a), BYBK Disclosure Schedule 3.11, BYBK Disclosure Schedule 3.13(a), or BYBK Disclosure Schedule 3.15(a), neither BYBK nor any BYBK Subsidiary is a party to or subject to:

(i) Any employment, consulting, severance, “change-in-control,” indemnification, retirement or termination Contract with or for any officer, director, employee, independent contractor, agent or other Person;

(ii) Any Contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any officer, director, employee, independent contractor, agent, or other Person;

(iii) Except as provided in the BYBK Governing Documents, any Contract that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of BYBK and, to the Knowledge of BYBK, there are no claims for which any such person would be entitled to indemnification under BYBK Governing Documents, under any applicable Law or under any indemnification agreement;

(iv) Any collective bargaining agreement with any labor union relating to its employees;

(v) Any Contract that by its terms limits its payment of dividends;

(vi) Any material instrument (A) evidencing or relating to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which it is an obligor to any Person, other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances and “treasury tax and loan” accounts established in the Ordinary Course and transactions in “federal funds,” or (B) that contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, that would be applicable on or after the Effective Time;

(vii) Any Contract, other than this Agreement, that restricts or prohibits it from engaging in any type of business permissible under applicable Law;

(viii) Any Contract that provides for payments or benefits in certain circumstances that, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(ix) Any Contract involving Intellectual Property (other than Contracts entered into in the Ordinary Course with customers and off-the-shelf, “shrink wrap” or force placed software licenses);

(x) Any lease for real property;

(xi) Any Contract with any broker-dealer or investment adviser;

(xii) Any investment advisory Contract with any investment company registered under the Investment Company Act of 1940;

(xiii) Any Contract with, or membership in, any local clearing house or self-regulatory organization;

(xiv) any Contract (other than this Agreement) that restricts or limits in any material way the conduct of its business (it being understood that any non-compete, non-solicitation or similar provision shall be deemed material);

(xv) any Contract that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any of its material assets, rights or properties;

(xvi) Any Contract in which it has liability or would incur a termination fee of over $100,000; or

(xvii) Any Contract not disclosed pursuant to the other items of this paragraph (a) that would constitute a “material contract” as defined in Item 601(b)(10) of Regulation S-K of the SEC.

(b) True and correct copies of the Contracts listed in BYBK Disclosure Schedule 3.8(a), BYBK Disclosure Schedule 3.11, BYBK Disclosure Schedule 3.13(a), and BYBK Disclosure Schedule 3.15(a) have been made available to OLB on or before the date hereof and are in full force and effect on the date hereof. None of the BYBK Companies nor, to the Knowledge of BYBK, any other party to any such Contracts, has breached any provision of, or is in default under any term of, any such Contracts and no party to any such Contracts will have the right to terminate any or all of the provisions thereof as a result of the Contemplated Transactions, except where such breach, default or termination is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as described in BYBK Disclosure Schedule 3.8(c), since December 31, 2016, through and including the date of this Agreement, none of the BYBK Companies has (i) made any material change in its credit policies or procedures, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans, loan commitments and the disposition of REO in the Ordinary Course, (iii) entered into any lease of real or personal property requiring annual payments in excess of $100,000, other than in connection with foreclosed property or in the Ordinary Course, or (iv) changed any accounting methods, principles or practices affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

(d) Except as disclosed on BYBK Disclosure Schedule 3.8(d), neither BYBK nor any of the BYBK Subsidiaries has issued, or is obligated under, any letter of credit that is not fully secured.

Section 3.9
Ownership of Personal Property; Insurance Coverage.

(a) Each of the BYBK Companies has good and marketable title to all material assets and properties owned by it in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the BYBK Financials or acquired subsequent thereto, subject to no Liens, except:

(i) Those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities or reverse repurchase agreements and that are described in BYBK Disclosure Schedule 3.9(a) or permitted under Article V hereof;

(ii) Mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the Ordinary Course for amounts not yet due or that are being contested in good faith;

(iii) Statutory Liens securing payments not yet due or that are being contested in good faith;

(iv) Liens for current BYBK Taxes not yet due and payable;

(v) Pledges to secure deposits and other Liens incurred in the Ordinary Course of the business of banking;

(vi) Liens, imperfections or irregularities of title, and other defects of title that are not reasonably likely to have a Material Adverse Effect;

(vii) Easements, rights of way and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties;

(viii) With respect to personal property reflected in the balance sheets contained in the BYBK Financials, (A) dispositions and encumbrances for adequate consideration in the Ordinary Course since the date of such balance sheets and/or (B) dispositions of obsolete personal property since the date of such balance sheets;

(ix) Those items that are reflected as liabilities in the BYBK Financials; and

(x) Items of personal property that are held in any fiduciary or agency capacity (collectively, “BYBK Permitted Liens”).

(b) With respect to material items of real and personal property that are used in the conduct of its business and leased from other Persons, each of the BYBK Companies has the right under valid, binding and existing leases to use such real and personal property in all material respects as presently occupied and used. There is not under any such lease any material existing default by any BYBK Company or, to the Knowledge of BYBK, any other party thereto, or any event that with notice or lapse of time would constitute such a material default and all rent and other sums and charges due and payable under such leases have been paid.

(c) With respect to all agreements pursuant to which any of the BYBK Companies has purchased securities subject to an agreement to resell, if any, it has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(d) Each of the BYBK Companies currently maintains Insurance Policies with reputable insurers against such risks and in such amounts as the management of BYBK has reasonably determined to be prudent for such BYBK Company’s operations and, to the Knowledge of BYBK, such Insurance Policies are similar in scope and coverage in all material respects to Insurance Policies maintained by other similarly-situated businesses. Each of BYBK and each BYBK Subsidiary is in compliance with its Insurance Policies, is not in default under any of the terms thereof and has made accurate statements on any insurance renewal application. Each such Insurance Policy is in full force and effect and, except for Insurance Policies insuring against potential liabilities of officers, directors and employees of BYBK and the BYBK Subsidiaries, BYBK or the relevant BYBK Subsidiary is the sole beneficiary of such Insurance Policies. All premiums and other payments due under such Insurance Policies have been paid, and all material notices and claims thereunder have been filed in a due and timely fashion. BYBK Disclosure Schedule 3.9(d) identifies all Insurance Policies maintained by the BYBK Companies.

(e) None of the BYBK Companies has received notice from any insurance carrier that:

(i) Any of its Insurance Policies will be cancelled, terminated or not renewed or that coverage thereunder will be reduced or eliminated; or

(ii) Premium costs with respect to any such Insurance Policy will be substantially increased.

(f) Except as disclosed in BYBK Disclosure Schedule 3.9(f), there are presently no material claims pending under such Insurance Policies and none of the BYBK Companies has received any notices under such Insurance Policies. All such Insurance Policies are valid and enforceable and in full force and effect. Within the last three years, each of the BYBK Companies has received each type of insurance coverage for which it has applied and, during such periods, it has not been denied indemnification for any material claims submitted under any of its Insurance Policies.

Section 3.10
Legal Proceedings.

            Except as disclosed in the BYBK SEC Reports or as described in BYBK Disclosure Schedule 3.10, there is no Litigation now pending or, to the Knowledge of BYBK, threatened, against any of the BYBK Companies or any of their properties, or against any current or former officer, director or employee of a BYBK Company in their capacities as such or a BYBK Benefit Plan, or against any asset, interest, or right of any of them, and to the Knowledge of BYBK there are no facts that reasonably could be expected to be the basis for any such Litigation. To the Knowledge of BYBK, no pending or threatened Litigation described in BYBK Disclosure Schedule 3.10 could reasonably be expected to (a) have a Material Adverse Effect, (b) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (c) materially impair or delay the ability of the BYBK Companies to perform their obligations under this Agreement. Except as described in BYBK Disclosure Schedule 3.10, none of the BYBK Companies is in default with respect to any Order.

Section 3.11
Compliance with Applicable Law.

Except as disclosed on BYBK Disclosure Schedule 3.11:

(a) Each of the BYBK Companies conducts its business in compliance with all Laws applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) Each of the BYBK Companies has, and since December 31, 2012, has had, all material permits, licenses, authorizations, orders and approvals of all Regulatory Authorities that are required in order to permit it to own or lease its properties and carry on its business as it is presently conducted, and have paid all fees and assessments due and payable in connection therewith; all such permits, licenses, authorizations, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of BYBK, threatened, and to the Knowledge of BYBK no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Contemplated Transactions, subject to obtaining the receipt of all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions. None of the BYBK Companies is in default or violation of any such permits, licenses, authorizations, orders and approvals. None of the BYBK Companies have been given notice or been charged with any violation of any Law or condition to approval of any Regulatory Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(c) Since January 1, 2012, each of the BYBK Companies has timely filed all reports, forms, filings, schedules, information, data, registrations, submissions, statements and other documents, together with any amendments required to be made with respect thereto, that it was required by Law to file with any Regulatory Authority (collectively, the “BYBK Reports”), and has paid all fees and assessments due and payable in connection therewith, and each of such reports, forms, filings, etc. were complete and accurate in all material respects and complied in all material respects with all Laws under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance) and, to the extent such filings contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices and, in the case of the BYBK SEC reports, GAAP, throughout the periods covered by such filing, except to the extent failure to timely file would not, individually or in the aggregate, be expected to have a Material Adverse Effect; except as disclosed in BYBK Disclosure Schedule 3.11, none of the BYBK Reports when filed with the SEC (the “BYBK SEC Reports”), and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; there (i) is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of BYBK or any BYBK Subsidiary (not including any supervisory suggestions or recommendations), (ii) are no outstanding formal or informal inquiries by, or unresolved disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of BYBK or any BYBK Subsidiary, and (iii) are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the BYBK SEC Reports; and none of the BYBK Subsidiaries is required to file periodic reports pursuant to Sections 13 or 15(d) of the Exchange Act;

(d) No Regulatory Authority has initiated any proceeding or, to the Knowledge of BYBK, investigation into the business or operations of the BYBK Companies that has not been resolved;

(e) Since January 1, 2014, none of the BYBK Companies has received any notification or communication from any Regulatory Authority:

(i) Asserting that it is not in substantial compliance with any Law that such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) Threatening to revoke any license, franchise, permit or governmental authorization that is material to it; or

(iii) Except as disclosed in BYBK Disclosure Schedule 3.11, requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, consent agreement, other agreement or memorandum of understanding, or any other agreement directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner its operations, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this Section 3.11(e)(iii) and addressed specifically to a BYBK Company herein referred to as a “BYBK Regulatory Agreement”);

(f) Other than as disclosed in BYBK Disclosure Schedule 3.11, none of the BYBK Companies has received, consented to or entered into any BYBK Regulatory Agreement that is currently in effect, nor has any BYBK Company been advised since January 1, 2013 by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any BYBK Regulatory Agreement that has not already been issued, initiated, ordered or requested;

(g) There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any BYBK Regulatory Agreement, except to the extent permitted by such BYBK Regulatory Agreement;

(h) There is no settlement, Order or regulatory restriction imposed upon or entered into by any of the BYBK Companies or upon any of their assets;

(i) BYBK has designed and implemented and maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the BYBK Companies is made known to the management of BYBK by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the BYBK SEC Reports;

(j) Since January 1, 2013, (i) no BYBK Company nor, to the Knowledge of BYBK, any director, officer, employee, auditor, accountant or other Representative of any BYBK Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding its accounting or auditing practices, procedures, methodologies or methods or its internal accounting controls, including any material complaint, allegation, assertion or claim that it has engaged in questionable accounting or auditing practices, and (ii) no attorney representing any BYBK Company, whether or not employed by it, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any director or officer; and

(k) BYBK has, in all material respects, (i) properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws.

Section 3.12
Labor Matters.

(a) There are no labor or collective bargaining agreements to which any of the BYBK Companies is a party. There is no union organizing effort pending or, to the Knowledge of BYBK, threatened, against any of the BYBK Companies or involving employees of any of the BYBK Companies. There is no labor strike or labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage, lockout or other job action pending or, to the Knowledge of BYBK, threatened, against any of the BYBK Companies. No Litigation asserting that any of the BYBK Companies has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935 or comparable state law) or other violation of state or federal labor Law or seeking to compel any of the BYBK Companies to bargain with any labor organization or other employee representative as to wages or conditions of employment is pending or, to the Knowledge of BYBK, threatened, with respect to any of the BYBK Companies before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority (other than routine employee grievances that are not related to union employees). Each of the BYBK Companies is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. Except as described in BYBK Disclosure Schedule 3.12, there is no pending or, to the Knowledge of BYBK, threatened, Litigation against any of the BYBK Companies under any applicable labor or employment Law or brought or made by a current or former employee or applicant for employment.

(b) To BYBK’s Knowledge, no employee of any BYBK Company is a party to, or is otherwise bound by, any Contract, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties.

(c) All of the BYBK Companies’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each individual who renders services to any BYBK Company has provided proof of employment eligibility and is properly classified by BYBK as having the status of an employee or contractor or other non-employee status (including for purposes of taxation and tax reporting and under BYBK Benefit Plans).

Section 3.13
ERISA.

(a) BYBK has set forth in BYBK Disclosure Schedule 3.13(a) a complete and accurate list of the BYBK Benefit Plans and made available to OLB a copy of all available written documents regarding such BYBK Benefit Plans including:

(i) A copy of each of the BYBK Benefit Plans and any related trust agreements or other funding arrangements;

(ii) The most recent actuarial reports (if any) and financial reports it has received relating to the BYBK Benefit Plans that constitute “qualified pension plans” under IRC Section 401(a);

(iii) The most recently filed Form 5500, together with schedules and attachments, as required (if any) relating to the BYBK Benefit Plans that have been filed with the United States Department of Labor;

(iv) The most recent favorable determination letters (or opinion letter for a prototype plan) issued by the IRS that pertain to any of the BYBK Benefit Plans that are “qualified pension plans” under IRC Section 401(a); and

(v) Summary plan descriptions and any amendments or material modifications thereto and any insurance, third party administrator or administrative services only Contracts related to the BYBK Benefit Plans within the meaning of ERISA Section 3(1) or 3(2).

(b) The BYBK Companies have paid in full any insurance premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) with respect to any defined benefit pension plans for the six years prior to, and through, the Effective Date. Except as disclosed in BYBK Disclosure Schedule 3.13(b), no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by any of the BYBK Companies has been terminated or is under notice from the PBGC of any threat of termination under the procedures of the PBGC. To the Knowledge of BYBK, no circumstance has occurred for which any reportable event under ERISA Section 4043(b) has been or would be required that has not been reported or with respect to which the notice requirement has not been waived. Except as set forth on BYBK Disclosure Schedule 3.13(b), no BYBK Benefit Plan is subject to IRC Section 412 or Title IV of ERISA, and as of the Effective Date, to the Knowledge of BYBK, no condition exists that will present a material risk to OLB of incurring any liability to the PBGC or on account of the failure to comply with any such provisions in connection with any such BYBK Benefit Plan. Except pursuant to Contracts relating to employment disclosed in BYBK Disclosure Schedule 3.8 or as disclosed in BYBK Disclosure Schedule 3.13(b), no BYBK Benefit Plan provides, and none of the BYBK Companies has any obligation to provide, health or welfare benefits to any individual following termination of such individual’s employment or service with it or an Affiliate (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended or any similar state law).

(c) To the Knowledge of BYBK, none of the BYBK Companies has ever contributed to, or otherwise incurred, any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d) Each BYBK Benefit Plan complies in all material respects with the applicable requirements of ERISA, the IRC, the Patient Protection and Affordable Care Act of 2010, and any other applicable Laws governing the BYBK Benefit Plan, and each BYBK Benefit Plan has at all times been administered in all material respects in accordance with all requirements of applicable Law and in accordance with its terms. Each pension plan adopted by the BYBK Companies that is intended to be qualified under Section 401(a) of the IRC is so qualified, and, to the Knowledge of BYBK, each trust established by each pension plan is exempt from federal income tax under Section 501(a) of the IRC. Each of the pension plans adopted by the BYBK Companies is, and from its establishment has been, exempt from federal income tax under Section 501(a) of the IRC. Each of the pension plans adopted by the BYBK Companies has received, or is entitled to rely upon, a favorable determination letter (or opinion letter for a prototype plan) from the IRS, and to the Knowledge of BYBK there are no circumstances that will or could result in revocation of, or inability to continue to rely upon, any such favorable determination letter or opinion letter. No Litigation (other than routine claims for benefits) has been filed, is pending or, to the Knowledge of BYBK, is threatened, with respect to any BYBK Benefit Plan and, to the Knowledge of BYBK, there is no fact or contemplated event that would give rise to any Litigation (other than routine claims for benefits) with respect to any BYBK Benefit Plan. Without limiting the foregoing, to the Knowledge of BYBK, the following are true:

(i) Each BYBK Benefit Plan that is a defined benefit pension plan subject to IRC Section 412 or Title IV of ERISA as of the most recent actuarial valuation has an AFTAP determined under IRC Section 430 and 436 that exceeds the AFTAP level that would impose any funding-based limit on such plan under IRC Section 436;

(ii) Each BYBK Benefit Plan that is a defined contribution pension plan that is intended to be qualified under IRC Section 401(a) has had all contributions made to the plan trust in accordance with the terms of the plan on a timely basis under the IRC and ERISA;

(iii) With respect to each BYBK Benefit Plan, to the Knowledge of BYBK there is no occurrence or Contract that would constitute any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under applicable Law, including Section 4975(d) of the IRC or Section 408 of ERISA;

(iv) Except as disclosed in BYBK Disclosure Schedule 3.13(d)(iv), no BYBK Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC;

(v) No BYBK Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no BYBK Benefit Plan or any related trust assets or agreements are subject to the laws of any jurisdiction other than the United States of America or any state, county or municipality of the United States;

(vi) None of the welfare plans adopted by the BYBK Companies is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC;

(vii) All of the welfare plans adopted by the BYBK Companies and their related trusts comply in all material respects with and have been administered in substantial compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all U.S. Department of the Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, (C) the applicable provisions of the Patient Protection and Affordable Care Act of 2010, and (D) the U.S. Department of Labor regulations issued with respect to such welfare benefit plans; and

(viii) With respect to each BYBK Benefit Plan, BYBK or any BYBK ERISA Affiliate has the authority to amend or terminate such BYBK Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the BYBK Benefit Plan.

(e) There is no existing or, to the Knowledge of BYBK, contemplated, audit of any BYBK Benefit Plan by the IRS, the U.S. Department of Labor, the PBGC, any Regulatory Authority or any other governmental authority. In addition, there is no pending or, to the Knowledge of BYBK, threatened Litigation by, on behalf of or with respect to any BYBK Benefit Plan, or by or on behalf of any individual participant or beneficiary of any BYBK Benefit Plan, alleging any violation of ERISA or any other applicable Laws, or claiming benefits (other than claims for benefits made in the Ordinary Course), nor, to the Knowledge of BYBK, is there any basis likely to enable such Litigation to prevail.

(f) Except as disclosed on BYBK Disclosure Schedule 3.13(f), (i) no payment contemplated or required by or under any BYBK Benefit Plan and employment-related agreement would in the aggregate constitute excess parachute payments as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof), (ii) no BYBK Benefit Plan provides for the gross-up or reimbursement of taxes under Sections 280G, 4999 or 409A of the IRC, and (iii) neither the execution and delivery of this Agreement nor the consummation of Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of any of the BYBK Companies.

(g) Except as disclosed on BYBK Disclosure Schedule 3.13(g), no BYBK Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A of the IRC. Each BYBK Benefit Plan (including employment Contracts or other compensation arrangements) that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the IRC has been written, executed and operated in compliance with Section 409A of the IRC and the regulations thereunder or an applicable exemption therefrom.

(h) None of the BYBK Companies is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise acts on behalf of any plan, program or arrangement subject to ERISA (other than any BYBK Benefit Plan).

Section 3.14
Brokers and Finders.

            Other than the BYBK Advisers, none of the BYBK Companies and, to the Knowledge of BYBK, no officer, director, employee, independent contractor, agent or Affiliate of any BYBK Company on its behalf, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any broker, finder, investment banker or financial advisor, in connection with the Contemplated Transactions

Section 3.15
Real Property and Leases.

(a) BYBK Disclosure Schedule 3.15(a) contains a true, correct and complete list of all street addresses and fee owners of all real property owned, leased or operated by the BYBK Companies or otherwise occupied by a BYBK Company or used or held for use by any BYBK Company, including but not limited to all REO (the “BYBK Real Property”). Other than as set forth on BYBK Disclosure Schedule 3.15(a), there are no Persons in possession of any portion of any of the BYBK Real Property owned or leased by any BYBK Company other than such BYBK Company, and no Person other than a BYBK Company has the right to use or occupy for any purpose any portion of any of the BYBK Real Property owned, leased or licensed by a BYBK Company. BYBK and the BYBK Subsidiaries own or lease all properties as are necessary to their operations as now conducted. True, correct and complete copies of all deeds, surveys, title insurance policies and leases for the properties listed on BYBK Disclosure Schedule 3.15(a), and of all mortgages, deeds of trust and security agreements to which such properties are subject, have been made available to OLB to the extent BYBK possesses such deeds, surveys, title insurance policies, leases, mortgages, deeds of trust and security agreements. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any BYBK Real Property owned by a BYBK Company, or any portion thereof.

(b) Except as disclosed in BYBK Disclosure Schedule 3.15(b), no lease with respect to any BYBK Real Property and no deed with respect to any BYBK Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such BYBK Real Property. Each lease with respect to any BYBK Real Property is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies), and is in full force and effect. There are no existing defaults by the BYBK Companies or, to the Knowledge of BYBK, the other party, under any lease with respect to any BYBK Real Property and, to the Knowledge of BYBK, there are no allegations or assertions of such defaults by any party under any lease with respect to any BYBK Real Property or any events that, with notice or lapse of time or the happening or occurrence of any other event, would constitute a default under any lease with respect to any BYBK Real Property, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect.

(c) To the Knowledge of BYBK, none of the buildings and structures located on any BYBK Real Property, nor any improvements or appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any land use Laws or restrictive covenants, or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any BYBK Real Property, except for those violations and encroachments that in the aggregate could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on BYBK Disclosure Schedule 3.15(c), no condemnation or eminent domain proceeding is pending or, to the Knowledge of BYBK, threatened, that would preclude or materially impair the use of any BYBK Real Property in the manner in which it is currently being used.

(d) The BYBK Companies have a valid and enforceable leasehold interest in or, to the Knowledge of BYBK, based on title insurance owned by it, good and marketable title to, all BYBK Real Property and all improvements thereon, subject to no Liens of any kind except (i) as noted in the BYBK Financials, (ii) statutory Liens securing payments not yet due or that are being contested in good faith, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, (iv) mechanics liens for amounts not yet due or that are being contested in good faith, and (v) those assets and properties disposed of for fair market value in the Ordinary Course since the date of the BYBK Financials. All BYBK Real Property used in the business of the BYBK Companies is in adequate condition (ordinary wear and tear excepted) and, to the Knowledge of BYBK, is free from defects that could materially interfere with the current or intended future use of such facilities, provided such future use is substantially similar to its current use.

(e) Except as listed on BYBK Disclosure Schedule 3.15(e), there are no Contracts to sell, lease or otherwise dispose of any of the BYBK Real Property.

Section 3.16
Environmental Matters.

With respect to BYBK and each BYBK Subsidiary:

(a)  Neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including REO) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon BYBK or any BYBK Subsidiary. To the Knowledge of BYBK, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to BYBK or any BYBK Subsidiary by reason of any Environmental Laws. Neither BYBK nor any BYBK Subsidiary during the past five years has received any written notice from any Person or Regulatory Authority that BYBK or any BYBK Subsidiary or the operation or condition of any property ever owned or operated by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Hazardous Materials (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath or originating from any such property) for which a material liability is reasonably likely to be imposed upon BYBK or any BYBK Subsidiary;

(b)  There is no Order or Litigation pending or, to the Knowledge of BYBK threatened, before any court, governmental agency or other forum against BYBK or any BYBK Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence, release, discharge, spillage or disposal into the environment of, any Hazardous Materials, whether or not occurring at, on, under, adjacent to or affecting (or potentially affecting) a site currently or formerly owned, leased or operated by any BYBK Company or any BYBK Real Property, nor, to the Knowledge of BYBK, is there any reasonable basis for any such Litigation or Order;

(c) To the Knowledge of BYBK, (i) there are no underground storage tanks on, in or under any BYBK Real Property, and (ii) no underground storage tanks have been closed or removed from any BYBK Real Property except in compliance with Environmental Laws in all material respects; and

(d)  To the Knowledge of BYBK, the BYBK Real Properties (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Materials other than as permitted under applicable Environmental Laws.

Section 3.17
Intellectual Property.

(a) BYBK Disclosure Schedule 3.17(a) sets forth a complete and correct list of all trademarks, trade dress, trade names, service marks, service names, brand names, domain names, logos, patents, technology, inventions, trade secrets, know-how, copyrights, works of authorship and other intellectual property rights used in the conduct of the existing business of each of the BYBK Companies for use in its business, and all registrations, applications, technology rights, licenses or other Contracts relating thereto and all Contracts relating to third party intellectual property that it is licensed or authorized to use in its business, including without limitation any software licenses (collectively, the “BYBK Intellectual Property”) other than “shrink wrap,” “click wrap” or “browser wrap” licenses, free licenses, open source licenses or force placed software licenses. To the Knowledge of BYBK, each of the BYBK Companies owns or possesses valid, binding and assignable licenses and other rights to use without payment (other than as set forth in the applicable license) all BYBK Intellectual Property that is used in the conduct of its existing businesses free and clear of all Liens (other than BYBK Permitted Liens) and any claims of ownership by current or former employees or contractors, other than royalties or payments with respect to off-the-shelf software. With respect to each item of BYBK Intellectual Property that any of the BYBK Companies is licensed or authorized to use, the license, sublicense or Contract covering such item is legal, valid, binding, enforceable and in full force and effect, and no BYBK Company is in default under or violation of any of its material BYBK Intellectual Property licenses. To the Knowledge of BYBK, none of the BYBK Companies is infringing, diluting, misappropriating or violating the intellectual property of any other Person, and, except as disclosed in BYBK Disclosure Schedule 3.17(a), none of the BYBK Companies has received any communications alleging that it has infringed, diluted, misappropriated or violated any such intellectual property. Except as disclosed in BYBK Disclosure Schedule 3.17(a), none of the BYBK Companies has sent any communications alleging that any Person has infringed, diluted, misappropriated or violated any BYBK Intellectual Property and, to the Knowledge of BYBK, no Person is infringing, diluting, misappropriating or violating any of the BYBK Intellectual Property. Subject to any trademark filings required by Law in connection with the Merger, the validity, continuation and effectiveness of all licenses and other Contracts relating to material BYBK Intellectual Property used by any BYBK Company in the Ordinary Course and the current terms thereof will not be affected by the Contemplated Transactions, the use of all material Intellectual Property of each of the BYBK Companies’ trademarks will be transferred to OLB in connection with the Contemplated Transactions and after the Effective Time, no Person besides OLB shall have right and title to the “Bay Bank” or “Bay Bancorp, Inc.” trade names and trademarks when used in connection with the BYBK Companies’ currently-offered goods and services in the territories in which they currently operate. For the avoidance of doubt, all third-party rights used by any of the BYBK Companies pursuant to software licenses that are not required to be listed in BYBK Disclosure Schedule 3.17(a) are nevertheless within the definition of “BYBK Intellectual Property.”

(b) Each of the BYBK Companies has taken commercially reasonable actions to protect and maintain (a) all material BYBK Intellectual Property and (b) the security and integrity of its software, databases, networks, systems, equipment and hardware and to protect the same against unauthorized use, modification or access thereto, or the introduction of any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software or elements that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, software, data or other materials. To the Knowledge of BYBK, the computers, computer software, other information technology equipment, information technology passwords and other credentials, and all associated documents and records owned or leased by the BYBK Companies (the “BYBK IT Assets”), operate and perform in all material respects in accordance with their documentation and functional specifications as required by them in connection with their business, and none of the BYBK IT Assets has materially malfunctioned or failed to meet its requirements within the past two years except for such malfunctions or failures that have been remediated. To the Knowledge of BYBK, except as disclosed in BYBK Disclosure Schedule 3.17(b), no Person has gained unauthorized access to the BYBK IT Assets. Each of the BYBK Companies has implemented commercially reasonable backup and disaster recovery policies, procedures, systems and technology consistent with industry practices for financial institutions of comparable size and complexity, and sufficient to reasonably maintain the operation of the respective businesses of BYBK and each of the BYBK Subsidiaries in all material respects.

(c) BYBK Disclosure Schedule 3.17(c) sets forth a complete and correct list of all Persons, other than directors, officers and employees of the BYBK Companies, who have access to any of the BYBK IT Assets.

Section 3.18
Information to be Supplied.

(a) The information supplied by BYBK for inclusion in the Registration Statement (including the Prospectus/Proxy Statement), at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to the holders of BYBK Common Stock and OLB Common Stock, and up to and including the date of the BYBK Common Stockholders’ Meeting and the OLB Common Stockholders’ Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, (ii) will disclose all facts that the BYBK board of directors deems material to a vote on the Merger and to the exercise of appraisal rights pursuant to Subtitle 2 of Title 3 of the MGCL, and (iii) will comply in all material respects with the applicable requirements of the Registration Statement as promulgated by the SEC.

(b) The information supplied by BYBK for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

(c) No document or certificate delivered to OLB by or for BYBK pursuant to a requirement of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in such document or certificate, in light of the circumstances under which it was made, not misleading.

Section 3.19
Related Party Transactions.

(a) Except as set forth on BYBK Disclosure Schedule 3.19 or on BYBK Disclosure Schedule 3.20(d), as is disclosed in the BYBK Financials, and/or as disclosed in the BYBK SEC Reports, neither BYBK nor any BYBK Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the Ordinary Course) with any Affiliate of BYBK or any BYBK Subsidiary, and all such transactions (i) were made in the Ordinary Course, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with Persons who are not related to or Affiliates of BYBK or any BYBK Subsidiary, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

(b) Except as set forth in BYBK Disclosure Schedule 3.19, as of the date hereof, no Credit Extension by any of the BYBK Companies to any BYBK Subsidiary or Affiliate of BYBK is presently in material default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in order to avoid or cure a default, except for rate modifications pursuant to its loan modification policy that is applicable to all Persons. As of the date hereof, to the Knowledge of BYBK, principal and interest with respect to any such Credit Extension will be paid when due and the loan grade classification accorded such Credit Extension is appropriate.

Section 3.20
Loans.

(a) Except as disclosed in BYBK Disclosure Schedule 3.20(a), all Credit Extensions reflected as assets in the BYBK Financials or currently outstanding that will be reflected as assets in the BYBK Financials arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the Ordinary Course, and are being transferred to OLB and/or Old Line with good and marketable title, free and clear of any and all Liens, and are evidenced by notes, Contracts or other evidences of indebtedness that are true, genuine, correct and what they purport to be, and to the extent secured, are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or equitable principles affecting the enforcement of creditors’ rights that have been perfected or (ii) the pledge of any Credit Extension to the FHLB as collateral to secure the performance by the BYBK Companies of all obligations owed thereto. All Credit Extensions reflected, or currently outstanding that will be reflected, as assets in the BYBK Financials were made in accordance in all material respects with sound banking practices, and to the Knowledge of BYBK, are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending Laws, except as may be provided by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The notes or other credit or security documents with respect to each such outstanding Credit Extension were in compliance in all material respects with all applicable Laws at the time of origination or purchase by any BYBK Company and are complete and correct in all material respects.

(b) To the Knowledge of BYBK, neither the terms of any Credit Extension by any of the BYBK Companies, any of the documentation for any such Credit Extension, the manner in which any such Credit Extension has been administered and serviced, nor the practices of approving or rejecting applications for a Credit Extension by the BYBK Companies, violate in any material respect any Law applicable thereto, including, without limitation, the Truth In Lending Act and the CFPB’s Regulation Z, the CRA, the Equal Credit Opportunity Act and any Laws relating to consumer protection, installment sales and usury.

(c) Except as disclosed on BYBK Disclosure Schedule 3.20(c), none of the Contracts pursuant to which any of the BYBK Companies has sold Credit Extensions or pools of Credit Extensions or participations in Credit Extensions or pools of Credit Extensions contains any obligation to repurchase such Credit Extensions or interests therein solely on account of a payment default by the obligor on any such Credit Extension. Except as would not be material to the BYBK Companies as a whole, each Credit Extension included in a pool of Credit Extensions originated, securitized or, to the Knowledge of BYBK, acquired by any BYBK Company (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified and, except as would not be material to BYBK and the BYBK Companies taken as a whole, no Credit Extension has been bought out of a Pool without all required approvals of the applicable investors.

(d) BYBK Disclosure Schedule 3.20(d) sets forth a list of all Credit Extensions as of the date hereof by BYBK or Bay Bank to any directors, executive officers and principal stockholders (as such terms are defined in the FRB’s Regulation O) of any of the BYBK Companies. There are no employee, officer, director or other insider Credit Extensions by any of the BYBK Companies on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was not in compliance with Regulation O and all such Credit Extensions are and were originated in compliance in all material respects with all applicable Laws.

(e) To the Knowledge of BYBK, no shares of BYBK Common Stock were purchased with the proceeds of a loan made by any of the BYBK Companies.

Section 3.21
Allowance for Loan Losses.

            The allowance for loan losses reflected in reports by the BYBK Companies to each Regulatory Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the BYBK Financials has been and will be established and maintained in accordance with GAAP and applicable Law and in a manner consistent with Bay Bank’s internal policies. The allowance for loan losses reflected in such reports and the allowance for loan losses shown in the BYBK Financials, in the opinion of management, was or will be adequate as of the dates thereof. BYBK has disclosed to OLB on BYBK Disclosure Schedule 3.21 all Credit Extensions (including participations) by and all interest-bearing assets of the BYBK Companies (a) that have been accelerated during the past 12 months, (b) that have been terminated during the past 12 months by reason of a default or adverse development in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (c) pursuant to which a borrower, customer or other party has notified any of the BYBK Companies during the past 12 months of, or has asserted against any of the BYBK Companies, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of BYBK, each borrower, customer or other party that has given any of the BYBK Companies any oral notification of, or orally asserted to or against any of the BYBK Companies, any such claim, (d) that are contractually past due 90 days or more in the payment of principal and/or interest, (e) that are on non-accrual status, (f) that are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by any BYBK Company or any Regulatory Authority, (g) to the Knowledge of BYBK, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (h) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (i) where a specific reserve allocation exists in connection therewith, (j) that are required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15, (k) that were made pursuant to an exception to policy, and (l) that, to the extent not already disclosed pursuant to the foregoing items (a) through (k), have been charged-off at any time since January 1, 2014, together with true, complete and materially correct copies of reports containing the principal amount and accrued and unpaid interest of each such Credit Extension and interest-bearing asset and the identity of the obligor thereunder, and BYBK shall provide an updated BYBK Disclosure Schedule 3.21 promptly to OLB after the end of each month after the date hereof and on the Business Day prior to the Closing Date. The REO and in-substance foreclosures included in any of Bay Bank’s non-performing assets are carried at fair value based on current independent appraisals or current management appraisals.

Section 3.22
Community Reinvestment Act.

            Bay Bank is the only BYBK Company that is subject to the Community Reinvestment Act (12 U.S.C. §§ 2901 et seq.) (the “CRA”). To the Knowledge of BYBK, Bay Bank is in compliance in all material respects with the CRA and all regulations promulgated thereunder. BYBK has supplied OLB with a copy of Bay Bank’s current CRA Statement, all letters and written comments received by Bay Bank since September 16, 2016 pertaining thereto and any responses by Bay Bank to such comments. Bay Bank has a rating of “satisfactory” or better as of its most recent CRA compliance examination and BYBK and Bay Bank have received no communication from any Regulatory Authority that would lead BYBK to believe that Bay Bank will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or that any Regulatory Authority would seek to restrain, delay or prohibit any of the Contemplated Transactions as a result of any act or omission of Bay Bank under the CRA.

Section 3.23
Anti-Money Laundering; OFAC; Sanctions; and Information Security.

(a) To the Knowledge of BYBK, there do not exist any facts or circumstances that would cause any of the BYBK Companies: (i) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any Order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control (“OFAC”), or any other applicable anti-money laundering Law, as well as the provisions of the Bank Secrecy Act/anti-money laundering program adopted by the BYBK Companies; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the BYBK Companies. To the Knowledge of BYBK, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause any of the BYBK Companies to undertake any remedial action. The board of directors or other governing body of each BYBK Company that is subject to Section 326 of the USA PATRIOT Act and the regulations thereunder has adopted, and each such BYBK Company has implemented, a Bank Secrecy Act/anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and the regulations thereunder and such Bank Secrecy Act/anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and it has not received written notice from any Regulatory Authority that such program (A) does not contain adequate and appropriate customer identification verification procedures, or (B) has been deemed ineffective. Each of the BYBK Companies has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(b) No BYBK Company or, to the Knowledge of BYBK, any director, officer, agent, employee, Affiliate or other Person on behalf of any BYBK Company, is (a) engaged in any services (including financial services), transfers of goods, software or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (the “Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any Person located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, OFAC’s list of Specially Designated Nationals, or by the United Nations Security Council, the European Union, the United Kingdom’s Office of Financial Sanctions Implementation (Her Majesty’s Treasury), or other relevant sanctions authority (collectively, “Sanctions ”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) located, organized or resident in any Sanctioned Country.

(c) BYBK Disclosure Schedule 3.23(c) describes any event, circumstance or other occurrence, and the remedial steps taken by any of the BYBK Companies with respect thereto, since January 1, 2012, that constituted either (i) a “breach of the security of a system,” as such phrase is defined in Section 14-3504(a) of the Commercial Law Article of the Annotated Code of Maryland (the “Commercial Law Article”) with respect to personal information maintained by any of the BYBK Companies, without regard to the application of Section 14-3507(b) of the Commercial Law Article, or (ii) any other data breach with respect to, or other unauthorized access to, the electronic information and records of any of the BYBK Companies, including, without limitation, communications, regulatory correspondence and reports, documents and data, information relating to products and services, activities, strategies and plans, BYBK IT Assets, other financial data, and identities of and information regarding sales, customers, prospects, vendors, suppliers and personnel, including, without limitation, passwords and other information technology credentials.

(d) Except as disclosed in BYBK Disclosure Schedule 3.23(d), BYBK and each of its Subsidiaries has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is reasonably protected against loss, damage and unauthorized access, use, modification or other misuse. To BYBK’s Knowledge, there has been no loss, damage or unauthorized access, use, modification or other misuse of any such information by BYBK, any of its Subsidiaries or any other Person.

Section 3.24
Securities Activities of Employees.

            To the Knowledge of BYBK, the officers, employees and agents of the BYBK Companies are now, and at all times in the past have been, in compliance with all applicable Laws that relate to securities activities conducted by such officers, employees and agents, including Laws relating to licenses and permits.

Section 3.25
Books and Records; Internal Control.

(a) The minute books and stock ledgers of the BYBK Companies that have been made available to OLB, its Representatives or its Affiliates constitute all of the minute books and stock ledgers of the BYBK Companies and as of their dates contain a materially complete and accurate record of all actions of their respective stockholders and boards of directors (and any committees thereof) and have been maintained in accordance with applicable Law. All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the BYBK Companies that have been requested by OLB have been made available to OLB, its Representatives or its Affiliates, and are located at the offices of the BYBK Companies at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046.

(b) BYBK maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions by or with the BYBK Companies are executed in accordance with management’s general or specific authorizations; (ii) transactions by or with the BYBK Companies are recorded as necessary (A) to permit the preparation of financial statements and reports filed with any Regulatory Authority in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets and liabilities; (iii) access to the assets of, and the incurrence of liabilities by, the BYBK Companies is permitted only in accordance with management’s general or specific authorizations; (iv) the recorded accountability for assets and liabilities of the BYBK Companies is compared with existing assets and liabilities of the BYBK Companies at reasonable intervals and appropriate action is taken with respect to any differences; and (v) extensions of credit by and other receivables of the BYBK Companies are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as disclosed in the BYBK SEC Reports or on BYBK Disclosure Schedule 3.25(b), since December 31, 2012, neither BYBK nor, to BYBK’s Knowledge, any employee, auditor, accountant or representative of any BYBK Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of BYBK’s internal control over financial reporting or integrity of the BYBK Financials or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of BYBK or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that BYBK or any of its Subsidiaries has engaged in questionable accounting or auditing practices. To the Knowledge of BYBK there are no significant deficiencies or material weaknesses in the design or operation of such internal control over financial reporting that are reasonably likely to adversely affect in any material respect BYBK’s ability to record, process, summarize and report financial information. To the Knowledge of BYBK, except as disclosed on BYBK Disclosure Schedule 3.25(b), there has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in BYBK’s internal control over financial reporting.

(c) Each of the BYBK Companies makes and keeps Books and Records that, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities, and all such Books and Records have been and are being maintained in the Ordinary Course in accordance with applicable Law and accounting requirements. None of the records, systems, controls, data or information of the BYBK Companies are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and control of the BYBK Companies or their accountants, except as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed on BYBK Disclosure Schedule 3.25(b), no attorney representing BYBK or any BYBK Subsidiary, whether or not employed by BYBK or any BYBK Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by BYBK or any of its officers, directors or employees to the board of directors of BYBK or any committee thereof or to any director or officer of BYBK. To BYBK’s Knowledge, except as disclosed on BYBK Disclosure Schedule 3.25(b), there has been no instance of fraud by any BYBK Company, whether or not material, that occurred during any period covered by BYBK Financials.

Section 3.26
Investment Securities.

(a) Each of the BYBK Companies has good and marketable title to all securities that it owns (except those sold under repurchase agreements or held in any fiduciary or agency capacity). None of the investment securities reflected in the BYBK Financials under the headings “investment securities available for sale” and “investment securities held to maturity” and, except as described in BYBK Disclosure Schedule 3.26, none of the investment securities that any of the BYBK Companies acquired after June 30, 2017, are subject to any restrictions, whether contractual or statutory, that materially impair such BYBK Company’s ability to freely dispose of such investment securities at any time, and such BYBK Company was permitted by applicable Law to acquire such investment securities at the time they were acquired.

(b) BYBK and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that BYBK believes are customary and reasonable in the context of their respective businesses, and BYBK and its Subsidiaries have, since December 31, 2012, been in compliance with such policies, practices and procedures in all material respects.

Section 3.27
Reorganization.

            As of the date hereof, BYBK does not have any reason to believe that the Merger will fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC. None of the BYBK Companies will take any action that will cause, cause any action to be taken that will cause or fail to take any action or fail to cause any action to be taken if such failure to act will have the effect of causing, the Merger not to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC, nor have any of the BYBK Companies taken, caused, agreed to take or cause or failed to take or cause any such action.

Section 3.28
Fairness Opinion.

            BYBK’s board of directors has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated no later than the date of this Agreement) from the BYBK Advisers to the effect that, as of the date thereof, and subject to the terms, conditions and qualifications set forth therein, the consideration to be received by the stockholders of BYBK pursuant to the terms of this Agreement is fair, from a financial point of view, to the stockholders of BYBK. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.29
Materials Provided to Stockholders.

            All proxy materials used in connection with the meetings of BYBK’s stockholders held in 2015, 2016 and 2017, along with any other form of correspondence between BYBK and its stockholders during those years, including, without limitation, any annual or quarterly reports provided to stockholders, either have been filed with the SEC and are publicly available to OLB via EDGAR or have been provided to OLB.

Section 3.30
Absence of Certain Changes.

            Except as disclosed in the BYBK SEC Reports, in BYBK Disclosure Schedule 3.30, or provided for or contemplated by this Agreement, since December 31, 2016:

(a) There has not been any material transaction by any of the BYBK Companies other than in the Ordinary Course;

(b) There has not been any acquisition or disposition by any of the BYBK Companies of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $100,000, other than acquisitions or dispositions, including acquisitions and dispositions of REO and investment securities, made in the Ordinary Course;

(c) There has not been any Lien on any of the properties or assets of the BYBK Companies, except to secure extensions of credit in the Ordinary Course (i.e., Liens on assets to secure Federal Home Loan Bank, Federal Reserve Bank or correspondent bank advances being deemed both in the Ordinary Course);

(d) There has not been any increase in, or commitment to increase, the compensation payable or to become payable to any of the officers, directors, employees or agents of the BYBK Companies, or any bonus payment, other than routine increases made in the Ordinary Course, or any stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents;

(e) None of the BYBK Companies has incurred, assumed or taken any property subject to any liability in excess of $100,000, except for liabilities incurred or assumed or property taken subsequent to December 31, 2016 in the Ordinary Course;

(f) There has not been any material alteration in the manner of keeping the Books and Records of the BYBK Companies, or in the accounting policies or practices therein reflected;

(g) There has not been any elimination or addition of employee benefits;

(h) There has not been any deferred routine maintenance of any BYBK Real Property;

(i) There has not been any elimination of a reserve by any BYBK Company where the liability related to such reserve has remained;

(j) There has not been any failure by a BYBK Company to depreciate capital assets in accordance with past practice or to eliminate capital assets that are no longer used in its business;

(k) There has not been any extraordinary reduction or deferral by any of the BYBK Companies of ordinary or necessary expenses; and

(l) No events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the BYBK Companies, taken as a whole.

Section 3.31
Absence of Undisclosed Liabilities.

            None of the BYBK Companies has any obligation or liability that is material to its financial condition or operations or that, when combined with all similar obligations or liabilities, would be material to its financial condition or operations except (a) as disclosed in the BYBK Financials delivered or made available to OLB prior to the date of this Agreement, or (b) as contemplated under this Agreement. Except as disclosed in BYBK Disclosure Schedule 3.31, since December 31, 2016, none of the BYBK Companies has incurred or paid any obligation or liability that would be material to its financial condition or operations, except for obligations that are (a) fully reflected or reserved against on the most recent balance sheet contained in the BYBK Financials or (b) paid in connection with transactions made in the Ordinary Course consistent with applicable Law.

Section 3.32
Option Plans and Convertible Securities.

            Except as disclosed in BYBK Disclosure Schedule 3.30, (a) the BYBK Companies do not maintain any form of equity plan, including without limitation, an equity compensation or other stock option plan, that might entitle any Person to receive Rights from any of the BYBK Companies, and (b) no Rights with respect to any equity plan of the BYBK Companies are outstanding.

Section 3.33
Deposits.

(a) All of the deposits held by Bay Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of Bay Bank, and (ii) all applicable Laws, including anti-money laundering and anti-terrorism Laws and embargoed persons requirements.

(b) Except as described in BYBK Disclosure Schedule 3.33, none of Bay Bank’s deposits is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

Section 3.34
Risk Management Instruments.

            All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for BYBK’s own account or for the account of one or more of BYBK’s Subsidiaries or their customers (all of which are set forth in BYBK Disclosure Schedule 3.34), were in all material respects entered into in compliance with all applicable Laws and with counterparties believed to be financially responsible at the time; and to the Knowledge of BYBK each of them constitutes the valid and legally binding obligation of BYBK or such BYBK Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by general equity principles), and is in full force and effect. Neither BYBK nor any BYBK Subsidiary, nor, to the Knowledge of BYBK, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

Section 3.35
Fiduciary Accounts.

            Except as described in BYBK Disclosure Schedule 3.35, none of the BYBK Companies has trust powers or acts as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser.

Section 3.36
Credit Card Accounts and Merchant Processing.

None of the BYBK Companies originates, maintains or administers credit card accounts. Except as described in BYBK Disclosure Schedule 3.36, none of the BYBK Companies provides, or has provided, merchant credit card processing services to any merchants.

Section 3.37
No Broker-Dealer Subsidiary.

Neither BYBK nor any BYBK Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.

Section 3.38
No Insurance Subsidiary.

Neither BYBK nor any BYBK Subsidiary conducts insurance operations that require a license from any Regulatory Authority under any applicable Law.

Section 3.39
Business.

(a) BYBK and the BYBK Subsidiaries are engaged in all material respects only in the business described in the BYBK SEC Reports, and the BYBK SEC Reports contain a complete and accurate description in all material respects of the business of BYBK and the BYBK Subsidiaries, taken as a whole.

(b) The assets reflected in the most recent BYBK Financial Statements that are owned or leased by the BYBK Companies, and in combination with the BYBK Real Property, the BYBK Intellectual Property and contractual benefits and burdens of the BYBK Companies constitute, as of the Closing Date, all of the assets, rights and interests necessary to enable the BYBK Companies to operate consolidated businesses in the Ordinary Course and as the same is expected to be conducted on the Closing Date.

Section 3.40
Anti-takeover Laws.

The BYBK Companies have taken all actions required to exempt OLB, the Agreement, the Bank Merger Agreement, the Contemplated Transactions and the Bank Merger from any provisions of an anti-takeover nature contained in the BYBK Organizational Documents and the provisions of any federal or state “anti-takeover,” “fair price,” “affiliate transaction,” “business combination,” “moratorium,” “control share acquisition” or similar Laws.

Section 3.41
Stockholders’ List.

Attached hereto as BYBK Disclosure Schedule 3.41 is a list of holders of shares of the BYBK Common Stock compiled and provided by Computershare, Inc., the registrar and transfer agent in respect of the BYBK Common Stock, containing their names, addresses and number of shares held of record. To the Knowledge of BYBK, such stockholders’ list is complete and accurate in all material respects.

Section 3.42
Disclosure.

            The schedules delivered by BYBK pursuant to this Article III and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct in all material respects and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF OLB

            OLB represents and warrants to BYBK, for itself and with respect to and on behalf of each of the OLB Subsidiaries (to the extent applicable), that the statements contained in this Article IV (and as reflected on the OLB Disclosure Schedules) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV, except that those representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty of OLB contained in this Article IV shall be deemed untrue or incorrect, and OLB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect on OLB, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.6, 4.14, 4.17 and 4.25, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects (the “Article IV Standard”).

            OLB has made a good faith effort to ensure that the disclosure on each schedule of the OLB Disclosure Schedules corresponds to the section referenced herein. For purposes of the OLB Disclosure Schedules, however, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 4.1
Organization.

(a) OLB is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland. OLB is a bank holding company duly registered under the BHC Act. OLB has the corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated. OLB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on OLB, and all such licenses, registrations and qualifications are in full force and effect in all material respects. OLB engages in activities and holds properties only of the types permitted to bank holding companies by the BHC Act and the rules and regulations promulgated thereunder.

(b) Old Line is a trust company duly organized, validly existing and in good standing under the laws of the State of Maryland. Old Line has the corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated. Old Line is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on OLB, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c) Old Line is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits of Old Line are insured by the FDIC through the Deposit Insurance Fund to the extent provided in the Federal Deposit Insurance Act, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of OLB, threatened.

(d) OLB Disclosure Schedule 4.1(d) contains a complete and accurate list of all OLB Subsidiaries. Each OLB Subsidiary is duly formed, validly existing and in good standing under the laws of the state of its formation and has the power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated. Each OLB Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on OLB, and all such licenses, registrations and qualifications are in full force and effect in all material respects. Other than equity interests of the OLB Subsidiaries listed on OLB Disclosure Schedule 4.1(d), OLB does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any Entity.

(e) The respective minute books of OLB and each OLB Subsidiary accurately reflect, in all material respects, all material actions of their respective owners and governing bodies, including committees, in each case in accordance with the ordinary business practice of OLB or the applicable OLB Subsidiary.

(f) Prior to the date of this Agreement, OLB has delivered or made available to BYBK true, correct and complete copies of the articles of incorporation and bylaws of OLB, and the charter documents and bylaws, operating agreement and/or other governing instrument of each OLB Subsidiary and each as in effect on the date hereof (collectively, the “OLB Governing Documents”).

Section 4.2
Capitalization.

(a) The authorized capital stock of OLB consists of (i) 25,000,000 shares of Common Stock, par value $0.01 per OLB Common Stock”), of which 12,467,517.5 shares are duly and validly issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value                                     $0.01 per share (“OLB Preferred Stock”), none of which are outstanding, in each case on the date hereof. As of the date of this Agreement, there are not outstanding any bonds, debentures, notes or other indebtedness of OLB or any OLB Subsidiary having the right to vote on any                     matters on which stockholders of OLB may vote. All of the issued and outstanding shares of OLB Common Stock are fully paid and nonassessable under the MGCL, free of preemptive rights, except as may be defined in OLB’s articles of incorporation, and were not issued in violation o          of the  preemptive rights of any Person or in violation of any applicable Laws. Except pursuant to this Agreement or as set forth in OLB Disclosure Schedule 4.2(a), OLB has not issued nor is OLB or any OLB Subsidiary bound by any subscription, call, commitment, agreement or                     other Right of any character relating to the purchase, sale or issuance of, or right to receive dividends or other distributions on, any shares of OLB Common Stock, OLB Preferred Stock or any other security of OLB or any securities representing the right to vote, purchase or otherwise r           receive any shares of OLB Common Stock, OLB Preferred Stock or any other security of OLB. The shares of OLB Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be va        validly issued, fully paid, nonassessable and free of preemptive rights.

(b) Except as disclosed in OLB Disclosure Schedule 4.2(b), OLB owns, directly or indirectly, all of the capital stock or other equity ownership interests of the OLB Subsidiaries, free and clear of any Liens, Contracts and restrictions of any kind or nature, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

Section 4.3
Authority; No Violation.

(a) OLB has the corporate power and authority necessary to execute and deliver this Agreement and, subject to the receipt of all consents, waivers and approvals described in OLB Disclosure Schedule 4.4 and approval of the Merger by the holders of OLB Common Stock as required by OLB’s articles of incorporation and bylaws and the MGCL, to consummate the Contemplated Transactions and to otherwise perform its obligations under this Agreement. The execution and delivery of this Agreement by OLB and the consummation by OLB of the Contemplated Transactions, up to and including the Merger, have been duly and validly authorized by the board of directors of OLB and, except for approval by the holders of OLB Common Stock as required by OLB’s articles of incorporation and bylaws and the MGCL, no other corporate proceedings on the part of OLB are necessary to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by OLB and, assuming the due authorization, execution and delivery of this Agreement by BYBK, constitutes a legal, valid and binding obligation of OLB, enforceable against OLB in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) The execution and delivery of this Agreement by OLB, the consummation of the Contemplated Transactions, and the compliance by OLB with any of the terms or provisions hereof, subject to the receipt of all consents, waivers and approvals described in OLB Disclosure Schedule 4.4, the approval of the Merger by the holders of OLB Common Stock as required by OLB’s articles of incorporation and bylaws and the MGCL, OLB’s and BYBK’s compliance with any conditions contained in this Agreement, and compliance by OLB or any OLB Subsidiary with any of the terms or provisions hereof, do not and will not:

(i) Conflict with, or result in a breach of, any provision of the OLB Governing Documents;

(ii) Violate, or constitute or result in a default under, or require any consent, waiver, approval or similar action pursuant to, any Law applicable to OLB or any OLB Subsidiary or any of their respective properties or assets, except where such violation would not have a Material Adverse Effect; or

(iii) Except as described in OLB Disclosure Schedule 4.3(b) or pursuant to which consent or notification is required as set forth in OLB Disclosure Schedule 4.4, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of OLB or any OLB Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, Contract or other instrument or obligation to which OLB or any OLB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on OLB.

(c) Old Line has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to the receipt of all consents described in OLB Disclosure Schedule 4.4, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the board of directors of Old Line and, other than the approval of the Bank Merger Agreement by OLB as the sole stockholder of Old Line as required by Law, no further corporate proceedings of Old Line are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby. OLB, as the sole stockholder of Old Line, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement will be duly executed by Old Line on the date of this Agreement. The Bank Merger Agreement has been duly authorized and, assuming the due authorization, execution and delivery of the Bank Merger Agreement by Bay Bank, will be a legal, valid and binding agreement of Old Line enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. At the Closing, all other Contracts, documents and instruments to be executed and delivered by Old Line that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by Old Line and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligations of Old Line, enforceable against Old Line in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(d) The approval of the Merger by the holders of OLB Common Stock is the only vote of holders of any class of OLB capital stock necessary to adopt and approve this Agreement and the Contemplated Transactions. The affirmative vote of Persons holding at least two-thirds of the issued and outstanding shares of OLB Common Stock as of the record date for the OLB Common Stockholders’ Meeting is required to approve the Merger under the MGCL and OLB’s articles of incorporation and bylaws.

(e) OLB’s board of directors, by resolution duly adopted by the unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and are in the best interests of OLB and its stockholders, (ii) authorized and approved this Agreement and the Contemplated Transactions, (iii) directed that the Merger be submitted for consideration at the OLB Common Stockholders’ Meeting, and (iv) recommended that its stockholders approve the Merger.

Section 4.4
Consents; Regulatory Approvals.

            Except as described in Section 4.3(b) of this Agreement and OLB Disclosure Schedule 4.4, no consents, waivers or approvals of, or filings or registrations with, any Regulatory Authorities or other third parties are necessary in connection with the execution and delivery of this Agreement by OLB or the consummation of the Contemplated Transactions by OLB. OLB has no reason to believe that it will not be able to obtain all requisite consents, waivers or approvals from the Regulatory Authorities or any third party in order to consummate the Contemplated Transactions on a timely basis. To the Knowledge of OLB, no fact or circumstance exists, including any possible other transaction pending or under consideration by OLB or any OLB Company, that would (a) reasonably be expected to prevent or delay in any material respect, any filings or registrations with, or consents, waivers or approvals required from, any Regulatory Authority, or (b) cause a Regulatory Authority acting pursuant to applicable Law to seek to prohibit or materially delay consummation of the Contemplated Transactions or impose a Burdensome Condition.

Section 4.5
Financial Statements.

(a) OLB has delivered or made available to BYBK the OLB Financials, except those pertaining to annual and quarterly periods ending on or after September 30, 2017, which it will deliver or make available by each respective delivery date as required by this Agreement. The OLB Financials with respect to periods ending prior to the date of this Agreement (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the Books and Records of OLB and the OLB Subsidiaries and (ii) fairly present, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of OLB as of and for the periods ended on the dates thereof. The OLB Financials with respect to periods ended prior to the date of this Agreement comply in all material respects with applicable accounting and regulatory requirements and have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and notes thereto.

(b) OLB did not, as of the date of the OLB Financials or any subsequent date, have any liabilities, obligations or loss contingencies of any nature, whether absolute, accrued, contingent or otherwise, that are not fully reflected or reserved against in the balance sheets included in the OLB Financials at the date of such balance sheets that would have been required to be reflected therein in accordance with GAAP consistently applied or fully disclosed in a note thereto, except for liabilities, obligations and loss contingencies that are not material in the aggregate and that are incurred in the Ordinary Course, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of notes thereto.

(c) During the periods covered by the OLB Financials with respect to periods ended prior to the date of this Agreement, OLB’s independent registered public accounting firm, Dixon Hughes Goodman LLP, was independent of OLB and its management. As of the date hereof, OLB’s independent registered public accounting firm, Dixon Hughes Goodman LLP, has not resigned (or informed OLB that it intends to resign) or been dismissed as a result of or in connection with any disagreements with OLB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 4.6
No Material Adverse Effect.

            Neither OLB nor any OLB Subsidiary has suffered any adverse change in its assets (including loan portfolio), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition or results of operations, or any damage, destruction or loss, whether or not covered by insurance, since June 30, 2017, that in the aggregate has had or is reasonably likely to have a Material Adverse Effect on the OLB Companies taken as a whole.

Section 4.7
Taxes.

(a) Except as disclosed in OLB Disclosure Schedule 4.7(a), all OLB Returns required by applicable Law to have been filed with any Taxing Authority by, or on behalf of, each of the OLB Companies have been filed on a timely basis in accordance with all applicable Laws, and such OLB Returns are true, complete and correct in all material respects, or requests for extensions to file the OLB Returns have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a Material Adverse Effect on OLB. All OLB Taxes shown to be due and payable on the OLB Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the OLB Financials for the payment of such OLB Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the OLB Companies. Each of the OLB Companies has timely withheld and paid over all OLB Taxes required to have been withheld and paid over by it, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Liens on any of the assets of the OLB Companies with respect to OLB Taxes, other than Liens for OLB Taxes not yet due and payable.

(b) Except as disclosed on OLB Disclosure Schedule 4.7(b), no deficiencies for OLB Taxes have been claimed, proposed or assessed, with notice to any of the OLB Companies, by any taxing or other governmental authority against the OLB Companies that have not been settled, closed or reached a final determination, or that have not been adequately reserved for in the OLB Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on OLB. There are no pending audits relating to any OLB Tax liability of which any of the OLB Companies has received written notice. Except as disclosed on OLB Disclosure Schedule 4.7(b), none of the OLB Companies is a party to any action or proceeding for assessment or collection of OLB Taxes, nor have such events been asserted or, to the Knowledge of OLB, threatened against any of the OLB Companies or any of their assets. No waiver or extension of any statute of limitations relating to OLB Taxes is in effect with respect to the OLB Companies. No power of attorney has been executed by any of the OLB Companies with respect to any OLB Tax matter that is currently in force.

(c) As used in this Agreement, the term “OLB Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, and other obligations of the same or of a similar nature to any of the foregoing, which any of the OLB Companies is required to pay, withhold or collect. As used in this Agreement, the term “OLB Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any OLB Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

Section 4.8
Contracts; Certain Changes.

Except as described in OLB Disclosure Schedule 4.8 or in the OLB SEC Reports, neither OLB nor any OLB Subsidiary is a party to or subject to:

(a) Any collective bargaining agreement with any labor union relating to its employees;

(b) Any Contract that by its terms limits its payment of dividends;

(c) Any Contract, other than this Agreement, that restricts or prohibits it from engaging in any type of business permissible under applicable Law;

(d) any Contract (other than this Agreement) that restricts or limits in any material way the conduct of its business (it being understood that any non-compete, non-solicitation or similar provision shall be deemed material);

(e) Any Contract, the terms of which will require, on account of this Agreement or any of the Contemplated Transactions, the payment, individually or when aggregated with all other similar Contracts, of a material financial fee or penalty by OLB or an Old Line Company; and

(f) Any Contract not disclosed pursuant to the other paragraphs of this Section 4.8 that constitutes a “material contract” as defined in Item 601(b)(10) of Regulation S-K of the SEC.

Section 4.9
Ownership of Personal Property; Insurance Coverage.

(a) Each of the OLB Companies has good and marketable title to all material assets and properties owned by it in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the OLB Financials or acquired subsequent thereto, subject to no Liens, except:

(i) Those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities or reverse repurchase agreements and that are described in OLB Disclosure Schedule 4.9(a) or permitted under Article V hereof;

(ii) Mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the Ordinary Course for amounts not yet due or that are being contested in good faith;

(iii) Statutory Liens securing payments not yet due or that are being contested in good faith;

(iv) Liens for current OLB Taxes not yet due and payable;

(v) Pledges to secure deposits and other Liens incurred in the Ordinary Course of the business of banking;

(vi) Liens, imperfections or irregularities of title, and other defects of title that are not reasonably likely to have a Material Adverse Effect;

(vii) Easements, rights of way and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties;

(viii) With respect to personal property reflected in the balance sheets contained in the OLB Financials, (A) dispositions and encumbrances for adequate consideration in the Ordinary Course since the date of such balance sheets and/or (B) dispositions of obsolete personal property since the date of such balance sheets;

(ix) Those items that are reflected as liabilities in the OLB Financials; and

(x) Items of personal property that are held in any fiduciary or agency capacity (collectively, “OLB Permitted Liens”).

(b) With respect to material items of real and personal property that are used in the conduct of its business and leased from other Persons, each of the OLB Companies has the right under valid, binding and existing leases to use such real and personal property in all material respects as presently occupied and used. There is not under any such lease any material existing default by any OLB Company or, to the Knowledge of OLB, any other party thereto, or any event that with notice or lapse of time would constitute such a material default and all rent and other sums and charges due and payable under such leases have been paid.

(c) Each of the OLB Companies currently maintains Insurance Policies with reputable insurers against such risks and in such amounts as the management of OLB has reasonably determined to be prudent for such OLB Company’s operations and, to the Knowledge of OLB, such Insurance Policies are similar in scope and coverage in all material respects to Insurance Policies maintained by other similarly-situated businesses. Each of OLB and each OLB Subsidiary is in compliance with its Insurance Policies, is not in default under any of the terms thereof and has made accurate statements on any insurance renewal application. Each such Insurance Policy is in full force and effect and, except for Insurance Policies insuring against potential liabilities of officers, directors and employees of OLB and the OLB Subsidiaries, OLB or the relevant OLB Subsidiary is the sole beneficiary of such Insurance Policies. All premiums and other payments due under such Insurance Policies have been paid, and all material notices and claims thereunder have been filed in a due and timely fashion. OLB Disclosure Schedule 4.9(c) identifies all Insurance Policies maintained by the OLB Companies.

(d) None of the OLB Companies has received notice from any insurance carrier that:

(i) Any of its Insurance Policies will be cancelled, terminated or not renewed or that coverage thereunder will be reduced or eliminated; or

(ii) Premium costs with respect to any such Insurance Policy will be substantially increased.

Section 4.10
Legal Proceedings.

            Except as described in OLB Disclosure Schedule 4.10, there is no Litigation now pending or, to the Knowledge of OLB, threatened, against any of the OLB Companies or any of their properties, and to the Knowledge of OLB there are no facts that reasonably could be expected to be the basis for any such Litigation. To the Knowledge of OLB, no pending or threatened Litigation described in OLB Disclosure Schedule 4.10 could reasonably be expected to (a) have a Material Adverse Effect, (b) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (c) materially impair or delay the ability of the OLB Companies to perform their obligations under this Agreement. Except as described in OLB Disclosure Schedule 4.10, none of the OLB Companies is in default with respect to any Order.

Section 4.11
Compliance with Applicable Law.

Except as disclosed on OLB Disclosure Schedule 4.11:

(a) Each of the OLB Companies conducts its business in compliance with all Laws applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) Each of the OLB Companies has, and since December 31, 2012, has had, all material permits, licenses, authorizations, orders and approvals of all Regulatory Authorities that are required in order to permit it to own or lease its properties and carry on its business as it is presently conducted, and have paid all fees and assessments due and payable in connection therewith; all such permits, licenses, authorizations, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of OLB, threatened, and to the Knowledge of OLB no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Contemplated Transactions, subject to obtaining the receipt of all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions. None of the OLB Companies is in default or violation of any such permits, licenses, authorizations, orders and approvals. None of the OLB Companies have been given notice or been charged with any violation of any Law or condition to approval of any Regulatory Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(c) Since January 1, 2012, each of the OLB Companies has timely filed all reports, forms, filings, schedules, information, data, registrations, submissions, statements and other documents, together with any amendments required to be made with respect thereto, that it was required by Law to file with any Regulatory Authority (collectively, the “OLB Reports”), and has paid all fees and assessments due and payable in connection therewith, and each of such reports, forms, filings, etc. were complete and accurate in all material respects and complied in all material respects with all Laws under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance) and, to the extent such filings contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices and, in the case of the OLB SEC reports, GAAP, throughout the periods covered by such filing, except to the extent failure to timely file would not, individually or in the aggregate, be expected to have a Material Adverse Effect; none of the OLB Reports when filed with the SEC (the “OLB SEC Reports”), and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; there (i) is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of OLB or any OLB Subsidiary (not including any supervisory suggestions or recommendations), (ii) are no outstanding formal or informal inquiries by, or unresolved disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of OLB or any OLB Subsidiary, and (iii) are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the OLB SEC Reports; and none of the OLB Subsidiaries is required to file periodic reports pursuant to Sections 13 or 15(d) of the Exchange Act;

(d) No Regulatory Authority has initiated any proceeding or, to the Knowledge of OLB, investigation into the business or operations of the OLB Companies that has not been resolved;

(e) Since January 1, 2014, none of the OLB Companies has received any notification or communication from any Regulatory Authority:

(i) Asserting that it is not in substantial compliance with any Law that such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) Threatening to revoke any license, franchise, permit or governmental authorization that is material to it; or

(iii) Requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, consent agreement, other agreement or memorandum of understanding, or any other agreement directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner its operations, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this Section 4.11(e)(iii) and addressed specifically to an OLB Company herein referred to as an “OLB Regulatory Agreement”);

(f) None of the OLB Companies has received, consented to or entered into any OLB Regulatory Agreement that is currently in effect, nor has any OLB Company been advised since January 1, 2013 by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any OLB Regulatory Agreement that has not already been issued, initiated, ordered or requested;

(g) There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any OLB Regulatory Agreement, except to the extent permitted by such OLB Regulatory Agreement;

(h) There is no settlement, Order or regulatory restriction imposed upon or entered into by any of the OLB Companies or upon any of their assets;

(i) OLB has designed and implemented and maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the OLB Companies is made known to the management of OLB by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the OLB SEC Reports;

(j) Since January 1, 2013, (i) no OLB Company nor, to the Knowledge of OLB, any director, officer, employee, auditor, accountant or other Representative of any OLB Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding its accounting or auditing practices, procedures, methodologies or methods or its internal accounting controls, including any material complaint, allegation, assertion or claim that it has engaged in questionable accounting or auditing practices, and (ii) no attorney representing any OLB Company, whether or not employed by it, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any director or officer; and

(k) OLB has, in all material respects, (i) properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws.

Section 4.12 Labor Matters.

            There are no labor or collective bargaining agreements to which any of the OLB Companies is a party. There is no union organizing effort pending or, to the Knowledge of OLB, threatened, against any of the OLB Companies or involving employees of any of the OLB Companies. There is no labor strike or labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage, lockout or other job action pending or, to the Knowledge of OLB, threatened, against any of the OLB Companies. No Litigation asserting that any of the OLB Companies has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935 or comparable state law) or other violation of state or federal labor Law or seeking to compel any of the OLB Companies to bargain with any labor organization or other employee representative as to wages or conditions of employment is pending or, to the Knowledge of OLB, threatened, with respect to any of the OLB Companies before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority (other than routine employee grievances that are not related to union employees). Each of the OLB Companies is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. Except as described in OLB Disclosure Schedule 4.12, there is no pending or, to the Knowledge of OLB, threatened, Litigation against any of the OLB Companies under any applicable labor or employment Law or brought or made by a current or former employee or applicant for employment.

Section 4.13
ERISA.

(a) OLB has set forth in OLB Disclosure Schedule 4.13(a) a complete and accurate list of the OLB Benefit Plans and made available to BYBK a copy of all available written documents regarding such OLB Benefit Plans.

(b) The OLB Companies have paid in full any insurance premiums due to the PBGC with respect to any defined benefit pension plans for the six years prior to, and through, the Effective Date. Except as disclosed in OLB Disclosure Schedule 4.13(b), no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by any of the OLB Companies has been terminated or is under notice from the PBGC of any threat of termination under the procedures of the PBGC. To the Knowledge of OLB, no circumstance has occurred for which any reportable event under ERISA Section 4043(b) has been or would be required that has not been reported or with respect to which the notice requirement has not been waived. Except as set forth on OLB Disclosure Schedule 4.13(b), no OLB Benefit Plan is subject to IRC Section 412 or Title IV of ERISA, and as of the Effective Date, to the Knowledge of OLB, no condition exists that will result in any liability to the PBGC or on account of the failure to comply with any such provisions in connection with any such OLB Benefit Plan.

(c) To the Knowledge of OLB, none of the OLB Companies has ever contributed to, or otherwise incurred any liability with respect to, a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d) Each OLB Benefit Plan complies in all material respects with the applicable requirements of ERISA, the IRC, the Patient Protection and Affordable Care Act of 2010, and any other applicable Laws governing the OLB Benefit Plan, and each OLB Benefit Plan has at all times been administered substantially in all material respects in accordance with all requirements of applicable Law. To the Knowledge of OLB, each of the pension plans adopted by the OLB Companies that is intended to be qualified under Section 401(a) of the IRC and, to the Knowledge of OLB, its trust, is exempt from federal income tax under IRC Section 501(a) has received, or is entitled to rely upon, a favorable determination letter (or opinion letter for a prototype plan) from the IRS, and to the Knowledge of OLB there are no circumstances that will or could result in revocation of, or inability to continue to rely upon, any such favorable determination letter or opinion letter. Without limiting the foregoing, to the Knowledge of OLB, the following are true:

(i) Each OLB Benefit Plan that is a defined benefit pension plan subject to IRC Section 412 or Title IV of ERISA as of the most recent actuarial valuation has an AFTAP determined under IRC Section 430 and 436 that exceeds the AFTAP level that would impose any funding-based limit on such plan under IRC Section 436;

(ii) Each OLB Benefit Plan that is a defined contribution pension plan that is intended to be qualified under IRC Section 401(a) has had all contributions made to the plan trust in accordance with the terms of the plan on a timely basis under the IRC and ERISA;

(iii) With respect to each OLB Benefit Plan, to the Knowledge of OLB there is no occurrence or Contract that would constitute any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under applicable Law, including Section 4975(d) of the IRC or Section 408 of ERISA;

(iv) Except as disclosed in OLB Disclosure Schedule 4.13(d)(iv), no OLB Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC;

(v) No OLB Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no OLB Benefit Plan or any related trust assets or agreements are subject to the laws of any jurisdiction other than the United States of America or any state, county or municipality of the United States;

(vi) None of the welfare plans adopted by the OLB Companies is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC;

(vii) All of the welfare plans adopted by the OLB Companies and their related trusts comply in all material respects with and have been administered in substantial compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all U.S. Department of the Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, (C) the applicable provisions of the Patient Protection and Affordable Care Act of 2010, and (D) the U.S. Department of Labor regulations issued with respect to such welfare benefit plans; and

(viii) With respect to each OLB Benefit Plan, OLB or any OLB ERISA Affiliate has the authority to amend or terminate such OLB Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the OLB Benefit Plan.

(e) There is no existing or, to the Knowledge of OLB, contemplated, audit of any OLB Benefit Plan by the IRS, the U.S. Department of Labor, the PBGC, any Regulatory Authority or any other governmental authority. In addition, there is no pending or, to the Knowledge of OLB, threatened material Litigation by, on behalf of or with respect to any OLB Benefit Plan, or by or on behalf of any individual participant or beneficiary of any OLB Benefit Plan, alleging any violation of ERISA or any other applicable Laws, or claiming benefits (other than claims for benefits made in the Ordinary Course), nor, to the Knowledge of OLB, is there any basis likely to enable such Litigation to prevail.

(f) Except as disclosed on OLB Disclosure Schedule 4.13(f), (i) no payment contemplated or required by or under any OLB Benefit Plan and employment-related agreement would in the aggregate constitute excess parachute payments as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof), (ii) no OLB Benefit Plan provides for the gross-up or reimbursement of taxes under Sections 280G, 4999 or 409A of the IRC, and (iii) neither the execution and delivery of this Agreement nor the consummation of Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of any of the OLB Companies.

(g) None of the OLB Companies is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise acts on behalf of any plan, program, or arrangement subject to ERISA (other than any OLB Benefit Plan). Each OLB Benefit Plan (including employment Contracts or other compensation arrangements) that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the IRC has been written, executed and operated in compliance with Section 409A of the IRC and the regulations thereunder or an applicable exemption therefrom.

Section 4.14
Brokers and Finders.

            Other than Fig Partners, LLC, none of the OLB Companies and, to the Knowledge of OLB, no officer, director, employee, independent contractor, agent or Affiliate of any OLB Company on its behalf, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any broker, finder, investment banker or financial advisor, in connection with the Contemplated Transactions.

Section 4.15
Real Property and Leases.

(a) OLB and the OLB Subsidiaries own or lease all properties as are necessary to their operations as now conducted. No deed or lease with respect to any real property owned, leased or operated by the OLB Companies, including but not limited to all REO (the “OLB Real Property”) contains any restrictive covenant that materially restricts the use, transferability or value of such OLB Real Property. Each lease with respect to any OLB Real Property is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies), and is in full force and effect. There are no existing defaults by the OLB Companies or, to the Knowledge of OLB, the other party, under any lease with respect to any OLB Real Property and, to the Knowledge of OLB, there are no allegations or assertions of such defaults by any party under any lease with respect to any OLB Real Property or any events that, with notice or lapse of time or the happening or occurrence of any other event, would constitute a default under any lease with respect to any OLB Real Property, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect.

(b) To the Knowledge of OLB, none of the buildings and structures located on any OLB Real Property, nor any improvements or appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any land use Laws or restrictive covenants, except for those violations and encroachments that in the aggregate could not reasonably be expected to have a Material Adverse Effect. No condemnation or eminent domain proceeding is pending or, to the Knowledge of OLB, threatened, that would preclude or materially impair the use of any OLB Real Property in the manner in which it is currently being used.

(c) The OLB Companies have a valid and enforceable leasehold interest in or, to the Knowledge of OLB, based on title insurance owned by it, good and marketable title to, all OLB Real Property and all improvements thereon, subject to no Liens of any kind except (i) as noted in the OLB Financials, (ii) statutory Liens securing payments not yet due or that are being contested in good faith, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, (iv) mechanics liens for amounts not yet due or that are being contested in good faith, and (v) those assets and properties disposed of for fair market value in the Ordinary Course since the date of the OLB Financials. To the Knowledge of OLB, all OLB Real Property used in the business of the OLB Companies is free from defects that could materially interfere with the current or intended future use of such facilities, provided such future use is substantially similar to its current use.

Section 4.16
Environmental Matters.

With respect to OLB and each OLB Subsidiary:

(a)  Neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including REO) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon OLB or any OLB Subsidiary. To the Knowledge of OLB, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to OLB or any OLB Subsidiary by reason of any Environmental Laws. Neither OLB nor any OLB Subsidiary during the past five years has received any written notice from any Person or Regulatory Authority that OLB or any OLB Subsidiary or the operation or condition of any property ever owned or operated by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Hazardous Materials (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath or originating from any such property) for which a material liability is reasonably likely to be imposed upon OLB or any OLB Subsidiary;

(b)  There is no Order or Litigation pending or, to the Knowledge of OLB threatened, before any court, governmental agency or other forum against OLB or any OLB Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence, release, discharge, spillage or disposal into the environment of, any Hazardous Materials, whether or not occurring at, on, under, adjacent to or affecting (or potentially affecting) a site currently or formerly owned, leased or operated by any OLB Company or any OLB Real Property, nor, to the Knowledge of OLB, is there any reasonable basis for any such Litigation or Order;

(c) To the Knowledge of OLB, (i) there are no underground storage tanks on, in or under any OLB Real Property, and (ii) no underground storage tanks have been closed or removed from any OLB Real Property except in compliance with Environmental Laws in all material respects; and

(d) To the Knowledge of OLB, the OLB Real Properties (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Materials other than as permitted under applicable Environmental Laws.

Section 4.17
Information to be Supplied.

(a) The information supplied by OLB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement), at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to the holders of OLB Common Stock and BYBK Common Stock, and up to and including the date of the OLB Common Stockholders’ Meeting and the BYBK Common Stockholders’ Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, (ii) will disclose all facts that the OLB board of directors deems material to a vote on the Merger, and (iii) will comply in all material respects with the applicable requirements of the Registration Statement as promulgated by the SEC.

(b) The information supplied by OLB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

(c) No document or certificate delivered to BYBK by or for OLB pursuant to a requirement of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in such document or certificate, in light of the circumstances under which it was made, not misleading.

Section 4.18 Related Party Transactions.

            Except as set forth on OLB Disclosure Schedule 4.18, as is disclosed in the OLB Financials, and/or as disclosed in the OLB SEC Reports, neither OLB nor any OLB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the Ordinary Course) with any Affiliate of OLB or any OLB Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with Persons who are not related to or Affiliates of OLB or any OLB Subsidiary.

Section 4.19
Loans.

(a) Except as disclosed in OLB Disclosure Schedule 4.19, all Credit Extensions reflected as assets in the OLB Financials or currently outstanding that will be reflected as assets in the OLB Financials arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the Ordinary Course, and are evidenced by notes, Contracts or other evidences of indebtedness that are true, genuine, correct and what they purport to be, and to the extent secured, are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or equitable principles affecting the enforcement of creditors’ rights that have been perfected or (ii) the pledge of any Credit Extension to the FHLB as collateral to secure the performance by the OLB Companies of all obligations owed thereto. All Credit Extensions reflected, or currently outstanding that will be reflected, as assets in the OLB Financials were made in accordance in all material respects with sound banking practices and, to the Knowledge of OLB, are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending Laws, except as may be provided by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(b) To the Knowledge of OLB, neither the terms of any Credit Extension by any of the OLB Companies, any of the documentation for any such Credit Extension, the manner in which any such Credit Extension has been administered and serviced, nor the practices of approving or rejecting applications for a Credit Extension by the OLB Companies, violate in any material respect any Law applicable thereto, including, without limitation, the Truth In Lending Act and the CFPB’s Regulation Z, the CRA, the Equal Credit Opportunity Act, and any Laws relating to consumer protection, installment sales and usury.

(c) There are no executive officer or director (as such terms are defined in the FRB’s Regulation O) Credit Extensions by any of the OLB Companies on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was not in compliance with Regulation O and all such Credit Extensions are and were originated in compliance in all material respects with all applicable Laws.

(d) To the Knowledge of OLB, no shares of OLB Common Stock were purchased with the proceeds of a loan made by any of the OLB Companies.

Section 4.20
Allowance for Loan Losses.

            The allowance for loan losses reflected in reports by the OLB Companies to each Regulatory Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the OLB Financials has been and will be established and maintained in accordance with GAAP and applicable Law and in a manner consistent with Old Line’s internal policies. The allowance for loan losses reflected in such reports and the allowance for loan losses shown in the OLB Financials, in the opinion of management, was or will be adequate as of the dates thereof. The REO and in-substance foreclosures included in any of Old Line’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals. OLB has disclosed to BYBK on OLB Disclosure Schedule 4.20 all Credit Extensions (including participations) by and all interest-bearing assets of the OLB Companies (a) that are in an amount of at least $1.0 million and have been accelerated during the past 12 months, (b) that are in an amount of at least $1.0 million and have been terminated during the past 12 months by reason of a default or adverse development in the condition of the borrower or other events or circumstances affecting the credit of the borrower, and (c) pursuant to which a borrower, customer or other party has notified any of the OLB Companies during the past 12 months of, or has asserted against any of the OLB Companies, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of OLB, each borrower, customer or other party that has given any of the OLB Companies any oral notification of, or orally asserted to or against any of the OLB Companies, any such claim, and OLB shall provide an updated OLB Disclosure Schedule 4.20 promptly to BYBK after the end of each month after the date hereof and on the Business Day prior to the Closing Date.

Section 4.21
Community Reinvestment Act.

            Old Line is the only OLB Company that is subject to the CRA. To the Knowledge of OLB, OLB is in compliance in all material respects with the CRA and all regulations promulgated thereunder. OLB has supplied BYBK with a copy of Old Line’s current CRA Statement, all letters and written comments received by Old Line since March 6, 2017 pertaining thereto and any responses by Old Line to such comments. Old Line has a rating of “satisfactory” or better as of its most recent CRA compliance examination and OLB and Old Line have received no communication from any Regulatory Authority that would lead OLB to believe that Old Line will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or that any Regulatory Authority would seek to restrain, delay or prohibit any of the Contemplated Transactions as a result of any act or omission of Old Line under the CRA.

Section 4.22
Securities Activities of Employees.

To the Knowledge of OLB, the officers, employees and agents of the OLB Companies are now, and at all times in the past have been, in compliance with all applicable Laws that relate to securities activities conducted by such officers, employees and agents, including Laws relating to licenses and permits.

Section 4.23
Books and Records; Internal Control.

(a) The minute books and stock ledgers of the OLB Companies that have been made available to BYBK, its Representatives or its Affiliates constitute all of the minute books and stock ledgers of the OLB Companies and as of their dates contain a materially complete and accurate record of all actions of their respective stockholders and boards of directors (and any committees thereof) and have been maintained in accordance with applicable Law. All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the OLB Companies that have been requested by BYBK have been made available to BYBK, its Representatives or its Affiliates.

(b) OLB maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions by or with the OLB Companies are executed in accordance with management’s general or specific authorizations; (ii) transactions by or with the OLB Companies are recorded as necessary (A) to permit the preparation of financial statements and reports filed with any Regulatory Authority in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets and liabilities; (iii) access to the assets of, and the incurrence of liabilities by, the OLB Companies is permitted only in accordance with management’s general or specific authorizations; (iv) the recorded accountability for assets and liabilities of the OLB Companies is compared with existing assets and liabilities of the OLB Companies at reasonable intervals and appropriate action is taken with respect to any differences; and (v) extensions of credit by and other receivables of the OLB Companies are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as disclosed in the OLB SEC Reports, since December 31, 2012, neither OLB nor, to OLB’s Knowledge, any employee, auditor, accountant or representative of any OLB Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of OLB’s internal control over financial reporting or integrity of the OLB Financials or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of OLB or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that OLB or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Except as disclosed in the OLB SEC Reports, to the Knowledge of OLB there are no significant deficiencies or material weaknesses in the design or operation of such internal control over financial reporting that are reasonably likely to adversely affect in any material respect OLB’s ability to record, process, summarize and report financial information. To the Knowledge of OLB, there has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in OLB’s internal control over financial reporting.

(c) Each of the OLB Companies makes and keeps Books and Records that, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities, and all such Books and Records have been and are being maintained in the Ordinary Course in accordance with applicable Law and accounting requirements. None of the records, systems, controls, data or information of the OLB Companies are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and control of the OLB Companies or their accountants, except as would not reasonably be expected to have a Material Adverse Effect. No attorney representing OLB or any OLB Subsidiary, whether or not employed by OLB or any OLB Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by OLB or any of its officers, directors or employees to the board of directors of OLB or any committee thereof or to any director or officer of OLB. To OLB’s Knowledge, there has been no instance of fraud by any OLB Company, whether or not material, that occurred during any period covered by OLB Financials.

Section 4.24
Investment Securities.

            Each of the OLB Companies has good and marketable title to all securities that it owns (except those sold under repurchase agreements or held in any fiduciary or agency capacity). None of the investment securities reflected in the OLB Financials under the headings “investment securities available for sale” and “investment securities held to maturity” and, except as described in OLB Disclosure Schedule 4.24, none of the investment securities acquired by the OLB Companies since June 30, 2017, are subject to any restrictions, whether contractual or statutory, that materially impair such OLB Company’s ability to freely dispose of such investment securities at any time, and such OLB Company was permitted by applicable Law to acquire such investment securities at the time they were acquired.

Section 4.25
Reorganization.

            As of the date hereof, OLB does not have any reason to believe that the Merger will fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC. None of the OLB Companies will take any action that will cause, cause any action to be taken that will cause or fail to take any action or fail to cause any action to be taken if such failure to act will have the effect of causing, the Merger not to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC, nor have any of the OLB Companies taken, caused, agreed to take or cause or failed to take or cause any such action.

Section 4.26
Fairness Opinion.

            OLB’s board of directors has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated no later than the date of this Agreement) from FIG Partners, LLC, to the effect that, as of the date thereof, and subject to the terms, conditions and qualifications set forth therein, the consideration payable by OLB to stockholders of BYBK pursuant to the terms of this Agreement is fair, from a financial point of view, to the stockholders of OLB. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 4.27
Materials Provided to Stockholders.

            All proxy materials used in connection with the meetings of OLB’s stockholders held in 2015, 2016 and 2017, along with any other form of correspondence between OLB and its stockholders during those years, including, without limitation, any annual or quarterly reports provided to stockholders, either have been filed with the SEC and are publicly available to BYBK via EDGAR or have been provided to BYBK.

Section 4.28
Absence of Undisclosed Liabilities.

            None of the OLB Companies has any obligation or liability that is material to its financial condition or operations or that, when combined with all similar obligations or liabilities, would be material to its financial condition or operations except (a) as disclosed in the OLB Financials delivered or made available to BYBK prior to the date of this Agreement, or (b) as contemplated under this Agreement. Except as disclosed in OLB Disclosure Schedule 4.28, since December 31, 2016, none of the OLB Companies has incurred or paid any obligation or liability that would be material to its financial condition or operations, except for obligations that are (a) fully reflected or reserved against on the most recent balance sheet contained in the OLB Financials or (b) paid in connection with transactions made in the Ordinary Course consistent with applicable Law.

Section 4.29
Anti-Money Laundering, OFAC and Information Security.

(a) To the Knowledge of OLB there do not exist any facts or circumstances that would cause any of the OLB Companies: (i) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any Order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control, or any other applicable anti-money laundering Law, as well as the provisions of the Bank Secrecy Act/anti-money laundering program adopted by the OLB Companies; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the OLB Companies. To the Knowledge of OLB, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause any of the OLB Companies to undertake any remedial action. The board of directors or other governing body of each OLB Company that is subject to Section 326 of the USA PATRIOT Act and the regulations thereunder has adopted, and each such OLB Company has implemented, a Bank Secrecy Act/anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and the regulations thereunder and such Bank Secrecy Act/anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and it has not received written notice from any Regulatory Authority that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective. Each of the OLB Companies has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(b) OLB Disclosure Schedule 4.29(b) describes any event, circumstance or other occurrence, and the remedial steps taken by any of the OLB Companies with respect thereto, since January 1, 2012, that constituted either (i) a “breach of the security of a system,” as such phrase is defined in Section 14-3504(a) of the Commercial Law Article with respect to personal information maintained by any of the OLB Companies, without regard to the application of Section 14-3507(b) of the Commercial Law Article, or (ii) any other data breach with respect to, or other unauthorized access to, the electronic information and records of any of the OLB Companies, including, without limitation, communications, regulatory correspondence and reports, documents and data, information relating to products and services, activities, strategies and plans, OLB IT Assets, other financial data, and identities of and information regarding sales, customers, prospects, vendors, suppliers and personnel, including, without limitation, passwords and other information technology credentials.

(c) OLB and each of its Subsidiaries has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information, and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is reasonably protected against loss, damage and unauthorized access, use, modification or other misuse. To OLB’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification or other misuse of any such information by OLB, any of its Subsidiaries or any other Person.

Section 4.30
Intellectual Property.

    To the Knowledge of OLB, each of the OLB Companies owns or possesses valid, binding and assignable licenses and other rights to use without payment (other than as set forth in the applicable license) all trademarks, trade dress, trade names, service marks, service names, brand names, domain names, logos, patents, technology, inventions, trade secrets, know-how, copyrights, works of authorship and other intellectual property rights used in the conduct of its existing business, and all registrations, applications, technology rights, licenses or other Contracts relating thereto and all Contracts relating to third party intellectual property that it is licensed or authorized to use in its business, including without limitation any software licenses (collectively, the “OLB Intellectual Property”). To the Knowledge of OLB, all OLB Intellectual Property that is used in the conduct of the existing businesses of the OLB Companies is free and clear of all Liens (other than OLB Permitted Liens) and any claims of ownership by current or former employees or contractors, other than royalties or payments with respect to off-the-shelf software. With respect to each item of OLB Intellectual Property that any of the OLB Companies is licensed or authorized to use, to the Knowledge of OLB, the license, sublicense or Contract covering such item is legal, valid, binding, enforceable and in full force and effect. No OLB Company is in default under or violation of any of its material OLB Intellectual Property licenses. To the Knowledge of OLB, none of the OLB Companies is infringing, diluting, misappropriating or violating the intellectual property of any other Person, and none of the OLB Companies has received any communications alleging that it has infringed, diluted, misappropriated or violated any such intellectual property. None of the OLB Companies has sent any communications alleging that any Person has infringed, diluted, misappropriated or violated any OLB Intellectual Property and, to the Knowledge of OLB, no Person is infringing, diluting, misappropriating or violating any of the OLB Intellectual Property. Each of the OLB Companies has taken commercially reasonable actions to protect and maintain (a) all material OLB Intellectual Property and (b) the security and integrity of its software, databases, networks, systems, equipment and hardware and to protect the same against unauthorized use, modification or access thereto, or the introduction of any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other unauthorized, damaging or corrupting software or elements that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, software, data or other materials. To the Knowledge of OLB, the computers, computer software, other information technology equipment, information technology passwords and other credentials, and all associated documents and records owned or leased by the OLB Companies (the “OLB IT Assets”), operate and perform in all material respects in accordance with their documentation and functional specifications as required by them in connection with their business, and none of the OLB IT Assets has materially malfunctioned or failed to meet its requirements within the past two years except for such malfunctions or failures that have been remediated. To the Knowledge of OLB, no Person has gained unauthorized access to the OLB IT Assets. The OLB Companies have implemented commercially reasonable backup and disaster recovery policies, procedures, systems and technology consistent with industry practices for financial institutions of comparable size and complexity, and sufficient to reasonably maintain the operation of the respective businesses of the OLB Companies in all material respects.

Section 4.31
Business.

(a) OLB and the OLB Subsidiaries are engaged in all material respects only in the business described in the OLB SEC Reports, and the OLB SEC Reports contain a complete and accurate description in all material respects of the business of OLB and the OLB Subsidiaries, taken as a whole.

(b) The assets reflected in the most recent OLB Financial Statements that are owned or leased by the OLB Companies, and in combination with the OLB Real Property, the OLB Intellectual Property and contractual benefits and burdens of the OLB Companies constitute, as of the Closing Date, all of the assets, rights and interests necessary to enable the OLB Companies to operate consolidated businesses in the Ordinary Course and as the same is expected to be conducted on the Closing Date.

Section 4.32
Disclosure.

            The schedules delivered by OLB pursuant to this Article IV and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct in all material respects and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V.
COVENANTS OF THE PARTIES
Section 5.1
Conduct of BYBK’s Business.

(a) Through the Effective Time, BYBK shall, and shall cause each BYBK Subsidiary to:

(i) In all material respects, conduct its businesses and engage in transactions only in the Ordinary Course, except as otherwise required or contemplated by this Agreement or with the prior written consent of OLB; and

(ii) Use its commercially reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees and preserve the good will of its customers and others with whom business relationships exist, provided that, other than in the case of a Permitted Employee that BYBK determines, in good faith, is necessary to comply with the provisions of this Section 5.1(a), job vacancies that occur prior to the Effective Date through attrition shall not be filled and new officers and employees shall not be hired without the prior written consent of OLB, which shall not be unreasonably conditioned, withheld or delayed.

(b) Beginning on the date that is two weeks after the date hereof, and every two weeks thereafter, BYBK shall provide to OLB a report describing all of the following that has occurred in the prior month: (i) approval of or entry into new Credit Extensions with principal balances or commitments of $500,000 or more, (ii) renewals or extensions of existing Credit Extensions for any Credit Extensions of $1,000,000 or more, or (iii) material amendments or modifications to Credit Extensions with principal balances or commitments of $1,500,000 or more.

(c) Through the Effective Time, without the consent in writing of OLB (such consent not to be unreasonably withheld, conditioned or delayed), as permitted by this Agreement or except as may be required, in writing, by any Regulatory Authority (in which case BYBK shall immediately provide OLB with a copy of such written document), BYBK shall not, and shall not permit any BYBK Subsidiary to:

(i) Change any provision of the BYBK Governing Documents;

(ii) Change the number of authorized or issued shares of its capital stock; repurchase, redeem or otherwise acquire any shares of its capital stock; issue or grant any call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; or declare, set aside or pay any dividends (including any special dividends) or other distribution in respect of capital stock;

(iii) Except as set forth in BYBK Disclosure Schedule 5.1(c)(iii), grant any severance, retention or termination pay, other than pursuant to policies or Contracts of BYBK or any BYBK Subsidiary in effect on the date hereof for employees who are not executive officers, or enter into or amend any employment, consulting, severance, compensation, “change-in-control” or termination Contract with, any officer, director, employee, independent contractor, agent or other Person associated with BYBK or any BYBK Subsidiary;

(iv) Except as set forth in BYBK Disclosure Schedule 5.1(c)(iv), grant job promotions or increase the rate of compensation or benefits of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other Person associated with BYBK or any BYBK Subsidiary, except, with respect to a Permitted Employee, (A) to the extent such promotion or increase is made by BYBK or a BYBK Subsidiary in the Ordinary Course, or (B) routine periodic pay increases, selective merit pay increases and pay raises in the Ordinary Course, provided, however, that such aggregate increases in the rate of compensation and benefits shall not be in excess of 3%, and such aggregate bonuses shall not be in excess of 5%, of the aggregate salaries for all Permitted Employees;

(v) Except in the Ordinary Course, sell, lease, assign, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets (excluding loans, which are governed by Section 5.1(c)(xxii), and securities, which are governed by Section 5.1(c)(xvii)), deposits, business or properties or cancel or compromise any debt or claim, or waive or release any right or claim, except in the Ordinary Course for full and fair consideration actually received; or modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business;

(vi) Except for FHLB advances with a maturity of six months or less and deposits taken in the Ordinary Course, incur any indebtedness for borrowed money; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course and in accordance with the restrictions set forth in Sections 5.1(c)(xv) and (xvi);

(vii) Sell or otherwise dispose of any BYBK Real Property except REO in a reasonably acceptable commercial manner in the Ordinary Course;

(viii) Take any action that would result in any of the conditions set forth in Article VI hereof not being satisfied;

(ix) Change any method, practice, or principle of accounting or tax compliance, except as may be required from time to time by Law or changes in GAAP or by any Regulatory Authority;

(x) Waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material Contract to which it is a party;

(xi) Implement any pension, retirement, profit-sharing, bonus, welfare or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing pension, retirement, profit-sharing, bonus, welfare or similar plan or arrangement except to the extent (A) required by Law or (B) required by its terms as a result of this Agreement or in connection with the Contemplated Transactions; provided, however, that amendments to a BYBK Benefit Plan to modify any of the investment options available thereunder shall not constitute a breach of this Section 5.1(c)(xi);

(xii) Implement or adopt any material change in its: (A) guidelines and policies in existence on the date hereof with regard to underwriting and making extensions of credit, the establishment of reserves with respect to possible losses thereon or the charge-off of losses incurred thereon; (B) investment policies and practices; or (C) other material banking policies, or otherwise fail to conduct its banking activities in the Ordinary Course except as may be required by changes in Law or GAAP or at the direction of a Regulatory Authority;

(xiii) Change deposit or loan rates other than in the Ordinary Course, or otherwise fail to conduct its lending and deposit activities in the Ordinary Course;

(xiv) Enter into, modify, amend or renew any Contract under which it is obligated to pay more than $100,000 and that is not terminable by it with 60 days’ notice or less without penalty, payment or other conditions (other than the condition of notice), or enter into, renew, extend or modify any other transaction with any of its Affiliates, other than deposit and loan transactions in the Ordinary Course and that are in compliance with the requirements of Law;

(xv) Except as required by Law or at the direction of a Regulatory Authority: (A) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; or (B) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk;

(xvi) Take any action that would give rise to a right of payment to any individual under any employment Contract except for contractually required compensation;

(xvii) Purchase or sell any securities other than in the Ordinary Course, other than pursuant to redemptions by the issuer thereof;

(xviii) Except for the Lawsuit and/or the lawsuit captioned Mary Louise Strohman v. Bay Bank, FSB, pending in the Circuit Court for Baltimore County, Case No. 03-C-17-007139, settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation except in the Ordinary Course and involving an amount not in excess of $100,000 (exclusive of any amounts paid directly or reimbursed to BYBK or any BYBK Subsidiary under any insurance policy maintained by BYBK or any BYBK Subsidiary), pending or, to the Knowledge of BYBK, threatened, against or affecting BYBK, any BYBK Subsidiary or any of their respective properties or assets, provided that such Litigation does not arise out of or relate to the Contemplated Transactions. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims that, in the aggregate, could reasonably be determined to be material to BYBK and the BYBK Subsidiaries, taken as a whole;

(xix) Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon; provided, however, that neither BYBK nor any BYBK Subsidiary shall be required to obtain such a report: (A) where, after using commercially reasonable efforts, it is unable to gain access to the property, provided that BYBK has provided notice to OLB that it has been unable to gain such access and as a result intends to foreclose without obtaining a Phase I environmental report thereon; or (B) with respect to any one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains hazardous substances known or reasonably suspected to be in violation of, or require remediation under, Environmental Laws;

(xx) Except as permitted by Section 5.7(a)(ii), merge or consolidate with any other Entity; sell or lease all or any substantial portion of its assets or business; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; or permit the revocation or surrender of its certificate of authority to maintain, file an application for the opening, closing or relocation of, or open, close or relocate, any branch or automated banking facility;

(xxi) Make, or commit to make, any new capital expenditure, individually or in the aggregate, of $100,000 or more;

(xxii) Sell or acquire any loans (excluding originations) or loan participations, except in the Ordinary Course (but in the case of a sale, after giving OLB or Old Line a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights except in the Ordinary Course;

(xxiii) Take any action or knowingly fail to take any action, which action or failure to act would preclude the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the IRC;

(xxiv) Make any charitable or similar contributions, except consistent with past practice and in amounts not to exceed $10,000 individually and $50,000 in the aggregate;

(xxv) Except for any Non-Residential Credit Extension already committed to by BYBK or a BYBK Subsidiary on the date of this Agreement and set forth on BYBK Schedule 5.1(c)(xxv), enter into, grant, approve, modify or extend any Non-Residential Credit Extension except in the Ordinary Course;

(xxvi) Except for any loan, credit facility, line of credit or letter of credit for an owner-occupied residence (each, a “Residential Credit Extension”) already committed to by BYBK or a BYBK Subsidiary and set forth on BYBK Disclosure Schedule 5.1(c)(xxvi), enter into, grant, approve, modify or extend any Residential Credit Extension except in the Ordinary Course;

(xxvii) Issue any communication to any BYBK employee related to post-Closing employment benefits or compensation without the prior consent of OLB (which shall not be unreasonably withheld, conditioned or delayed);

(xxviii) Enter into any interest rate swap, floor or cap or similar Contract, except in the Ordinary Course; or

(xxix) Agree to do any of the foregoing.

Provided, however, that nothing contained in this Section 5.1(c) shall apply to, or prohibit or otherwise restrict in any manner, the resolution by BYBK or Bay Bank, in their sole but reasonable discretion, of any loan disclosed in BYBK Disclosure Schedule 2.6(c).

Section 5.2
Conduct of OLB’s Business.

            Through the Effective Time, except as otherwise consented to in writing by BYBK or as permitted by this Agreement, and except as may be required by Law or, in writing, by any Regulatory Authority (in which case OLB shall immediately provide BYBK with a copy of such written document), OLB shall not, and shall not permit any OLB Subsidiary to:

(a) Take any action that would result in any of the conditions set forth in Article VI hereof not being satisfied;

(b) Take any action or knowingly fail to take any action, which action or failure to act would preclude the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the IRC; or

(c) Agree to do either of the foregoing.

Section 5.3
Access; Confidentiality.

(a) Through the Effective Time, each Party shall afford to the other, including its authorized Representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, Books and Records, and personnel, at reasonable hours and after reasonable notice; and the officers of each Party shall furnish the other Party making such investigation, including its authorized Representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, Books and Records, and personnel as the Party making such investigation, or its authorized Representatives, shall from time to time reasonably request. Each Party agrees that it, and its authorized Representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other Party’s normal operations and customer and employee relationships. Notwithstanding the foregoing, neither Party shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of its customers, jeopardize the attorney-client privilege of the Party in possession or control of such information or contravene any Law or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply. No investigation by a Party shall affect the ability of such Party to rely on the representations, warranties, covenants and Contracts of the other Party.

(b) BYBK and OLB each agree that it will not, and will cause their Representatives not to, use any information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the Contemplated Transactions. BYBK and OLB shall hold all information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, which is incorporated herein by reference. The Parties agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

Section 5.4
Regulatory Matters.

Through the Effective Time:

(a) OLB and BYBK shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications, which shall be prepared by OLB and OLB’s counsel, to the extent such Applications are required to be filed by an OLB Company, and by BYBK and BYBK’s counsel, to the extent such Applications are required to be filed by a BYBK Company, and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions and to comply with the terms and conditions of all such permits, consents, approvals, waivers and authorizations; provided, however, that in no event shall OLB or BYBK be required to agree to any prohibition, limitation or other requirement that would (i) prohibit or materially limit the ownership or operation by OLB or any OLB Subsidiary of all or any material portion of the business or assets of BYBK or any BYBK Subsidiary, (ii) compel OLB or BYBK to dispose of all or any material portion of either Party’s business or assets, (iii) impose a material compliance burden, penalty or obligation on OLB or BYBK, or (iv) otherwise materially impair the value of BYBK to OLB (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”).

(b) BYBK and OLB shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority with respect to the Contemplated Transactions to the extent permitted by Law.

(c) BYBK and OLB shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such Party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, the information shall be accurate and complete in all material respects. In connection therewith, BYBK and OLB shall use their reasonable good faith efforts to provide each other certificates, “comfort” letters and other documents reasonably requested by the other to the extent such disclosure is permitted by Law. Each Party shall have the right to review and approve in advance (such approval not to be unreasonably withheld, conditioned or delayed) all characterizations of the information relating to it and any of its Subsidiaries that appear in any filing made in connection with the Contemplated Transactions with any Regulatory Authority. In addition, OLB and BYBK shall each give the other reasonable time to review the Registration Statement and any Application to be filed by it prior to the time such Application is filed with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

Section 5.5
Taking of Necessary Actions.

            Through the Effective Time, in addition to the specific agreements contained herein, each Party shall use their reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable Law to consummate and make effective the Contemplated Transactions as soon as practicable after the date hereof including, if necessary, appealing any adverse ruling with respect to any Application.

Section 5.6
Duty to Advise; Duty to Update of Disclosure Schedules.

            Through the closing date, each of BYBK and OLB shall promptly advise the other of any change or event having or reasonably likely to have a Material Adverse Effect or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Through the Closing Date, BYBK shall update the BYBK Disclosure Schedules, and OLB shall update the OLB Disclosure Schedules, as promptly as practicable after the occurrence of any event that, if such event had occurred prior to the date hereof, would have been disclosed on such schedule. In addition, BYBK shall update and deliver to OLB the BYBK Disclosure Schedule 3.20(a) and the BYBK Disclosure Schedule 3.21, and OLB shall update and deliver to BYBK the OLB Disclosure Schedule 4.20, promptly after the end of each calendar month during the Pre-Closing Period and on the Business Day immediately preceding the Closing Date. The delivery of such updated Disclosure Schedules shall not relieve either Party from liability for any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.1(b) or 6.2(b).

Section 5.7
Other Undertakings by OLB and BYBK.

(a) Undertakings of BYBK.

(i) Stockholder Approval. As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with applicable Law and this Agreement, BYBK shall submit the Merger to its stockholders for approval at the BYBK Common Stockholders’ Meeting with the recommendation that its stockholders approve the Merger.

(ii) Acquisition Proposals. So long as this Agreement remains in effect, except as otherwise expressly permitted by this Agreement, BYBK shall not, and it shall not authorize, permit or cause any BYBK Subsidiary or their respective Representatives to, directly or indirectly: (A) initiate, solicit, induce or encourage (including by way of furnishing information or providing assistance), or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, relates or could reasonably be expected to lead to an Acquisition Proposal; (B) respond to any inquiry relating to an Acquisition Proposal; (C) recommend or endorse an Acquisition Proposal; (D) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than OLB) any information or data with respect to BYBK or any BYBK Subsidiary or otherwise relating to an Acquisition Proposal; (E) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which BYBK or any BYBK Subsidiary is a party; or (F) enter into any agreement, agreement in principle, letter of intent or similar instrument, including any exclusivity agreement, with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle, letter of intent or similar instrument relating to an Acquisition Proposal. Any violation of the foregoing restrictions by BYBK or any of its Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of BYBK or otherwise, shall be deemed to be a breach of this Agreement by BYBK. BYBK and each BYBK Subsidiary shall, and shall cause each of its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions, negotiations and communications with any Person with respect to any existing or potential Acquisition Proposal.

Notwithstanding the foregoing, prior to the approval of the Merger by BYBK’s stockholders at the BYBK Common Stockholders’ Meeting, BYBK may respond to an inquiry, furnish nonpublic information regarding itself and the BYBK Subsidiaries to, or enter into discussions with, any Person in response to an unsolicited Acquisition Proposal that is submitted to BYBK by such Person (and not withdrawn) if: (A) BYBK’s board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and the advice of the BYBK Advisers, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (B) BYBK has not violated any of the restrictions set forth in this Section 5.7(a)(ii); (C) BYBK’s board of directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel and the advice of the BYBK Advisers, that such action is required in order for the board of directors to comply with its fiduciary obligations under applicable Law; and (D) at least two Business Days prior to furnishing any nonpublic information to, or entering into discussions with, such Person, BYBK provides OLB with written notice of the identity of such Person and of BYBK’s intention to furnish nonpublic information to, or enter into discussions with, such Person and BYBK receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with BYBK. BYBK shall promptly provide to OLB any non-public information regarding BYBK or any BYBK Subsidiary provided to any other Person that was not previously provided to OLB, such additional information to be provided no later than the date of provision of such information to such other Person.

BYBK shall promptly (and in any event within 24 hours) notify OLB in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, BYBK, any BYBK Subsidiary or any of their Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). BYBK agrees that it shall keep OLB informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). BYBK further agrees that it will provide OLB with the opportunity to present its own proposal to the BYBK board of directors in response to any such proposal or offer and negotiate with OLB in good faith with respect to any such proposal.

For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide written proposal (or its most recently amended or modified terms, if amended or modified) made by a third party to consummate an Acquisition Proposal on terms that the BYBK board of directors determines in its good faith judgment, after consultation with and having considered the advice of BYBK’s outside legal counsel and the BYBK Advisers: (A) would, if consummated, result in consideration that is more favorable to the stockholders of BYBK than the Contemplated Transactions (taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the proposal); (B) is not conditioned on obtaining financing (and with respect to which BYBK has reasonably assured itself of such Person’s ability to fully finance its Acquisition Proposal); (C) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of BYBK Common Stock or all or substantially all of the assets and liabilities of the BYBK Companies on a consolidated basis; and (D) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Neither the BYBK board of directors nor any committee thereof shall: (A) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to OLB in connection with the Contemplated Transactions (including the Merger), its recommendation to the stockholders of BYBK to approve the Merger, or make any statement, filing or release, in connection with the BYBK Common Stockholders’ Meeting or otherwise, inconsistent with the recommendation to the stockholders of BYBK to approve the Merger (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of such recommendation); (B) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (C) enter into (or cause BYBK or any BYBK Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (1) related to any Acquisition Proposal or (2) requiring BYBK to abandon, terminate or fail to consummate any of the Contemplated Transactions.

Notwithstanding the foregoing, prior to the date of the BYBK Common Stockholders’ Meeting, BYBK’s board of directors may approve or recommend to the stockholders of BYBK a Superior Proposal and withdraw, qualify or modify its recommendation in connection with the Agreement and the Merger or take any of the other actions otherwise prohibited by this Section 5.7(a)(ii) after the third Business Day following the receipt by OLB of a notice (the “Notice of Superior Proposal”) from BYBK advising OLB that the BYBK board of directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.7(a)(ii)) constitutes a Superior Proposal (it being understood that BYBK shall be required to deliver a new Notice of Superior Proposal in respect of any materially revised Superior Proposal from such third party or its affiliates that BYBK proposes to accept and the subsequent notice period shall be three Business Days) if, but only if, (A) the BYBK board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and the advice of the BYBK Advisers, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law and (B) at the end of such three Business Day period, after taking into account any adjusted, modified or amended terms as may have been committed to in writing by OLB since OLB’s receipt of such Notice of Superior Proposal (provided, however, that OLB shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the BYBK board of directors has again in good faith made the determination (1) in clause (A) of this paragraph, and (2) that such Acquisition Proposal constitutes a Superior Proposal.

(iii) Environmental Assessments.

(A) OLB shall have the express right, but not the obligation, to conduct, at its sole cost and expense, Environmental Assessments of the BYBK Companies’ assets, operations and secured interests, including, but not limited to, the BYBK Real Properties. For any BYBK Real Property that is not owned by a BYBK Company, access to such BYBK Real Property by OLB shall be conditioned on approval by the property owner.

(B) If OLB, in its sole discretion, is unable to reasonably determine that the recognized environmental conditions identified in the Environmental Assessments will not result in a Material Adverse Effect, OLB shall have the express right, but not the obligation, to further assess, at its sole cost and expense, the recognized environmental conditions as OLB deems appropriate subject to the following provisions of this Section 5.7(a)(iii)(B). For any BYBK Real Property that is owned by a BYBK Company, such further assessment shall be subject to prior notice to BYBK. For any BYBK Real Property that is not owned by a BYBK Company, such further assessment by OLB shall be conditioned on approval by the property owner.

(C) OLB agrees to notify BYBK a reasonable time in advance of any Environmental Assessments scheduled pursuant to this Section 5.7(a)(iii). Upon receipt of such notice, BYBK agrees to permit OLB and its Representatives to (1) conduct such Environmental Assessments, (2) have access to the properties, facilities, environmental documents and personnel of the BYBK Companies, and (3) conduct such consultations with the Persons conducting such examinations, as OLB shall deem necessary; provided, however, that OLB agrees that the exercise of its rights under this Section 5.7(a)(iii) shall not unreasonably disturb or interfere with the business activities or operations of the BYBK Companies. Upon request by BYBK, OLB shall provide copies of reports prepared by OLB or its Representatives for the assessments conducted under this Section 5.7(a)(iii).

(iv) Dissolve Non-Operational Subsidiaries. Prior to Closing, BYBK shall cause the liquidation and legal dissolution of any and all Non-Operational Subsidiaries.

(v) 401(k) Plans. If requested by OLB in a writing delivered to BYBK following the date hereof and prior to the Closing Date, the BYBK Companies shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective immediately prior to the Effective Time, any BYBK Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under IRC Section 401(k) (a “401(k) Plan”). BYBK shall provide OLB with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans in advance and give OLB a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by BYBK), and prior to the Closing Date, BYBK shall provide OLB with the final documentation evidencing the termination of the 401(k) Plans. In the event of termination of the 401(k) Plan, OLB and BYBK shall use commercially reasonable efforts to afford participants in the 401(k) Plan who are Retained Employees with outstanding participant loans under such plan to elect a rollover of the loan balance from the 401(k) Plan to a 401(k) plan of OLB in connection with an election by such participant to rollover his or her entire account in the 401(k) Plan to a 401(k) plan of OLB, subject to the terms and conditions of the OLB’s 401(k) plan and the requirements of the OLB’s 401(k) plan record-keeper; provided, that each such loan satisfies all material legal requirements, is not a nonexempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the IRC and is not in default as of the date of the rollover. No action taken by BYBK or any of the Bay Companies pursuant to this Section 5.1(a)(v) at the request of OLB, and no financial or other effect as a result thereof, whether taken individually or in the aggregate, shall be deemed to have or constitute a Material Adverse Effect for any purpose contemplated by this Agreement.

(vi) Other BYBK Benefit Plans. To the extent requested by OLB prior to the Closing Date, the BYBK Companies shall cooperate in good faith with OLB to amend, freeze, terminate or modify any BYBK Benefit Plan not covered by subsection (v) of this Section 5.7(a) in accordance with the terms of such plan or agreement and applicable Law, to be effective as of the Effective Time (or at such time mutually agreed to by the Parties), except that the winding up of any such plan or agreement may be completed following the Closing Date; provided, however, that none of the Bay Companies shall be required to take any action to terminate the Carrollton Bank Retirement Income Plan. BYBK shall provide OLB with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 5.7(a)(vi), as applicable, and give OLB a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by BYBK), and prior to the Closing Date, BYBK shall provide OLB with the final documentation evidencing that the actions contemplated herein have been effectuated. No action taken by BYBK or any of the Bay Companies pursuant to this Section 5.1(a)(vi) at the request of OLB, and no financial or other effect as a result thereof, whether taken individually or in the aggregate, shall be deemed to have or constitute a Material Adverse Effect for any purpose contemplated by this Agreement.

(b) Undertakings of OLB and BYBK.

(i) Public Announcements. OLB and BYBK shall consult upon the form and substance of any press release or public statement related to this Agreement and the Contemplated Transactions and shall not issue any press release or make any public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld, but nothing contained herein shall prohibit either Party, following notification to the other Party, from making any disclosure that its counsel deems necessary under applicable Law or the rules and regulations of any securities exchange.

(ii) Maintenance of Insurance. OLB and each OLB Subsidiary, and BYBK and each BYBK Subsidiary, shall maintain Insurance Policies in such amounts as OLB and BYBK, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries’ properties and the nature of its and their respective Subsidiaries’ businesses.

(iii) Maintenance of Books and Records. OLB and each OLB Subsidiary, and BYBK and each BYBK Subsidiary, shall maintain Books and Records in accordance with GAAP and on a basis consistent with past practice.

(iv) Taxes. OLB and each OLB Subsidiary shall file all OLB Returns, and BYBK and each BYBK Subsidiary shall file all BYBK Returns, required to be filed by them, respectively, on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(v) In-House Operations. OLB and BYBK shall cooperate with each other in the interest of an orderly, cost-effective consolidation of operations.

(vi) Delivery of Financial Statements. OLB and BYBK shall each deliver or make available to the other, promptly upon their completion, but in each case by each respective delivery date, financial statements that (A) are true, accurate and complete in all material respects, and that have been prepared from, and are in accordance with, the Books and Records of the applicable Party and its Subsidiaries, (B) fairly present, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of such Party as of and for the periods ended on the dates thereof, and (C) comply in all material respects with applicable accounting and regulatory requirements and, other than the Internal BYBK Financials, are prepared in accordance with GAAP consistently applied, except for (1) omission of the notes from the financial statements, applicable to any interim period, and (2) with respect to any interim period, normal year-end adjustments and notes thereto.

(vii) Delivery of Regulatory Filings and Documents. Except where prohibited by Law, OLB and BYBK shall each deliver to the other copies of all reports filed with Regulatory Authorities promptly upon the filing thereof

(c) Undertakings of OLB.

(i) Stockholder Approval. As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with the Exchange Act, applicable Law and this Agreement, OLB shall submit the Merger to its stockholders for approval at the OLB Common Stockholders’ Meeting with the recommendation that its stockholders approve the Merger.

(ii) BYBK Director Nominees. Subject to the articles of incorporation and bylaws of OLB and Old Line, the MGCL, any approvals and/or requirements of any Regulatory Authority relating to OLB and the continuing fiduciary duties of the OLB board of directors, the OLB board of directors shall take such actions as may be necessary to (A) elect, as soon as is practicable following the Effective Time, (1) Eric D. Hovde, (2) Joseph J. Thomas and (3) one other individual currently serving on BYBK’s board of directors as the Parties mutually agree to at a later date (the “BYBK Nominees”) or, if applicable, a Replacement Nominee listed on BYBK Disclosure Schedule 5.7(c)(ii), to serve on the OLB board of directors until the next annual meeting of OLB stockholders that occurs after the Effective Time, (B) cause the BYBK Nominees to be elected, as soon as is practicable following the Effective Time, to serve on the Old Line board of directors until the next annual meeting of Old Line’s stockholders that occurs after the Effective Time, (C) nominate each of the BYBK Nominees (or, in each case, his Replacement Nominee) for re-election to the OLB board of directors at the annual meeting of OLB’s stockholders that follows the Effective Time, with (1) the individual to be selected by the Parties at a later date (or his Replacement Nominee, if applicable) to serve for a term of at least one year, (2) Joseph J. Thomas (or his Replacement Nominee, if applicable) to serve for a term of at least two years and (3) Eric D. Hovde (or his Replacement Nominee, if applicable) to serve for a term of at least three years, and (D) cause the BYBK Nominees to be elected to serve on the Old Line board of directors at the annual meeting of Old Line’s stockholders that follows the Effective Time, to serve for a term consistent with those set forth in subsection (C) hereof; provided, however, that if any of the BYBK Nominees shall be subject to a Disqualification Event or declines, prior to the Effective Time, to serve on the OLB board of directors, OLB shall take such actions as may be necessary to fill the vacancy created with one of the individual(s) set forth on BYBK Disclosure Schedule 5.7(c)(ii) (each a “Replacement Nominee”), with the selection being at OLB’s discretion except as expressly provided otherwise in BYBK Disclosure Schedule 5.7(c)(ii).

On and after the Effective Time, (A) the directors of OLB duly elected and holding office immediately prior to the Effective Time, and (B) provided the BYBK Nominees agree to serve as a director of OLB, the BYBK Nominees, shall be the directors of OLB, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable Law and the articles of incorporation and bylaws of OLB and Old Line, as applicable; further provided, that in no event shall OLB’s obligations under this section apply with respect to any of the BYBK Nominees if such BYBK Nominee shall be subject to a Disqualification Event.

As used in this Agreement, the term “Disqualification Event” means, as to the BYBK Nominees, the occurrence of any of the following events: (A) such nominee shall be prohibited by Law or otherwise from serving as a director of OLB; (B) such nominee shall have been charged with or convicted of any felony or a crime of moral turpitude; (C) such nominee shall file (or any Entity of which such nominee shall have been an executive officer or controlling person within the 90 days prior to filing shall file) a voluntary petition under any applicable federal or state bankruptcy or insolvency law, or such nominee shall become (or any Entity indebted to OLB of which such nominee shall have been an executive officer or controlling person within the 90 days prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 90 days; (D) such nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(3)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state “blue sky” laws; (E) the death, disability or other personal reasons beyond the control of such nominee that prevents him from serving, as determined by OLB in its sole discretion, as a nominee; or (F) such nominee shall violate any covenant or agreement contained in the Support Agreement. OLB will (A) take such actions as are necessary to cause Old Line, subject to the fiduciary duties of the Old Line board of directors, Old Line’s articles of incorporation and bylaws and the eligibility requirements of any Regulatory Authority relating to Old Line, and provided that the BYBK Nominees are not subject to a Disqualification Event, to nominate the BYBK Nominees to serve as directors of Old Line during any time, and for the same term, that the BYBK Nominees serve as directors of OLB, and (B) will, as the sole stockholder of Old Line, vote to elect the BYBK Nominee so nominated by Old Line.

(iii) Employees, Severance Policy.

(A) Subject to OLB’s or the applicable OLB Subsidiary’s personnel and employment qualification policies and the provisions hereof, and subject to OLB’s right to require, in its sole discretion and as a condition of employment, such individuals to execute confidentiality, non-competition and/or non-solicitation agreements, OLB will endeavor to continue the employment of each individual who was an employee of BYBK or a BYBK Subsidiary as of August 4, 2017 and was continuously an employee of BYBK or a BYBK Subsidiary until immediately prior to the Effective Time (a “BYBK Employee”) in a position that will contribute to the successful performance of the combined organization as OLB deems appropriate, consistent with its plans and strategies, for the efficient and effective operation of the OLB Companies after the Effective Time. All such employees who accept offers of employment from an OLB Company (the “Retained Employees”) will be employed on an at-will basis. Notwithstanding anything to the contrary contained in this Section 5.7(c)(iii), no provision of this Agreement shall create any obligation of OLB or an OLB Subsidiary to retain any BYBK Employee or create any third party benefit except for the Indemnified Parties’ rights under Section 5.7(c)(v), which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives. If a BYBK Employee is not retained as contemplated and described in this Section 5.7(c)(iii)(A), or if OLB elects to eliminate a position or does not offer a BYBK Employee comparable employment with an OLB Company (i.e., a position of substantially similar job descriptions or responsibilities at substantially the same salary level), or a Retained Employee is terminated by an OLB Company without Cause within six months of the Effective Date (each such BYBK Employee or Retained Employee, a “Displaced Employee”), then OLB will make, or cause Old Line or the applicable OLB Subsidiary to make, severance payments to the Displaced Employee as set forth in this Section 5.7(c)(iii).

(B) Subject to the provisions of Section 5.7(c)(iii)(D), OLB will pay, or will cause Old Line or the applicable OLB Subsidiary to pay, to any Displaced Employee:

                        (1) With respect to non-exempt Displaced Employees, two weeks of severance pay plus one additional week of severance pay for each full year of employment with BYBK or a BYBK Subsidiary, up to a maximum of 12 weeks of severance pay;

                        (2) With respect to Displaced Employees who are exempt officers or employees of a BYBK Company with less than five full years of employment with BYBK or a BYBK Subsidiary, six weeks of severance pay plus one additional week of severance pay for each full year of employment with BYBK or a BYBK Subsidiary, up to a maximum of ten weeks of severance pay; and

                        (3) With respect to Displaced Employees who are exempt officers or employees of a BYBK Company with at least five full years of employment with BYBK or a BYBK Subsidiary, 12 weeks of severance pay plus two additional weeks of severance pay for each full year of employment with BYBK or a BYBK Subsidiary beyond five years of employment, up to a maximum of 26 weeks of severance pay.

                        Severance benefits as set forth in this Section 5.7(c)(iii)(B) will be calculated based on the applicable Displaced Employee’s base salary or other base rate of pay in effect for such Displaced Employee immediately prior to the Effective Time. Years of employment will be based on the applicable Displaced Employee’s number of full years employed with BYBK or a BYBK Subsidiary or any predecessor thereto.

(C) Any Retained Employee whose employment with OLB or an OLB Subsidiary is terminated without Cause after six months from the Effective Date shall receive such severance benefit from OLB or such OLB Subsidiary as is provided for in OLB’s or the applicable OLB Subsidiary’s general severance policy for such terminations (with full credit being given for each full year of service with BYBK or any BYBK Subsidiary).

(D) Any BYBK Employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other Contract (a “CIC Agreement”) that provides for any payment that would be triggered by the Merger or the Bank Merger (“CIC Payment”) shall not receive any severance benefits as provided in Sections 5.7(c)(iii)(A) and (B) but will receive the CIC Payment upon the occurrence of a triggering event under the CIC Agreement. Any BYBK Employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in Sections 5.7(c)(iii)(A) and (B).

(E) OLB and any OLB Subsidiary’s obligation hereunder to make payments as provided in this Section 5.7(c)(iii) is expressly subject to OLB obtaining a non-objection or waiver of any regulatory prohibition or limitation on such payment, and OLB’s obligation hereunder is limited to such amount as determined by the Regulatory Authorities. BYBK will obtain written acknowledgement of OLB’s obligation hereunder from all BYBK employees and officers who may be eligible for such payments. OLB will use reasonable efforts to obtain any required regulatory approval or non-objection and shall file any required notice or application to obtain such approval or non-objection no later than the later of (1) the date it files its application for approval of the Bank Merger or (2) the date it becomes aware of the need to obtain any such approval or non-objection.

(iv) Employee Benefits. As of the Effective Time, each Retained Employee shall be entitled to full credit for each year of service with BYBK or any BYBK Subsidiary for purposes of determining eligibility for participation and vesting and benefit accrual in OLB’s or, as appropriate, in the OLB Subsidiary’s, employee benefit plans, programs and policies, except as prohibited by Law. OLB shall use the original date of hire by BYBK or a BYBK Subsidiary in making these determinations.

(v) Indemnification.

(A) From and after the Effective Time, subject to applicable Law, OLB (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of BYBK or a BYBK Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time (“Costs”) in connection with any claim, action, suit, proceeding or investigation (“Claim”), whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director or officer of BYBK or a BYBK Subsidiary or is or was serving at the request of BYBK or any BYBK Subsidiary as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any BYBK Benefit Plan, including, without limitation, any matters arising in connection with or related to the negotiation, execution and performance of this Agreement or any of the Contemplated Transactions, and will advance expenses (including, for the avoidance of doubt, reasonable attorneys’ fees) to such Indemnified Party in connection therewith, to the fullest extent to which such Indemnified Party would be entitled to the right to advancements of expenses or to be indemnified under the articles of incorporation and bylaws of BYBK in effect on the date of this Agreement as though the Indemnified Parties were present or former directors or officers of OLB, or were serving at the request of OLB or any OLB Subsidiary as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any OLB Benefit Plan, as of the Effective Time. OLB’s obligations under this Section 5.7(c)(v) shall continue in full force and effect for a period of six years and one day from the Effective Date; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(B) In the event of any such Claim (whether arising before or after the Effective Time): (A) OLB shall have the right to assume the defense thereof and OLB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if OLB elects not to assume such defense or independent legal counsel for the Indemnified Party advises that there are substantive issues that raise conflicts of interest between OLB and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and OLB shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, that OLB shall be obligated pursuant to Section 5.7(c)(v) and this Section 5.7(c)(vi) to pay for only one firm of counsel for all Indemnified Parties and shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; (B) the Indemnified Party will cooperate in the defense of any such Claim; and (C) OLB shall not be liable for any settlement effected without its prior written consent; and provided, further, that OLB shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and not subject to further appeal, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Notwithstanding any provision of this Section 5.7(c)(v) to the contrary, OLB shall have no obligation to indemnify an Indemnified Party in respect of a Claim if the Indemnified Party fails to provide notice of such Claim to OLB promptly after becoming aware thereof and such failure to provide notice materially prejudices OLB with respect to such Claim. Any such notice from an Indemnified Party will be effective if given in accordance with Section 8.6(a) of this Agreement, provided, however, that such notice must be provided to OLB at its then-current main office.

(vi) NASDAQ Listing. To the extent required, OLB agrees to timely file a “Listing of Additional Shares Notification Form” with NASDAQ with respect to the shares of OLB Common Stock to be issued in the Merger, and to use its best efforts to have the review of such form completed prior to the Effective Time.

(vii) Directors’ and Officers’ Liability Insurance. Contemporaneously with the Closing, OLB shall purchase an extended reporting period to BYBK’s current liability Insurance Policy(ies), for a period to last from the day after the Effective Date until at least the date that is six years and one day after the Effective Date, for purposes of covering actions occurring prior to the Effective Time (the “Tail Policy”). Provided that the aggregate cost of the Tail Policy will not exceed 150% of the current annual premium attributable to the applicable officers’ and directors’ liability coverage in BYBK’s and/or Bay Bank’s liability Insurance Policy(ies) in effect as of the date of this Agreement (the “Maximum Premium”), the Tail Policy shall provide the same or better coverage for the individuals who are presently covered by BYBK’s or Bay Bank’s officers’ and directors’ liability Insurance Policy(ies) and any other Insurance Policy(ies) providing insurance coverage for BYBK’s or Bay Bank’s executive officers and directors (each such individual, an “Insured Person”), with respect to actions, omissions, events, matters or circumstances occurring through the Effective Time. If OLB is unable to purchase the Tail Policy having the coverage and aggregate limits contemplated by the foregoing sentence at a cost that does not exceed Maximum Premium, then the Tail Policy purchased by OLB shall provide such coverage as may be reasonably purchased for a cost that does not exceed the Maximum Premium. In either event, OLB may not cancel, modify or take any action to limit or terminate the Tail Policy purchased pursuant to this Section 5.7(c)(viii) unless it replaces such Tail Policy with coverage provided by insurers having the same or better rating, coverage and aggregate limits as such Tail Policy; provided, however, that OLB may, at its option, replace at any time such policy with another Insurance Policy having the same or better coverage rate.

Section 5.8
Accuracy of the Registration Statement.

    The Prospectus/Proxy Statement and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. BYBK and OLB shall promptly notify the other Party if at any time it becomes aware that the Prospectus/Proxy Statement or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, BYBK shall cooperate with OLB in the preparation of a supplement or amendment to such Prospectus/Proxy Statement or Registration Statement that corrects such misstatement or omission, and OLB shall file an amended Registration Statement or supplement to the Registration Statement with the SEC, and BYBK and OLB shall mail a Prospectus/Proxy Statement and any required amendment or supplement to holders of BYBK Common Stock and the OLB Common Stock, respectively. OLB will provide BYBK and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Prospectus/Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide BYBK and its counsel with a copy of all such filings made with the SEC.

ARTICLE VI.
CONDITIONS

Section 6.1
Conditions to BYBK’s Obligations under this Agreement.

The obligations of BYBK hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by BYBK pursuant to Section 8.3 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, OLB and Old Line to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by OLB and Old Line, respectively, and BYBK shall have received certified copies of the resolutions evidencing such authorizations.

(b) Covenants; Representations. The obligations of OLB and Old Line required by this Agreement to be performed by OLB and Old Line at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of OLB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, in each case in accordance with the Article IV Standard.

(c) Consents. (i) BYBK and Bay Bank shall have received all consents and approvals described in BYBK Disclosure Schedule 3.4 and all filings and registrations by BYBK and Bay Bank described in BYBK Disclosure Schedule 3.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would not reasonably be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Effective Time; (ii) OLB and Old Line shall have received all consents and approvals described in OLB Disclosure Schedule 4.4 and all filings and registrations by OLB and Old Line described in OLB Disclosure Schedule 4.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would not reasonably be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Effective Time; (iii) any statutory waiting period or periods relating to the consents, approvals, filings and registrations identified in the foregoing items (i) or (ii) shall have expired; and (iv) no consent or approval identified in the foregoing items (i) or (ii) shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of BYBK, would constitute a Burdensome Condition or otherwise so materially and adversely impact the economic or business benefits to BYBK of the Contemplated Transactions as to render consummation of the Merger inadvisable.

(d) No Injunction or Restraints. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) or taken any other action that enjoins, prohibits, restricts or makes illegal consummation of the Contemplated Transactions (including the Merger) that remains in effect.

(e) Officer’s Certificate. OLB shall have delivered to BYBK a certificate, dated the Closing Date and signed, without personal liability, by its President and Chief Executive Officer, to the effect that, to the best of his knowledge, information and belief, the conditions set forth in subsections (a), (b), (c)(ii) and (c)(iii) (but only with respect to waiting periods applicable to OLB), (d), (f), (i), (l) and (m) of this Section 6.1 have been satisfied.

(f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by OLB’s counsel from state securities or “blue sky” authorities with respect to the Contemplated Transactions shall have been obtained.

(g) Tax Opinion. BYBK shall have received an opinion of Gordon Feinblatt LLC, counsel to BYBK, dated the Closing Date, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion (i) the Merger constitutes a tax-free reorganization under Section 368(a) of the IRC, and (ii) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than OLB Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of BYBK, OLB and others.

(h) Approval by BYBK’s Stockholders. The Merger shall have been approved by the stockholders of BYBK by such vote as is required by the MGCL and the articles of incorporation and bylaws of BYBK.

(i) Approval by OLB’s Stockholders. The Merger shall have been approved by the stockholders of OLB by such vote as is required by the MGCL and the articles of incorporation and bylaws of OLB.

(j) Other Documents. BYBK shall have received such other certificates, documents or instruments from OLB or its officers or others as BYBK shall have reasonably requested in connection with the accounting or income tax treatment of the Contemplated Transactions, related Securities Laws compliance or to evidence fulfillment of the conditions set forth in Section 6.1 as BYBK may reasonably request.

(k) Illegality. No Law shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(l) No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income or financial condition of OLB or any of the OLB Subsidiaries shall have occurred since the date of this Agreement, and no information shall have been provided solely in an updated OLB Disclosure Schedule pursuant to Section 5.6 of this Agreement, that has had, or would reasonably be likely to have, a Material Adverse Effect on OLB.

(m) NASDAQ Listing. To the extent required, NASDAQ shall have completed its review of the “Listing of Additional Shares Notification Form” filed by OLB with NASDAQ with respect to the shares of OLB Common Stock to be issued in the Merger.

Section 6.2
Conditions to OLB’s Obligations under this Agreement.

The obligations of OLB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by OLB pursuant to Section 8.3 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, BYBK and Bay Bank to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by BYBK and Bay Bank, respectively, and OLB shall have received certified copies of the resolutions evidencing such authorizations.

(b) Covenants; Representations. The obligations of BYBK and Bay Bank required by this Agreement to be performed by BYBK and Bay Bank at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of BYBK set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, in each case in accordance with the Article III Standard.

(c) Consents. (i) OLB and Old Line shall have received all consents and approvals described in OLB Disclosure Schedule 4.4 and all filings and registrations by OLB and Old Line described in OLB Disclosure Schedule 4.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would not reasonably be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Effective Time; (ii) BYBK and Bay Bank shall have received all consents and approvals described in BYBK Disclosure Schedule 3.4 and all filings and registrations by BYBK and Bay Bank described in BYBK Disclosure Schedule 3.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would not reasonably be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Effective Time; (iii) any statutory waiting period or periods relating to the consents, approvals, filings and registrations identified in the foregoing items (i) or (ii) shall have expired; and (iv) no consent or approval identified in the foregoing items (i) or (ii) shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of OLB, would constitute a Burdensome Condition or otherwise so materially and adversely impact the economic or business benefits to OLB of the Contemplated Transactions as to render consummation of the Merger inadvisable.

(d) No Injunction or Restraints. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) or taken any other action that enjoins, prohibits, restricts or makes illegal consummation of the Contemplated Transactions (including the Merger) that remains in effect.

(e) Officer’s Certificate. BYBK shall have delivered to OLB a certificate, dated the Closing Date and signed, without personal liability, by its President and Chief Executive Officer, to the effect that, to the best of his knowledge, information and belief, the conditions set forth in subsections (a), (b), (c)(ii) and (iii) (but only with respect to waiting periods applicable to BYBK), (d), (h), (m) and (n) of this Section 6.2 have been satisfied.

(f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by OLB’s counsel from state securities or “blue sky” authorities with respect to the Contemplated Transactions shall have been obtained.

(g) Tax Opinion. OLB shall have received an opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, a professional corporation, counsel to OLB dated the Closing Date, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion the Merger constitutes a tax-free reorganization under Section 368(a) of the IRC; in rendering their opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of BYBK, OLB and others.

(h) Approval by BYBK’s Stockholders. The Merger shall have been approved by the stockholders of BYBK by such vote as is required by the MGCL and the articles of incorporation and bylaws of BYBK.

(i) Approval by OLB’s Stockholders. The Merger shall have been approved by the stockholders of OLB by such vote as is required by the MGCL and the articles of incorporation and bylaws of OLB.

(j) Limitation on Objecting BYBK Shares. As of the Effective Date, the holders of no more than ten percent of the shares of BYBK Common Stock that are issued and outstanding as of the record date for the BYBK Common Stockholders’ Meeting shall have taken the actions required by Section 3-203 of the MGCL to qualify their shares of BYBK Common Stock as Objecting BYBK Shares.

(k) Other Documents. OLB shall have received such other certificates, documents or instruments from BYBK or its officers or others as OLB shall have reasonably requested in connection with the accounting or income tax treatment of the Contemplated Transactions, related Securities Laws compliance or to evidence fulfillment of the conditions set forth in Section 6.2 as OLB may reasonably request.

(l) Environmental Assessment Results. The recognized environmental conditions of any Environmental Assessments conducted pursuant to Section 5.7(a)(iii) hereof shall not result in a Material Adverse Effect on BYBK. OLB shall be fully satisfied, in its reasonable discretion, with the findings of the Environmental Assessments and any other environmental reports undertaken pursuant to Section 5.7(a)(iii) of this Agreement.

(m) No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income or financial condition of BYBK or any of the BYBK Subsidiaries shall have occurred since the date of this Agreement, and no information shall have been provided in an updated BYBK Disclosure Schedule pursuant to Section 5.6 of this Agreement, that has had, or would reasonably be likely to have, a Material Adverse Effect on BYBK.

(n) Third Party Consents. OLB shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Contemplated Transactions to be consummated without the violation of any lease or other material Contract to which any of the BYBK Companies is a party or by which any of their properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect subsequent to the Merger.

(o) Illegality. No Law shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(p) Nasdaq Listing. To the extent required, and provided that OLB has complied with its obligations set forth in Section 5.7(c)(vii) hereof, NASDAQ shall have completed its review of the “Listing of Additional Shares Notification Form” filed by OLB with NASDAQ with respect to the shares of OLB Common Stock to be issued in the Merger.
Section 6.3 Frustration of Closing Conditions.

Neither OLB nor BYBK may rely on the failure of any condition set forth in Section 6.1 or 6.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable best efforts to consummate and to make effective the Contemplated Transactions, as required by and subject to Section 5.5.

ARTICLE VII.
TERMINATION

Section 7.1
Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding receipt of the approval by the stockholders of both BYBK and OLB of the Merger, this Agreement may be terminated on or at any time prior to the Closing Date:

(a) By the mutual written agreement of BYBK and OLB;

(b) By either BYBK or OLB (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the Contemplated Transactions) in the event of a material breach of any representation, warranty, covenant or other agreement of the other Party contained in this Agreement such that (i) with respect to a representation or warranty, the condition set forth in the second clause of Section 6.1(b) or Section 6.2(b), as the case may be, would not be satisfied, and (ii) with respect to a covenant or other agreement, the condition set forth in the first clause of Section 6.1(b) or Section 6.2(b), as the case may be, would not be satisfied, and in each case such breach cannot be, or shall not have been, remedied within 30 days after receipt by such Party of written notice specifying the nature of such breach and requesting that it be remedied or which, by its nature, cannot be cured prior to the Closing; provided, that if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(c) By either BYBK or OLB if the Closing Date shall not have occurred prior to April 30, 2018 (except that if the Closing Date shall not have occurred by April 30, 2018 because of a failure to obtain any required approval or consent of a Regulatory Authority, such date shall be June 30, 2018 unless the conditions of any such required regulatory approval or consent cannot be satisfied by June 30, 2018), except that if the Closing Date shall not have occurred by such date because of a material breach of this Agreement by a Party, such breaching Party shall not be entitled to terminate this Agreement in accordance with this provision;

(d) By either BYBK or OLB in the event any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and any appeals and requests for reconsideration have also received a definitive written denial or an application therefor has been permanently withdrawn at the request of a Regulatory Authority;

(e) By either BYBK or OLB if any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions grants such consent or approval but such approval or consent contains or would result in the imposition of a Burdensome Condition and there is no meaningful possibility that such consent or approval could be revised prior to June 30, 2018 so as not to contain or result in a Burdensome Condition;

(f) By either BYBK or OLB if the holders of OLB Common Stock or the holders of BYBK Common Stock vote on, but fail to approve, the Merger at the OLB Common Stockholders’ Meeting or the BYBK Common Stockholders’ Meeting, respectively;

(g) By OLB if BYBK or any BYBK Subsidiary enters into any agreement, agreement in principle, letter of intent or similar instrument with respect to any Superior Proposal or approves or resolves to approve any agreement, agreement in principle, letter of intent or similar instrument with respect to a Superior Proposal;

(h) By BYBK if at any time after the date of this Agreement and prior to obtaining the approval of the Merger by the holders of BYBK Common Stock at the BYBK Common Stockholders’ Meeting, BYBK receives a Superior Proposal; provided, however, that BYBK shall not terminate this Agreement pursuant to the foregoing clause unless:

(i) BYBK shall have complied in all material respects with Section 5.7(a)(ii) of this Agreement;

(ii) BYBK concurrently pays the BYBK Termination Fee payable pursuant to Section 8.1(b); and

(iii) the board of directors of BYBK concurrently approves, and BYBK concurrently enters into, a definitive agreement with respect to such Superior Proposal;

(i) By BYBK if OLB or any OLB Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type of agreement with a view to being acquired by, or effecting a business combination, as a result of which OLB is not the surviving Entity or OLB’s directors, as of the date of this Agreement, do not comprise the majority of the surviving Entity’s board of directors, with any person other than BYBK, and the BYBK board of directors determines that, after considering the advice of counsel and the BYBK Advisers, such transaction is not in the best interests of the BYBK Common Stockholders; provided, however, that BYBK must exercise the termination option under this Section 7.1(i) within 30 calendar days after the date on which OLB is required to file a Current Report on Form 8-K with the SEC regarding events triggering the termination option;

(j) By OLB if the BYBK board of directors withdraws, changes or modifies its recommendation to its stockholders in any manner adverse to OLB regarding this Agreement or the Merger, or the BYBK board of directors authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into an Acquisition Proposal that constitutes a Superior Proposal;

(k) By BYBK if the OLB board of directors withdraws, changes or modifies its recommendation to its stockholders in any manner adverse to BYBK regarding this Agreement or the Merger;

(l) By either BYBK or OLB if any Law permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 7.1(l) shall have used its reasonable best efforts to contest, appeal and remove such Law; or

(m) By BYBK if, at any time during the five-day period commencing with the fifth Trading Day immediately preceding the Effective Date (the “Determination Date”), both of the following conditions are satisfied:

(i) The number obtained by dividing the average of the daily closing prices for the shares of OLB Common Stock for the 20 consecutive full trading days on which such shares are actually traded on NASDAQ (the “Average Closing Price”) by the Starting Price (the “OLB Ratio”) shall be less than 0.90; and

(ii) the OLB Ratio shall be less than 0.85 of the quotient of (x) the Final Index Price divided by (y) the Index Price on the Starting Date (each as defined below) (the “Index Ratio”);

provided, however, that if BYBK elects to exercise its termination right pursuant to this Section 7.1(m), it shall give prompt written notice to OLB (and provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with receipt of such notice, OLB shall have the option to increase the Merger Consideration by (A) increasing the Exchange Ratio (calculated to the nearest ten-thousandth) or (B) provided that such payment will not result in the Merger failing to constitute a reorganization within the meaning of Section 368(a) of the IRC, making a cash payment of all or part of the increase so that, in either case, the value of the Per Share Consideration (calculated on the basis of the Closing Price) equals the lesser of:

(i) the product of the Starting Price, 0.90 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 7.1(m)); and

(ii) an amount equal to (A) the product of the Index Ratio, 0.85, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 7.1(m)), and the Average Closing Price, divided by (B) the OLB Ratio.
If OLB so elects within such five-day period, it shall give prompt written notice to BYBK of such election and the revised Exchange Ratio whereupon no termination shall have occurred pursuant to this Section 7.1(m) and this Agreement shall remain in effect in accordance with its terms, provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this Section 7.1(m).

For purposes of this Section 7.1(m), the following terms shall have the meanings indicated:

“Final Index Price” means the average of the Index Prices for the 20 consecutive Trading Days ending on the Trading Day prior to the Determination Date.

“Index Group” means the NASDAQ Bank Index.

“Index Price” means the closing price on such date of the Index Group.

“Starting Date” means September 26, 2017, the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” means $27.00.

If the outstanding shares of OLB Common Stock or any company belonging to the Index Group shall be changed into a different number of shares by reason of any stock dividend, reclassification, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the Determination Date, then the Starting Price, the Average Closing Price and the other amounts in this Section 7.1(m) shall be appropriately adjusted to reflect such change.

Exhibit D hereto includes an example of how this Section 7.1(m) would operate under various assumptions.

Section 7.2
Effect of Termination.

        If this Agreement is terminated pursuant to Section 7.1 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 5.3(b), 5.7(b)(i), 8.1, 8.2, 8.4, 8.5, 8.6, 8.9, 8.10, 8.11, 8.12 and 8.13 hereof and this Section 7.2, which shall remain in full force and effect, and there shall be no further liability on the part of OLB or BYBK to the other with respect to the Contemplated Transactions, except for any liability of OLB or BYBK under such applicable sections of this Agreement.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1
Expenses and Other Fees.

(a) General Expenses. Whether or not the Contemplated Transactions are consummated, each Party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Each Party agrees to indemnify the other Party against any cost, expense or liability (including reasonable attorneys’ fees and including those costs of any Party’s enforcement of the rights afforded under this Section 8.1) in respect of any claim made by any Party for a broker’s or finder’s fee in connection with the Merger other than one based on communications between the Party and the claimant seeking indemnification. OLB shall be responsible for and shall pay all filing fees, trustee or exchange agent fees and expenses, and blue sky fees and expenses, if any. The expenses of separate counsel to any stockholder of BYBK shall be borne by such stockholder and not borne or reimbursed by BYBK or OLB.

(b) BYBK Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by OLB while structuring and pursuing the Merger, BYBK shall pay to OLB by wire transfer of immediately available funds a termination fee equal to $5,076,000 (the “BYBK Termination Fee”) as follows:

(i) if OLB terminates this Agreement pursuant to: (A) Section 7.1(b); (B) Section 7.1(c) because the Closing failed to occur prior to April 30, 2018 or June 30, 2018, as applicable, and such failure resulted from the knowing, willful and intentional actions or inactions of BYBK or Bay Bank (provided that OLB is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement); (C) Section 7.1(d) because a Regulatory Authority refused to issue a consent or approval required for the consummation of any of the Contemplated Transactions and such refusal resulted from the knowing, willful and intentional actions or inactions of BYBK or Bay Bank (provided that OLB is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement); or (D) Section 7.1(j) (provided that OLB is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), then BYBK shall pay the BYBK Termination Fee as promptly as practicable (but in any event within three Business Days) after termination of the Agreement; or

(ii) if OLB or BYBK terminates this Agreement pursuant to Sections 7.1(g) or 7.1(h), then BYBK shall pay the BYBK Termination Fee at or prior to the time of such termination.

If payment of the BYBK Termination Fee is timely made, then OLB will have no other rights or claims against BYBK and its officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the BYBK Termination Fee under this Section 8.1 will constitute the sole and exclusive remedy of OLB against BYBK and its officers, directors, attorneys and financial advisors.

(c) OLB Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by BYBK while structuring and pursuing the Merger, OLB shall pay to BYBK by wire transfer of immediately available funds a termination fee equal to $5,076,000 (the “OLB Termination Fee”) if BYBK terminates this Agreement pursuant to: (i) Section 7.1(b); (ii) Section 7.1(c) because the Closing failed to occur prior to April 30, 2018 or June 30, 2018, as applicable, and such failure resulted from the knowing, willful and intentional actions or inactions of OLB or Old Line (provided that BYBK is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement); (iii) Section 7.1(d) because a Regulatory Authority refused to issue a consent or approval required for the consummation of any of the Contemplated Transactions and such refusal resulted from the knowing, willful and intentional actions or inactions of OLB or Old Line (provided that BYBK is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement); or (iv) Section 7.1(k) (provided that BYBK is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement). In any such case, OLB shall pay the OLB Termination Fee as promptly as practicable (but in any event within three Business Days) after termination of the Agreement.

If payment of the OLB Termination Fee is timely made, then BYBK will have no other rights or claims against OLB and its officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the OLB Termination Fee under this Section 8.1 will constitute the sole and exclusive remedy of BYBK against OLB and its officers, directors, attorneys and financial advisors.

Section 8.2
Non-Survival.

All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate as of the Closing. Notwithstanding the foregoing, Sections 1.1, 1.2 1.3(b), 1.3(c), 1.3(d), 1.5, 2.5(b) through (h), 5.3(b) and 5.7(c)(ii) through (vi) and (viii) shall survive the Closing.

Section 8.3
Amendment, Extension and Waiver.

(a) Subject to applicable Law, at any time prior to the Closing, the Parties may:

(i) Amend this Agreement;

(ii) Extend the time for the performance of any of the obligations or other acts of either Party;

(iii) Waive any term or condition of this Agreement, any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(iv) Waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

(b) This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the Parties. Any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such Party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.4
Entire Agreement.

        This Agreement, the schedules and exhibits hereto, and any other documents to be executed in connection herewith, including, without limitation, the Bank Merger Agreement, and the Confidentiality Agreement, contain the entire, complete and integrated agreement between the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous Contracts between the Parties, written or oral, express or implied, that may have related to the subject matter hereof in any way other than the Confidentiality Agreement.

Section 8.5 Binding Agreement.

        This Agreement shall inure to the benefit of and be binding upon the Parties and their successors; provided, however, that, except for (a) the Indemnified Parties’ rights under Section 5.7(c)(v), and (b) the Insured Person’s rights with respect to the Tail Policy under Section 5.7(c)(viii), which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and Insured Person, respectively, and his or her heirs and Representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Party, other than the Parties and their respective successors, any rights, remedies, obligations or liabilities.

Section 8.6
Notices.

        All notices under this Agreement shall be in writing and shall be deemed sufficient and duly given: (a) when delivered personally to the recipient; (b) upon confirmation of good transmission if sent by facsimile; or (c) when delivered to the last known address of the recipient (i) one Business Day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (ii) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(a) If to OLB, to:

James W. Cornelsen
President and Chief Executive Officer
Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, MD 20716
Fax: (301) 430-2531

with a copy to (which shall not constitute notice):

Frank C. Bonaventure, Jr., Esquire
Baker, Donelson, Bearman, Caldwell & Berkowitz, a professional corporation
100 Light Street
Baltimore, Maryland 21202
Fax: (443) 263-7505

(b) If to BYBK, to:

Joseph J. Thomas
President and Chief Executive Officer
Bay Bancorp, Inc.
7151 Columbia Gateway Drive, Suite A
Columbia, Maryland 21046
E-mail: jthomas@baybankmd.com

with a copy to (which shall not constitute notice):

Andrew D. Bulgin, Esquire
Gordon Feinblatt LLC
233 East Redwood Street
Baltimore, MD 21202
Fax: (410) 576-4196

Section 8.7 Disclosure Schedules.

        Information contained on either the BYBK Disclosure Schedule or the OLB Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such Party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

Section 8.8 Tax Disclosure.

        Notwithstanding anything else in this Agreement to the contrary, each Party (and its Representatives) may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment and federal income tax structure of any and all Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any Party (or to any Representative of any Party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with Securities Laws. This authorization of disclosure is not effective until the earlier of (a) the date of the public announcement of discussions relating to the Contemplated Transactions, (b) the date of the public announcement of the Contemplated Transactions, or (c) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.

Section 8.9 No Assignment.

        Neither Party may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other Party.

Section 8.10
Captions; Interpretation.

        When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The Background Section hereof constitutes an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.11
Counterparts; Electronic Signatures.

        This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 8.12
Severability.

The Parties agree that the provisions and covenants contained in each of the Sections of this Agreement, and within the Sections themselves, are intended to be separate and divisible provisions and covenants and if, for any reason, any one or more of them shall be held to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, then (a) the same shall not be held to affect the validity of any other provision or covenant contained in this Agreement and (b) the same shall be deemed to be modified to the minimum extent necessary for it to be legally enforceable. The Parties hereby expressly request any court of competent jurisdiction to enforce any such provision or covenant or to modify any provision thereof so that it shall be enforced by such court to the fullest extent permitted by applicable Law.

Section 8.13
Governing Law; Venue; No Jury Trial.

(a) The laws of the State of Maryland (without regard to any conflict of laws principle that would apply the law of another jurisdiction) shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(b) The Parties agree that any judicial proceeding arising out of or relating to this Agreement (including any declaratory judgments) shall be filed exclusively in the State and Federal courts located in Prince George’s County, Maryland or in Howard County, Maryland and the District of Maryland, respectively, and each Party hereby consents to, and will submit to, the personal and subject matter jurisdiction of such courts in any proceeding to enforce any of their obligations under this Agreement and shall not contend that any such court is an improper or inconvenient venue. The foregoing shall not limit the right of any Party to obtain execution of judgment in any other jurisdiction. The prevailing Party in any judicial proceeding arising out of or relating to this Agreement shall be entitled to recover all costs and attorneys’ fees from the non-prevailing Party.

(c) EACH OF THE PARTIES EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OR RIGHT TO DEMAND TRIAL BY JURY IN ANY ACTION BROUGHT TO ENFORCE THIS AGREEMENT, OR ANY PROVISION HEREOF, OR FOR DAMAGES DUE AS A RESULT OF AN ALLEGED BREACH OF THIS AGREEMENT.

Section 8.14
Time of Essence.

        With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST: OLD LINE BANCSHARES, INC.

By:                                            By:
Name: Mark A. Semanie          Name: James W. Cornelsen
Title: Secretary                         Title: President and Chief Executive Officer

ATTEST: BAY BANCORP, INC.

By:                                           By:
Name: Lori J. Mueller             Name: Joseph J. Thomas
Title: Secretary                        Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit A – List of Stockholders to Execute Support Agreements

Exhibit B – Support Agreement

Exhibit C – Bank Merger Agreement

Exhibit D – Illustration of Exchange Ratio and Termination Right Provisions

Exhibit A

List of Stockholders to Execute Support Agreements

Pierre A. Abushacra
Robert J. Aumiller
Steven K. Breeden
Mark M. Caplan
Harold “Hal” Hackerman
Eric D. Hovde
Steven D. Hovde
Charles L. Maskell Jr.
Joseph J. Thomas
H Bancorp LLC

Exhibit B

Support Agreement

SUPPORT AGREEMENT

This Support Agreement, dated as of September 27, 2017 (this “Agreement”), is made and entered into by and between Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and _________________ (the “Stockholder”), as an individual stockholder of Bay Bancorp, Inc. (“BYBK”), a Maryland corporation and the parent company of Bay Bank, FSB, a federal savings bank (“Bay Bank”).

WHEREAS, concurrently herewith, OLB and BYBK are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended and supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, BYBK will be merged with and into OLB, with OLB continuing as the surviving company (the “Merger”); and

[WHEREAS, the Stockholder is a member of the boards of directors of BYBK and Bay Bank; and]

WHEREAS, as a stockholder of BYBK, the Stockholder will receive a significant benefit from the transaction described in the Merger Agreement; and

WHEREAS, to induce OLB to enter into the Merger Agreement, and as a condition to the transactions contemplated thereby, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein and defined in the Merger Agreement have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:

(a) “Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such specified Person.

(b) “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(c) “BYBK Companies” shall mean collectively BYBK and any Subsidiaries thereof.

(d) “Control” and “Controlled,” as used within the definition of Affiliate, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract.

(e) “Effective Time,” means the time when the Merger becomes effective in accordance as defined with the Merger Agreement.

(f) “knowledge” or “known” means, with respect to the Stockholder, the actual knowledge of such Stockholder as to the fact or other matter, however obtained; provided that no Stockholder who serves as a director or officer of BYBK or Bay Bank may deny having actual knowledge of a fact or other matter if a reasonably prudent individual possessing the knowledge and experience of the Stockholder and serving in such capacity could be expected to discover or otherwise become aware of such fact or other matter in the Ordinary Course of performing his, her or its duties as a director or officer. Without limiting the scope of the foregoing proviso, no Stockholder who serves as a director or officer of BYBK or Bay Bank may deny having actual knowledge of a fact or other matter by reason of such Stockholder having failed to review information available to such Stockholder that such Stockholder would normally review in the ordinary course of business in his, her or its capacity as a director or officer of BYBK or Bay Bank.

(g) “OLB Applications” means all applications, notices and filings that OLB is required to file with any Regulatory Authority (as defined in the Merger Agreement) in connection with the Merger.

(h) “Superior Proposal” shall have the meaning set forth in the Merger Agreement.

(i)  “Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

(j) “Shares” shall mean shares of the common stock, $1.00 par value per share, of BYBK.

(k) “Stockholder’s Shares” shall mean all Shares held of record or Beneficially Owned by the Stockholder, whether currently issued and outstanding or hereafter acquired by purchase, or by exercise of any options, warrants or other securities convertible into or exchangeable or exercisable for Shares.

(l) “Termination Date” shall mean the date that the Merger Agreement has been terminated in accordance with its terms.

2. Voting of Shares.

(a) From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote, consent or other approval of holders of Shares is sought, the Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of the Stockholder’s Shares entitled to vote thereon, (i) in favor of approval of the Merger and the execution and delivery by BYBK of the Merger Agreement (ii) against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of BYBK under the Merger Agreement and (iii) against the following actions: (A) any Superior Proposal; and (B) to the extent that such are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement, or implement or lead to: (1) any change in a majority of the persons who constitute the board of directors of BYBK; (2) any change in the present capitalization of BYBK or any amendment of BYBK’s articles of incorporation or bylaws; or (3) any other material change in BYBK’s corporate structure. In addition to the other covenants and agreements of the Stockholder provided for elsewhere in this Agreement, during the above-described period, the Stockholder shall not enter into any agreement or understanding with any Person or Entity the effect of which would be inconsistent with or violate the provisions and agreements contained in this Section 2.

(b) It is understood and hereby agreed that this Agreement relates solely to the capacity of the Stockholder as a holder of the Shares and is not in any way intended to affect the exercise of the Stockholder’s responsibilities and fiduciary duties as a director or officer of BYBK or Bay Bank, including, without limitation, the exercise or performance of any of the Stockholder’s rights or obligations as a director with respect to any matter that comes before the board of directors of BYBK or Bay Bank.

(c) The Stockholder hereby authorizes disclosure of his, her or its identity and ownership of the Stockholder’s Shares and the nature of his, her or its commitments, arrangements and understandings under this Agreement in any proxy statement and regulatory filing of BYBK, and in any regulatory filing by OLB related to the Merger.

3. Representations and Warranties of the Stockholder. The Stockholder hereby makes the following representations and warranties to OLB, which are true and correct as of the date hereof and shall be true and correct as of the Effective Date:

(a) Ownership. As of the date of this Agreement, the Shares set forth on Exhibit A hereto constitute all of the Stockholder’s Shares owned of record or Beneficially Owned by the Stockholder. Except for Shares with respect to which the Stockholder shares investment or dispositive power or that are owned together with others, the Stockholder has sole power of disposition, sole power to demand appraisal rights and sole power to vote upon and agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth on Exhibit A hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder’s obligations under this Agreement. This Agreement has been or will be duly and validly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by the counterparties hereto and thereto) constitutes or will constitute the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for (i) the execution and delivery of this Agreement or any other agreements, documents or instruments contemplated hereby to which the Stockholder is a party or (ii) the consummation by the Stockholder of the transactions contemplated hereby. If the Stockholder is married and the Stockholder’s Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and (assuming the due authorization, execution and delivery by the Stockholder and OLB) constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such person in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(c) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority or any Person is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of his, her or its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of his, her or its properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere in any material respect with the ability of the Stockholder to perform his, her or its obligations hereunder.

(d) Voting Agreements or Arrangements. The Stockholder is not a party to any voting trusts, voting agreements, buy-sell agreements or other agreements or arrangements affecting the Stockholder’s Shares, other than this Agreement.

4. Covenants of the Stockholder. The Stockholder hereby covenants and agrees with OLB as follows:

(a) No Encumbrances. At all times hereafter during the term hereof, all of the Stockholder’s Shares will be held free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any liens, claims, understandings or arrangements that do not limit or impair in any material respect Stockholder’s ability to perform his, her or its obligations under this Agreement, and subject to applicable securities laws and the terms of this Agreement.

(b) Actions; Information for Applications.

(i) Subject to Section 2(b) of this Agreement, the Stockholder will take all reasonable actions to and assist in the consummation of the Merger and the transactions contemplated by the Merger Agreement, and will use his, her or its best efforts to cause the BYBK Companies to take the actions that are described in the Merger Agreement.

(ii) The Stockholder will furnish OLB with all information concerning the Stockholder required for inclusion in the OLB Applications. All information provided by the Stockholder about the Stockholder for inclusion in the OLB Applications, at the time such information is provided, shall be true and correct in all material respects and will not omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Confidentiality. The Stockholder shall not disclose or use for his, her or its own purpose or the benefit of others any information that the BYBK Companies are prohibited from disclosing or using for their own purposes or for the benefit of others under Section 5.3 of the Merger Agreement. The Stockholder shall use his, her or its commercially reasonable best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for one year from the date of this Agreement, or the Termination Date or the date such information becomes publically known other than as a result of a breach of this Agreement, whichever is earlier.

(i) No Solicitation. The Stockholder shall not take any action that is described in Section 5.1(c) of the Merger Agreement as an action of which the BYBK Companies are prohibited from authorizing or permitting their respective officers, directors or employees to take.

(d) Press Releases. The Stockholder will not, directly or indirectly, without the prior approval of OLB, issue any press release or written statement for general circulation relating to the Merger Agreement or the Merger except as otherwise required by applicable Law, and then only after making reasonable efforts to notify OLB in advance.

(e) Restriction on Transfer and Proxies; Non-Interference. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the date holders of the Shares approve the Merger, the Stockholder shall not, and shall cause each of his, her or its Affiliates who Beneficially Own any of the Stockholder’s Shares not to, directly or indirectly, without the consent of OLB: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder’s Shares, or any interest therein; (ii) grant any proxies or powers of attorney, deposit any of Stockholder’s Shares into a voting trust or enter into a voting agreement with respect to any of Stockholder’s Shares; (iii) enter into any agreement or arrangement providing for any of the actions described in clause (i) or (ii) above; or (iv) take any action that could reasonably be expected to have the effect of preventing or disabling the Stockholder from performing the Stockholder’s obligations under this Agreement.

(f) Waiver of and Agreement Not to Assert Appraisal Rights. The Stockholder hereby confirms (i) his or her knowledge of the availability of the rights of objecting stockholders under Subtitle 2 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Appraisal Statute”) with respect to the Merger, and (ii) receipt of a copy of the provisions of the Appraisal Statute related to the rights of objecting stockholders. The Stockholder hereby waives and agrees not to assert, and shall cause any of his or her Affiliates who hold of record any of the Stockholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Stockholder or such Affiliate may now or hereafter have with respect to any of the Stockholder’s Shares (or any other shares of capital stock of BYBK that the Stockholder shall hold of record at the time that the Stockholder may be entitled to assert appraisal rights with respect to the Merger), whether pursuant to the Appraisal Statue or otherwise.

(g) Further Assurances. From time to time, at OLB’s request and without further consideration, the Stockholder shall execute and deliver such additional documents reasonably requested by OLB as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

5. Representations and Warranties of OLB. OLB hereby represents and warrants to the Stockholder that:

(a) Organization, Standing and Corporate Power. OLB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, with the corporate power and authority to carry on its business as proposed and currently conducted. Except as described in the Merger Agreement, OLB has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) Execution, Delivery and Performance by OLB. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of OLB. Except as described in the Merger Agreement, OLB has taken all actions required by law, its articles of incorporation, as amended, and its amended and restated bylaws to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of OLB and is enforceable against OLB in accordance with its terms, except as enforceability may be subject to subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

6. Stop Transfer. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, the Stockholder will not request that BYBK register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder’s Shares.

7. Recapitalization. In the event of a stock dividend or distribution, or any change in the Shares (or any class thereof) by reason of any split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall include, without limitation, all such stock dividends and distributions and any shares into which or for which any or all of the Shares (or any class thereof) may be changed or exchanged as may be appropriate to reflect such event.

8. Binding on Successors and Assigns; Assignment. Except as contemplated by Section 10(g) hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise, except that OLB may, without the approval of the Stockholder, assign any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of OLB. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. The Stockholder agrees that this Agreement, and the obligations of the Stockholder hereunder, shall attach to the Stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s heirs, guardians, administrators or successors.

9. Termination. This Agreement shall terminate without any further action on the part of any party hereto upon to occur of (a) the termination of the Merger Agreement pursuant to the terms thereof or (b) the Effective Time. Upon such termination, this Agreement shall forthwith become void and of no further force or effect. The representations and warranties of the parties contained herein shall not survive the termination of this Agreement.

10. Miscellaneous.

(a) Entire Agreement; Amendment. This Agreement, along with any agreements referenced herein, contains the entire, complete and integrated agreement among the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties.

(b) Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions. The parties hereby submit to the jurisdiction and venue of the courts of Maryland, and any legal or equitable action to enforce this or any related agreements may only be brought in the circuit courts therein.

(c) Captions. The headings of Sections and subsections contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to Sections, subsections, paragraphs, clauses or other subdivisions in this Agreement refer to the corresponding Sections, subsections, paragraphs, clauses or other subdivisions of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision of this Agreement.

(d) Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed sufficient and duly given: (i) when delivered personally to the recipient; (ii) email upon confirmation of good transmission if sent by facsimile; or (iii) when delivered to the last known address of the recipient (A) one Business Day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (B) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(1) If to OLB:   James W. Cornelsen
President and Chief Executive Officer
Old Line Bancshares, Inc.
1525 Pointer Ridge Rd.
Bowie, Maryland 20716

with copy to:   Baker, Donelson, Bearman, Caldwell
   & Berkowitz
A Professional Corporation
100 Light Street
Baltimore, Maryland 21202
Attn: Frank C. Bonaventure, Jr., Esq.

(2) If to the Stockholder:  At the address(es) indicated on the applicable signature page hereto.

Addresses may be changed by notice in writing signed by the addressee.

(e) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(f) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(g) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided that in the event of the Stockholder’s death, the obligations of the Stockholder hereunder shall attach to the Stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder’s heirs, guardians, administrators or successors.

(h) Counterparts; Facsimile. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(i) Construction. This Agreement has been prepared by all parties hereto, and the language used herein shall not be construed in favor of or against any particular party.

(j) No Waiver. The delay or failure on the part of any party to (i) insist upon the strict compliance with any of the terms of this Agreement or (ii) exercise any rights or remedies hereunder shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, nor shall any single or partial exercise of any right or remedy hereunder preclude any subsequent exercise thereof or the exercise of any other right or remedy at any later time or times.

(k) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH IT MAY BE A PARTY, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES HERETO. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY, AND EACH HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED IN THE EXECUTION OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

OLD LINE BANCSHARES, INC.

By:   ___________________________
       James W. Cornelsen
       President and Chief Executive Officer

STOCKHOLDER:

Print Name:

Address for Notice:

EXHIBIT A
TO
SUPPORT AGREEMENT

CLASS OF SHARES	CERTIFICATE NO.	NUMBER OF SHARES	RECORD OWNER	BENEFICIAL OWNER
Common Stock
Common Stock

Exhibit C

Bank Merger Agreement
AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) by and between Bay Bank (“Bay Bank”) and Old Line Bank (“Old Line”) is dated as of September 27, 2017.

RECITALS

WHEREAS, Bay Bank is a federally chartered savings bank organized and existing under the Home Owners’ Loan Act of 1933, as amended, with its principal office at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046, with an authorized capitalization of 10,000,000 shares of common stock, $1.00 par value per share (“Bay Bank Common Stock”), of which 2,400,000 shares are issued and outstanding; and

WHEREAS, Bay Bank is a wholly-owned subsidiary of Bay Bancorp, Inc., a Maryland corporation with its principal office at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046 (“BYBK”); and

WHEREAS, Old Line is a trust company with commercial banking powers chartered under the laws of the State of Maryland with its principal office at 1525 Pointer Ridge Place, Bowie, Maryland 20716, with an authorized capitalization of 7,000,000 shares, consisting of (i) 5,000,000 shares of common stock, par value $10.00 per share (“Old Line Common Stock”), of which 5,856,315 shares are issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding; and

WHEREAS, Old Line is a wholly-owned subsidiary of Old Line Bancshares, Inc., a Maryland corporation with its principal office at 1525 Pointer Ridge Place, Bowie, Maryland 20716 (“OLB”); and

WHEREAS, concurrently herewith, OLB and BYBK are entering into an Agreement and Plan of Merger dated as of the date hereof (as such agreement may hereafter be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which BYBK will merge with and into OLB, with OLB being the surviving corporation (the “Merger”); and

WHEREAS, the Merger Agreement contemplates that Bay Bank will be merged with and into Old Line, with Old Line being the surviving institution, immediately after the Merger is consummated (the “Bank Merger”); and

WHEREAS, each of the Boards of Directors of BYBK and OLB has determined that the Bank Merger would be in the best interests of the respective bank subsidiaries of BYBK and OLB, has approved the Bank Merger and has authorized Bay Bank and Old Line, respectively, to enter into this Agreement; and

WHEREAS, the parties hereto intend that the Bank Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Subject to the terms and conditions of this Agreement, Bay Bank shall be merged with and into Old Line (which shall be the surviving institution) pursuant to, and shall have the effect provided in and by, 12 U.S.C. Section 1828(c) and Title 3, Subtitle 7 of the Financial Institutions Article of the Annotated Code of Maryland.

ARTICLE II

The name of the surviving institution in the Bank Merger (hereinafter referred to as the “Merged Bank”) shall be “Old Line Bank.”

ARTICLE III

The business of the Merged Bank shall be that of a trust company with commercial banking powers chartered under the laws of the State of Maryland. This business shall be conducted by the Merged Bank at its principal office at 1525 Pointer Ridge Place, Bowie, Maryland 20716, at all duly authorized and operating branches of Old Line and Bay Bank as of the Effective Time (as hereinafter defined), and at all other offices and facilities of Old Line and Bay Bank established as of the Effective Time.

ARTICLE IV

Section 4.1. At the Effective Time, the separate existence of Bay Bank shall cease and the corporate existence of Old Line, as the Merged Bank, shall continue unaffected and unimpaired by the Bank Merger, and the Merged Bank shall be deemed to be the same business and corporate entity as each of Bay Bank and Old Line. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of Bay Bank and Old Line shall vest in Old Line as the Merged Bank, and the Merged Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of Bay Bank and Old Line, and to have succeeded to all of the relationships, fiduciary or otherwise, of Bay Bank and Old Line as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Merged Bank; provided, however, that the Merged Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Merged Bank by the laws of the State of Maryland or the laws of the United States.

Section 4.2. The Merged Bank, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Bay Bank and Old Line immediately prior to the Effective Time.

ARTICLE V

Section 5.1. At the Effective Time, (a) all of the shares of Bay Bank Common Stock validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, securities, or other property shall be delivered in exchange therefor, and (b) the shares of Old Line Common Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

Section 5.2. At and after the Effective Time, certificates evidencing shares of Bay Bank Common Stock shall not evidence any interest in Bay Bank or the Merged Bank.

Section 5.3. The stock transfer book of Bay Bank shall be closed as of the Effective Time and, thereafter, no transfer of any shares of Bay Bank Common Stock shall be recorded therein.

ARTICLE VI

Section 6.1. Upon the Effective Time, the Board of Directors of the Merged Bank shall be comprised of those persons serving as directors of Old Line immediately prior to the Effective Time and as provided in the Merger Agreement. Each director of the Merged Bank shall hold office until the expiration of his term, unless sooner removed, disqualified or deceased, or unless such director resigns, and until his successor has been elected and qualified.

Section 6.2. Upon the Effective Time, the executive officers of the Merged Bank shall be comprised of those persons serving as executive officers of Old Line immediately prior to the Effective Time.

ARTICLE VII

Section 7.1. From and after the Effective Time, (a) the charter of the Merged Bank shall be the charter of Old Line in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law, and (b) the bylaws of the Merged Bank shall be the Bylaws of Old Line in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

Section 7.2. In accordance with Section 5.7(c)(iii) of the Merger Agreement, Old Line acknowledges that it will be responsible for paying the severance payments provided for therein with respect to the employees of Bay Bank that (a) are not offered positions with Old Line or another subsidiary of OLB, (b) do not accept an offer of employment with Old Line or another OLB subsidiary because the offer is not for comparable employment with Old Line or another subsidiary of OLB (i.e., a position of substantially similar job descriptions or responsibilities at substantially the same salary level), or (c) accept employment and but are involuntarily terminated without Cause, as defined in the Merger Agreement, within six months of the effective date of the Merger.

ARTICLE VIII

This Agreement may be amended by mutual consent of Bay Bank and Old Line at any time prior to the Effective Time, except that no provision in Article IX may be amended or waived at any time pursuant to its terms.

ARTICLE IX

Section 9.1. This Agreement and the Bank Merger shall be adopted and approved as follows: (a) by resolutions of the board of directors of Bay Bank duly adopted at a meeting thereof; (b) by written consent of BYBK, as the sole stockholder of Bay Bank, in lieu of a special meeting; (c) by resolutions of the board of directors of Old Line duly adopted at a meeting thereof; and (d) by written consent of OLB, as sole stockholder of Old Line, in lieu of a special meeting.

Section 9.2. The Bank Merger shall be effective on the date and time the Articles of Merger reflecting the Bank Merger are filed with the Maryland Department of Assessments and Taxation (the “Effective Time”); provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective date and time of the Merger.

Section 9.3. This Agreement is subject to approval by the Commissioner, the Federal Deposit Insurance Corporation, and OLB and BYBK, as the sole stockholders of Old Line and Bay Bank, respectively. In addition, the consummation of the Bank Merger is subject to the receipt by the Office of the Comptroller of the Currency of the notice required by 12 C.F.R. Section 163.22(b)(1) and (h)(1).

Section 9.4. Notwithstanding any provision of this Agreement to the contrary, it shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, immediately prior to the Effective Time, the Merger shall have been consummated.

ARTICLE X

All notices under this Agreement shall be in writing and shall be deemed sufficient and duly given: (a) when delivered personally to the recipient; (b) upon confirmation of good transmission if sent by facsimile; or (c) when delivered to the last known address of the recipient (i) one business day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (ii) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Bay Bank:
Joseph J. Thomas
President and Chief Executive Officer
Bay Bank
7151 Columbia Gateway Drive, Suite A
Columbia, Maryland 21046

with a copy to:

Andrew D. Bulgin, Esquire
Gordon Feinblatt LLC
233 East Redwood Street
Baltimore, Maryland 21202
Fax: (410) 576-4196

if to Old Line:  James W. Cornelsen
President and Chief Executive Officer
Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland 20716
Fax: (301) 430-2531

with a copy to:  Frank C. Bonaventure, Jr., Esquire
Baker, Donelson, Bearman, Caldwell and Berkowitz, PC
100 Light Street
Baltimore, Maryland 21202
Fax: (443) 263-7505

or to such other address as such party may designate by notice to the others and shall be deemed to have been given upon receipt.

ARTICLE XI

From time to time as and when reasonably requested by the Merged Bank and to the extent permitted by law and at the expense of the Merged Bank, the officers and directors of Bay Bank and Old Line last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Merged Bank title to, and possession of, all of the property, rights, power and franchises of Bay Bank and Old Line, including, without limitation, all rights and interests of Bay Bank and Old Line in any fiduciary and/or custodial capacity, and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Merged Bank, as the receiving and surviving entity, are fully authorized to take any and all such action in the name of Bay Bank and Old Line or otherwise.

ARTICLE XII

This Agreement is binding upon and is for the benefit of Bay Bank and Old Line and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of each other party hereto. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement.

ARTICLE XIII

Notwithstanding any other provision of this Agreement, the parties may, by mutual agreement, terminate this Agreement at any time prior to the Effective Time. In addition, this Agreement will terminate upon the termination of the Merger Agreement.

ARTICLE XIV

This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions, except to the extent federal law may be applicable. The parties hereby submit to the jurisdiction and venue of the courts of Maryland, and any legal or equitable action to enforce this or any related agreements may only be brought in the circuit courts therein.

 ARTICLE XV

This Agreement shall constitute a plan of reorganization for the Bank Merger within the meaning of Section 368 of the Code.

ARTICLE XVI

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

ARTICLE XVII

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have each caused this Agreement and Plan of Merger to be executed as of the date first above written.

ATTEST:     OLD LINE BANK

By:                                          By:
Name: Mark A. Semanie        Name: James W. Cornelsen
Title: Secretary                       Title: President and Chief Executive Officer

ATTEST:     BAY BANK

By:                                         By:
Name: Lori J. Mueller           Name: Joseph J. Thomas
Title: Secretary                      Title: President and Chief Executive Officer

Exhibit D

Illustration of Exchange Ratio and Termination Right Provisions

Collar Structure

Old Line Bancshares, Inc. Acquisition of Bay Bancorp Inc. *Collar Structure*						
Structure	OLBK Average Price ($)		The Exchange Ratio	OLBK Shares Issued	Merger Consideration ($000)	Per Share Purchase Price ($)
	31.05		0.4047	4,337,529	135,993	12.57
	30.78		0.4047	4,337,529	134,803	12.46
	30.51		0.4047	4,337,529	133,612	12.35
	30.24		0.4047	4,337,529	132,422	12.24
	29.97		0.4047	4,337,529	131,231	12.13
	29.70		0.4047	4,337,529	130,041	12.02
	29.43		0.4047	4,337,529	128,851	11.91
Ceiling	**29.16**		**0.4047**	**4,337,529**	**127,649**	11.80
	28.89		0.4084	4,377,185	127,649	11.80
	28.62		0.4123	4,418,985	127,649	11.80
	28.35		0.4162	4,460,785	127,649	11.80
	28.08		0.4202	4,503,656	127,649	11.80
	27.81		0.4243	4,547,600	127,649	11.80
	27.54		0.4285	4,592,615	127,649	11.80
	27.27		0.4327	4,637,630	127,649	11.80
	27.00		**0.4370**	**4,683,717**	**127,649**	11.80
	26.73		0.4415	4,731,947	127,649	11.80
	26.46		0.4460	4,780,178	127,649	11.80
	26.19		0.4506	4,829,480	127,649	11.80
	25.92		0.4552	4,878,783	127,649	11.80
Floor	**25.65**		**0.4600**	**4,930,228**	**127,649**	11.80
	25.38		0.4600	4,930,228	126,285	11.67
	25.11		0.4600	4,930,228	124,932	11.55
	24.84		0.4600	4,930,228	123,578	11.43
	24.57		0.4600	4,930,228	122,225	11.30
1st Trigger	24.30	(1)	0.4600	4,930,228	120,872	11.18
	24.03		0.4600	4,930,228	119,519	11.05
	23.76		0.4600	4,930,228	118,166	10.93
	23.49		0.4600	4,930,228	116,813	10.81
	23.22		0.4600	4,930,228	115,460	10.68
2nd Trigger *(Illustrative)*	22.95	(2)	0.4600	4,930,228	114,107	10.56

(1) 1st trigger for walk right - Old Line average price declines below $24.30
(2) 2nd trigger is illustrative – actual trigger price is determined by a 15% difference in performance between OLBK & the NASDAQ Bank Index, on the condition that OLBK's stock price crosses below the 1st trigger for the walk right

1

Double Trigger Termination – Scenario 1

Scenario: NASDAQ Bank Index average closing price down 3.0%, OLBK average closing price down 18.5%

- First trigger is activated since OLBK average closing price is down > 10% in relation to the starting OLBK price
- Double trigger is activated since OLBK is down > 15% in relation to the NASDAQ Bank Index
- OLBK has the option to "fill the bucket" to get per share merger consideration back to a point equivalent to per share merger consideration if OLBK average price was down exactly 15.0% in relation to the NASDAQ bank index

Hypothetical Double Trigger Termination Analysis

Double-Trigger Details		Comments
Starting NASDAQ Bank Index Price	$3,761.16	Assumed Price at Announcement
Current Index Price	$3,650.00	20-Day Average Closing Price
Index Ratio	**0.970**	Currently Down 3.0%
85% of Index Ratio	0.825	
Starting OLBK Price	$27.00	Assumed OLBK Price at Announcement
Average Closing Price	$22.0000	Hypothetical OLBK 20-Day Wolume Weighted Average Closing Price
OLBK Ratio (First Trigger)	**0.815**	Currently Down 18.5%
Second Trigger	**0.840**	If less then 0.85, BYBK can terminate if OLBK does not "fill the bucket"
"Fill the Bucket" Analysis		
The bucket would need to be filled to the lesser of:		
(a) OLBK Starting Price*.90*Exchange Ratio	$11.18	
(b) (Index Ratio*.85*Exchange Ratio*Avg. Closing Price)/OLBK Ratio	$10.24	The price or value of the exchange ratio needs to be increased to this price
OLBK Average Closing Price	$22.00	OLBK 20-Day VWAP Ending on the Determination Date
Price Per Shares Based on This	$10.12	OLBK 20 Day VWAP x 0.4600 Exchange Ratio
Adjusted Exchange Ratio	**0.4655**	Equals (b) divided by OLBK Average Closing Price
Additional Shares to "Fill the Bucket"	**58,949**	
or		
Additional Cash Payment	**$0.12**	Equals difference between (b) and per share cosideration

2

Double Trigger Termination – Scenario 2

Scenario: NASDAQ Bank Index average closing price up 6.4%, OLBK average closing price down 10.2%

- First trigger is activated since OLBK average closing price is down > 10% in relation to the starting OLBK price
- Double trigger is activated since OLBK is down > 15% in relation to the NASDAQ Bank Index
- OLBK has the option to "fill the bucket" to get per share merger consideration back to a point equivalent to per share merger consideration if OLBK average price was down exactly 15.0% in relation to the NASDAQ bank index

Hypothetical Double Trigger Termination Analysis

Double-Trigger Details		Comments
Starting NASDAQ Bank Index Price	$3,761.16	Assumed Price at Announcement
Current Index Price	$4,000.00	20-Day Average Closing Price
Index Ratio	**1.064**	Currently Down -6.4%
85% of Index Ratio	0.904	
Starting OLBK Price	$27.00	Assumed OLBK Price at Announcement
Average Closing Price	$24.2500	Hypothetical OLBK 20-Day Wolume Weighted Average Closing Price
OLBK Ratio (First Trigger)	**0.898**	Currently Down 10.2%
Second Trigger	**0.845**	If less then 0.85, BYBK can terminate if OLBK does not "fill the bucket"

"Fill the Bucket" Analysis		
The bucket would need to be filled to the lesser of:		
(a) OLBK Starting Price*.90*Exchange Ratio	$11.18	The price or value of the exchange ratio needs to be increased to this price
(b) (Index Ratio*.85*Exchange Ratio*Avg. Closing Price)/OLBK Ratio	$11.23	
OLBK Average Closing Price	$24.25	OLBK 20-Day VWAP Ending on the Determination Date
Price Per Shares Based on This	$11.16	OLBK 20 Day VWAP x 0.4600 Exchange Ratio
Adjusted Exchange Ratio	**0.4610**	Equals (a) divided by OLBK Average Closing Price
Additional Shares to "Fill the Bucket"	**10,718**	
or		
Additional Cash Payment	**$0.07**	Equals difference between (a) and per share cosideration

3

[INSERT MERGER AGREEMENT HERE AND DISCARD THIS PAGE]

ANNEX B

  [FIG PARTNERS, LLC LOGO]

September 26, 2017

Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, MD 20716

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (defined below) to be paid by Old Line Bancshares, Inc. (“OLBK”), the holding company for Old Line Bank (“Old Line”), in connection with the plan of combination and reorganization (the “Merger”) with Bay Bancorp, Inc., Columbia, Maryland (“BYBK”), the parent of Bay Bank, FSB (“Bay”), subject to the terms and conditions of the Agreement and Plan of Combination and Reorganization dated September 27, 2017 (the “Agreement”).

Pursuant to the Agreement, the value of the per share and aggregate merger consideration will depend on the market price of OLBK common stock on the closing date of the merger and the applicability and extent of any adjustments. Assuming no adjustments to the merger consideration under the terms of the merger agreement and no changes in the number of shares of common stock of BYBK outstanding, if the merger is completed OLBK will issue between approximately 4,337,529 and 4,930,228 shares of Old Line Bancshares common stock (not including cash in lieu of fractional shares and in exchange for outstanding options). As of the date of this opinion and these same assumptions, we expect each share of BYBK common stock will be exchanged for between approximately 0.4047 and 0.4600 shares of OLBK common stock, or an aggregate of approximately $127.6 million, depending on the market price of OLBK common stock at the closing date of the merger (the “Merger Consideration”). The terms of the Merger are set forth more fully in the Agreement.

FIG Partners, LLC ("FIG"), as part of its investment banking business, is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of, the valuation of banking institutions. This opinion has been reviewed by FIG’s compliance officer consistent with internal policy. FIG has not previously provided any services or received compensation from OLBK. FIG has not previously provided any services or received compensation from BYBK or Bay.

We were retained by OLBK to act as its financial advisor in connection with the Merger and in rendering this opinion. We will receive compensation from OLBK in connection with our services and OLBK has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(ii)
reviewed the Agreement and terms of the Merger;

(xi)
reviewed certain documents filed with the Securities and Exchange Commission by OLBK and BYBK;

(xii)
reviewed the audited financial statements for OLBK and BYBK for the years 2016 and 2015;

(xiii)
reviewed certain historical publicly available business and financial information concerning OLBK and BYBK including, among other things, quarterly reports filed by the parties with the FDIC and the Federal Reserve;

(xiv)
reviewed certain internal financial statements and other financial and operating data concerning OLBK and BYBK;

(xv)
Reviewed recent trading activity and the market for OLBK and BYBK common stock;

(xvi)
Analyzed certain financial projections prepared by the management BYBK;

(xvii)
held discussions with members of the senior management of OLBK and BYBK for the purpose of reviewing the future prospects of OLBK and BYBK, including the respective businesses, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;

(xviii)
reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

(xix)
performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuation.

In rendering this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by OLBK and BYBK. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections have been reasonably prepared on a basis reflecting the best currently-available information and judgments and estimates of OLBK and BYBK, and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for OLBK and BYBK are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of OLBK and BYBK. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of OLBK and BYBK or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to OLBK and BYBK. In rendering this opinion, we have been advised by OLBK and BYBK and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger.

The opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

This letter is addressed to the Board of Directors of OLBK and is not to be used, circulated, quoted or otherwise referred to for any other purpose; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, registration statement or information statement to be delivered to the holders of OLBK common stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the shareholders of OLBK.

Sincerely,

/s/FIG PARTNERS, LLC
FIG PARTNERS, LLC

RP® FINANCIAL, LC. Advisory | Planning | Valuation

ANNEX C
September 27, 2017

Board of Directors
Bay Bancorp, Inc.
7151 Columbia Gateway Drive
Suite A
Columbia, Maryland 21046

Members of the Board:

You have requested RP® Financial, LC. (“RP Financial”) to provide you with its opinion as to the fairness from a financial point of view to the shareholders of Bay Bancorp, Inc. (“BYBK”), the holding company for Bay Bank, FSB (“Bay Bank”), Columbia, Maryland of the consideration to be paid to BYBK shareholders pursuant to the Agreement and Plan of Merger (the “Agreement”), dated September 27, 2017, by and between BYBK and Old Line Bancshares, Inc. (“OLB”), Bowie Maryland. As detailed in the Agreement, BYBK will merge with and into OLB, and Bay Bank will merge with and into Old Line Bank, the wholly-owned bank subsidiary of OLB (the “Merger”). OLB and Old Line Bank will be the surviving institutions”). The Agreement, inclusive of exhibits, is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.

Summary Description of Merger Consideration

At the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, each outstanding BYBK common share shall cease to be outstanding and be automatically cancelled, and shall be converted into the right to receive, in exchange for each such share, that number of shares of OLB Common Stock equal to the Exchange Ratio (the “Per Share Consideration”); provided, however, that each share of BYBK Common Stock issued and outstanding immediately prior to the Effective Time that is held by any Subsidiary of BYBK, by OLB or any Subsidiary of OLB (in each case other than shares held in any BYBK Benefit Plan or OLB Benefit Plan or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

The Per share Consideration is subject to any adjustments occurring after the date hereof as contemplated by Section 2.6 of the Agreement. In the event that the Average Price is:

(i)
between $25.66 and $29.15, then the Per Share Consideration shall equal the number of shares of OLB Common Stock determined by dividing $11.80 by the Average Price;
(ii)
$29.16 or above, then the Per Share Consideration shall equal 0.4047 shares of OLB Common Stock; or,
(iii)
$25.65 or below, then the Per Share Consideration shall equal 0.4600 shares of OLB Common Stock (such ratio in any of (i), (ii) or (iii), the “Exchange Ratio”).

The Merger Consideration may be adjusted as described in Section 2.6 of the Agreement for the following items.

(i)
Pending Litigation. In the event and to the extent that BYBK or Bay Bank recognizes, on or after August 4, 2017 and prior to the Effective Time, any after-tax income from the settlement, recovery of litigation costs and expenses from any Insurance Policy, or other resolution of the lawsuit captioned Lois F. Lapidus, et al. v. Bay Bank, FSB, No. RDB 16-03260 (the “Lawsuit”), in the United States District Court for the District of Maryland, (i) the value of the Merger Consideration shall be increased by such after-tax income; and, (ii) the Exchange Ratio shall be increased by an amount determined by: (A) dividing such after-tax income by the number of shares of BYBK Common Stock that are issued and outstanding immediately prior to the Effective Date; and, (B) dividing the amount calculated pursuant to the foregoing item (A) by the Average Price. Any income or other consideration received from settlement or other resolution of the Lawsuit after the Effective Date will not be added to the Merger Consideration.

(ii)
Loan Resolution. In the event and to extent that BYBK or Bay Bank recognizes, on or after August 4, 2017 and prior to the Effective Time, after-tax income as of a result of a resolution of one or more of the loans listed BYBK Disclosure Schedule 2.6(c) (the “Loan Recovery Amount”) of the Agreement and such Loan Recovery Amount exceeds the amount listed on BYBK Disclosure Schedule 2.6(c) as the “5/31/17 Ledger Balance,” (i) the value of the Merger Consideration shall be increased by the Loan Recovery Amount (the “Net Loan Recovery Amount”) and (ii) the Exchange Ratio shall be increased by an amount determined by (A) dividing the Net Loan Recovery Amount by the number of shares of BYBK Common Stock that are issued and outstanding immediately prior to the Effective Date, and (B) dividing the amount calculated pursuant to the foregoing item (i) by the Average Price, subject to the following limitations: (1) if the BYBK and Bay Bank net loan and lease charge-offs between August 4, 2017 and the Effective Date exceed $226,000, the Net Loan Recovery Amount will be reduced by such excess (the “Charge-off Reduction”); and (2) in no event will the Charge-off Reduction exceed $500,000. Any income or other consideration received as a result of resolution of one or more of the loans listed on BYBK Disclosure Schedule 2.6(c) after the Effective Date will not be added to the Merger Consideration.

Also at the Effective Time, each Right in respect of BYBK Common Stock pursuant to the BYBK Common Stock Options granted by BYBK that is outstanding at the Effective Time, whether or not exercisable, shall be terminated by BYBK and converted into the right to receive cash in an amount (rounded to the nearest whole cent and without interest) determined by multiplying (i) the number of shares of BYBK Common Stock issuable upon the exercise of such BYBK Common Stock Option by (ii) the difference between (A) the Average Price multiplied by the Per Share Consideration (after giving effect to Section 2.6 of the Agreement) and (B) the exercise price per share of BYBK Common Stock issuable upon the exercise of such BYBK Common Stock Option.

RP Financial Background and Experience

RP Financial, as part of its financial institution valuation and financial advisory practice, is regularly engaged in the valuation of federally-insured depository institution securities in connection with mergers and acquisitions, initial and secondary stock offerings, and business valuations for financial institutions for other purposes. As specialists in the valuation of securities and providing financial advisory services to insured financial institutions, RP Financial has experience in, and knowledge of, the markets for the securities of such institutions nationwide.

Materials Reviewed

In rendering this opinion, RP Financial reviewed or considered the following materials or information: (1) the Agreement, as reviewed by the BYBK Board of Directors on September 27, 2017, including the exhibits; (2) the following financial information for BYBK – (a) audited consolidated financial statements, included in the annual reports for the fiscal years ended December 31, 2012 through December 31, 2016; (b) unaudited consolidated financial data, including shareholder reports and financial statements through June 30, 2017, (c) quarterly financial reports submitted to the FDIC by the Bank through June 30, 2017; (d) historical publicly-available financial information as published by S&P Global Market Intelligence; and, (e) internally prepared budget and strategic planning information; (3) the financial terms of certain other recently completed and pending acquisitions of financial institutions headquartered in the Mid-Atlantic region of the United States with comparable financial characteristics as BYBK; (4) the financial terms of certain other recently completed and pending acquisitions of financial institutions headquartered in the states of Maryland, Virginia and Delaware as well as the District of Columbia with comparable financial characteristics as BYBK; (5) the estimated pro forma financial benefits of the Merger to BYBK shareholders; and (6) in person interviews with senior executive officers of BYBK.

In addition, RP Financial reviewed or considered the following materials or information for OLB, and as further described below, certain peers of OLB: (1) the annual audited financial statements for the fiscal years ended 2012 to 2016, as presented in OLB’s 10K filings; (2) the quarterly call reports submitted to the FDIC by Old Line Bank for March 31, 2016 through June 30, 2017; (3) internally prepared budget information for OLB for 2017; (4) the stock price history for OLB during past twelve months; (5) OLB financial information versus a peer group of comparable publicly-traded financial institutions; and (6) in person and telephonic interviews with senior executives of OLB.

In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning BYBK and OLB furnished by the respective institutions to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and competitive, economic and demographic data. We have further relied on the assurances of management of BYBK and OLB as included in the Agreement. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any such responsibility or liability for the accuracy or completeness thereof. BYBK did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities, the collateral securing the assets or the liabilities (contingent or otherwise) of BYBK or OLB or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of BYBK or OLB nor have we reviewed any individual credit files relating to BYBK or OLB.

RP Financial, with your consent, has relied upon the advice BYBK has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Agreement and other transactions contemplated by the Agreement. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on OLB that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Agreement. We have also assumed that there has been no material change in BYBK or OLB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statement made available to us. We have assumed, in all respects material to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived.

Opinion

It is understood that this letter is directed to the Board of Directors of BYBK in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of BYBK as to any action that such shareholder should take in connection with the Agreement, or otherwise. Our opinion is directed only to the fairness of the Merger Consideration to the current holders of BYBK Common Stock from a financial point of view as of the date of the Agreement.

It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof. Events occurring after the date hereof could materially affect this opinion. We are expressing no opinion herein as to the prices at which OLB Common Stock may trade at any time.

We will receive a fee for our fairness opinion services. BYBK has agreed to indemnify us against certain liabilities arising out of our engagement.

It is understood that this opinion may be included in its entirety in any communication by BYBK or its Board of Directors to the stockholders of BYBK. It is also understood that this opinion may be included in its entirety in any regulatory filing by BYBK, and that RP Financial consents to the summary of this opinion in the proxy materials of BYBK, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial’s prior written consent.

Based upon and subject to the foregoing, and other such matters we consider relevant, it is RP Financial’s opinion that, as of the date hereof, the Merger Consideration to be received by the holders of BYBK Common Stock, as described in the Agreement, is fair to such shareholders from a financial point of view.

Respectfully submitted,

/s/ RP® FINANCIAL, LC.
RP® FINANCIAL, LC.

Washington Headquarters
Three Ballston Plaza
1100 North Glebe Road, Suite 600 Telephone: (703) 528-1700
Arlington, VA 22201 Fax No.: (703) 528-1788E-Mail: mail@rpfinancial.com Toll-Free No.: (866) 723-0594

  ANNEX D
  [HOVDE GROUP LOGO]
September 27, 2017

Board of Directors
Bay Bancorp, Inc.
7151 Columbia Gateway Drive, Suite A
Columbia, MD 21046

Ladies and Gentlemen:

Hovde Group, LLC (“we” or “Hovde”) understand that Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and Bay Bancorp, Inc., a Maryland corporation (“BYBK”), are about to enter into an Agreement and Plan of Merger to be dated on or about September 27, 2017 (the “Agreement”). Pursuant and subject to the terms of the Agreement, BYBK shall merge with and into OLB (the “Merger”), with OLB being the surviving corporation. Further, pursuant to the Agreement, immediately after the Merger, Bay Bank, a federal savings bank and wholly-owned subsidiary of BYBK (“Bay Bank”), shall be merged with and into Old Line Bank, a trust company with commercial banking powers chartered under the laws of the State of Maryland and a wholly-owned subsidiary of OLB (“Old Line”), and the separate existence of Bay Bank shall cease (the “Bank Merger”), with Old Line continuing as the surviving entity. Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement.

Pursuant and subject to the terms of the Agreement, at the Effective Time, each share of BYBK Common Stock issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive, in exchange for each such share, that number of shares of OLB Common Stock equal to the Exchange Ratio (the “Per Share Consideration”).

We note that, pursuant to the Agreement, in the event that the Average Price is:

(i) between $25.66 and $29.15, then the Per Share Consideration shall equal the number of shares of OLB Common Stock determined by dividing $11.80 by the Average Price;

(ii) $29.16 or above, then the Per Share Consideration shall equal 0.4047 shares of OLB Common Stock; or

(iii) $25.65 or below, then the Per Share Consideration shall equal 0.4600 shares of OLB Common Stock (such ratio in any of (i), (ii) or (iii), the “Exchange Ratio”).

For purposes of the Agreement, “Average Price” means the amount equal to the volume weighted average of the closing prices of OLB Common Stock as reported on the NASDAQ Capital Market for the 20 Trading Days ending five Trading Days prior to the Closing Date. The aggregate Per Share Consideration is referred to in the Agreement as the “Merger Consideration.”

Since the Average Price of OLB Common Stock as of the determination date, and related amounts derived from those figures cannot be determined until dates after the date of this opinion, potential future adjustments to the Exchange Ratio attributable to changes in the Average Price as of the actual determination date, if any, cannot be predicted with precision. However, you have advised us to assume for purposes of this opinion that the Average Price as of the applicable determination date will be equal to or greater than $25.65. Further, we note that Section 2.6 of the Agreement provides for a possible increase, but not a decrease, in the Merger Consideration as a result of the future resolution of certain contingencies related to litigation and one or more problem loans or insurance policies as described in the Agreement. We have assumed that the Merger Consideration will not be increased pursuant to Section 2.6.

You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Consideration to the shareholders of BYBK. This opinion addresses only the fairness of the Per Share Consideration to be paid in connection with the Merger, and we are not opining on any individual stock, cash, option, or other components of the consideration.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i) reviewed a draft of the Agreement dated September 26, 2017, as provided to Hovde by BYBK;

(ii)
reviewed unaudited financial statements for BYBK, Bay Bank, OLB and Old Line as of and for the six-month period ending June 30, 2017;

(iii)
reviewed certain historical annual reports of each of BYBK, Bay Bank, OLB and Old Line, including audited annual reports as of and for the year ending December 31, 2016;

(iv)
reviewed certain historical publicly available business and financial information concerning each of BYBK, Bay Bank, OLB and Old Line;

(v)
reviewed certain internal financial statements and other financial and operating data of BYBK and Bay Bank;

(vi)
reviewed financial projections prepared by certain members of senior management of BYBK and Bay Bank;

(vii)
discussed with certain members of senior management of BYBK, Bay Bank, OLB and Old Line, the business, financial condition, results of operations and future prospects of BYBK, Bay Bank, OLB and Old Line; the history and past and current operations of BYBK, Bay Bank, OLB and Old Line; BYBK’s, Bay Bank’s, OLB’s and Old Line’s historical financial performance; and their assessment of the rationale for the Merger;

(viii)
reviewed and analyzed materials detailing the Merger prepared by BYBK and OLB and by their respective legal and financial advisors, including the estimated amount and timing of the cost savings and related expenses, purchase accounting adjustments and synergies expected to result from the Merger (the “Synergies”);

(ix)
analyzed the pro forma financial impact of the Merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the Merger based on assumptions relating to the Synergies;

(x)
reviewed publicly available consensus mean analyst earnings per share estimates for OLB for the years ending December 31, 2017, December 31, 2018 and December 31, 2019;

(xi)
assessed general economic, market and financial conditions;

(xii)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(xiii)
taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xiv)
reviewed historical market prices and trading volumes of OLB’s common stock;

(xv)
reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xvi)
performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been, and from the date hereof through the Effective Date will be, no material changes in the financial condition and results of operations of BYBK, Bay Bank, OLB or Old Line since the date of the latest financial information described above. We have relied, without independent verification or investigation, on the assessments of the management of BYBK, Bay Bank, OLB, and Old Line as to their existing and future relationships with key employees, partners, clients, products and services, and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by BYBK, Bay Bank, OLB and Old Line are true and complete. We have relied upon the management of BYBK, Bay Bank, OLB and Old Line as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information (including the Synergies) provided to Hovde by BYBK, Bay Bank, OLB and Old Line, and we assumed such forecasts, projections and other forward-looking information (including the Synergies) have been reasonably prepared by BYBK, Bay Bank, OLB and Old Line on a basis reflecting the best currently available information and BYBK’s, Bay Bank’s, OLB’s and Old Line’s judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information (including the Synergies) would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by BYBK to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.

In performing our review, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by BYBK or OLB or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of BYBK and OLB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for BYBK, Bay Bank, OLB and Old Line are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of BYBK, Bay Bank, OLB . Old Line, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of BYBK, Bay Bank, OLB or Old Line. We also did not conduct a review of any credit mark which may be taken in connection with the Merger nor have we evaluated the adequacy of any contemplated credit mark to be so taken.

In arriving at our opinion, we have not evaluated the solvency of BYBK, Bay Bank, OLB, or Old Line under any state or federal law relating to bankruptcy, insolvency or similar matters. Accordingly, we express no opinion regarding the liquidation value of BYBK, Bay Bank, OLB, and Old Line or any other entity. We have also assumed that each of BYBK, Bay Bank, OLB, and Old Line would remain as a going concern for all periods relevant to our analysis. Accordingly, we express no opinion with respect to the foregoing. Further, without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which BYBK, Bay Bank, OLB, and Old Line is a party or may be subject, and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither BYBK, Bay Bank, OLB, and Old Line is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.

We have relied upon and assumed with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by BYBK, OLB or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. BYBK has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on BYBK or OLB or would have a material adverse effect on the contemplated benefits of the Merger.

Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on BYBK, or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board or BYBK; (iii) any other strategic alternatives that might be available to BYBK; or (iv) whether OLB has sufficient cash or other sources of funds to enable it to pay any consideration contemplated by the Merger.

Our opinion does not constitute a recommendation to BYBK or OLB as to whether or not BYBK or OLB should enter into the Agreement or to any shareholders of BYBK or OLB as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of BYBK relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Per Share Consideration is necessarily the highest or best price that could be obtained in a sale, merger, or combination transaction with a third party. We do not express any opinion as to the value of OLB’s common stock following the announcement of the proposed Merger, or the value of OLB’s common stock following the consummation of the Merger, or the prices at which shares of OLB’s common stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of BYBK or OLB.

This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the board of directors of BYBK and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of BYBK’s common stock in connection with the Merger if, and only if, this letter is quoted in full or attached as an exhibit to such document, this letter has not been withdrawn prior to the date of such document, and any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.

Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring or information that becomes available after the date hereof.

In arriving at this opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by BYBK and Bay Bank to act as their financial advisor in connection with the Merger.

In connection with our services, we will receive from BYBK and Bay Bank a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. The opinion fee will be credited in full towards the portion of the completion fee which will become payable to Hovde upon the consummation of the Merger. BYBK and Bay Bank have also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement. Steven D. Hovde, a principal executive and owner of Hovde Group, LLC, is a member of the board of directors of BYBK and the direct or indirect beneficial owner (as of September 27, 2017) of approximately 1,050,407 shares 9.8% of common stock of BYBK.  Steven D. Hovde is the brother of Eric D. Hovde, chairman of the board of directors of BYBK and direct or indirect beneficial owner (as of September 27, 2017) of approximately 1,937,962 shares 18.1% of common stock of BYBK. Eric D. Hovde does not hold any management or ownership interests in Hovde Group, LLC. Steven D. Hovde did not participate in the preparation or review of this fairness opinion. In the past two years, Hovde has provided investment banking or financial advisory services to BYBK and Bay Bank. During the past two years preceding the date of this opinion, Hovde has not provided any investment banking or financial advisory services to OLB or Old Line. Hovde may in the future provide investment banking and financial advisory services to OLB or Old Line and receive compensation for such services, although to our knowledge none are expected at this time.  In the ordinary course of its broker-dealer business and further to certain sales and trading relationships, Hovde may from time to time purchase securities from, and sell securities to, BYBK or OLB or their subsidiaries or affiliates. As a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of BYBK or OLB for its own accounts and for the accounts of customers. Hovde may also provide securities brokerage services in the normal course to BYBK or OLD or one or more of their subsidiaries or affiliates. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and BYBK and Bay Bank, or OLB and Old Line.

Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the Per Share Consideration to be paid in connection with the Merger is fair to the holders of BYBK Common Stock from a financial point of view.

Sincerely,

/s/Hovde Group, LLC
               HOVDE GROUP, LLC

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 2-418 of the Maryland General Corporation Law establishes provisions that a corporation may (and, unless otherwise provided in the corporation’s charter, if the party to be indemnified is successful on the merits or otherwise, must) indemnify any director or officer made party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding by reason of service in the capacity of a director or officer, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such proceeding, unless it is proved that (a) the act or omission for which the director or officer seeks indemnification was material to the matter giving rise to the action, suit or proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. If the proceeding is a derivative suit in favor of the corporation, indemnification may not be made in any proceeding in which the director or officer is adjudged to be liable to the corporation. The statute also provides for indemnification of directors and officers by court order.

The Registrant’s Articles of Amendment and Restatement (the “Charter”) provide for indemnification and the advancement of expenses for any person who is serving or has served as a director or officer of the Registrant to the fullest extent permitted under the Maryland General Corporation Law.

The rights of indemnification provided in the Registrant’s Charter are not exclusive of any other rights which may be available under any insurance or other agreement, by resolution of stockholders or disinterested directors or otherwise.

The Registrant maintains officers’ and directors’ liability insurance in the amount of $16 million.

Item 21. Exhibits

(a) Exhibits. The following exhibits are filed or furnished herewith or incorporated by reference:

Exhibit No.	Description of Exhibits
2.1
Agreement and Plan of Merger, dated as of September 27, 2017, by and between Old Line Bancshares, Inc. and Bay Bancorp, Inc. (the schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Old Line Bancshares undertakes to furnish supplemental copies of any of the omitted schedules or exhibits upon request by the Securities and Exchange Commission.) (Attached as Annex A to the joint proxy statement/prospectus that is part of this Registration Statement)

2.2(V)	Agreement and Plan of Merger by and between Old Line Bancshares, Inc. and Maryland Bankcorp, Inc., dated as of September 1, 2010, and Amendment No. 1 thereto

2.3(R)	Agreement and Plan of Merger by and between Old Line Bancshares, Inc. and WSB Holdings, Inc., dated as of September 10, 2012, and Amendment No. 1 thereto

2.4(EE)	Agreement and Plan of Merger, dated as of August 5, 2015, by and between Old Line Bancshares, Inc. and Regal Bancorp, Inc.

2.5(S)	Agreement and Plan of Merger, dated as of February 1, 2017, by and between Old Line Bancshares, Inc. and DCB Bancshares, Inc., and Amendment No. 1 thereto

3.1(A)	Articles of Amendment and Restatement of Old Line Bancshares, Inc.

3.1.1(L)	Articles of Amendment of Old Line Bancshares, Inc.

3.1.2(L)	Articles of Amendment of Old Line Bancshares, Inc.

3.1.3(AA)	Articles of Amendment of Old Line Bancshares, Inc.

3.2(A)	Amended and Restated Bylaws of Old Line Bancshares, Inc.

3.2.1(B)	Amendment to the Amended and Restated Bylaws of Old Line Bancshares, Inc.

3.2.2(C)	Second Amendment to the Amended and Restated Bylaws of Old Line Bancshares, Inc.

4(Y)	Specimen Stock Certificate for Old Line Bancshares, Inc.

5.1	Opinion of Baker Donelson, Bearman, Caldwell & Berkowitz, PC, as to the legality of the Common Stock

8.1	Opinion of Gordon Feinblatt LLC regarding certain U.S. tax consequences of the merger

10.1(F)*	Second Amended and Restated Executive Employment Agreement between Old Line Bank and James W. Cornelsen dated December 10, 2015

10.2(FF)*	Purchase Agreement dated August 10, 2016, by and between Old Line Bancshares, Inc. and Sandler O’Neill & Associates, L.P., as representative of the Initial Purchasers

10.3(K)*	Salary Continuation Agreement dated January 3, 2006 between Old Line Bank and James W. Cornelsen

10.4(O)*	First Amendment dated December 31, 2007 to the Salary Continuation Agreement between Old Line Bank and James W. Cornelsen

10.5(K)*	Supplemental Life Insurance Agreement dated January 3, 2006 between Old Line Bank and James W. Cornelsen

10.6(O)*	First Amendment dated December 31, 2007 to the Supplemental Life Insurance Agreement between Old Line Bank and James W. Cornelsen

10.7(W)*	Amended and Restated Executive Employment Agreement dated January 28, 2011 between Old Line Bank and Joseph Burnett

10.8(I)*	Second Amendment to Amended and Restated Employment Agreement between Old Line Bank and Joseph Burnett dated as of May 9, 2013

10.9(K)*	Salary Continuation Agreement dated January 3, 2006 between Old Line Bank and Joseph Burnett

10.10(O)*	First Amendment dated December 31, 2007 to the Salary Continuation Agreement between Old Line Bank and Joseph Burnett

10.11(K)*	Supplemental Life Insurance Agreement dated January 3, 2006 between Old Line Bank and Joseph Burnett

10.12(O)*	First Amendment dated December 31, 2007 to the Supplemental Life Insurance Agreement between Old Line Bank and Joseph Burnett

10.13(DD)*	Salary Continuation Plan Agreement (2014) by and between Old Line Bank and Mark Semanie dated as of March 27, 2014

10.18(O)*	First Amendment dated December 31, 2007 to the Supplemental Life Insurance Agreement between Old Line Bank and Christine Rush

10.19(E)*	2004 Equity Incentive Plan

10.20(G)*	Form of Incentive Stock Option Agreement for 2004 Equity Incentive Plan

10.21(X)*	Form of Nonqualified Stock Option Agreement for 2004 Equity Incentive Plan

10.22(U)*	Form of Restricted Stock Agreement for the 2004 Equity Incentive Plan

10.23(G)*	Old Line Bancshares, Inc. and Old Line Bank Director Compensation Policy

10.25(H)*	Incentive Plan Model and Stock Option Model

10.30(BB)*	Old Line Bancshares, Inc. 2010 Equity Incentive Plan

10.31(Z)*	Form of Restricted Stock Agreement under 2010 Equity Incentive Plan

10.32(Z)*	Form of Non‑Qualified Stock Option Grant Agreement under 2010 Equity Incentive Plan

10.33(Z)*	Form of Incentive Stock Option Grant Agreement under 2010 Equity Incentive Plan

10.34(W)*	Employment Agreement dated January 28, 2011 between Old Line Bank and Sandra F. Burnett

10.35(D)*	First Amendment to Amended and Restated Employment Agreement between Old Line Bank and Sandra F. Burnett dated as of January 1, 2012

10.36(W)*	Salary Continuation Plan Agreement (2010 Plan) by and between Old Line Bank and Sandra Burnett dated as of February 14, 2011

10.37(P)*	Non‑Compete Agreement by and between Old Line Bancshares, Inc. and G. Thomas Daugherty dated April 11, 2011

10.38(J)	Agreement of Lease by and between Pointer Ridge Office Investment, LLC, a Maryland limited liability company (Landlord) and Old Line Bank (Tenant) dated December 29, 2011 (Suite 101)

10.39(J)	Agreement of Lease by and between Pointer Ridge Office Investment, LLC, a Maryland limited liability company (Landlord) and Old Line Bank (Tenant) dated December 29, 2011 (Suite 301)

10.40(M)*	Salary Continuation Plan Agreement (2012‑A Plan) by and between Old Line Bank and James W. Cornelsen dated as of October 1, 2012, and form of Change in Control Benefit Election Form thereunder

10.41(M)*	Salary Continuation Plan Agreement (2012‑B Plan) by and between Old Line Bank and James W. Cornelsen dated as of October 1, 2012, and form of Change in Control Benefit Election Form thereunder

10.42(T)*	Salary Continuation Plan Agreement (2010 Plan) by and between Old Line Bank and James W. Cornelsen dated as of February 26, 2010

10.43(T)*	Salary Continuation Plan Agreement (2010 Plan) by and between Old Line Bank and Joseph E. Burnett dated as of February 26, 2010

10.45(CC)*	Employment Agreement between Old Line Bank and Mark A. Semanie dated as of May 13, 2013

10.46(Q)*	Employment Agreement between Old Line Bank and Martin John Miller dated as of February 26, 2014

21(N)	Subsidiaries of Registrant

23.1	Consent of Baker Donelson, Bearman, Caldwell & Berkowitz, PC (to be contained in the opinion filed as Exhibit 5.1)

23.2	Consent of Dixon Hughes Goodman LLP with respect to Old Line Bancshares, Inc.

23.3	Consent of Dixon Hughes Goodman LLP with respect to Bay Bancorp, Inc.

23.4	Consent of Gordon Feinblatt LLC (contained in the opinion filed as Exhibit 8.1)

24.1	Power of Attorney (included on signature page)

99.1	Consent of FIG Partners, LLC

99.2	Consent of RP® Financial, LC.

99.3	Consent of Hovde Group, LLC

99.4	Consent of Eric D. Hovde to be named as a Continuing Director

99.5	Consent of Joseph J. Thomas to be named as a Continuing Director

99.6#	Consent of [___________] to be named as a Continuing Director

99.7#	Form of Old Line Bancshares, Inc. Proxy Card

99.8#	Form of Bay Bancorp, Inc. Proxy Card

99.9(A)	Agreement and Plan of Reorganization between Old Line Bank and Old Line Bancshares, Inc., including form of Articles of Share Exchange attached as Exhibit A thereto

* Management compensatory plan, contract or arrangement.

# To be filed by amendment.

(A)
Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Registration Statement on Form 10-SB, as amended, under the Securities Exchange Act of 1934, as amended (File Number 000-50345).

(B)
Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Current Report on Form 8-K filed on March 24, 2011.

(C)
Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Quarterly Report on Form 10-Q filed on August 10, 2012.

(D)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 30, 2012.

(E)
Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Registration Statement on Form S-8, under the Securities Act of 1933, as amended (File Number 333-116845).

(F)
Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 11, 2016.

(G)
Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Current Report on Form 8-K filed on January 5, 2005.

(H)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Quarterly Report on Form 10-QSB filed on August 10, 2005.

(I)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Quarterly Report on Form 10-Q filed on August 14, 2013.

(J)
Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Current Report on Form 8-K filed on January 4, 2012.

(K)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8-K filed on January 6, 2006.

(L)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Quarterly Report on Form 10-QSB filed on November 9, 2006.

(M)
Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Current Report on Form 8-K filed on October 4, 2012.

(N)
Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, filed on November 6, 2017.

(O)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8-K filed on January 7, 2008.

(P)
Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Quarterly Report on Form 10-Q filed on August 15, 2011.

(Q)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 11, 2015.

(R)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from, Annex A to Old Line Bancshares, Inc.’s Registration Statement on Form S-4 under the Securities Act of 1933, as amended (File Number 333-184924).

(S)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8-K filed with the Commission on February 1, 2017.

(T)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Amendment No. 1 to Old Line Bancshares, Inc.’s Registration Statement on Form S-4 under the Securities Act of 1933, as amended (File Number 333-184924).

(U)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8-K filed on January 28, 2010.

(V)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Annex A to Old Line Bancshares, Inc.’s Registration Statement on Form S-4 under the Securities Act of 1933, as amended (File Number 333-170464).

(W)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 filed on March 30, 2011.

(X)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 27, 2009.

(Y)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Post Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (File Number 333-184924) filed on May 20, 2013.

(Z)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Appendix A of Old Line Bancshares, Inc.’s Proxy Statement on Schedule 14A, filed with the Commission on April 19, 2010.

(AA)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Quarterly Report on Form 10-Q, filed with the Commission on November 14, 2013.

(BB)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Appendix B of Old Line Bancshares, Inc.’s Proxy Statement on Schedule 14A, filed with the Commission on July 12, 2013.

(CC)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8-K filed with the Commission on May 13, 2013.

(DD)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Quarterly Report on Form 10-Q filed with the Commission on May 9, 2014.

(EE)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Amendment No. 1 to Current Report on Form 8-K filed with the Commission on August 5, 2015.

(FF)
Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8-K filed on August 15, 2016.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

Not applicable.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

7.
The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bowie, State of Maryland, on November 21, 2017.

OLD LINE BANCSHARES, INC.

______________________________
By: /s/ James W. Cornelsen
James W. Cornelsen
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James W. Cornelsen as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ James W. Cornelsen	Director, President and Chief Executive Officer (Principal	November 21, 2017
James W. Cornelsen	Executive Officer)

/s/ Elise M. Hubbard	Chief Financial Officer (Principal Accounting and Financial	November 21, 2017
Elise M. Hubbard	Officer)

/s/ Craig E. Clark	Director and Chairman of the Board	November 21, 2017
Craig E. Clark

/s/ James R. Clifford, Sr.	Director	November 21, 2017
James R. Clifford, Sr.

/s/ Stephen J. Deadrick	Director	November 21, 2017
Stephen J. Deadrick

/s/ James F. Dent	Director	November 21, 2017
James F. Dent

/s/ Andre’ J. Gingles	Director	November 21, 2017
Andre’ J. Gingles

/s/ Thomas H. Graham	Director	November 21, 2017
Thomas H. Graham

	Director	November [_], 2017
Frank Lucente, Jr.

/s/ Gail D. Manuel	Director	November 21, 2017
Gail D. Manuel

/s/ Carla Hargrove McGill	Director	November 21, 2017
Carla Hargrove McGill

/s/ Gregory S. Proctor, Jr.	Director	November 21, 2017
Gregory S. Proctor, Jr.

/s/ Jeffrey A. Rivest	Director	November 21, 2017
Jeffrey A. Rivest

/s/ Suhas R. Shah	Director	November 21, 2017
Suhas R. Shah

/s/ John M. Suit, II	Director	November 21, 2017
John M. Suit, II

/s/ Frank E. Taylor	Director	November 21, 2017
Frank E. Taylor